Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269890
PROSPECTUS

Joint Proxy Statement/Prospectus
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Shareholder:
On December 20, 2022, Mid Penn Bancorp, Inc., or Mid Penn, and Brunswick Bancorp, or Brunswick, entered into a merger agreement under which Brunswick will merge with and into Mid Penn, with Mid Penn remaining as the surviving entity. Before we complete the merger, the shareholders of Mid Penn and Brunswick must approve and adopt the merger agreement.
Mid Penn shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held virtually via live webcast at 10:00 a.m. Eastern Time on April 25, 2023. Brunswick shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held virtually via live webcast at www.cleartrustonline.com/brunswick at 10:00 a.m., Eastern Time, on April 25, 2023. Information regarding how Mid Penn shareholders and Brunswick shareholders can attend and participate in their respective special meetings of shareholders is included in the proxy card for the respective companies included with this joint proxy statement/prospectus.
If the merger is completed, Brunswick shareholders will have the right to elect to receive, subject to adjustment and proration as described in the merger agreement, either (A) 0.598 shares of Mid Penn common stock or (B) Eighteen Dollars ($18.00), for each share of common stock they own. Cash will be paid in lieu of any fractional shares. The maximum number of shares of Mid Penn common stock estimated to be issuable upon completion of the merger is 915,851. Following the completion of the merger, former Brunswick shareholders will hold approximately 5.4% of Mid Penn’s common stock.
The common stock of Mid Penn trades on the Nasdaq Global Market under the symbol “MPB”. On December 19, 2022, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Mid Penn common stock was Thirty Dollars and Ninety-Five cents ($30.95) per share. On March 9, 2023, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Mid Penn common stock was Twenty-Eight Dollars and Fifty Cents ($28.50) per share. The market price of Mid Penn common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for Mid Penn common stock.
The Mid Penn board of directors has determined that the merger is advisable and in the best interests of Mid Penn and the Mid Penn board of directors unanimously recommends that the Mid Penn shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.
The Brunswick board of directors has determined that the merger is advisable and in the best interests of Brunswick and the Brunswick board of directors unanimously recommends that the Brunswick shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.
Your vote is very important. Whether or not you plan to virtually attend your shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy card. Mid Penn and Brunswick shareholders may also cast their votes over the Internet, by telephone or at the virtual meeting, in accordance with the instructions on the Mid Penn or Brunswick proxy card or voting instructions, as the case may be. We cannot complete the merger unless Mid Penn and Brunswick shareholders approve and adopt the merger agreement.
You should read this entire joint proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 24. You can also obtain information about Mid Penn from documents that it has filed with the Securities and Exchange Commission.
We strongly support this combination of our companies and join with the other members of our boards of directors in enthusiastically recommending that you vote in favor of the merger.

Rory G. Ritrievi	Nicholas A. Frungillo
President and Chief Executive Officer	President and Chief Executive Officer
Mid Penn Bancorp, Inc.	Brunswick Bancorp
The shares of Mid Penn common stock to be issued to Brunswick shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Mid Penn common stock to be issued in the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The date of this joint proxy statement/prospectus is March 9, 2023, and it is first being mailed or otherwise delivered to Mid Penn shareholders and Brunswick shareholders on or about March 14, 2023.
This document incorporates important business and financial information about Mid Penn that is not included in or delivered with this document. This information is available without charge to shareholders of Mid Penn or Brunswick upon written or oral request at Mid Penn’s address and telephone number listed on page 107. To obtain timely delivery, shareholders must request the information no later than April 20, 2023, Please see “Where You Can Find More Information” on page 106 for instructions to request this and certain other information regarding Mid Penn and Brunswick.

MID PENN BANCORP, INC.
2407 PARK DRIVE
HARRISBURG, PENNSYLVANIA 17110

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 25, 2023

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Mid Penn Bancorp, Inc., or Mid Penn, will be held virtually via live webcast at 10:00 a.m. Eastern Time, on April 25, 2023, to consider and vote on:
1.a proposal to approve and adopt the Agreement and Plan of Merger, dated December 20, 2022 by and between Mid Penn and Brunswick Bancorp, or Brunswick, which provides for, among other things, the merger of Brunswick with and into Mid Penn (the “Mid Penn Merger Proposal”);
2.a proposal to amend Mid Penn’s Articles of Incorporation to increase the number of shares of authorized common stock, par value $1.00 per share, which Mid Penn has authority to issue from 20,000,000 shares to 40,000,000 shares (“Mid Penn Amendment Proposal 1”);
3.a proposal to amend Mid Penn’s Articles of Incorporation to limit the transactions in which Mid Penn’s shareholders shall be required to vote to those transactions required to be approved by the shareholders pursuant to the Pennsylvania Business Corporation Law or the rules and regulations of any national securities exchange on which Mid Penn’s securities are listed (“Mid Penn Amendment Proposal 2”); and
4.a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement or the proposals to amend the articles (the “Mid Penn Adjournment Proposal”).
These items are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. You should read these documents in their entirety before voting. We have fixed March 1, 2023 as the record date for determining those Mid Penn shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.
Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Mid Penn and unanimously recommends that you vote “FOR” the Mid Penn Merger Proposal. Your board of directors also recommends that you vote “FOR” Mid Penn Amendment Proposal 1, Mid Penn Amendment Proposal 2 and the Mid Penn Adjournment Proposal. In accordance with the terms of the merger agreement, each director and executive officer of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him or her that he or she, directly or indirectly, controls the right to vote and dispose of, in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.
Your vote is very important, regardless of the number of shares of Mid Penn common stock that you own. We cannot adopt the Mid Penn Merger Proposal or Mid Penn Amendment Proposal 2 unless at least sixty-six and two third percent (66 2/3%) of the outstanding shares of Mid Penn common stock votes for approval and we cannot adopt Mid Penn Amendment Proposal 1 or the Mid Penn Adjournment Proposal unless a majority of the votes cast at the special meeting vote for approval.
In order to attend and vote at the virtual special meeting, all shareholders must register at www.proxydocs.com/MPB by 12:00 p.m. Eastern Time on April 24, 2023. Upon completion of registration, you will receive further instructions via email that will provide you access to the special meeting. You must then attend the virtual special meeting on April 25, 2023 at 10:00 a.m. Eastern Time and, if you want to vote, click on the “vote” link during the special meeting. Additional information regarding attending and voting at the virtual special meeting is provided in the proxy card included with this joint proxy statement/prospectus.
Even if you plan to virtually attend the special meeting (as noted above, information regarding how you can attend and participate in the special meeting is included in the proxy card), Mid Penn requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of Mid Penn common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to virtually attend the special meeting and vote or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, your shares of Mid Penn common stock will not be counted and will have the same effect as a vote “against” the approval and adoption the Mid Penn Merger Proposal and Mid Penn Amendment Proposal 2.
We urge you to vote as soon as possible so that your shares will be represented.
BY ORDER OF THE BOARD OF DIRECTORS,

Elizabeth Martin
Corporate Secretary

Harrisburg, Pennsylvania
March 9, 2023

BRUNSWICK BANCORP
439 LIVINGSTON AVENUE
NEW BRUNSWICK, NEW JERSEY 08901

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 25, 2023

TO THE SHAREHOLDERS OF BRUNSWICK BANCORP:
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Brunswick Bancorp, or Brunswick, will be held virtually via live webcast at www.cleartrustonline.com/brunswick at 10:00 a.m., Eastern Time, on April 25, 2023, to consider and vote on:
1.a proposal to approve and adopt the Agreement and Plan of Merger, dated December 20, 2022 by and between Mid Penn Bancorp, Inc., or Mid Penn, and Brunswick, which provides for, among other things, the merger of Brunswick with and into Mid Penn (the “Brunswick Merger Proposal”); and
2.a proposal to authorize the board of directors to adjourn the Brunswick special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Brunswick special meeting to approve the Brunswick Merger Proposal (the “Brunswick Adjournment Proposal”).
These items are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. You should read these documents in their entirety before voting. We have fixed March 3, 2023 as the record date for determining those Brunswick shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting.
Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Brunswick and unanimously recommends that you vote “FOR” the Brunswick Merger Proposal and “FOR” the Brunswick Adjournment Proposal. In accordance with the terms of the merger agreement, each director and executive officer and certain ten percent (10%) shareholders of Brunswick identified in the merger agreement have agreed to vote all shares of Brunswick common stock owned by him, her or it, that he, she or it, directly or indirectly, controls the right to vote and dispose of, in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.
We urge you to vote as soon as possible so that your shares will be represented.
Your vote is very important, regardless of the number of shares of Brunswick common stock that you own. We cannot complete the merger unless a quorum is present and the affirmative vote of at least a majority of the votes cast at the special meeting votes to approve and adopt the Brunswick merger proposal.
Even if you plan to virtually attend the special meeting (information regarding how you can attend and participate in the special meeting is included in the proxy card), Brunswick requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by Internet prior to the special meeting to ensure that your shares of Brunswick common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to virtually attend the special meeting and vote or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Brunswick common stock will not be counted.

BY ORDER OF THE BOARD OF DIRECTORS,

David Gazerwitz
Corporate Secretary

New Brunswick, New Jersey
March 9, 2023
BRUNSWICK SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME. YOU WILL BE SENT SEPARATE INSTRUCTIONS ABOUT HOW TO RECEIVE THE MERGER CONSIDERATION AND THE SURRENDER OF YOUR STOCK CERTIFICATES.

HOW TO OBTAIN ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about Mid Penn that is not included in or delivered with this document. You can obtain free copies of this information through the SEC website at https://www.sec.gov. You will also be able to obtain these documents, free of charge, from Mid Penn at www.midpennbank.com, under the heading “Investors” You can also obtain free copies of this information by writing or calling:
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110
Attention: Corporate Secretary
1.866.642.7736
You will not be charged for any of these documents that you request. In order to obtain timely delivery of the documents, you must request the information no later than five business days before the date of the applicable special meeting.
Brunswick does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC. If you are a shareholder of Brunswick and have questions about the merger or the special meeting of Brunswick, would like additional copies of this document or proxy cards, or need any other information related to the proxy solicitations, you may contact:
Brunswick Bancorp
439 Livingston Avenue
New Brunswick, New Jersey 08901
Attention: Corporate Secretary
732.247.5800
For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” on page 106 and “Incorporation of Certain Documents by Reference” on page 107.
All information concerning Mid Penn and its subsidiaries has been furnished by Mid Penn, and all information concerning Brunswick and its subsidiaries has been furnished by Brunswick.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 9, 2023. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus nor the issuance of shares of Mid Penn common stock as contemplated by the merger agreement shall create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Mid Penn (File No. 333-269890), constitutes a prospectus of Mid Penn under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of common stock, par value $1.00 per share, of Mid Penn, which we refer to as “Mid Penn common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of December 20, 2022, by and between Mid Penn and Brunswick, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of Mid Penn (under the Exchange Act) and Brunswick. It also constitutes a notice of meeting with respect to the special meetings, at which each of Mid Penn and Brunswick shareholders will be asked to vote on, among other things, approval of the merger agreement. Mid Penn has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Mid Penn, and Brunswick has supplied all information contained in this joint proxy statement/prospectus relating to Brunswick.

Brunswick Financial Information	F-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the shareholder meetings. They may not include all the information that is important to the shareholders of Mid Penn and Brunswick. Shareholders of Mid Penn and Brunswick should each read carefully this entire joint proxy statement/prospectus, including the annexes and other documents referred to in this joint proxy statement/prospectus.
Questions about the Merger
Q:What is the merger?
A:Mid Penn and Brunswick have entered into an Agreement and Plan of Merger, dated December 20, 2022 which is referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Mid Penn and Brunswick. Under the merger agreement, Brunswick will merge with and into Mid Penn, with Mid Penn remaining as the surviving entity. We refer to this transaction as the “merger.” Immediately following the merger, Brunswick Bank & Trust Company, a wholly owned bank subsidiary of Brunswick, will merge with and into Mid Penn’s wholly owned bank subsidiary, Mid Penn Bank, with Mid Penn Bank as the surviving bank, and the separate corporate existence of Brunswick Bank & Trust Company will cease. We refer to this transaction as the “bank merger.” We refer to the merger and the bank merger collectively as the “mergers.”
Following the completion of the mergers, the merger agreement provides that Mid Penn will continue to operate the branches of Brunswick Bank & Trust Company.
Q:    Why am I receiving these materials?
A:    This document constitutes both a joint proxy statement of Mid Penn and Brunswick and a prospectus of Mid Penn. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective shareholders. It is a prospectus because Mid Penn will issue shares of its common stock in exchange for shares of Brunswick common stock in the merger.
Mid Penn is providing this joint proxy statement/prospectus to its shareholders because the Mid Penn Board of Directors is soliciting their proxy for use at the Mid Penn special meeting of shareholders at which the Mid Penn shareholders will consider and vote on (i) approval and adoption of the merger agreement which provides for, among other things, the merger of Brunswick with and into Mid Penn (the “Mid Penn merger proposal”), (ii) approval of an amendment to Mid Penn’s Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000 shares (“Mid Penn amendment proposal 1”), (iii) approval of an amendment to Mid Penn’s Articles of Incorporation to limit the transactions requiring approval of our shareholders by a supermajority vote (“Mid Penn amendment proposal 2”) and (iv) approval of the authorization of the board of directors to adjourn the Mid Penn special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the other proposals (the “Mid Penn adjournment proposal”). See “The Mid Penn Special Meeting,” beginning on page 87 for more information.
Brunswick is providing this joint proxy statement/prospectus to its shareholders because the Brunswick Board of Directors is soliciting their proxy for use at the Brunswick special meeting of shareholders at which the Brunswick shareholders will consider and vote on (i) approval and adoption of the merger agreement which provides for, among other things, the merger of Brunswick with and into Mid Penn (the “Brunswick merger proposal”) and (ii) approval of the authorization of the board of directors to adjourn the Brunswick special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the Brunswick merger proposal (the “Brunswick adjournment proposal”). See “The Brunswick Special Meeting,” beginning on page 93 for more information.

Information about these meetings, the merger and the other business to be considered at the meetings is contained in this joint proxy statement/prospectus. The merger cannot be completed unless the shareholders of Mid Penn and Brunswick each approve the merger.
Q:    Why is Mid Penn proposing the merger?
A:    The Mid Penn board of directors, in unanimously determining that the merger is in the best interests of Mid Penn, considered a number of key factors that are described under the heading “The Merger—Mid Penn’s Reasons for the Merger,” beginning on page 49.
Q:    Why is Brunswick proposing the merger?
A:    The Brunswick board of directors, in unanimously determining that the merger is in the best interests of Brunswick, considered a number of key factors that are described under the heading “The Merger—Brunswick’s Reasons for the Merger,” beginning on page 37.
Q:    What will Brunswick shareholders receive in the merger, and how will this affect holders of Mid Penn common stock?
A:    Upon completion of the merger, Brunswick shareholders will be entitled to elect to receive, subject to adjustment and proration as described in the merger agreement, either (A) 0.598 shares of Mid Penn common stock (the “Stock Consideration”) or (B) Eighteen Dollars ($18.00) (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”), for each share of Mid Penn common stock they own. While the Merger Consideration is fixed, the Stock Consideration and Cash Consideration are subject to adjustment depending on Brunswick’s consolidated shareholders’ equity as of certain measuring dates (as described in the merger agreement).
The market price of Mid Penn common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for Mid Penn common stock.
Because of the number of shares of Mid Penn common stock being issued in the merger, the percentage ownership interest in Mid Penn represented by the existing shares of Mid Penn common stock will be diluted. Mid Penn shareholders will not receive any merger consideration and will continue to own their existing shares of Mid Penn common stock after the merger.
Q:    What equity stake will Brunswick shareholders hold in Mid Penn immediately following the merger?
A:    Following completion of the merger, current Mid Penn shareholders will own in the aggregate approximately ninety-four and six tenths percent (94.6%) of the outstanding shares of Mid Penn common stock and Brunswick shareholders will own approximately five and four tenths percent (5.4%) of the outstanding shares of Mid Penn common stock.
Q:    What happens if I am eligible to receive a fraction of a share of Mid Penn common stock as part of the merger consideration?
A:    If the aggregate number of shares of Mid Penn common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of Mid Penn common stock, you will receive cash in lieu of that fractional share. For each fractional share that would otherwise be issued, Mid Penn will pay cash in an amount equal to the fraction multiplied by Eighteen Dollars ($18.00). See the section entitled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 69 of this joint proxy statement/prospectus.
Q:    Who will be the directors and executive officers of the combined company following the merger?
A:    Following completion of the merger, the then current directors and executive officers of Mid Penn and Mid Penn Bank will continue in office and one (1) of the current directors of Brunswick selected by the board of directors of Brunswick, with the approval of Mid Penn’s board of directors, will be added to the board of directors of Mid Penn.
Q:    When do you expect to complete the merger?
A:    Subject to the satisfaction or waiver of the closing conditions as contemplated by the merger agreement, including receipt of shareholder approvals at the respective special meetings of Mid Penn and Brunswick and receipt of regulatory approvals, we currently expect to complete the merger in the second quarter of 2023. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing it at all.
Q:    What happens if the merger is not completed?
A:    If the merger is not completed, Brunswick shareholders will not receive any consideration for their shares of common stock in connection with the merger. Instead, Brunswick will remain an independent company and its common stock will continue to be quoted on the OTC Pink Market. Under specified circumstances, Brunswick may be required to pay to Mid Penn a fee with respect to the termination of the merger agreement. For more information, please review the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “Termination Fee” beginning on page 81.
Q:    How will the merger affect Brunswick equity awards?
A:    Brunswick equity awards will be affected as follows:
Stock Options: At the effective time of the merger, each option to purchase shares of Brunswick common stock outstanding immediately before the effective time of the merger, whether or not vested, will be canceled and exchanged for a cash payment equal to the product obtained by multiplying (x) the aggregate number of shares of Brunswick common stock that are issuable upon exercise of such option and (y) the Cash Consideration, less the per share exercise price of such option, without interest.
Restricted Stock: At the effective time of the merger, each share of Brunswick restricted stock that is outstanding immediately before the effective time shall vest in full and shall be cancelled and converted automatically into the right to receive the Merger Consideration payable pursuant to the merger agreement, less applicable withholding tax, and treating shares of Brunswick common stock subject to such Brunswick restricted stock in the same manner as all other shares of Brunswick common stock for such purposes.
Q:    What are the federal income tax consequences of the merger?
A:    The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code. It is a condition to the completion of the merger that each of Mid Penn and Brunswick receive a written opinion from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, Brunswick shareholders generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration but will recognize gain or loss (1) if such holder received the entirety of its consideration in cash or (2) with respect to any cash received in lieu of fractional shares of Mid Penn common stock. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 84.
This tax treatment may not apply to all Brunswick shareholders. Determining the actual tax consequences of the merger to Brunswick shareholders can be complicated. Brunswick shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder. For further discussion of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Merger,” beginning on page 84.

Questions about the Mid Penn Special Meeting
Q:    What am I being asked to vote on at the Mid Penn special meeting?
A:    Mid Penn shareholders of record are being asked to consider and vote on:
1.the Mid Penn merger proposal;
2.Mid Penn amendment proposal 1 (increase authorized shares);
3.Mid Penn amendment proposal 2 (eliminate shareholder vote requirement); and
4.the Mid Penn adjournment proposal.
Q:    How does the Mid Penn board of directors recommend that I vote my shares?
A:    The Mid Penn board of directors recommends that the Mid Penn shareholders vote their shares as follows:
•“FOR” the Mid Penn merger proposal;
•“FOR” Mid Penn amendment proposal 1 (increase authorized shares);
•“FOR” Mid Penn amendment proposal 2 (eliminate shareholder vote requirement); and
•“FOR” the Mid Penn adjournment proposal.
As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote 1,705,444 shares of Mid Penn common stock, or 10.7% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors and executive officers of Mid Penn have agreed to vote all shares of Mid Penn common stock owned by him or her that he or she, directly or indirectly, controls the right to vote and dispose of, in favor of adoption of the merger agreement.
Q:    What do I need to do now?
A:    After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the Mid Penn special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.
Q:    Who is entitled to vote at the Mid Penn special meeting?
A:    Mid Penn shareholders of record as of the close of business on March 1, 2023, which is referred to as the “Mid Penn record date,” are entitled to notice of, and to vote at, the Mid Penn special meeting.
Q:    How many votes do I have?
A:    Each outstanding share of Mid Penn common stock is entitled to one vote.
Q:    How do I vote my Mid Penn shares?
A:    Mid Penn shareholders of record may vote their Mid Penn shares by completing and returning the enclosed proxy card, by Internet, by telephone or by voting virtually at the Mid Penn special meeting.
Voting by Proxy. Mid Penn shareholders of record may vote their Mid Penn shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you submit a properly executed and dated proxy, but do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included on your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.
Voting by Phone. If you are a registered shareholder, you may vote by phone by calling (866) 883-0222. Remember to have your proxy card in hand when you call, and then follow the instructions.
Voting Virtually at the Special Meeting. Mid Penn shareholders may vote at the virtual meeting if they register at www.proxydocs.com/MPB by 12:00 p.m. Eastern Time on April 24, 2023, attend the virtual meeting on April 25, 2023 at 10:00 a.m. Eastern Time and then click on the “vote” link. Additional information regarding how to virtually attend and vote at the special meeting is included in this joint proxy statement/prospectus and on the proxy card. If your shares are registered in the name of a broker or other nominee and you wish to vote at the special meeting, you may need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the special meeting.
Q:    Why is my vote important?
A:    Because the Mid Penn merger proposal and Mid Penn amendment proposal 2 cannot be approved without the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn common stock at the Mid Penn special meeting and Mid Penn amendment proposal 1 and the Mid Penn adjournment proposal cannot be approved without the affirmative vote of a majority of the votes cast, every shareholder’s vote is important.
Q:    If my shares of Mid Penn common stock are held in street name by my broker, will my broker automatically vote my shares for me?
A:    No. Your broker CANNOT vote your shares on any proposal at the Mid Penn special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you.
Q:    What if I fail to instruct my broker?
A:    If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the Mid Penn special meeting. Because the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of outstanding Mid Penn shares is necessary to approve the Mid Penn merger proposal and Mid Penn amendment proposal 2, any broker non-votes submitted by brokers or nominees in connection with the special meeting will in effect be a vote against the merger. For purposes of determining the number of votes cast with respect to Mid Penn amendment proposal 1 and the Mid Penn adjournment proposal, only those votes cast “for” or “against” the proposals are counted. Any broker non-votes submitted by brokers or nominees in connection with the special meeting will not be counted as votes “for” or “against” for determining the number of votes cast and will not be treated as present for quorum purposes. If your bank, broker, trustee or other nominee holds your shares of Mid Penn common stock in “street name,” such entity will vote your shares of Mid Penn common stock only if you provide instructions on how to vote by complying with the voting instructions form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Q:    What constitutes a quorum for the Mid Penn special meeting?
A:    As of the Mid Penn record date, 15,886,143 shares of Mid Penn common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Mid Penn’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Abstentions are also included for determining the presence of a quorum. If you fail to submit a proxy prior to the special meeting or to vote at the Mid Penn special meeting, your shares of Mid Penn common stock will not be counted towards a quorum.
Q:    Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Mid Penn special meeting?
A:    The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn common stock at the Mid Penn special meeting is required to approve the Mid Penn merger proposal and Mid Penn amendment proposal 2 and the affirmative vote of a majority of the votes cast, in person or by proxy, at the Mid Penn special meeting is required to approve Mid Penn amendment proposal 1 and the Mid Penn adjournment proposal. Therefore, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Mid Penn merger proposal and Mid Penn amendment proposal 2, but will have no effect on Mid Penn amendment proposal 1 and the Mid Penn adjournment proposal.
Q:    Do I have appraisal or dissenters’ rights?
A:    No. Under Pennsylvania law, holders of Mid Penn common stock will not be entitled to exercise any appraisal rights in connection with the merger.
Q:    Can I attend the Mid Penn special meeting and vote my shares virtually?
A:    Yes, if you register at www.proxydocs.com/MPB by 12:00 p.m. Eastern Time on April 24, 2023. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to virtually attend the special meeting. Holders of record of Mid Penn common stock can vote virtually at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the special meeting. If you plan to virtually attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. Additional information regarding attending and voting at the virtual special meeting is included above and in the proxy card included with this joint proxy statement/prospectus.
Q:    Can I change my vote?
A:    Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to Mid Penn’s Corporate Secretary, or (3) virtually attending the special meeting, notifying the Corporate Secretary and voting at the special meeting. Mid Penn’s Corporate Secretary’s mailing address is Mid Penn Bancorp, Inc., 2407 Park Drive, Harrisburg, Pennsylvania 17110, Attention: Corporate Secretary.
Any shareholder entitled to vote virtually at the special meeting may vote regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere virtual presence (without notifying Mid Penn’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. A shareholder may change his or her vote up and until the time that votes are counted but not thereafter.
Q:    How will proxies be solicited and who will bear the cost of soliciting votes for the Mid Penn special meeting?
A:    Mid Penn has engaged Mediant to act as the proxy solicitor and to assist in the solicitation of proxies for the Mid Penn special meeting of shareholders. Mid Penn has agreed to pay Mediant approximately $11,400, plus reasonable out-of-pocket expenses, for such services and will also indemnify Mediant against certain claims, costs, damages, liabilities, and expenses.
Mid Penn will bear the cost of preparing and assembling these proxy materials for the Mid Penn special meeting. The cost of printing and mailing these proxy materials will be shared equally between Mid Penn and Brunswick. The solicitation of proxies or votes for the Mid Penn special meeting may also be made in person, by telephone, or by electronic communication by Mid Penn’s directors, officers, and employees, none of whom will receive any additional compensation for such solicitation activities. In addition, Mid Penn may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.
Q:    Can additional proposals be presented at the Mid Penn special meeting?
A:    No. Other than the proposals described in this joint proxy statement/prospectus, no additional matters can be presented for a vote at the special meeting.
Q:    Are there risks that I should consider in deciding whether to vote to approve the merger agreement?
A:    Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus.
Q:    What if I hold stock of both Mid Penn and Brunswick?
A:    If you hold shares of both Mid Penn and Brunswick, you will receive two separate packages of proxy materials. A vote as a Mid Penn shareholder for the Mid Penn merger proposal or the Mid Penn adjournment proposal will not constitute a vote as a Brunswick shareholder for the Brunswick merger proposal or any other proposals to be considered at the Brunswick special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Mid Penn or Brunswick, or submit separate proxies as both a Mid Penn shareholder and a Brunswick shareholder as instructed.
Q:    Whom should I contact if I have additional questions?
A:    If you are a Mid Penn shareholder and have any questions about the merger, need assistance in submitting your proxy or voting your shares of Mid Penn common stock, or if you need additional copies of this document or the enclosed proxy card, you should contact Mediant, the proxy solicitor for Mid Penn, at 1.888.408.4059. You may also contact:
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110
Attention: Investor Relations
Telephone: 1.866.642.7736
Questions about the Brunswick Special Meeting
Q:    What am I being asked to vote on at the Brunswick special meeting?
A:    Brunswick shareholders of record are being asked to consider and vote on:
1.the Brunswick merger proposal; and
2.the Brunswick adjournment proposal.
Q:    How does the Brunswick board of directors recommend that I vote my shares?
A:    The Brunswick board of directors recommends that the Brunswick shareholders vote their shares as follows:
•“FOR” the Brunswick merger proposal; and
•“FOR” the Brunswick adjournment proposal.

As of the record date, directors, executive officers and certain ten percent (10%) shareholders of Brunswick identified in the merger agreement and their affiliates had the right to vote 1,121,349 shares of Brunswick common stock, or approximately 39.5% of the outstanding Brunswick common stock entitled to be voted at the Brunswick special meeting. Each of the directors, executive officers and certain ten percent (10%) shareholders of Brunswick identified in the merger agreement have agreed to vote all shares of Brunswick common stock owned by him, her or it that he, she or it, directly or indirectly, controls the right to vote and dispose of, in favor of adoption of the merger agreement.
Q:    What do I need to do now?
A:    After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the Brunswick special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.
Q:    Who is entitled to vote at the Brunswick special meeting?
A:    Brunswick shareholders of record as of the close of business on March 3, 2023, which is referred to as the “Brunswick record date,” are entitled to notice of, and to vote at, the Brunswick special meeting.
Q:    How many votes do I have?
A:    Each outstanding share of Brunswick common stock is entitled to one vote.
Q:    How do I vote my Brunswick shares?
A:    Brunswick shareholders of record may vote their Brunswick shares by completing and returning the enclosed proxy card, by Internet, by telephone or by voting virtually at the Brunswick special meeting.
Voting by Proxy. You may vote your Brunswick shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you submit a properly executed and dated proxy, but do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.
Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included on your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.
Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card and twelve-digit voting code in hand when you call 813.235.4490 and then follow the instructions.
Voting Virtually at the Special Meeting. You may virtually attend the Brunswick special meeting and vote. Information regarding how to virtually attend the special meeting is included in the proxy card. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the Brunswick special meeting.
Q:    Why is my vote important?
A:    Because the merger cannot be completed without a quorum being present at the virtual meeting and the affirmative vote of a majority of the votes cast at the special meeting, every shareholder’s vote is important

Q:    If my shares of Brunswick common stock are held in street name by my broker, will my broker automatically vote my shares for me?
A:    No. Your broker CANNOT vote your shares on any proposal at the Brunswick special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.
Q:    What if I fail to instruct my broker?
A:    If you do not provide your broker with instructions, your bank, broker, trustee or other nominee generally will not be permitted to vote your shares on the Brunswick merger proposal or any other proposal (a so-called “broker non-vote”) at the Brunswick special meeting. Because the affirmative vote of a majority of the votes cast at the special meeting is necessary to approve the Brunswick merger proposal, any broker non-votes submitted by brokers or nominees in connection with the special meeting will have no effect on the Brunswick proposals. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Brunswick special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Brunswick special meeting. If there is not a quorum at the Brunswick special meeting, no vote on the Brunswick Merger Proposal or any other matter may be undertaken at the Brunswick virtual meeting. If your bank, broker, trustee or other nominee holds your shares of Brunswick common stock in “street name,” such entity will vote your shares of Brunswick common stock only if you provide instructions on how to vote by complying with the voting instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Q:    What constitutes a quorum for the Brunswick special meeting?
A:    As of the Brunswick record date, 2,841,444 shares of Brunswick common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Brunswick’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Abstentions are also included for determining the presence of a quorum. If you fail to submit a proxy prior to the special meeting or to vote at the Brunswick special meeting, your shares of Brunswick common stock will not be counted towards a quorum.
Q:    Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Brunswick special meeting?
A:    Assuming a quorum is present, approval of the Brunswick merger proposal will require a majority of the votes cast by the shareholders present at the special meeting, in person or by proxy, to be voted “FOR” the Brunswick merger proposal. Additionally, assuming a quorum is present, approval of the Brunswick adjournment proposal will require the affirmative vote of a majority of the votes cast at the Brunswick special meeting by the shareholders present in person or represented by proxy and entitled to vote on the proposal, without regard to abstentions or broker non-votes. Abstentions and broker non-votes will have no effect on the Brunswick merger proposal and the Brunswick adjournment proposal.
Q:    Do I have appraisal or dissenters’ rights?
A:    No. Neither the New Jersey Business Corporation Act nor Brunswick’s Certificate of Incorporation entitle Brunswick’s shareholders to dissenters’ rights.
Q:    Can I attend the Brunswick special meeting and vote my shares virtually?
A:    Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to virtually attend the special meeting.

Holders of record of Brunswick common stock can vote virtually at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.
A:    Can I change my vote?
Q:    Yes. You may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to Brunswick’s Corporate Secretary, or (3) virtually attending the special meeting, notifying the Corporate Secretary and voting at the special meeting. The mailing address for Brunswick’s Corporate Secretary is Brunswick Bancorp, 439 Livingston Avenue, New Brunswick, New Jersey 08901, Attention: Corporate Secretary.
Any shareholder entitled to vote virtually at the special meeting may vote regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere virtual presence (without notifying Brunswick’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. A shareholder may change his or her vote up and until the time that votes are counted but not thereafter.
Q:    How will proxies be solicited and who will bear the cost of soliciting votes for the Brunswick special meeting?
A:    Brunswick has not engaged a proxy solicitor for the Brunswick special meeting of shareholders.
Brunswick will bear the cost of preparing and assembling these proxy materials for the Brunswick special meeting. The cost of printing and mailing these proxy materials will be shared equally between Mid Penn and Brunswick. The solicitation of proxies or votes for the Brunswick special meeting may be made in person, by telephone, or by electronic communication by Brunswick’s directors, officers, and employees, none of whom will receive any additional compensation for such solicitation activities. In addition, Brunswick may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.
Q:    Are there risks that I should consider in deciding whether to vote to approve the merger agreement?
A:    Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus.
Q:    What if I hold stock of both Mid Penn and Brunswick?
A:    If you hold shares of both Mid Penn and Brunswick, you will receive two separate packages of proxy materials. A vote as a Brunswick shareholder for the Brunswick merger proposal or any other proposals to be considered at the Brunswick special meeting will not constitute a vote as a Mid Penn shareholder for the Mid Penn merger proposal or any other proposals to be considered at the Mid Penn special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Mid Penn or Brunswick, or submit separate proxies as both a Mid Penn shareholder and a Brunswick shareholder as instructed.
Q:    Should I send in my Brunswick stock certificates now?
A:    No, please do NOT return your stock certificate(s) with your proxy. You will be provided separate instructions regarding the surrender of your stock certificates. You should then send your Brunswick stock certificates to the exchange agent in accordance with those instructions.

Q:    What should I do if I hold my Brunswick shares in book-entry form?
A:    You are not required to take any additional actions if your shares of Brunswick common stock are held in book-entry form. You will receive separate instructions from the brokerage firm holding your shares on how to select the form of Merger Consideration you wish to receive (i.e., Cash Consideration, Stock Consideration or a mix of both). Promptly following the completion of the merger, shares of Brunswick common stock held in book-entry form automatically will be exchanged for the Merger Consideration.
Q:    Whom should I contact if I have additional questions?
A:    If you are a Brunswick shareholder and have any questions about the merger, need assistance in submitting your proxy or voting your shares of Brunswick common stock, or if you need additional copies of this document or the enclosed proxy card, you should contact Brunswick at:
Brunswick Bancorp
439 Livingston Avenue
New Brunswick, New Jersey 08901
Attention: Corporate Secretary
Telephone: 732.247.5800

SUMMARY
This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information.”
Information about the Parties
Mid Penn Bancorp, Inc.
Mid Penn Bancorp, Inc. is the financial holding company for Mid Penn Bank, a full-service Pennsylvania chartered bank and trust company originally organized in 1868, as well as three (3) non-bank subsidiaries formed in 2020 to further expand its suite of products and services. Mid Penn is regulated by the Board of Governors of the Federal Reserve System.
Headquartered in Millersburg, Pennsylvania, Mid Penn Bank services its customers and communities through forty-three (43) retail banking locations located in the Pennsylvania counties of Berks, Blair, Bucks, Centre, Chester, Clearfield, Cumberland, Dauphin, Fayette, Huntingdon, Lancaster, Lehigh, Luzerne, Montgomery, Perry, Schuylkill and Westmoreland. Mid Penn Bank engages in full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development and local government loans and various types of time and demand deposits. In addition, Mid Penn Bank provides a full range of trust and retail investment services, as well as online banking, telephone banking, cash management services, automated teller services and safe deposit boxes. Mid Penn Bank is regulated by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation.
The principal executive offices of Mid Penn are located at 2407 Park Drive, Harrisburg, Pennsylvania 17110 and its telephone number is 1.866.642.7736.
Mid Penn common stock is traded on The Nasdaq Global Market under the symbol “MPB.”
Brunswick Bancorp
Brunswick was formed in 1985 as a bank holding company incorporated under the laws of New Jersey. Brunswick is regulated by the Board of Governors of the Federal Reserve System. Brunswick provides a full range of financial services through its wholly-owned bank subsidiary, Brunswick Bank & Trust Company, which is its sole operating segment.
Brunswick Bank & Trust Company is a New Jersey-chartered bank and trust company regulated by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation that offers financial services through five (5) community banking offices. Brunswick Bank & Trust Company has two wholly-owned subsidiaries, one of which offers title agency services and the other which holds a portion of Brunswick Bank and Trust Company’s securities and loan portfolio. Brunswick Bank & Trust Company’s market area consists of Middlesex and Monmouth Counties in New Jersey.
The principal executive offices of Brunswick are located at 439 Livingston Avenue, New Brunswick, New Jersey 08901, and its telephone number is 732-247-5800.
Brunswick common stock is quoted on the OTC Pink Market under the symbol “BRBW.”
The Merger and the Merger Agreement (pages 34 and 69)
The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger.

Pursuant to the merger agreement, Brunswick will merge with and into Mid Penn with Mid Penn as the surviving corporation. Immediately after the merger, Brunswick Bank & Trust Company will merge with and into Mid Penn Bank, with Mid Penn Bank as the surviving bank.
Mid Penn Will Hold Its Special Meeting on April 25, 2023 (page 87)
The Mid Penn special meeting will be held virtually on April 25, 2023 at 10:00 a.m. Eastern Time. At the special meeting, Mid Penn shareholders will be asked to:
1.approve the Mid Penn merger proposal;
2.approve Mid Penn amendment proposal 1 (increase authorized shares);
3.approve Mid Penn amendment proposal 2 (eliminate shareholder vote requirement); and
4.approve the Mid Penn adjournment proposal.
Record Date. Only holders of record of Mid Penn common stock at the close of business on March 1, 2023 will be entitled to vote at the special meeting. Each share of Mid Penn common stock is entitled to one vote. As of the Mid Penn record date, there were 15,886,143 shares of Mid Penn common stock issued and outstanding and entitled to vote at the special meeting.
Registration. In order to attend and vote at the virtual meeting, all shareholders must register at www.proxydocs.com/MPB by 12:00 p.m. Eastern Time on April 24, 2023. Upon completion of your registration, you will receive further instructions via email that will provide you access to the special meeting.
Required Vote. The affirmative vote, in person or by proxy, of at least sixty-six and two thirds percent (66 2/3%) of the outstanding shares of Mid Penn common stock is required to approve the Mid Penn merger proposal and Mid Penn amendment proposal 2, and a majority of the votes cast at the special meeting is required to approve Mid Penn amendment proposal 1 and the Mid Penn adjournment proposal. The presence, in person or by proxy, of a majority of the outstanding shares of Mid Penn common stock is necessary to constitute a quorum in order to transact business at the special meeting.
As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote 1,705,444 shares of Mid Penn common stock, or 10.7% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors and executive officers of Mid Penn have agreed to vote all shares of Mid Penn common stock owned by him or her that he or she, directly or indirectly, controls the right to vote and dispose of, in favor of the Mid Penn merger proposal.
Brunswick Will Hold Its Special Meeting on April 25, 2023 (page 93)
The Brunswick special meeting will be held virtually on April 25, 2023 at 10:00 a.m., Eastern Time. At the special meeting, Brunswick shareholders will be asked to:
1.approve the Brunswick merger proposal; and
2.approve the Brunswick adjournment proposal.
Record Date. Only holders of record of Brunswick common stock at the close of business on March 3, 2023 will be entitled to vote at the special meeting. Each share of Brunswick common stock is entitled to one vote. As of the Brunswick record date, there were 2,841,444 shares of Brunswick common stock issued and outstanding and entitled to vote at the special meeting.
Required Vote. Approval of the Brunswick merger proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the Brunswick special meeting. Failure to submit valid proxy instructions or to vote during the virtual meeting will have no effect on the Brunswick merger proposal. Broker non-votes and abstentions from voting will have no effect on the Brunswick merger proposal.

As of the record date, directors, executive officers and certain ten percent (10%) shareholders of Brunswick identified in the merger agreement and their affiliates had the right to vote 1,121,349 shares of Brunswick common stock, or approximately 39.5% of the outstanding Brunswick common stock entitled to be voted at the special meeting. Each of the directors and the executive officers and those ten percent (10%) shareholders of Brunswick indicated in the merger agreement have agreed to vote all shares of Brunswick common stock owned by him, her or it in favor of adoption of the merger agreement.
Approval of the Brunswick adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the Brunswick special meeting. Failure to submit valid proxy instructions or to vote in person will have no effect on the Brunswick adjournment proposal. Broker non-votes and abstentions from voting will have no effect on the Brunswick adjournment proposal.
Consideration to be Received in the Merger (page 69)
The merger agreement provides that Brunswick shareholders will have the right, with respect to each of their shares of Brunswick common stock, to elect to receive, subject to proration and adjustment as described below, either (i) Eighteen Dollars ($18.00) in cash, without interest, or (ii) 0.598 shares of Mid Penn common stock. Brunswick shareholders will have the opportunity to elect the form of consideration to be received for each of their shares, subject to proration and allocation procedures set forth in the merger agreement, which may result in your receiving a portion of the merger consideration in a form other than that which such shareholder elected. No fractional shares of Mid Penn common stock will be issued to any holder of Brunswick common stock upon completion of the merger. For each fractional share that would otherwise be issued, Mid Penn will pay each shareholder cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by eighteen dollars ($18.00), rounded to the nearest whole cent.
Election Procedures for Brunswick Shareholders (page 71)
Not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated closing date of the merger, unless Mid Penn and Brunswick have mutually agreed to another period, each holder of record of Brunswick common stock will be sent an election form that you may use to indicate whether your preference is to receive cash or shares of Mid Penn common stock. The election deadline will be 5:00 p.m., Eastern Time, on the 25th day following the mailing date of the election form to Brunswick shareholders, unless Mid Penn and Brunswick have mutually agreed to another date and time as the election deadline. To make an election, a holder must submit a properly completed election form and return it so that the form is actually received at or before the election deadline in accordance with the instructions on the election form.
Non-Electing Brunswick Shareholders (page 70)
Brunswick shareholders who make no election to receive cash or Mid Penn common stock in the merger or who do not make a valid election will be deemed to have elected either Stock Consideration or Cash Consideration depending on the proration adjustments required by the merger agreement (discussed below).

Proration (page 70)
The total number of shares of Brunswick common stock (including restricted stock) to be entitled to receive the Cash Consideration shall be equal to fifty percent (50%) of all issued and outstanding shares immediately prior to the effective time. Similarly, the total number of shares of Brunswick common stock (including restricted stock) to be entitled to receive the Stock Consideration shall be equal to fifty percent (50%) of the issued and outstanding shares immediately prior to the effective time.
To achieve this, if the aggregate number of shares of Brunswick common stock with respect to which an election to receive one form of Merger Consideration is less than or exceeds fifty percent (50%) of all issued and outstanding shares immediately prior to the effective time, proration mechanisms will be applied to each Brunswick shareholder electing the form of Merger Consideration that is overelected so that cash election shares and stock election shares equal 50/50. Non-electing shares factor into the proration formula and will receive the form of Merger Consideration that is underelected so that the cash election shares and stock election shares each equal Fifty percent (50%) of the aggregate number of shares of Brunswick common stock immediately prior to the effective time. The specifics of the proration adjustments are described herein at “The Merger Agreement – Consideration to be Received in the Merger – Proration”.
Adjustment (page 70)
If Brunswick’s consolidated shareholders’ equity (calculated in accordance with the merger agreement) as of certain measuring dates is less than the Minimum Brunswick Consolidated Shareholders’ Equity (as defined in the merger agreement) on such dates, the Cash Consideration and Stock Consideration will automatically be adjusted downward. Brunswick must have Minimum Brunswick Consolidated Shareholders’ Equity of (A) $43,600,000 if the Measuring Date (as defined in the merger agreement) is March 31, 2023, (B) $43,900,000 if the Measuring Date is April 30, 2023, (C) $44,200,000 if the Measuring Date is May 31, 2023 and (D) $44,500,000 if the Measuring Date is June 30, 2023. The specifics of this adjustment mechanism are described herein at “The Merger Agreement – Consideration to be Received in the Merger – Adjustment”. As of February 28, 2023, Brunswick’s consolidated shareholders’ equity was $44,870,000.
Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page 84)
The merger is structured to be treated as a reorganization for United States federal income tax purposes. Each of Mid Penn and Brunswick has conditioned the consummation of the merger on its receipt of a legal opinion that this will be the case. As such, Brunswick shareholders generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the Merger Consideration but will recognize gain or loss (A) if such holder received the entirety of its consideration in cash or (B) with respect to any cash received in lieu of fractional shares of Mid Penn common stock.
This tax treatment may not apply to all Brunswick shareholders. Determining the actual tax consequences of the merger to Brunswick shareholders can be complicated. Brunswick shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder. For further information, please refer to “Material United States Federal Income Tax Consequences of the Merger” on page 84.
Accounting Treatment of the Merger (page 83)
Mid Penn will account for this transaction as a business combination under the acquisition method. On the acquisition date, Mid Penn will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.
Market Prices and Share Information (page 32)
Mid Penn common stock is listed on The Nasdaq Global Market under the symbol “MPB.” Brunswick common stock is quoted on the OTC Pink Market under the symbol “BRBW.”

The table below shows the last sale price of Mid Penn common stock and Brunswick common stock as well as the value of Mid Penn common stock received per share of Brunswick common stock based upon the exchange ratio, on December 19, 2022 (the last full trading day prior to announcement of the execution of the merger agreement) and March 9, 2023 (the latest practicable trading day prior to the date of these materials).

	Brunswick Comm Stock	Mid Penn Common Stock	Exchange Ratio	Equivalent Per Share Value:
December 19, 2022	$16.45	$30.95	$0.598	$18.51
At March 9, 2023	$17.10	$28.50	$0.598	$17.04
Because the exchange ratio is fixed and will be adjusted only in certain circumstances, including if Brunswick’s consolidated shareholders’ equity is less than certain minimum requirements, Mid Penn effects a stock split or reverse stock split, and the market price of Mid Penn common stock will fluctuate prior to the merger, the pro forma equivalent price per share of Brunswick common stock will also fluctuate prior to the merger. Brunswick shareholders will not know the final equivalent price per share of Brunswick common stock when they vote on the merger. This information relates to the value of shares of Brunswick common stock that will be converted into shares of Mid Penn common stock in the merger. You should obtain current stock price quotations for the shares.
Following completion of the merger, current Mid Penn shareholders will own in the aggregate approximately ninety-four and six tenths percent (94.6%) of the outstanding shares of Mid Penn common stock and Brunswick shareholders will own approximately five and four tenths percent (5.4%) of the outstanding shares of Mid Penn common stock.
Opinion of Brunswick’s Financial Advisor (page 39)
At the December 20, 2022 meeting at which the Brunswick board of directors considered and approved the merger agreement, Brunswick’s financial advisor, Janney Montgomery Scott LLC, or Janney, delivered its oral opinion to Brunswick’s board of directors, which was subsequently confirmed in writing, to the effect that, as of December 20, 2022, subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in Janney’s opinion, the Merger Consideration was fair, from a financial point of view, to Brunswick common equity shareholders.
The full text of Janney’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney in rendering its opinion.
Brunswick shareholders should read the opinion and the summary description of Janney’s opinion contained in this joint proxy statement/prospectus carefully in their entirety.
Janney’s opinion speaks only as of the date of the opinion. The opinion of Janney does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Brunswick does not expect that it will request an updated opinion from Janney. The opinion was directed to Brunswick’s board of directors in connection with its consideration of the merger and is directed only as to the fairness, from a financial point of view, of the merger consideration to Brunswick common equity shareholders. Janney’s opinion does not constitute a recommendation to any Brunswick shareholder as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Brunswick merger proposal. Janney’s opinion does not address the underlying business decision of Brunswick to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Brunswick or the effect of any other transaction in which Brunswick might engage. Janney did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Brunswick’s officers, directors, or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder of Brunswick.
For further information, see “The Merger—Opinion of Brunswick’s Financial Advisor.”

Opinion of Mid Penn’s Financial Advisor (page 51)
At the December 20, 2022 meeting at which the Mid Penn board of directors considered and approved the merger agreement, Mid Penn’s financial advisor, Piper Sandler & Co., or Piper Sandler, delivered its oral opinion to Mid Penn’s board of directors, which was subsequently confirmed in writing, to the effect that, as of December 20, 2022, subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in Piper Sandler’s opinion, the Merger Consideration was fair, from a financial point of view, to Mid Penn.
The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.
Mid Penn shareholders should read the opinion and the summary description of Piper Sandler’s opinion contained in this joint proxy statement/prospectus carefully in their entirety.
Piper Sandler’s opinion speaks only as of the date of the opinion. The opinion of Piper Sandler does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Mid Penn does not expect that it will request an updated opinion from Piper Sandler. The opinion was directed to Mid Penn’s board of directors in connection with its consideration of the merger and is directed only as to the fairness, from a financial point of view, of the Merger Consideration to Mid Penn. Piper Sandler’s opinion does not constitute a recommendation to any Mid Penn shareholder as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Mid Penn merger proposal. Piper Sandler’s opinion does not address the underlying business decision of Mid Penn to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Mid Penn or the effect of any other transaction in which Mid Penn might engage. Piper Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Mid Penn’s officers, directors, or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder of Mid Penn.
For further information, see “The Merger—Opinion of Mid Penn’s Financial Advisor.”
Board of Directors and Executive Officers of Mid Penn after the Merger (page 64)
Following completion of the merger, the then current directors and executive officers of Mid Penn and Mid Penn Bank will continue in office and one (1) of the current directors of Brunswick selected by the board of directors of Brunswick, with the approval of Mid Penn’s board of directors, will be added to the board of directors of Mid Penn.
The Mid Penn Board of Directors Recommends That Mid Penn Shareholders Vote “FOR” the Mid Penn Merger Proposal, “FOR” Mid Penn Amendment Proposal 1 and “FOR” Mid Penn Amendment Proposal 2 (pages 89-91)
The Mid Penn board of directors believes that the merger is in the best interests of Mid Penn and has unanimously approved the merger and the merger agreement. The Mid Penn board of directors recommends that Mid Penn shareholders vote “FOR” approval of the Mid Penn merger proposal. The Mid Penn board also recommends that its shareholders vote “FOR” Mid Penn amendment proposal 1, Mid Penn amendment proposal 2 and the Mid Penn adjournment proposal.
The Brunswick Board of Directors Recommends That Brunswick Shareholders Vote “FOR” the Brunswick Merger Proposal (page 95)
The Brunswick board of directors believes that the merger is in the best interests of Brunswick and has unanimously approved the merger and the merger agreement. The Brunswick board of directors recommends that

Brunswick shareholders vote “FOR” the Brunswick merger proposal. The Brunswick board of directors also recommends a vote “FOR” approval of the Brunswick adjournment proposal.
Brunswick’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from the Interests of Brunswick Shareholders (page 66)
In addition to their interests as Brunswick shareholders, the directors and certain executive officers of Brunswick have interests in the merger that are different from or in addition to interests of other Brunswick shareholders. These interests include, among other things:
•the appointment, effective at the closing of the merger, of one (1) member of the board of directors of Brunswick to the board of directors of Mid and the payment of compensation to such individual in accordance with the policies of Mid Penn;
•the continued indemnification of current directors and executive officers of Brunswick and its subsidiaries pursuant to the terms of the merger agreement;
•certain of Brunswick’s named executive officers will be entitled to severance, change-in-control or other benefits and payments in connection with the merger; and
•the acceleration of vesting of unvested Brunswick options and restricted stock grants held by Brunswick directors and officers, and the conversion of such Brunswick options into the right to receive cash following the merger.
Brunswick’s board of directors was aware of these interests and took them into account in its decision to approve the agreement and plan of merger. For information concerning these interests, please see the discussion on page 66 under the caption “Interests of Brunswick’s Directors and Executive Officers in the Merger.”
Brunswick Shareholders Do Not Have Dissenters’ Rights or Appraisal Rights (page 64)
Shareholders of Brunswick will not have appraisal or dissenters’ rights in connection with the merger. See “Brunswick Shareholders Do Not Have Dissenters’ Rights in the Merger” beginning on page 64.
The Rights of Brunswick Shareholders Will Change After the Merger (page 100)
The rights of Brunswick shareholders will change as a result of the merger due to differences in Mid Penn’s and Brunswick’s governing documents and the statutes governing each. The rights of Brunswick’s shareholders are governed under New Jersey law and by Brunswick’s certificate of incorporation and bylaws. Upon completion of the merger, Brunswick shareholders who become Mid Penn shareholders will be governed under Pennsylvania law and by Mid Penn’s articles of incorporation and bylaws. A description of shareholder rights under each of the Mid Penn and Brunswick governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 100.
Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 80)
Currently, we expect to complete the merger in the second quarter of 2023. In addition to the approval of the merger proposal by the requisite vote of Mid Penn and Brunswick shareholders and the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described herein, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the effectiveness of the registration statement containing this joint proxy statement/prospectus, approval of the listing on the Nasdaq Stock Market of the Mid Penn common stock to be issued in the merger, the absence of any applicable law or order prohibiting the merger, the accuracy of the representations and warranties of each party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by each party of its respective obligations under the merger agreement in all material respects, delivery of officer’s certificates by each party certifying satisfaction of the two preceding conditions and each of Mid Penn’s and Brunswick’s receipt of a tax opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, Brunswick Bank and Trust Company’s allowance for credit losses must equal or exceed one percent (1%) of total loans.
Neither Brunswick nor Mid Penn can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information concerning the closing conditions of the merger, please see the discussion on page 73 under the caption “The Merger Agreement—Covenants and Agreements.”
No Solicitation of Other Offers (page 77)
Brunswick has agreed that it will not, and Brunswick will cause its subsidiaries and each of their respective officers, directors, employees, representatives, agents, and affiliates not to, except as otherwise expressly permitted in the merger agreement, between the date of the merger agreement and the closing of the merger, directly or indirectly:
•initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;
•respond to any inquiry relating to an alternative acquisition proposal;
•recommend or endorse an alternative acquisition transaction;
•participate in any discussions or negotiations regarding an alternative acquisition proposal, or furnish or afford access to confidential or non-public information or data to any person;
•release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Brunswick is a party; or
•enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.
The merger agreement does not, however, prohibit Brunswick from furnishing information or access to a third party who has made an unsolicited alternative acquisition proposal and participating in discussions and negotiating with such person if specified conditions are met. Among those conditions is a good faith determination by Brunswick’s board of directors that the acquisition proposal constitutes or that could reasonably be expected to lead to a proposal that is more favorable, from a financial point of view, to Brunswick and its shareholders than the transactions contemplated by the merger agreement and is reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of the proposal.
For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 77.
Termination of the Merger Agreement (page 81)
We may mutually agree to terminate the merger agreement before completing the merger, even after Brunswick or Mid Penn shareholder approval. In addition, either of us may decide to terminate the merger agreement, if (i) a court or governmental entity issues a final order that is not appealable prohibiting the merger, (ii) a bank regulator which must grant a regulatory approval as a condition to the merger denies such approval of the merger and such denial has become final and is not appealable, (iii) the shareholders of Mid Penn or Brunswick fail to approve the merger at their respective special meetings, or (iv) the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within thirty (30) days following written notice. Either of us may terminate the merger agreement if the merger has not been completed by September 30, 2023, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

Mid Penn may terminate the merger agreement if the Brunswick board of directors, in connection with the receipt of a superior alternative acquisition proposal, (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the superior alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) has otherwise made a determination to accept the superior alternative acquisition proposal.
Brunswick Bank and Trust Company’s general allowance for credit losses shall be an amount not less than one percent (1%) of total loans and leases outstanding. If it is not, Mid Penn may terminate the merger agreement.
Brunswick may terminate the merger agreement if Brunswick receives an alternative acquisition proposal and has made a determination that the alternative acquisition proposal is a superior proposal and accepts such alternative acquisition proposal.
Termination Fee (page 81)
Brunswick will pay Mid Penn a termination fee of Two Million Fifty Thousand Dollars ($2,050,000) if the merger agreement is terminated:
•by Mid Penn because Brunswick has received a superior alternative acquisition proposal, and Brunswick (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the superior alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) has otherwise made a determination to accept the superior alternative acquisition proposal; or
•by Brunswick, if Brunswick receives an alternative acquisition proposal and has made a determination that the alternative acquisition proposal is a superior proposal and accepts such alternative acquisition proposal in accordance with the terms of the merger agreement.
Brunswick will also be required to pay Mid Penn the termination fee of Two Million Fifty Thousand Dollars ($2,050,000) in the event that Brunswick enters into a definitive agreement relating to, or consummates, an acquisition proposal within twelve (12) months following termination of the merger agreement:
•by Mid Penn because of a willful breach of the merger agreement by Brunswick; or
•by either Mid Penn or Brunswick, if the shareholders of Brunswick failed to approve the merger and either Brunswick breached the non-solicitation provisions of the merger agreement or a third party publicly proposed or announced an alternative acquisition proposal.
Regulatory Approvals Required for the Merger (page 64)
Completion of the merger and the bank merger are subject to the receipt of all approvals required by, or waivers from, applicable regulatory authorities. The transaction is subject to approval by the Federal Deposit Insurance Corporation (the “FDIC”), the Pennsylvania Department of Banking and Securities (the “PDB”) and the New Jersey Department of Banking and Insurance (“NJDB”) and approval, or waiver of formal application and approval requirements, from the Board of Governors of the Federal Reserve System (the “FRB”). Mid Penn has filed or will file all required applications, notices and waiver requests to obtain the regulatory approvals and non-objections necessary to consummate the merger. While Mid Penn does not know of any reason why it would not obtain the approvals in a timely manner, Mid Penn cannot be certain when or if it will receive the regulatory approvals.
Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Mid Penn and Brunswick have agreed to use their reasonable best efforts to obtain all required regulatory approvals.

Risk Factors (page 24)
You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MID PENN
The following table provides historical consolidated summary financial data for Mid Penn. The data for the years ended December 31, 2021, 2020, 2019, 2018 and 2017 are derived from Mid Penn’s audited financial statements as of or for the periods then ended. The results of operations for the nine months ended September 30, 2022 and 2021 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period. Mid Penn’s management prepared the unaudited information on the same basis as it prepared Mid Penn’s audited consolidated financial statements. In the opinion of Mid Penn’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	Nine Months Ended		Year Ended December 31,
(Dollars in thousands, except per share data)	Sept 30, 2022	Sept 30, 2021	2021	2020	2019	2018	2017
INCOME:
Total Interest Income	$118,858	$90,637	$123,322	$107,935	$95,312	$68,654	$43,892
Total Interest Expense	9,602	11,441	14,754	19,727	25,164	12,720	6,304
Net Interest Income	109,256	79,196	108,568	88,208	70,148	55,934	37,588
Provision (Credit) for Loan and Lease Losses	3,775	2,575	2,945	4,200	1,390	500	325
Noninterest Income	16,943	15,873	21,533	17,908	12,621	7,462	5,693
Noninterest Expense	74,375	57,033	91,105	70,577	59,953	50,171	31,367
Income Before Provision for Income Taxes	48,049	35,461	36,051	31,339	21,426	12,725	11,589
Provision (Credit) for Income Taxes	8,962	6,749	6,732	5,130	3,725	2,129	4,500
Net Income	39,087	28,712	29,319	26,209	17,701	10,596	7,089

COMMON STOCK DATA PER SHARE:
Earnings Per Common Share (Basic)	$2.45	$2.85	$2.71	$3.11	$2.09	$1.48	$1.67
Earnings Per Common Share (Fully Diluted)	2.45	2.85	2.71	3.10	2.09	1.48	1.67
Cash Dividends Declared	0.60	0.59	0.79	0.82	0.79	0.45	0.77
Cash Dividends Paid	0.60	0.64	0.84	0.77	0.79	0.70	0.62
Book Value Per Common Share	31.42	30.55	30.71	30.37	28.05	26.38	17.85
Tangible Book Value Per Common Share	23.80	24.74	22.99	22.39	19.96	18.10	16.82

AVERAGE SHARES OUTSTANDING (BASIC):	15,922,945	10,064,655	10,806,009	8,439,427	8,468,586	7,071,091	4,236,616
AVERAGE SHARES OUTSTANDING (FULLY DILUTED):	15,945,274	10,077,408	10,819,579	8,443,092	8,492,073	7,091,797	4,252,561

BALANCE SHEET DATA:
Available-For-Sale Investment Securities, at Fair Value	$242,195	$5,015	$62,862	$5,748	$37,009	$111,923	$93,465
Held-For-Sale Investment Securities, at Amortized Cost	402,142	152,791	329,257	128,292	136,477	168,370	101,356
Loans and Leases, Net of Unearned Interest	3,322,457	2,370,429	3,104,396	2,384,041	1,762,756	1,624,067	910,404
Allowance for Loan and Lease Losses	18,480	14,233	14,597	13,382	9,515	8,397	7,606
Total Assets	4,333,903	3,453,187	4,689,425	2,998,948	2,231,175	2,077,981	1,170,354
Total Deposits	3,729,596	2,961,881	4,002,016	2,474,580	1,912,394	1,726,026	1,023,568
Short-term Borrowings	—	—	—	125,617	—	43,100	34,611
Long-term Debt	4,501	74,858	81,270	75,115	32,903	48,024	12,352
Subordinated Debt	66,357	44,599	74,274	44,580	27,070	27,082	17,338
Shareholders' Equity	499,105	349,308	490,076	255,688	237,874	223,209	75,703

RATIOS:
Return on Average Assets	1.16%	1.14%	0.83%	0.95%	0.82%	0.63%	0.64%
Return on Average Shareholders' Equity	10.52%	12.55%	8.91%	10.76%	7.67%	5.98%	9.48%
Cash Dividend Payout Ratio	24.44%	22.43%	30.96%	24.76%	37.80%	47.30%	37.13%
Allowance for Loan and Lease Losses to Loans and Leases, Net of Unearned Interest	0.56%	0.60%	0.47%	0.56%	0.54%	0.52%	0.84%
Average Shareholders' Equity to Average Assets	11.04%	9.05%	11.09%	8.83%	10.65%	10.54%	6.78%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BRUNSWICK
The following table provides historical consolidated summary financial data for Brunswick. The data for the years ended December 31, 2021, 2020, 2019, 2018 and 2017 are derived from Brunswick’s audited financial statements as of or for the periods then ended. The results of operations for the nine months ended September 30, 2022 and 2021 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period. Brunswick’s management prepared the unaudited information on the same basis as it prepared Brunswick’s audited consolidated financial statements. In the opinion of Brunswick’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	Nine Months Ended		Year Ended December 31,
(Dollars in thousands, except per share data)	Sept 30, 2022	Sept 30, 2021	2021	2020	2019	2018	2017
INCOME:
Total Interest Income	$11,029	$9,716	$13,219	$11,404	$10,452	$8,799	$8,122
Total Interest Expense	1,225	1,166	1,517	2,374	2,442	1,512	1,113
Net Interest Income	9,804	8,550	11,702	9,030	8,010	7,287	7,009
Provision (Credit) for Loan Losses	160	310	310	525	—	—	84
Noninterest Income	803	904	1,794	3,391	1,300	1,408	1,264
Noninterest Expense	6,616	6,202	8,476	8,147	7,541	6,930	6,996
Income Before Provision for Income Taxes	3,831	2,942	4,710	3,749	1,769	1,765	1,193
Provision (Credit) for Income Taxes	1,035	812	1,343	1,044	502	519	668
Net Income	2,796	2,130	3,367	2,705	1,267	1,246	525

COMMON STOCK DATA PER SHARE:
Earnings Per Common Share (Basic)	$0.99	$0.76	$1.19	$0.96	$0.45	$0.44	$0.17
Earnings Per Common Share (Fully Diluted)	0.96	0.74	1.17	0.96	0.45	0.44	0.17
Cash Dividends Declared	339	705	705	—	—	—	—
Cash Dividends Paid	339	705	705	—	—	—	—
Book Value Per Common Share	15.17	15.46	15.82	15.04	14	13.43	12.36
Tangible Book Value Per Common Share	15.17	15.46	15.82	15.04	14	13.43	12.36

AVERAGE SHARES OUTSTANDING (BASIC):	2,816,628	2,785,888	2,786,610	2,770,141	2,783,702	2,804,350	3,088,235
AVERAGE SHARES OUTSTANDING (FULLY DILUTED):	2,904,765	2,834,120	2,829,747	2,770,141	2,783,702	2,804,350	3,088,235

BALANCE SHEET DATA:
Available-For-Sale Debt Securities, at Fair Value	$40,656	$42,845	$39,758	$36,839	$6,091	$6,389	$7,757
Held-For-Sale Debt Securities, at Amortized Cost	1,857	2,625	2,367	3,524	4,947	6,149	7,591
Loans receivable, Net of Unearned Interest	302,460	270,754	279,387	240,336	196,493	166,608	142,082
Allowance for Loan Losses	3,021	2,859	2,864	2,450	1,902	1,938	1,932
Total Assets	381,631	361,186	372,193	315,966	239,784	203,884	184,908
Total Deposits	279,822	273,037	277,603	232,235	194,100	163,387	145,986
Short-term Borrowings	13,000	—	—	—	—	—	—
Long-term Debt	42,272	41,636	47,172	37,427	3,200	—	—
Subordinated Debt	—	—	—	—	—	—	—
Stockholders' Equity	43,104	43,568	44,593	42,291	39,372	38,200	37,394

RATIOS:
Return on Average Assets	0.99%	0.82%	0.98%	0.97%	0.57%	0.64%	0.29%
Return on Average Stockholders' Equity	8.36%	6.75%	7.75%	6.62%	3.27%	3.30%	1.41%
Cash Dividend Payout Ratio	9.07%	24.76%	20.94%	0.00%	0.00%	0.00%	0.00%
Allowance for Loan Losses to Loans receivable, Net of Unearned Interest	1.00%	1.06%	1.03%	1.02%	0.97%	1.16%	1.36%
Average Stockholders' Equity to Average Assets	11.89%	12.12%	12.63%	14.69%	17.48%	19.44%	20.31%

RISK FACTORS
In considering whether to vote in favor of the proposal to adopt the merger agreement, you should consider all of the information included in this document and its annexes and all of the information we have incorporated by reference and the risk factors identified by Mid Penn with respect to its operations included in its filings with the SEC, including in its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q. See “Incorporation of Certain Documents by Reference.” In addition, you should consider the following risk factors.
Risks Related to the Merger
The value of the Merger Consideration, while fixed, will vary with changes in Mid Penn’s stock price and may be adjusted if certain minimum equity targets are not achieved by Brunswick. Due to this, the number of shares of Mid Penn common stock exchanged per share of Brunswick common stock and the Cash Consideration to be paid for each share of Brunswick common stock may be different at the closing of the merger than when the merger agreement was executed and when Brunswick’s shareholder’s meeting is held.
Upon completion of the merger, each share of Brunswick common stock will be converted into the right to receive the Merger Consideration, consisting of, at the option of the holder of such share and subject to proration and adjustment as described in the merger agreement, either Eighteen Dollars ($18.00) (the “Cash Consideration”) or 0.598 shares of Mid Penn common stock (the “Stock Consideration”). Both the Stock Consideration and Cash Consideration are fixed, but are subject to downward adjustment pursuant to the merger agreement if Brunswick does not, at certain measuring dates, have a specific amount of consolidated shareholders’ equity calculated in accordance with the merger agreement. Moreover, the value of the Stock Consideration will depend on the market price of Mid Penn common stock. Stock price changes may result from a variety of factors (many of which are outside the control of Mid Penn).
The market price of Mid Penn common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of Mid Penn’s and Brunswick’s shareholder meetings. As a result, the market value of the Stock Consideration also will vary.
Thus, while the number of shares of Mid Penn common stock to be issued per share of Brunswick common stock is fixed (absent any adjustments as described above), (A) Mid Penn shareholders cannot be sure of the market value of the Stock Consideration that will ultimately be paid upon completion of the merger and (B) Brunswick shareholders cannot be sure of the market value of the Stock Consideration they will ultimately receive upon completion of the merger. Moreover, even though the Cash Consideration is fixed, because of the adjustment mechanisms in the merger agreement, Mid Penn and Brunswick shareholders cannot be sure of the ultimate value of the Cash Consideration when voting at their respective shareholder meetings.
Brunswick shareholders may receive a form of consideration different from what they elect.
While each Brunswick shareholder may elect to receive the Cash Consideration, the Stock Consideration or a mix of both, fifty percent (50%) of the Brunswick stock outstanding at the completion of the merger will be converted into the Cash Consideration and fifty percent (50%) will be converted into the Stock Consideration. Therefore, if Brunswick shareholders elect more cash or stock than is available under the merger agreement, their elections will be prorated so that fifty percent (50%) of the Brunswick common stock outstanding at the completion of the merger is converted into the Stock Consideration and the remaining fifty percent (50%) is converted into the Cash Consideration. As a result, a Brunswick shareholder’s ability to receive cash or stock in accordance with their election may depend on the election of other Brunswick shareholders.
Brunswick and Mid Penn shareholders will have a reduced ownership percentage and voting interest after the merger and will exercise less influence over management.
Brunswick’s shareholders currently have the right to vote in the election of the board of directors of Brunswick and on certain other matters affecting Brunswick. When the merger occurs, each Brunswick shareholder that receives shares of Mid Penn common stock will become a shareholder of Mid Penn with a percentage ownership of the combined organization that is much smaller than the shareholder’s current percentage ownership of Brunswick. Additionally, each Mid Penn shareholder will have a percentage ownership of the combined organization that is smaller than the shareholder’s current ownership in Mid Penn. More specifically, following completion of the merger, current Mid Penn shareholders will own in the aggregate approximately ninety-four and six tenths percent (94.6%) of the outstanding shares of Mid Penn common stock and Brunswick shareholders will own approximately five and four tenths percent (5.4%) of the outstanding shares of Mid Penn common stock.
Because of this, each institution’s existing shareholders will have less influence on the management and policies of Mid Penn than they now have on the management and policies of the institution in which they currently own shares.
The merger agreement limits Brunswick’s ability to pursue alternatives to the merger.
The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Brunswick’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Brunswick. In addition, a termination fee is payable by Brunswick under certain circumstances, generally involving the decision to pursue an alternative transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Brunswick from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Brunswick than it might otherwise have proposed to pay, if the merger with Mid Penn had not been announced.
Regulatory waivers and approvals may not be received or may be received and subsequently expire, be revoked or be amended to impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated in the merger agreement, including the merger, may be completed, various waivers, approvals or consents must be obtained from various bank regulatory and other authorities, including the FRB, the FDIC, the PDB and NJDB. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Further, such approvals are subject to expiration if the transaction is not consummated within the time period provided in the approval.
Brunswick’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Brunswick shareholders.
Brunswick’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Brunswick shareholders. For example, one (1) current director of Brunswick will serve on the board of directors of Mid Penn after the merger and will receive compensation for his or her services as a director. In addition, certain officers or employees may receive certain severance payments if they are terminated following the merger. Moreover, certain executive officers will receive change in control payments following completion of the merger. For information concerning these interests, please see the discussion under the caption “Interests of Brunswick’s Directors and Executive Officers in the Merger” on page 66.
The shares of Mid Penn common stock to be received by Brunswick shareholders as a result of the merger will have different rights from the shares of Brunswick common stock.
Upon completion of the merger, Brunswick shareholders will become Mid Penn shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of Mid Penn. The rights associated with Brunswick common stock are governed by New Jersey corporate law and the certificate of incorporation and bylaws of Brunswick and are different from the rights associated with Mid Penn common stock. See the section of this joint proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page 100 for a discussion of the different rights associated with Mid Penn common stock.

Termination of the merger agreement could negatively affect Brunswick.
If the merger agreement is terminated, there may be various consequences, including the fact that Brunswick’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.
If the merger agreement is terminated and Brunswick’s board of directors seeks another merger or business combination, Brunswick shareholders cannot be certain that Brunswick will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Mid Penn has agreed to provide in the merger.
If the merger agreement is terminated and a different business combination is pursued, Brunswick may be required to pay a termination fee of Two Million Fifty Thousand Dollars ($2,050,000) to Mid Penn under certain circumstances. See “The Merger Agreement—Termination Fee” beginning on page 81.
The fairness opinions obtained by Brunswick and Mid Penn from their respective financial advisors will not reflect changes in circumstances subsequent to the date that such opinions were rendered.
Brunswick has obtained a fairness opinion dated as of December 20, 2022, from its financial advisor, Janney. Mid Penn has obtained a fairness opinion dated as of December 20, 2022, from its financial advisor, Piper Sandler. Neither Brunswick nor Mid Penn has obtained, and neither will obtain, an updated opinion as of the date of this joint proxy statement/prospectus from their respective financial advisor. Changes in the operations and prospects of Mid Penn or Brunswick, general market and economic conditions and other factors that may be beyond the control of Mid Penn and Brunswick may alter the value of Mid Penn or Brunswick or the price of shares of Mid Penn common stock or Brunswick common stock by the time the merger is completed. The opinions do not speak to the time the merger will be completed or to any other date other than the date of such opinions. As a result, the opinions will not address the fairness of the Merger Consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Brunswick received from Janney, please see “The Merger—Opinion of Brunswick’s Financial Advisor” beginning on page 39 of this joint proxy statement/prospectus. For a description of the opinion that Mid Penn received from Piper Sandler, please see “The Merger—Opinion of Mid Penn’s Financial Advisor” beginning on page 51 of this joint proxy statement/prospectus.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed for other reasons.
The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, among others: approval of the merger agreement by Mid Penn and Brunswick shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval of the shares of Mid Penn common stock to be issued to Brunswick shareholders for listing on the Nasdaq Global Market, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 81 for a more complete discussion of the circumstances under which the merger agreement could be terminated. The conditions to closing of the merger may not be fulfilled and the merger may not be completed.
Failure to complete the merger could negatively affect the market price of Mid Penn’s and Brunswick’s common stock.
If the merger is not completed for any reason, Mid Penn and Brunswick will be subject to a number of material risks, including the following:
•the market price of Brunswick common stock may decline to the extent that the current market prices of its common stock already reflect a market assumption that the merger will be completed;

•costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, additional reimbursement and termination fees, must be paid even if the merger is not completed; and
•the diversion of management’s attention from the day-to-day business operations and the potential disruption to each company’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur.
Brunswick will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Brunswick and consequently on Mid Penn. These uncertainties may impair Brunswick’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Brunswick to seek to change existing business relationships with Brunswick. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Mid Penn. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Mid Penn, Mid Penn’s business following the merger could be harmed. In addition, the merger agreement restricts Brunswick from taking certain actions until the merger occurs without the consent of Mid Penn. These restrictions may prevent Brunswick from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 73 of this joint proxy statement/prospectus for a description of the restrictive covenants to which Brunswick is subject under the merger agreement.
If the merger is not completed, Brunswick and Mid Penn will have incurred substantial expenses without realizing the expected benefits of the merger.
Brunswick and Mid Penn have both incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the continued effectiveness of regulatory approvals and the approval of Mid Penn’s and Brunswick’s shareholders. Brunswick and Mid Penn cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have an adverse impact on the financial condition and results of operations on a stand-alone basis for both Brunswick and Mid Penn.
Litigation relating to the merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.
Neither Brunswick nor Mid Penn is currently able to predict the outcome of any suit arising out of or relating to the proposed transaction that may be filed in the future. If any letters or complaints are filed, absent allegations that are material, Brunswick and Mid Penn will not necessarily announce such filings.
Brunswick and Mid Penn could be subject to demands or litigation related to the merger, whether or not the merger is consummated. Such actions may create additional uncertainty relating to the merger, and responding to such demands and defending such actions may be costly and distracting to management. Although there can be no assurance as to the ultimate outcomes of any demand or any subsequent litigation, neither Brunswick nor Mid Penn believes that the resolution of such demands or any subsequent litigation will have a material adverse effect on its respective financial position, results of operations or cash flows.
Risks Related to the Combined Company if the Merger is Completed
Mid Penn may be unable to successfully integrate Brunswick’s operations and retain Brunswick’s employees.
The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include, among other things: integrating personnel with diverse business backgrounds; combining different corporate cultures; and retaining key employees.
The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Brunswick who are expected to be retained by Mid Penn. Mid Penn may not be successful in retaining these employees for the time period necessary to successfully integrate Brunswick’s operations with those of Mid Penn. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Mid Penn following the merger.
Additionally, Mid Penn may not be able to successfully achieve the level of cost savings and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of Brunswick to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on Mid Penn’s business, results of operation and stock price.
The market price of Mid Penn shares of common stock after the merger may be affected by factors different from those currently affecting the shares of Brunswick.
The businesses of Mid Penn and Brunswick differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Mid Penn. For a discussion of the businesses of Mid Penn and Brunswick, see “Information about Mid Penn Bancorp, Inc.” and “Information about Brunswick Bancorp” on pages 92 and 96, respectively.
Future issuances of Mid Penn equity securities could dilute shareholder ownership and voting interest of Mid Penn shareholders.
Mid Penn’s articles of incorporation currently authorize the issuance of up to 20 million shares of common stock, which is the maximum number of shares Mid Penn may have issued and outstanding at any one time. If Mid Penn amendment proposal 1 is approved, Mid Penn will be authorized to issue up to 40 million shares of common stock. Mid Penn’s ability to issue additional shares is reduced by the number of shares that are currently outstanding and already reserved for future issuances. Any future issuance of equity securities by Mid Penn may result in dilution in the percentage ownership and voting interest of Mid Penn shareholders. Also, any securities Mid Penn sells in the future may be valued differently and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of shares held by Mid Penn shareholders.
We may fail to realize all of the anticipated benefits of the merger.
The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Mid Penn and Brunswick. However, to realize these anticipated benefits and cost savings, which include increased Mid Penn lending limits, a presence in new geographic markets and access to stable core deposits, we must successfully combine the businesses of Mid Penn and Brunswick. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected.
Mid Penn and Brunswick have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on Mid Penn or Brunswick during the transition period.
Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of Mid Penn’s greater variety of financial products, and from increased lending out of Mid Penn’s substantially larger capital base, to Brunswick’s existing customers and to new customers in Brunswick’s market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market Mid Penn’s products to Brunswick’s customer base could cause the earnings of the combined company to be less than anticipated.

Unanticipated costs relating to the merger could reduce Mid Penn’s future earnings per share.
Mid Penn and Brunswick believe that they have reasonably estimated the likely incremental costs of the combined operations of Mid Penn and Brunswick following the merger. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as unanticipated costs to integrate the two businesses, increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, including negative changes in the value of Brunswick’s loan or securities portfolios, could have a material adverse effect on the results of operations and financial condition of Mid Penn following the merger. In addition, if actual costs are materially different than expected costs, the merger could have a significant dilutive effect on Mid Penn’s earnings per share.
The current volatile interest rate and credit risk environment may adversely impact the fair value adjustments of investments and loans acquired in the merger.
Upon the closing of the merger, the combined company will need to adjust the fair value of Brunswick’s investment and loan portfolios. The rising interest rate environment could have the effect of increasing the magnitude of the purchase accounting marks relating to such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the combined company’s capital ratios, which may result in the combined company taking steps to strengthen its capital position. Additionally, some of the performing loans in the Brunswick loan portfolio being acquired by Mid Penn may be under-collateralized or the estimated allowance for credit losses associated with the loan portfolio may need to be adjusted. There is no assurance that the allowance for credit losses that Mid Penn places on the Brunswick loan portfolio to mitigate against under-collateralized, non-performing loans will be adequate or that Mid Penn will not incur losses that could be greater than this estimate.
Risks Relating to Mid Penn’s Business
You should read and consider risk factors specific to Mid Penn’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Mid Penn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in other documents incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” beginning on page 106 of this document for the location of information incorporated by reference into this document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Mid Penn, Brunswick and the potential combined company and may include statements for periods following the completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.
The forward-looking statements involve certain risks and uncertainties. The ability of either Mid Penn or Brunswick to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those beginning on page 24 under “Risk Factors,” as well as, among others, the following:
•those discussed and identified in public filings with the SEC made by Mid Penn;
•the effects of the ongoing COVID-19 pandemic on the economy generally and on Mid Penn and Brunswick in particular;
•completion of the merger is dependent on, among other the things, the receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;
•the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•higher than expected increases in Mid Penn’s or Brunswick’s loan losses or in the level of nonperforming loans;
•higher than expected charges incurred by Mid Penn in connection with marking Brunswick’s assets to fair value;
•a continued weakness or unexpected decline in the U.S. economy, in particular in Pennsylvania and New Jersey;
•a continued or unexpected decline in real estate values within Mid Penn’s and Brunswick’s market areas;
•unanticipated reduction in Mid Penn’s or Brunswick’s respective deposit bases or funding sources;
•government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate risk policies of the FRB;
•legislative and regulatory actions could subject Mid Penn to additional regulatory oversight which may result in increased compliance costs and/or require Mid Penn to change its business model;
•the integration of Brunswick’s business and operations with those of Mid Penn may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Brunswick’s or Mid Penn’s existing businesses; and
•the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.
Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Mid Penn or Brunswick or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, Mid Penn and Brunswick undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

MARKET PRICES AND SHARE INFORMATION
Mid Penn
Mid Penn common stock is listed and trades on The NASDAQ Global Market under the symbol “MPB.” As of March 1, 2023, there were 15,886,143 shares of Mid Penn common stock outstanding. Mid Penn has approximately 2,189 shareholders of record as of March 1, 2023.
The following tables show, for the indicated periods, the high and low sales prices per share for Mid Penn common stock, as reported on NASDAQ. Cash dividends declared and paid per share on Mid Penn common stock are also shown for the periods indicated below.

	Mid Penn Common Stock
	High	Low	Dividends
2021
First Quarter	$29.87	$20.74	$0.24
Second Quarter	$29.29	$24.09	$0.20
Third Quarter	$28.38	$25.60	$0.20
Fourth Quarter	$33.89	$27.25	$0.20
2022
First Quarter	$33.50	$26.02	$0.20
Second Quarter	$28.48	$25.01	$0.20
Third Quarter	$31.23	$25.65	$0.20
Fourth Quarter	$34.99	$28.45	$0.20
2023
First Quarter (through March 9, 2023)	$32.61	$28.30	$0.20
Dividends from Mid Penn Bank are Mid Penn’s primary source of funds to pay dividends on its common stock. Any further dividends paid on Mid Penn’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Mid Penn’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
Brunswick
Brunswick common stock is quoted on the OTC Pink Market under the symbol “BRBW.” As of March 3, 2023, there were 2,841,444 shares of Brunswick common stock outstanding. Brunswick has approximately 174 shareholders of record as of March 3, 2023..

The following tables show, for the indicated periods, the high and low sales prices of Brunswick common stock, as reported on the OTC Pink Markets. Cash dividends declared and paid per share of Brunswick common stock are also shown for the periods indicated below.

	Brunswick Common Stock
	High	Low	Dividends
2021
First Quarter	$11.50	$8.50	$0.25
Second Quarter	$12.49	$10.57	$
Third Quarter	$12.99	$11.00	$
Fourth Quarter	$14.10	$12.90	$
2022
First Quarter	$14.53	$13.50	$0.12
Second Quarter	$15.50	$14.25	$
Third Quarter	$15.90	$15.50	$
Fourth Quarter	$17.75	$15.70	$
2023
First Quarter (through March 9, 2023)	$17.90	$17.00	$

THE MERGER
Background of the Merger
During the course of developing its strategic plan, Mid Penn’s board of directors and senior management team regularly consider various strategies for creating additional shareholder value, including growth through the expansion of its customer base in existing markets, as well as growth through acquisition of banks or business lines in existing or other markets. As part of this strategic planning process, Mid Penn routinely evaluates possible business combinations, and has completed four acquisitions in recent years—Phoenix Bancorp, Inc. in 2015, The Scottdale Bank & Trust Co. in January 2018, First Priority Financial Corp. in July 2018 and Riverview Financial Corporation in November 2021.
Brunswick’s Board and management have periodically reviewed and assessed strategic opportunities and challenges faced by Brunswick Bank as a smaller community bank with a limited trading market. The Board concluded that in order for Brunswick Bank to successfully compete as an independent institution while satisfying the increasing regulatory obligations applicable to it and to provide an acceptable return to its shareholders, Brunswick would need to grow significantly and ultimately establish a more liquid trading market for its common stock. Alternatively, the Brunswick Board concluded that if executing a strategic plan providing for significant growth entailed too much risk, Brunswick should consider finding a strategic partner.
As a result of these conclusions, in 2021, Brunswick engaged in substantial discussions with two insured depository institutions regarding two different possible strategic combinations. In the first instance, which contemplated an outright sale of Brunswick, the potential acquirer went through a robust diligence process before electing to discontinue further discussions. Similarly, in the latter instance, which contemplated a merger of equals, the merger partner elected to discontinue negotiations following diligence.
At the June 21, 2022 Brunswick Board meeting, the Brunswick Board again reviewed its strategic alternatives. Management noted that Brunswick and its advisors had been contacted by several parties expressing interest in a strategic transaction with Brunswick. The Board discussed the fact that Brunswick was coming off of a number of quarters of strong performance, and that there seemed to be market interest in Brunswick, and so if the Brunswick Board believed a sale would ultimately be in the best interests of Brunswick and its shareholders, this would be a good time to solicit interest in a strategic transaction with Brunswick. At the June 21, 2022 Brunswick Board meeting, the Brunswick Board authorized Brunswick to undertake a solicitation process to gauge market interest in Brunswick, and appointed the Board’s Strategic Planning Committee (“SPC”) to oversee the process and report back to the Board.
On June 22, 2022, the SPC met with counsel from Windels Marx Lane & Mittendorf, LLP and representatives from its financial advisor, Janney. The SPC discussed the then current state of the merger and acquisition market and the potential sale process with its legal and financial advisors, including potential timelines and parties that might have an interest in a strategic transaction with Brunswick. After reviewing the parties, the SPC authorized Janney to contact eighteen (18) parties that the financial advisor believed could have an interest in Brunswick. Such parties had assets ranging from a low of approximately Six Hundred Fifty Million Dollars ($650,000,000) to a high of over Ten Billion Dollars ($10,000,000,000).
On July 25, 2022, Brunswick executed an engagement letter with Janney, formally retaining Janney as its financial advisor.
Subsequent to the June 22, 2022 SPC meeting, four (4) additional financial institutions with assets ranging from a low of approximately One and a Half Billion Dollars ($1,500,000,000) to a high of approximately Four Billion Seven Hundred Million Dollars ($4,700,000,000) contacted Brunswick or Janney to express interest in a possible strategic transaction or were identified by Janney as parties that might also have an interest in Brunswick and presented by Janney to the SPC for approval. The SPC determined to include these four additional parties in the solicitation process.

In June and July 2022, Brunswick worked with Janney to prepare a confidential information memorandum and initial disclosure materials, and representatives from Janney contacted the twenty-two (22) parties approved by the SPC.
Of the parties contacted, fifteen (15), including Mid Penn, signed non-disclosure agreements and received Brunswick’s confidential information memorandum and received access to a virtual data room. In order to facilitate an orderly sale process, the non-disclosure agreements included a customary standstill provision that provided that such provision would terminate if Brunswick entered into an agreement providing for the sale or change in control of Brunswick.
Ultimately, six (6) parties, including Mid Penn, submitted preliminary indications of valuation by the mid-August deadline established by Brunswick’s SPC.
The SPC met on August 24, 2022 with its legal and financial advisors to review the indication letters. The indications valued Brunswick in a range of $16.75 per share to a high valuation, net of adjustment for certain tax issues specific to that indication, of $19.57 per share. The indications provided for consideration to be paid all in cash or in a mix of stock and cash. Mid Penn’s indication valued Brunswick in a range of from $17.50 to $18.00 per share, and provided for a 50-50 mix of cash and Mid Penn stock. The SPC reviewed each of the indications and information about each of the interested parties. The SPC determined that the three parties with the highest indicated valuation, which did not include Mid Penn, would be invited to undertake more detailed diligence and then provide an updated indication letter. In addition, Mid Penn was also invited to undertake more detailed diligence and present an updated indication letter, provided that Mid Penn confirmed that their indicated valuation was $18.00 per share, which they did.
During September 2022, Brunswick worked with each of the four parties invited to undertake a detailed diligence review of Brunswick to provide diligence material and answer questions. Updated indications of interest were requested by early October.
On September 26, 2022, members of senior management of Mid Penn met with members of senior management of Brunswick, together with representatives of Stephens, Inc., Mid Penn’s financial advisor, and Janney, to discuss Mid Penn’s indication of interest and the pros and cons of a strategic combination of Mid Penn and Brunswick.
At the end of the diligence review period, and prior to the due date for updated indication letters, one of the interested parties, the party that had valued Brunswick at a net valuation of $19.57 per share, notified representatives of Janney that it was withdrawing from the process. The three other parties submitted updated indication letters by early October.
On October 11, 2022, the SPC met with Brunswick’s legal and financial advisors to review the three updated indication letters. The final indications stated a value for Brunswick in a range of $16.75 per share to $18.27 per share. All three indications provided for a mix of cash and acquirer stock as the transaction consideration. Mid Penn’s indication had a stated value of $18.00 per share, and provided for a 50-50 mix of cash and Mid Penn common stock. The SPC discussed each of the three indications, and determined that the Mid Penn indication was superior to the others for several reasons:
•Based on Mid Penn’s then current stock price and a 50-50 split of cash and Mid Penn stock, the Mid Penn indication represented the highest value for Brunswick;
•Mid Penn was a more experienced acquirer, successfully completing several other transactions, thus reducing execution risk;
•One of the other bidders had yet to undertake a detailed review of Brunswick’s loan portfolio, and was unwilling to do so unless granted exclusivity by Brunswick, thus increasing the execution risk for that indication; and
•The liquidity in the market for Mid Penn’s stock.

The SPC therefore unanimously agreed to recommend to the Brunswick Board that Brunswick begin exclusive negotiations with Mid Penn on a definitive transaction agreement.
On October 14, 2022, the Brunswick Board held a special meeting to review and act upon the recommendation of the SPC. Brunswick’s legal and financial advisors participated in the meeting. The representative of Windels Marx Lane & Mittendorf, LLP, Brunswick’s legal advisor, discussed with the Board its fiduciary duties. The representatives of Janney discussed with the Board the process they had undertaken on behalf of Brunswick, the initial indications Brunswick had received, the parties invited to undertake a detailed diligence review and the terms of the three (3) final indications Brunswick had received. The representatives of Janney also reviewed information about each of the three (3) final interested parties.
The Chair of the SPC then discussed with the Brunswick Board the SPC’s recommendation that Brunswick move forward with exclusive negotiations with Mid Penn, and the reasons underlying that recommendation. After discussion, the Brunswick Board adopted the SPC’s recommendation and authorized Brunswick’s President and CEO to negotiate and execute an exclusivity agreement with Mid Penn.
Effective October 19, 2022, Brunswick and Mid Penn entered into an exclusivity agreement which provided for a forty-five (45) day exclusivity period, during which Brunswick and its representatives were prohibited from engaging in negotiations or entering into any agreement with any third parties relating to alternative business combination transactions.
At its regularly scheduled meeting on October 27, 2022, the Mid Penn board of directors was informed by senior management that Brunswick had accepted Mid Penn’s nonbinding indication of interest letter and entered into an exclusivity agreement, and that the parties had commenced their respective formal due diligence reviews. Representatives of Stephens participated in the meeting and presented the Mid Penn board with an executive summary of the proposed transaction and a review of various preliminary pro forma financial metrics and key assumptions considered in developing those metrics. Discussion was held concerning pricing and social terms, as well as opportunities and challenges associated with such a combination being an out-of-market transaction. Following such discussion, the Mid Penn board authorized management to proceed with completing its due diligence review of Brunswick and negotiating a definitive merger agreement for its review on the terms described in the nonbinding indication of interest letter.
During the second half of October 2022 through mid-December 2022, the parties and their respective legal and financial advisors engaged in a due diligence investigation of the other party, which included documentary review and management interviews.
On November 11, 2022, Pillar+Aught, counsel for Mid Penn, provided a draft of a definitive merger agreement to Windels Marx Lane & Mittendorf, LLP.
During November and early December 2022, the legal and financial advisors and executive officers for Brunswick and Mid Penn negotiated the final terms of the definitive merger agreement and other transaction documents. During this time, Pillar+Aught and Windels Marx Lane & Mittendorf, LLP also exchanged drafts of the form of voting agreements to be entered into by Mid Penn with each of the directors, executive officers and a certain ten percent (10%) shareholder of Brunswick. Pillar+Aught and Windels Marx Lane & Mittendorf, LLP also exchanged drafts of the form of voting agreements proposed to be entered into by Brunswick and each of the directors and executive officers of Mid Penn.
Effective December 2, 2022, Brunswick and Mid Penn agreed to extend the exclusivity period to December 31, 2022 in order to provide the parties sufficient time to complete their respective diligence investigation and negotiate the transaction documents.
On December 20, 2022, the Boards of both Brunswick and Mid Penn met to review and vote upon the proposed transaction and the various transaction documents.
Representatives of Janney and Windels Marx Lane & Mittendorf, LLP participated in the Brunswick Board meeting. The representatives of Windels Marx Lane & Mittendorf, LLP reviewed with the Brunswick Board the fiduciary duties owed to Brunswick’s stockholders and the terms of the proposed merger, the merger agreement and the other transaction documents. The representatives of Janney provided a financial analysis of the proposed transaction. The representatives of Janney also orally rendered Janney’s opinion, which was subsequently confirmed in writing (a copy of which is attached as Annex B to this joint proxy statement/prospectus), to the effect that, as of December 20, 2022 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney as set forth in the opinion, the proposed Merger Consideration was fair, from a financial point of view, to the holders of Brunswick common stock.
Representatives of Stephens, Piper Sandler and Pillar+Aught participated in the Mid Penn board meeting, during which they reviewed the provisions of the merger agreement in detail with the board of directors. Representatives of Stephens and Piper Sandler discussed the financial terms of the proposed transaction and Pillar+Aught discussed with the Mid Penn board their fiduciary duties under Pennsylvania law. Following the review of its financial analyses of the merger, Piper Sandler delivered its oral opinion, which was subsequently confirmed in writing (a copy of which is attached as Appendix C to this joint proxy statement/prospectus), to the effect that, as of that date and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in the opinion, the Merger Consideration in the merger was fair, from a financial point of view, to Mid Penn. After careful consideration of these presentations, as well as the factors described under the section of this joint proxy statement/prospectus entitled “Mid Penn’s Reasons for the Merger,” and following further discussion, the Mid Penn board of directors unanimously approved the merger agreement and agreed to recommend that Mid Penn’s shareholders adopt and approve the merger agreement.
Brunswick and Mid Penn jointly announced the transaction on the evening of December 20, 2022, after the close of the trading markets.
Brunswick’s Reasons for the Merger
In determining that the merger and the merger agreement were fair to and advisable for Brunswick and its shareholders, in authorizing and approving the merger, in adopting the merger agreement and in recommending that Brunswick shareholders vote for approval of the merger agreement, the Brunswick Board consulted with members of Brunswick’s management and with Janney, and also considered a number of factors that the Brunswick Board viewed as relevant to its decisions. The following discussion of the information and factors considered by the Brunswick Board is not intended to be exhaustive; however, it does include all material factors considered by the Brunswick Board.
In reaching its decision to approve the merger agreement, the Brunswick Board considered the following:
•the understanding of the Brunswick Board of the strategic options available to Brunswick and the Brunswick Board’s assessment of those options, including the economic environment for smaller community banks, and the determination that none of those options were more likely to create greater present value for Brunswick’s shareholders than the value to be paid by Mid Penn;
•the challenges facing Brunswick’s management to grow Brunswick’s franchise and enhance shareholder value given current market conditions, including increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margins from the current interest rate environment and competition, especially for deposits;
•the strong capital base the resulting institution would have after the transaction;
•the pro forma dividend the Mid Penn stock to be issued as part of the merger consideration;
•the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth in small and middle-market lending, helping to further service Brunswick’s customer base;
•the geographic fit and increased customer convenience of the expanded branch network offered by the combined bank;

•that the common stock the Brunswick shareholders will receive will be listed on the Nasdaq Global Market, thereby providing enhanced liquidity to the Brunswick shareholders, as the Brunswick common stock is currently traded only on the OTC Pink Market;
•the cash component in the offer by Mid Penn to the Brunswick shareholders, allowing those shareholders needing immediate liquidity to receive cash;
•the terms of the merger agreement and the structure of the merger transaction, including that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes to shareholders of Brunswick that only receive shares of Mid Penn common stock in exchange for their shares of Brunswick common stock;
•the compatibility of the business cultures of the two organizations;
•the financial condition, results of operations, and prospects of the two entities;
•the opinion of Janney, based upon various analyses described below, including a review of comparable transactions, that the consideration to be received by the Brunswick shareholders is fair to the shareholders of Brunswick from a financial point of view;
•the Brunswick Board’s view, based on, among other things, the opinion of Janney, that the merger consideration is fair to the shareholders of Brunswick from a financial point of view;
•that Brunswick’s shareholders would have the ability to elect to receive either shares of Mid Penn common stock or cash for some or all of their shares of Brunswick common stock.
•the prospects for Brunswick’s employees within the combined company; and
•the likelihood of obtaining the shareholder and regulatory approvals needed to complete the transaction.
All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Brunswick’s shareholders identified by the Brunswick Board and management include the following material matters, the order of which does not necessarily reflect their relative significance:
•the risks of attaining the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success;
•that the Mid Penn stock may not perform well after the closing for reasons unrelated to the proposed transaction, including possible credit, funding or other issues related to Mid Penn’s business;
•that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire Brunswick, in light of the fact that Mid Penn was unwilling to enter into the merger agreement absent such provisions;
•the potential risk of diverting management attention and resources from the operation of Brunswick’s business and towards the completion of the merger;
•the restrictions on the conduct of Brunswick’s business before the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Brunswick from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Brunswick absent the pending merger; and
•the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger.
This discussion of the information and factors considered by the Brunswick Board in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the Brunswick Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Brunswick Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Brunswick shareholders. Rather, the Brunswick Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Brunswick’s management and outside legal and financial advisors. In addition, individual members of the Brunswick Board may have assigned different weights to different factors.
Certain of Brunswick’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Brunswick’s shareholders generally. The Brunswick Board was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Brunswick shareholders. For a discussion of these interests, see “—Interests of Brunswick’s Directors and Executive Officers in the Merger.”
Recommendation of Brunswick’s Board of Directors
Brunswick’s board of directors believes that the terms of the transaction are in the best interests of Brunswick and its shareholders and has unanimously approved the merger agreement. Accordingly, Brunswick’s board of directors unanimously recommends that Brunswick’s shareholders vote “FOR” the Brunswick merger proposal and “FOR” the approval of the Brunswick adjournment proposal.
Opinion of Brunswick’s Financial Advisor
Janney was engaged by the Board of Directors of Brunswick to act as financial advisor and to render a fairness opinion for the Board of Directors of Brunswick in connection with a potential business combination (the “Merger”) with Mid Penn. Janney delivered to the Board of Directors of Brunswick its opinion dated December 20, 2022 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be received by the shareholders of Brunswick from Mid Penn is fair to the shareholders of Brunswick from a financial point of view. In requesting Janney’s advice and opinion, no limitations were imposed by Brunswick with respect to the investigations made or procedures followed by it in rendering this opinion. The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Annex B. Shareholders of Brunswick should read this opinion in its entirety. Janney’s opinion speaks only as of December 20, 2022.
Janney is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, Janney has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Brunswick’s Board of Directors selected Janney to render a fairness opinion in connection with the Merger on the basis of the firm’s reputation and expertise in transactions such as the Merger.
Janney has received a fee from Brunswick for rendering a written opinion to the Board of Directors of Brunswick as to the fairness, from a financial point of view, of the merger consideration to shareholders of Brunswick. Further, Brunswick has agreed to indemnify Janney against any claims or liabilities arising out of Janney’s engagement by Brunswick. The opinion has been reviewed by Janney’s compliance officer and fairness committee consistent and with internal policy. Janney has not provided financial services and has not received compensation from Brunswick during the prior two years. Certain employees of Janney were employed by another investment bank that received compensation from Brunswick for financial advisory services within the past two years.
The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the Board of Directors of Brunswick by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the Board of Directors of Brunswick, but it does summarize all of the material analyses performed and presented by Janney.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the Board of Directors of Brunswick and its fairness opinion.
In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Brunswick or Mid Penn. The analyses performed by Janney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial point of view, to Brunswick shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which Brunswick might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the Board of Directors of Brunswick in making its determination to approve the merger agreement.
During the course of its engagement and as a basis for arriving at its opinion, Janney reviewed and analyzed material bearing upon financial and operating conditions of Brunswick and Mid Penn and material prepared in connection with the merger, including, among other things, the following:
(i)A draft of the merger agreement, dated December 19, 2022;
(ii)Certain publicly available financial statements and other historical financial information of Mid Penn, both audited and unaudited, that Janney deemed relevant, including reports filed by Mid Penn with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation and the Federal Reserve Board;
(iii)Certain publicly available financial statements and other historical financial information of Brunswick and its banking subsidiary, Brunswick Bank, both audited and unaudited, that Janney deemed relevant, including reports filed by Brunswick with the Federal Deposit Insurance Corporation and the Federal Reserve Board;
(iv)Certain internal financial projections for Brunswick for the years ending December 31, 2022 through December 31, 2024, as provided by the senior management of Brunswick, as well as an estimated long-term net income growth rate for the years ending December 31, 2025 through December 31, 2028
(v)Research analyst estimates for Mid Penn for the years ending December 31, 2022 through December 31, 2024, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2025 through December 31, 2028;
(vi)The pro forma financial impact of the merger on Mid Penn based on certain assumptions related to transaction expenses, cost savings, and purchase accounting adjustments, as provided by senior management and representatives of Mid Penn;
(vii)The publicly reported price, valuation and historical trading activity for Brunswick common stock and Mid Penn common stock and certain stock indices, as well as similar publicly available information for certain other publicly traded companies;
(viii)A comparison of certain market and financial information for Brunswick and Mid Penn with similar financial institutions for which information is publicly available;

(ix)The financial terms of certain recent business combinations in the bank and thrift industry on a nationwide and a regional basis, to the extent publicly available; and
(x)Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Janney considered relevant.
Janney also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuation.
In arriving at our opinion, Janney has assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Brunswick and Mid Penn and in the discussions with Brunswick’s and Mid Penn respective management teams. Janney has not independently verified the accuracy or completeness of any such information. Janney has further relied upon the assurances of the management of Brunswick and Mid Penn that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of our analyses and this opinion, Janney has assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Brunswick and Mid Penn (as the case may be) as to the expected future results of operations and financial condition of Brunswick and Mid Penn and the other matters covered thereby.
Janney has also assumed that the financial estimates and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of Brunswick and Mid Penn and that such estimates will be realized in the amounts and at the times contemplated thereby. Janney is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. Janney was not retained to and did not conduct a physical inspection of any of the properties or facilities of Brunswick or Mid Penn or their respective subsidiaries. In addition, Janney has not reviewed individual credit files nor has Janney made an independent evaluation or appraisal of the assets and liabilities of Brunswick or Mid Penn nor any of their respective subsidiaries, and Janney was not furnished with any such evaluations or appraisals.
Summary of Proposed Merger Consideration and Implied Transaction Metrics. Janney reviewed the financial terms of the proposed transaction using an exchange ratio of 0.598 shares of Mid Penn common stock for each share of Brunswick common stock, Mid Penn’s closing price as of December 19, 2022, of $30.95, and the closing price of Brunswick common stock on December 19, 2022, of $16.45. Janney calculated an aggregate implied transaction value of approximately $53.9 million, or a transaction price per share of $18.25. Based upon financial information for Brunswick as or for the last twelve months (“LTM”) ended September 30, 2022, unless otherwise noted, Janney calculated the following implied transaction metrics:

Transaction Price / LTM Earnings:	13.1 x
Transaction Price / 2023E(1):	12.3 x
Transaction Price / Tangible Book Value	120.3%
Tangible Book Premium/Core Deposits(2):	5.4%
Pro Forma Ownership	5.1%
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(1)Based upon internal financial projections for Brunswick, as provided by the senior management of Brunswick
(2)Core deposits calculated as Total Deposits less Time Deposits
Comparable Company Analyses. Janney used publicly available information to compare selected financial information for Brunswick with a group of financial institutions selected by Janney for the Brunswick Peer

Valuation Comparison. The Brunswick Peer Group consisted of publicly-traded holding companies, deemed comparable to Brunswick. The Brunswick Peer Group consisted of the following companies:

New Tripoli Bancorp, Inc.	The Victory Bancorp, Inc.
Mauch Chunk Trust Financial Corp.	Woodsboro Bank
ES Bancshares, Inc.	Enterprise Financial Services Group, Inc.
Susquehanna Community Financial, Inc.	Glen Burnie Bancorp
Mifflinburg Bancorp, Inc.	Commercial National Financial Corporation
Peoples Ltd.	Elmer Bancorp, Inc.
Mars Bancorp, Inc.	Delhi Bank Corp.
First Resource Bancorp Inc.	Generations Bancorp NY, Inc.
Hamlin Bank and Trust Company	Fleetwood Bank Corporation
Neffs Bancorp, Inc.	Peoples Bancorp, Inc.
The analysis compared selected financial information for Brunswick with the corresponding publicly available data for the Brunswick Peer Group as of Year to Date September 30, 2022 (unless otherwise noted), with pricing data as of December 19, 2022. The table below sets forth the data for Brunswick and median and mean data for the Brunswick Peer Group.
Brunswick Peer Valuation Comparison

	Brunswick	Brunswick Peer Group Median	Brunswick Peer Group Mean
Market Capitalization ($M)	$46.7	$29.5	$39.8
Price / Tangible Book Value	108.4%	110.4%	124.1%
Price / LTM EPS	11.8 x	8.8 x	9.5 x
Dividend Yield	—%	2.4%	2.8%
Weekly Volume	—%	0.1%	0.1%
Last Twelve Months Return	24.9%	(2.3)%	(6.7)%
Total Assets ($M)	$381.6	$451.8	$464.6
Tangible Common Equity/Tangible Assets	11.3%	7.1%	6.9%
LTM Core ROAA	1.08%	0.81%	0.80%
LTM Core ROATCE	9.23%	10.05%	10.26%
LTM Efficiency Ratio	61.3%	70.4%	71.3%
Loans / Deposits	108.1%	65.6%	70.8%
NPAs / Assets	0.49%	0.26%	0.50%
LTM NCOs / Loans	—%	—%	0.02%
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Note: Financial data for the institutions in the Brunswick Peer Group is not pro forma for any publicly announced and pending transactions.
Comparable Company Analyses. Janney used publicly available information to compare selected financial information for Mid Penn with a group of financial institutions selected by Janney for the Mid Penn Peer Valuation

Comparison. The Mid Penn Peer Group consisted of publicly-traded holding companies, deemed comparable to Mid Penn. The Mid Penn Peer Group consisted of the following companies:

Univest Financial Corporation	Peoples Financial Services Corp.
Metropolitan Bank Holding Corp.	Shore Bancshares, Inc.
Peapack-Gladstone Financial Corporation	BCB Bancorp, Inc.
TrustCo Bank Corp NY	Orrstown Financial Services, Inc.
Northfield Bancorp, Inc.	ACNB Corporation
Financial Institutions, Inc.	First Bank
CNB Financial Corporation	Chemung Financial Corporation
Canandaigua National Corporation
The First of Long Island Corporation
Arrow Financial Corporation
The analysis compared selected financial information for Mid Penn with the corresponding publicly available data for the Mid Penn Peer Group as of Year to Date September 30, 2022 (unless otherwise noted), with pricing data as of December 19, 2022. The table below sets forth the data for Mid Penn and median and mean data for the Mid Penn Peer Group.
Mid Penn Peer Valuation Comparison

	Mid Penn	Mid Penn Peer Group Median	Mid Penn Peer Group Mean
Market Capitalization ($M)	$491.6	$408.8	$465.6
Price / Tangible Book Value	130.3%	121.2%	135.2%
Price / LTM EPS	12.4 x	10.2 x	10.0 x
Price / 2022E EPS	8.9 x	8.4x	8.6x
Dividend Yield	2.6%	3.1%	2.9%
Weekly Volume	0.9%	1.4%	1.4%
Last Twelve Months Return	(1.2)%	1.0%	1.5%
Total Assets ($M)	$4,333.9	$4,291.2	$4,487.2
Tangible Common Equity/Tangible Assets	8.9%	7.9%	7.9%
LTM Core ROAA	1.21%	1.14%	1.17%
LTM Core ROATCE	14.46%	13.96%	14.40%
LTM Efficiency Ratio	57.5%	56.0%	55.9%
Loans / Deposits	89.1%	87.0%	87.4%
NPAs / Assets	0.18%	0.24%	0.28%
LTM NCOs / Loans	—%	0.05%	0.05%
Note: Financial data for the institutions in the Mid Penn Peer Group is not pro forma for any publicly announced and pending transactions.
Net Present Standalone Value Analyses. Janney performed an analysis that estimated the net present value per share of Mid Penn’s common stock assuming Mid Penn performed in accordance with estimates based on publicly available mean analyst earnings per share estimates. To approximate the terminal value of a share of Mid Penn’s common stock at December 31, 2027, Janney applied a long term growth rate range of 7.5%. The terminal values were then discounted to present values using discount rates ranging from 12.0% to 16.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Mid Penn’s common stock. The analysis and the underlying assumptions yielded a range of values per share of Mid Penn’s common stock of $27.14 to $39.75 when applying a terminal value based on tangible book value and $25.06 to $41.15 when applying a terminal value based on earnings.
Price per Share Sensitivity (Tangible Book Value Multiple):

Discount Rate	1.1x	1.2x	1.3x	1.4x	1.5x
12.0%	$31.00	$33.19	$35.37	$37.56	$39.75
13.0%	$29.97	$32.07	$34.18	$36.29	$38.40
14.0%	$28.98	$31.01	$33.04	$35.07	$37.10
15.0%	$28.04	$29.99	$31.95	$33.91	$35.86
16.0%	$27.14	$29.02	$30.91	$32.79	$34.68
Price per Share Sensitivity (Earnings Multiple):

Discount Rate	6.9x	7.9x	8.9x	9.9x	10.9x
12.0%	$28.59	$31.73	$34.87	$38.01	$41.15
13.0%	$27.65	$30.67	$33.70	$36.72	$39.74
14.0%	$26.75	$29.66	$32.57	$35.49	$38.40
15.0%	$25.89	$28.69	$31.50	$34.31	$37.11
16.0%	$25.06	$27.77	$30.47	$33.18	$35.88
Analysis of Selected Merger Transactions. Janney reviewed groups of selected merger and acquisition transactions that were deemed to be comparable to the merger. These two groups were labeled as the “National” Group and “Regional” Group. The National Group consisted of seventeen selected bank and thrift merger transactions with disclosed transaction value, where target total assets were between $350 million and $600 million and transaction value between $40 million and $80 million, announced since June 30, 2021. The National Group was composed of the following transactions:

Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Core Deposit Premium (%)
Spencer Savings Bank SLA	Mariner’s Bank	123.7	14.3	3.1
First Western Financial Inc.	Teton Financial Services Inc.	127.0	17.6	3.0
Finward Bancorp	Royal Financial Inc.	115.5	10.1	2.3
Seacoast Banking Corp. of FL	Sabal Palm Bancorp Inc.	184.1	9.0	7.0
SouthPoint Bancshares Inc.	Merchants Financial Svcs Inc	149.7	13.0	4.9
Eagle Bancorp Montana Inc.	First Community Bancorp Inc.	140.0	7.2	4.1
Bus. First Bancshares Inc.	Texas Citizens Bancorp Inc.	157.1	16.6	4.8
MidWestOne Financial Grp Inc.	Iowa First Bancshares Corp.	NA	17.7	NA
BancFirst Corp.	Worthington National Bank	199.2	18.9	10.3
InBankshares Corp	Legacy Bank	132.6	8.8	3.9
Home Bancorp Inc.	Friendswood Capital Corp.	147.3	NM	7.8
Cambridge Bancorp	Northmark Bank	117.5	17.9	3.2
Middlefield Banc Corp.	Liberty Bancshares	119.4	13.5	NA
CrossFirst Bankshares Inc,	Farmers & Stockmens Bank	165.4	NM	6.0
Somerset Savings Bank SLA	Regal Bancorp Inc.	128.1	20.2	3.4
Citizens Financial Services	HV Bancorp Inc.	163.6	21.8	5.6
Summit Financial Group Inc.	PSB Holding Corp.	136.0	12.1	2.9
	Average	144.1	14.6	4.8
	Median	138.0	14.3	4.1
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Note: P/E > 25x deemed non-meaningful for comparison purposes
Note: Excludes transactions without disclosed deal values, and excludes transactions categorized as mergers of equals
Source: S&P Capital IQ Pro; Data as of December 19, 2022
Janney calculated the median values for the following relevant transaction pricing multiples for the National Group: the multiple of the offer value to Brunswick’s tangible book value; the multiple of the offer value to Brunswick’s net income for the twelve months ended September 30, 2022; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of Brunswick’s common stock by applying each median multiple to Brunswick’s tangible common equity, net income for the twelve months ended September 30, 2022, and core deposits as of September 30, 2022, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		Comparable Transactions
Valuation Multiple	Brunswick Value ($000s)	Factor Weight (%)	Median Multiple	Aggregate Value ($000s)	Value Per Share
Tangible Common Equity	$43,103	33%	138.0%	$59,486	$20.94
LTM Earnings	$4,036	33%	14.3x	$57,771	$20.33
Core Deposits (1)	$199,745	33%	4.1%	$51,273	$18.05

	Ranges of Values:		Minimum	$29,180	$10.27
			Maximum	$87,823	$30.91

	Factor-Weighted Average			$56,177	$19.77

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(1)Core deposits defined as total deposits less jumbo time deposits.
Note: Per share metrics based upon 2,840,974 BRBW shares outstanding.
Source: S&P Capital IQ Pro
The National Group analysis suggested a range of value of $10.27 to $30.91 per share of Brunswick’s common stock, with a factor-weighted average of $19.77.
The Regional Group consisted of fifteen selected bank and thrift merger transactions with disclosed transaction terms, with targets headquartered in the Mid-Atlantic, with target total assets between $350.0 million and $1.5 billion, announced since January 1, 2021. The Regional Group was composed of the following transactions:

Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Core Deposit Premium (%)
Fidelity D&D Bancorp Inc.	Landmark Bancorp Inc.	121.6	NM	3.0
Shore Bancshares Inc.	Severn Bancorp Inc.	134.7	21.7	NA
HPS Investment Partners LLC	Marlin Bus. Services Corp.	152.6	14.9	NA
Valley National Bancorp	Westchester Bank Holding Corp.	169.0	18.1	8.7
Mid Penn Bancorp Inc.	Riverview Financial Corp.	121.5	12.2	2.3
Spencer Savings Bank SLA	Mariner’s Bank	123.7	14.3	3.1
Community Bank System Inc.	Elmira Savings Bank	162.4	15.0	7.0
Fulton Financial Corp.	Prudential Bancorp Inc.	108.7	17.9	1.7
Farmers National Banc Corp.	Emclaire Financial Corp	147.5	10.4	4.1
Nmb Financial Corp	Noah Bank	101.3	10.1	0.3
Somerset Savings Bank SLA	Regal Bancorp Inc.	128.1	20.2	3.4
First Commonwealth Financial	Centric Financial Corp	137.1	14.8	4.7
Citizens Financial Services	HV Bancorp Inc.	163.6	21.8	5.6
Summit Financial Group Inc.	PSB Holding Corp	136.0	12.1	2.9
First Bank	Malvern Bancorp Inc	102.4	21.4	NA
	Average	134.0	16.0	3.9
	Median	134.7	14.9	3.2
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Note: P/E > 25x deemed non-meaningful for comparison purposes
Note: Excludes transactions without disclosed deal values, and excludes transactions categorized as mergers of equals
Source: S&P Capital IQ Pro; Data as of December 19, 2022
Janney calculated the median values for the following relevant transaction pricing multiples for the Regional Group: the multiple of the offer value to Brunswick’s tangible book value; the multiple of the offer value to Brunswick’s net income for the last twelve months; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of Brunswick’s common stock by applying each median multiple to Brunswick’s tangible common equity, net income for the twelve months ended September 30, 2022, and core deposits as of September 30, 2022, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		Comparable Transactions
Valuation Multiple	Brunswick Value ($000s)	Factor Weight (%)	Median Multiple	Aggregate Value ($000s)	Value Per Share
Tangible Common Equity	$43,103	33%	134.7%	$58,073	$20.44
LTM Earnings	$4,036	33%	14.9%	$60,278	$21.22
Core Deposits (1)	$199,745	33%	3.2%	$49,525	$17.43

	Ranges of Values:		Minimum	$40,652	$14.28
			Maximum	$87,823	$30.91

	Factor-Weighted Average			$55,958	$19.70
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(1)Core deposits defined as total deposits less jumbo time deposits.
Note: Per share metrics based upon 2,840,974 BRBW shares outstanding.
Source: S&P Capital IQ Pro
The Regional Group analysis suggested a range of value of $14.28 to $30.91 per share of Brunswick’s common stock, with a factor-weighted average of $19.70.
Net Present Value Analyses. Janney performed an analysis that estimated the net present value per share of Brunswick’s common stock assuming Brunswick performed in accordance with estimates based upon discussions with Brunswick. To approximate the terminal value of a share of Brunswick’s common stock at December 31, 2027, Janney applied price to earnings multiples ranging from 9.8x to 13.8x and multiples of tangible book value ranging from 88.0% to 128.0%. The terminal values were then discounted to present values using discount rates ranging from 12.0% to 16.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Brunswick’s common stock. The analysis and the underlying assumptions yielded a range of values per share of Brunswick’s common stock of $10.21 to $20.70 when applying a terminal value based on tangible book value and $12.67 to $23.86 when applying a terminal value based on earnings.
Price / Tangible Book Value Multiples

Discount Rate	0.88x	0.98x	1.08x	1.18x	1.28x
12.0%	$12.30	$14.40	$16.50	$18.60	$20.70
13.0%	$11.74	$13.76	$15.79	$17.81	$19.83
14.0%	$11.21	$13.16	$15.10	$17.05	$19.00
15.0%	$10.70	$12.58	$14.45	$16.33	$18.21
16.0%	$10.21	$12.02	$13.83	$15.64	$17.45
Price / Earnings Multiples

Discount Rate	9.8x	10.8x	11.8x	12.8x	13.8x
12.0%	$15.15	$17.33	$19.50	$21.68	$23.86
13.0%	$14.48	$16.58	$18.68	$20.77	$22.87
14.0%	$13.85	$15.87	$17.89	$19.91	$21.93
15.0%	$13.24	$15.19	$17.14	$19.08	$21.03
16.0%	$12.67	$14.54	$16.42	$18.29	$20.17

In connection with its analyses, Janney considered and discussed with Brunswick’s Board of Directors how the present value analyses would be affected by changes in the underlying assumptions. Janney noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Franchise Valuation. Janney used a franchise valuation analysis to estimate the value of Brunswick’s common stock based on the composition of its balance sheet on September 30, 2022. The franchise valuation analysis involves calculating the net asset value of Brunswick and adding a core deposit premium to the net asset value to determine the overall value of Brunswick. In order to calculate Brunswick’s net asset value, Janney adjusted Brunswick’s tangible common equity with an after-tax credit mark of approximately $2,228 thousand. The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquiror.

Dollars in thousands
		Premium
	09/30/22 Balance	(%)	($)
Demand Accounts	$80,283	10.00%	$8,028
NOW Accounts	5,711	8.00%	457
Savings and Money Market Accounts	79,126	6.00%	4,748
Time Deposit Accounts < $100k	36,992	4.00%	1,480
Time Deposit Accounts $100k - $250k	50,403	2.00%	1,008
Time Deposit Accounts > $250k	29,674	0.00%	—
Total Deposits	$282,189	5.57%	$15,720
__________________
Note: Deposits are on a bank only basis, not consolidated.
Janney selected premiums of 0% for Time Deposits greater than $250 thousand, 2% for time deposit accounts from $100 thousand to $250 thousand, 4% for time deposit accounts less than $100 thousand, 6% for savings and money market accounts, 8% for NOW accounts, and 10% for demand deposits. Applying these premiums to Brunswick’s deposits suggested an overall premium of 5.57%, or $15.7 million. Janney noted that deposit premiums paid in bank merger transactions vary. Therefore, Janney also selected a range of deposit premiums from 3.57% to 7.57%. The franchise value analysis suggested an overall range of value of $17.93 to $21.91 per share for Brunswick’s common stock with a midpoint of $19.92. The value suggested by a 5.57% deposit premium was $19.92 per share. The following chart provides a summary of the franchise value analysis:

Dollars in thousands, except per share amounts
	Amount	Per Share
Tangible Common Equity	$43,104	$15.17
Less: Credit Mark (After-Tax)	$(2,228)	$(0.78)
Add: Deposit Premium	$15,720	$5.53
Indicated Franchise Value	$56,595	$19.92

Minimum Franchise Value – (3.57% Deposit Premium)	$50,949	$17.93
Maximum Franchise Value – (7.57% Deposit Premium)	$62,236	$21.91
Pro Forma Merger Analysis. Janney performed a pro forma merger analysis that combined projected income statement and balance sheet information of Brunswick and Mid Penn. Janney analyzed the estimated financial impact of the merger on certain projected financial results for Brunswick and Mid Penn and financial forecasts and projections relating to the earnings of Brunswick and Mid Penn, which were derived by Janney from publicly available consensus estimates and discussions with management of Brunswick and Mid Penn, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses), which, in the case of Brunswick and Mid Penn were derived by Janney from publicly available information. This analysis indicated that the merger could be accretive to Mid Penn estimated EPS in 2023 and have a 2.6-year payback period for Mid Penn with moderate dilution at closing to estimated tangible book value per share (4% dilutive to Mid Penn tangible book value per share). For all of the above analysis, the actual results achieved by Mid Penn following the merger may vary from the projected results, and the variations may be material.
Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the merger consideration was fair, from a financial point of view, to the holders of Brunswick’s common stock.
Mid Penn’s Reasons for the Merger
The board of directors and senior management of Mid Penn periodically review and evaluate the economic and regulatory environments in which Mid Penn and its affiliated companies operate. Part of this review in recent years has included an acknowledgement of the effects of additional oversight and regulation on revenues, expenses and capital requirements for financial institutions, particularly community banks, as a result of the passage in 2010 of the Dodd-Frank Act and other factors, and consideration of competitive factors. The board of directors and senior management generally believe that greater size and scale can help a community-oriented financial institution address the costs of anticipated additional regulation, as well as provide additional revenue opportunities and provide a platform to compete more effectively with larger financial institutions. In light of these observations, Mid Penn has elected to pursue a controlled growth strategy, which may include both organic growth and the targeted acquisition of other financial institutions with strong performance characteristics in alignment with Mid Penn’s community banking philosophy.
Mid Penn entered into the merger agreement to further implement this strategy, as well as to provide additional opportunities for revenue growth. Mid Penn’s board of directors reviewed and discussed the transaction with senior management, as well as its financial and legal advisors, in unanimously determining that the merger was advisable and in the best interests of Mid Penn and its shareholders. In reaching its determination, the Mid Penn board of directors considered a number of factors, including the following material factors:
•information regarding the business operations, management, financial condition, asset quality, product offerings, and prospects of Brunswick based on, among other things, presentations by management and Mid Penn’s financial advisors;
•the anticipated operating efficiencies, cost savings (estimated to be approximately 37.5% on a pre-tax basis) and opportunities for revenue enhancements of the combined company following the completion of the merger, and the likelihood that they would be achieved after the merger;
•the expectation that the transaction will be accretive from an earnings per share perspective (exclusive of non-recurring transaction costs) for the pro forma company in the first full year after completion and have a tangible book value dilution earn back period of less than 2.7 years;
•the board’s view that Brunswick’s product offerings and business mix are compatible with those of Mid Penn and provide Mid Penn with opportunities to accelerate commercial loan growth, as well as opportunities to enhance non-interest income growth by expanding Mid Penn’s insurance, wealth management, and mortgage banking activities;
•the board’s view that the merger presents the opportunity to more readily deploy the excess capital and liquidity generated by the 2021 public offering of common stock;
•the board’s view that the combined company will have the potential for a stronger competitive position in a marketplace where relatively greater size and scale may become increasingly more important factors for financial performance and success;
•the board’s view that the transaction will provide an increase in shareholder value and enhance shareholder returns;

•the expectation that talented and experienced executives of Brunswick will bring their industry and market knowledge to Mid Penn;
•the board’s view that Brunswick, like Mid Penn, is focused on customer service and building relationships in local communities;
•the deal protection provided by the terms of the merger agreement and the termination fee of $2,050,000 to Mid Penn under certain circumstances;
•the results of the due diligence examination of Brunswick and its business operations, including asset quality and composition of its investment portfolio, undertaken by management with the assistance of Mid Penn’s financial advisors;
•the financial information and analyses presented by Mid Penn’s financial advisors, and the opinion of Piper Sandler delivered to Mid Penn’s board of directors to the effect that, as of December 20, 2022, and based on and subject to the various factors, limitations, considerations, qualifications and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to Mid Penn; and
•the review by the board of directors with Pillar+Aught, its legal advisor, of the structure of the merger and the financial and other terms of the merger agreement, including the fixed exchange ratio.
The Mid Penn board of directors also considered potential risks relating to the merger, including the following:
•the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;
•the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Mid Penn’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;
•expected benefits and synergies sought in the merger, including cost savings and Mid Penn’s ability to market successfully its financial products to Brunswick’s customers, may not be realized or may not be realized within the expected time period;
•the challenges of integrating the businesses, operations and employees of Brunswick and Mid Penn; and
•the other risks described in the section entitled “Risk Factors” beginning on page 24.
The foregoing discussion of the information and factors considered by Mid Penn’s board of directors is not exhaustive, but includes the material factors considered by the board. In view of the wide variety of factors considered by the board of directors of Mid Penn in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Mid Penn’s board of directors evaluated the factors described above, including asking questions of Mid Penn’s legal and financial advisors. In considering the factors described above, individual members of Mid Penn’s board of directors may have given different weights to different factors. The board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Mid Penn’s board of directors and certain other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 30.
Recommendation of Mid Penn’s Board of Directors
Mid Penn’s board of directors believes that the terms of the transaction are in the best interests of Mid Penn and has unanimously approved the merger agreement. Accordingly, Mid Penn’s board of directors unanimously recommends that Mid Penn shareholders vote “FOR” the Mid Penn merger proposal. In addition, the Mid Penn board of directors unanimously recommends the Mid Penn shareholders vote “FOR” Mid Penn amendment proposal 1, “FOR” Mid Penn amendment proposal 2 and “FOR” the Mid Penn adjournment proposal.
Opinion of Mid Penn’s Financial Advisor
Mid Penn retained Piper Sandler to render a fairness opinion to Mid Penn’s board of directors in connection with Mid Penn’s business combination with Brunswick. Mid Penn selected Piper Sandler because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
At the December 20, 2022 meeting at which Mid Penn’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on December 20, 2022, to the effect that, as of such date, the merger consideration was fair to Mid Penn from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Mid Penn common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of Mid Penn in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Mid Penn as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to Mid Penn and did not address the underlying business decision of Mid Penn to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Mid Penn or the effect of any other transaction in which Mid Penn might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Mid Penn or Brunswick, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•a draft of the agreement and plan of merger, dated December 15, 2022;
•certain publicly available financial statements and other historical financial information of Mid Penn and its wholly-owned banking subsidiary, Mid Penn Bank, that Piper Sandler deemed relevant;
•certain publicly available financial statements and other historical financial information of Brunswick and its wholly-owned banking subsidiary, Brunswick Bank, that Piper Sandler deemed relevant;
•internal net income projections for Mid Penn for the quarter ending December 31, 2022 and for the year ending December 31, 2023 with a long-term annual earnings per share growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for Mid Penn for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Mid Penn;
•internal net income projections for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 and December 31, 2024 with a long-term annual earnings per share growth rate for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for

Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Brunswick;
•the pro forma financial impact of the merger on Mid Penn based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for current expected credit losses (CECL) accounting standards, as provided by the senior management of Mid Penn;
•the publicly reported historical price and trading activity for Mid Penn common stock and Brunswick common stock, including a comparison of certain stock trading information for Mid Penn common stock, Brunswick common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;
•a comparison of certain financial information for Mid Penn and Brunswick with similar financial institutions for which information is publicly available;
•the financial terms of certain recent business combinations in the bank and thrift industry (on a regional basis), to the extent publicly available;
•the current market environment generally and the banking environment in particular; and
•such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.
Piper Sandler also discussed with certain members of the senior management of Mid Penn the business, financial condition, results of operations and prospects of Mid Penn and held similar discussions with certain members of the senior management of Brunswick and its representatives regarding the business, financial condition, results of operations and prospects of Brunswick.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Mid Penn, Brunswick or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Mid Penn and Brunswick that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Mid Penn or Brunswick, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Mid Penn or Brunswick. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Mid Penn or Brunswick, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Mid Penn or Brunswick. Piper Sandler assumed, with Mid Penn’s consent, that the respective allowances for loan losses for both Mid Penn and Brunswick were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used internal net income projections for Mid Penn for the quarter ending December 31, 2022 and for the year ending December 31, 2023 with a long-term annual earnings per share growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for Mid Penn for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Mid Penn. In addition, Piper Sandler used internal net income projections for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 and December 31, 2024 with a long-term annual earnings per share growth rate for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Brunswick. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of Mid Penn. With respect to the foregoing information, the respective senior managements of Mid Penn and Brunswick confirmed to Piper Sandler that such information reflected the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Mid Penn and Brunswick, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Mid Penn or Brunswick since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Mid Penn and Brunswick would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with Mid Penn’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Mid Penn, Brunswick, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Mid Penn’s consent, Piper Sandler relied upon the advice that Mid Penn received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Mid Penn common stock or Brunswick common stock at any time or what the value of Mid Penn common stock would be once it is actually received by the holders of Brunswick common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Mid Penn’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Mid Penn or Brunswick and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Mid Penn and Brunswick and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to Mid Penn on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Mid Penn, Brunswick, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Mid Penn’s board of directors at its December 20, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Mid Penn common stock or Brunswick common stock or the prices at which Mid Penn or Brunswick common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Mid Penn’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Mid Penn’s board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Brunswick common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in the merger agreement, the following: (i) for each share of Brunswick common stock with respect to which an election to receive cash has been effectively made and not revoked or lost, the right to receive $18.00; (ii) for each share of Brunswick common stock with respect to which an election to receive Mid Penn common stock has been effectively made and not revoked or lost, the right to receive 0.598 of a share of Mid Penn common stock; and (iii) for each share of Brunswick common stock other than shares as to which a cash election or a stock election has been effectively made and not revoked or lost, the right to receive such stock consideration or cash consideration as determined in accordance with the merger agreement, subject to adjustment as set forth in the merger agreement. The merger agreement provides, generally, that the total number of shares of Brunswick common stock entitled to receive the cash consideration shall be equal to the product (rounded down to the nearest whole share) of (i) 0.5 and (ii) the total number of shares of Brunswick common stock issued and outstanding immediately prior to the effective time, with all other shares of Brunswick common stock converted into the right to receive the stock consideration. Piper Sandler calculated an aggregate implied transaction value of approximately $54.3 million and an implied purchase price per share of $18.41 consisting of the implied value of 2,840,974 shares of Brunswick common stock and 222,072 Brunswick options outstanding with a weighted average exercise price of $8.97, and based on the closing price of Mid Penn common stock on December 16, 2022. Based upon financial information for Brunswick as of or for the last twelve months (“LTM”) ended September 30, 2022 and the closing price of Brunswick’s common stock on December 16, 2022, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share/ Tangible Book Value Per Share	121%
Transaction Price Per Share/ LTM Earnings Per Share	13.2x
Transaction Price Per Share/ 2022E Management Forecast(1)	14.1x
Transaction Price Per Share/ 2023E Management Forecast(1)	12.5x
Tangible Book Premium/ Core Deposits (CDs > $100,000)(2)	5.6%
Tangible Book Premium/ Core Deposits (CDs > $250,000)(3)	4.5%
Market Premium as of December 16, 2022	11.9%

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(1)Assumptions provided and confirmed by Brunswick senior management
(2)Core deposits defined as total deposits less time deposits with balances greater than $100,000
(3)Core deposits defined as total deposits less time deposits with balances greater than $250,000
Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading prices of Mid Penn common stock and Brunswick common stock for the one-year and three-year periods ended December 16, 2022. Piper Sandler then compared the relationship between the movements in the price of Mid Penn common stock and Brunswick common stock, respectively, to movements in their respective peer groups (as described below), as well as certain stock indices.
Mid Penn’s One-Year Stock Performance

	Beginning Value December 16, 2021	Ending Value December 16, 2022
Mid Penn	100%	105.8%
Mid Penn Peer Group	100%	91.8%
S&P 500 Index	100%	74.8%
NASDAQ Bank Index	100%	80.3%
Mid Penn’s Three-Year Stock Performance

	Beginning Value December 16, 2019	Ending Value December 16, 2022
Mid Penn	100%	111.0%
Mid Penn Peer Group	100%	93.7%
S&P 500 Index	100%	84.3%
NASDAQ Bank Index	100%	98.5%
Brunswick’s One-Year Stock Performance

	Beginning Value December 16, 2021	Ending Value December 16, 2022
Brunswick	100%	123.9%
Brunswick Peer Group	100%	96.3%
S&P 500 Index	100%	74.8%
NASDAQ Bank Index	100%	80.3%
Brunswick’s Three-Year Stock Performance

	Beginning Value December 16, 2019	Ending Value December 16, 2022
Brunswick	100%	189.1%
Brunswick Peer Group	100%	101.5%
S&P 500 Index	100%	84.3%
NASDAQ Bank Index	100%	98.5%

Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for Mid Penn with a group of financial institutions selected by Piper Sandler. The Mid Penn peer group included banks headquartered in the Mid-Atlantic region with securities traded on a major-exchange (NASDAQ, NYSE, NYSEAM), with total assets between $2.5 billion and $6.5 billion, but excluded targets of announced merger transactions and minority investments (the “Mid Penn Peer Group”). The Mid Penn Peer Group consisted of the following companies:

ACNB Corporation	Northfield Bancorp, Inc.
Arrow Financial Corporation	Orrstown Financial Services, Inc.
BCB Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Chemung Financial Corporation	Peoples Financial Services Corp.
CNB Financial Corporation	Shore Bancshares, Inc.
Financial Institutions, Inc.	The First of Long Island Corporation
First Bank	TrustCo Bank Corp NY
Metropolitan Bank Holding Corp.
The analysis compared publicly available financial information for Mid Penn with corresponding data for the Mid Penn Peer Group as of or for the year ended September 30, 2022, with pricing data as of December 16, 2022. The table below sets forth the data for Mid Penn and the median, mean, low and high data for the Mid Penn Peer Group.
Mid Penn Comparable Company Analysis

	Mid Penn	Mid Penn Peer Group Median	Mid Penn Peer Group Mean	Mid Penn Peer Group Low	Mid Penn Peer Group High
Total assets ($mm)	4,334	4,233	4,310	2,551	6,422
Loans/ Deposits (%)	89.1	84.0	86.2	65.4	104.0
Non-performing assets/ Total assets (%)	0.18	0.22	0.26	0.01	0.58
Tangible common equity/ Tangible assets (%)	8.97	7.85	7.97	5.29	11.58
Tier 1 Leverage Ratio (%)(1)	9.60	9.71	9.70	8.35	12.53
Total RBC Ratio (%)(2)	13.84	14.28	14.58	12.47	20.09
CRE/ Total RBC Ratio (%)(1)	318	319	296	19	464
LTM Return on average assets (%)	0.93	1.14	1.14	0.67	1.45
LTM Return on average equity (%)	8.4	12.9	12.3	7.4	16.4
LTM Net interest margin (%)	3.50	3.02	3.16	2.74	3.71
LTM Efficiency ratio (%)	57.5	55.8	54.6	44.3	62.9
Price/ Tangible book value (%)	132	121	133	103	189
Price/ LTM Earnings per share (x)	12.6	9.2	9.5	6.0	15.1
Price/ 2022E Earnings per share (x)	9.3	8.3	8.5	6.5	11.4
Price/ 2023E Earnings per share (x)	8.0	7.9	8.2	5.7	11.3
Current Dividend Yield (%)	2.5	3.0	2.9	—	4.8
Market value ($mm)	490	378	440	209	734
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(1)Bank level regulatory data as of September 30, 2022 used for ACNB Corporation, BCB Bancorp, Inc. and Peoples Financial Services Corp.
(2)Bank level regulatory data as of September 30, 2022 used for ACNB Corporation and Peoples Financial Services Corp.
Note: Financial data not shown pro forma for pending acquisitions
Piper Sandler used publicly available information to perform a similar analysis for Brunswick by comparing selected financial information for Brunswick with a group of financial institutions selected by Piper Sandler. The

Brunswick peer group included banks headquartered in the Mid-Atlantic region with publicly traded securities, total assets between $100 million and $1 billion with 3 month average daily trading volume greater than 500 shares as of December 16, 2022, but excluded targets of announced merger transactions and institutions without publicly available shares outstanding (the “Brunswick Peer Group”). The Brunswick Peer Group consisted of the following companies:

1st Colonial Bancorp, Inc.	Harbor Bankshares Corporation
Carver Bancorp, Inc.	Harleysville Financial Corporation
Commercial National Financial Corporation	Jeffersonville Bancorp
Community Heritage Financial, Inc.	Juniata Valley Financial Corp.
Delhi Bank Corp.	Magyar Bancorp, Inc.
ES Bancshares, Inc.	Quaint Oak Bancorp, Inc.
Farmers and Merchants Bancshares, Inc.	Susquehanna Community Financial, Inc.
First Resource Bancorp Inc.	William Penn Bancorporation
Generations Bancorp NY, Inc.	WVS Financial Corp.
Glen Burnie Bancorp
The analysis compared publicly available financial information for Brunswick with corresponding data for the Brunswick Peer Group as of or for the year ended September 30, 2022, with pricing data as of December 16, 2022. The table below sets forth the data for Brunswick and the median, mean, low and high data for the Brunswick Peer Group.
Brunswick Comparable Company Analysis

	Brunswick	Brunswick Peer Group Median	Brunswick Peer Group Mean	Brunswick Peer Group Low	Brunswick Peer Group High
Total assets ($mm)	382	707	624	364	912
Loans/ Deposits (%)	108.1	79.3	77.7	48.0	107.2
Non-performing assets/ Total assets (%)(1)	0.49	0.33	0.71	—	2.83
Tangible common equity/ Tangible assets (%)	11.29	7.45	7.73	2.76	20.77
Tier 1 Leverage Ratio (%)(2)	12.29	9.60	10.01	6.82	18.25
Total RBC Ratio (%)(3)	15.52	14.50	15.12	9.67	22.65
CRE/ Total RBC Ratio (%)(4)	314	201	196	21	436
LTM Return on average assets (%)	1.08	0.94	0.80	(0.14)	1.85
LTM Return on average equity (%)	9.2	10.7	9.8	(1.8)	31.2
LTM Net interest margin (%)	3.65	3.19	3.13	1.50	3.89
LTM Efficiency ratio (%)	61.3	68.0	71.1	56.6	103.3
Price/ Tangible book value (%)	108	112	135	70	301
Price/ LTM Earnings per share (x)	11.8	9.6	11.5	5.4	29.3
Current Dividend Yield (%)	—	1.8	2.4	—	8.3
Market value ($mm)	47	48	56	16	158
__________________
(1)Bank level regulatory data as of September 30, 2022 used for 1st Colonial Bancorp, Inc., Brunswick, ES Bancshares, Inc., Jeffersonville Bancorp, Magyar Bancorp, Inc., Quaint Oak Bancorp, Inc. and Susquehanna Community Financial, Inc.
(2)Bank level regulatory data as of September 30, 2022 used for 1st Colonial Bancorp, Inc., Brunswick, Community Heritage Financial, Inc., ES Bancshares, Inc., Farmers and Merchants Bancshares, Inc., Generations Bancorp NY, Inc., Jeffersonville Bancorp, Magyar Bancorp, Inc., Quaint Oak Bancorp, Inc., Susquehanna Community Financial, Inc. and William Penn Bancorporation
(3)Bank level regulatory data as of September 30, 2022 used for 1st Colonial Bancorp, Inc., Brunswick, Community Heritage Financial, Inc., ES Bancshares, Inc., Farmers and Merchants Bancshares, Inc., Generations Bancorp NY, Inc., Magyar Bancorp, Inc., Quaint Oak Bancorp, Inc. and Susquehanna Community Financial, Inc.

(4)Bank level regulatory data as of September 30, 2022 used for all banks except Carver Bancorp, Inc.
Note: Bank level regulatory data as of September 30, 2022 used for Harbor Bankshares Corporation and WVS Financial Corp.
Analysis of Precedent Transactions.
Piper Sandler reviewed a regional group of merger and acquisition transactions. The group consisted of transactions in which the target was headquartered in the Mid-Atlantic region with total assets between $100 million and $1 billion, announced between January 1, 2020 and December 16, 2022, but excludes mergers of equals, transactions involving investor groups, transactions where the target was a mutual holding company, and the acquisitions of Noah Bank by The Bank of Princeton and National Bank of New York City by Newtek Business Services Corp. due to their non-comparable business models (the “Regional Precedent Transactions”).
The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Norwood Financial Corp.	UpState New York Bancorp, Inc.
Farmers and Merchants Bancshares, Inc.	Carroll Bancorp, Inc.
BV Financial, Inc.	Delmarva Bancshares, Inc.
Hanover Bancorp, Inc.	Savoy Bank
Fidelity D & D Bancorp, Inc.	Landmark Bancorp, Inc.
Shore Bancshares, Inc.	Severn Bancorp, Inc.
Spencer Savings Bank, Savings and Loan Association	Mariner’s Bank
Community Bank System, Inc.	Elmira Savings Bank
Rosedale Federal Savings and Loan Association	CBM Bancorp, Inc.
Somerset Savings Bank, SLA	Regal Bancorp, Inc.
Citizens Financial Services, Inc.	HV Bancorp, Inc.
Summit Financial Group, Inc.	PSB Holding Corp.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Regional Precedent Transactions group.

		Regional Precedent Transactions
	Mid Penn/ Brunswick	Median	Mean	Low	High
Transaction Price/ LTM Earnings Per Share (x)	13.2	17.2	18.5	12.1	32.4
Transaction Price/ Tangible Book Value Per Share (%)	121	134	137	91	178
Tangible Book Value Premium to Core Deposits (%)	5.6	5.5	7.4	2.9	20.6
1-Day Market Premium (%)	11.9	41.0	43.0	25.9	73.2
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of a share of Mid Penn common stock assuming Mid Penn performed in accordance with internal net income projections for Mid Penn for the quarter ending December 31, 2022 and for the year ending December 31, 2023 with a long-term annual earnings per share growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for Mid Penn for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Mid Penn. To approximate the terminal value of a share of Mid Penn common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings multiples ranging from 7.0x to 12.0x and multiples of December 31, 2026 tangible book value ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Mid Penn common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Mid Penn common stock of $20.19 to $37.98 when applying multiples of earnings and $25.93 to $42.37 when applying multiples of tangible book value.
Earnings Per Share Multiples

Discount Rate	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
10.0%	23.31	26.25	29.18	32.11	35.05	37.98
11.0%	22.48	25.30	28.12	30.95	33.77	36.59
12.0%	21.68	24.40	27.11	29.83	32.55	35.27
13.0%	20.92	23.53	26.15	28.77	31.38	34.00
14.0%	20.19	22.71	25.23	27.75	30.27	32.79
Tangible Book Value Per Share Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
10.0%	30.00	32.47	34.95	37.42	39.90	42.37
11.0%	28.91	31.29	33.67	36.05	38.44	40.82
12.0%	27.87	30.16	32.46	34.75	37.04	39.33
13.0%	26.88	29.09	31.29	33.50	35.71	37.92
14.0%	25.93	28.06	30.19	32.31	34.44	36.56
Piper Sandler also considered and discussed with Mid Penn’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Mid Penn’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for Mid Penn’s common stock, applying the price to 2026 earnings multiples range of 7.0x to 12.0x referred to above and a discount rate of 12.04%.
Earnings Per Share Multiples

Annual Estimate Variance	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
(20.0)%	17.85	20.02	22.19	24.36	26.53	28.70
(10.0)%	19.75	22.19	24.63	27.07	29.52	31.96
—%	21.65	24.36	27.07	29.79	32.50	35.21
10.0%	23.55	26.53	29.52	32.50	35.49	38.47
20.0%	25.45	28.70	31.96	35.21	38.47	41.73
Piper Sandler also performed an analysis that estimated the net present value per share of Brunswick common stock, assuming Brunswick performed in accordance with internal net income projections for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 and December 31, 2024 with a long-term annual earnings per share growth rate for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Brunswick. To approximate the terminal value of a share of Brunswick common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings multiples ranging from 8.0x to 13.0x and multiples of December 31, 2026 tangible book value ranging from 90% to 165%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Brunswick common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Brunswick common stock of $11.61 to $21.87 when applying multiples of earnings and $12.29 to $26.11 when applying multiples of tangible book value.
Earnings Per Share Multiples

Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
10.0%	13.50	15.17	16.85	18.52	20.20	21.87
11.0%	12.99	14.61	16.22	17.83	19.44	21.05
12.0%	12.51	14.06	15.61	17.16	18.72	20.27
13.0%	12.05	13.54	15.04	16.53	18.02	19.52
14.0%	11.61	13.05	14.49	15.93	17.36	18.80
Tangible Book Value Per Share Multiples

Discount Rate	90%	105%	120%	135%	150%	165%
10.0%	14.29	16.66	19.02	21.38	23.75	26.11
11.0%	13.75	16.03	18.30	20.58	22.85	25.13
12.0%	13.24	15.43	17.62	19.81	22.00	24.19
13.0%	12.75	14.86	16.97	19.08	21.19	23.30
14.0%	12.29	14.32	16.35	18.38	20.41	22.44
Piper Sandler also considered and discussed with Mid Penn’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Brunswick’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for Brunswick common stock, applying the price to 2026 earnings multiples range of 8.0x to 13.0x referred to above and a discount rate of 12.04%.
Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(20.0)%	10.01	11.25	12.49	13.73	14.97	16.21
(10.0)%	11.25	12.65	14.04	15.43	16.83	18.22
—%	12.49	14.04	15.59	17.14	18.69	20.24
10.0%	13.73	15.43	17.14	18.84	20.55	22.25
20.0%	14.97	16.83	18.69	20.55	22.40	24.26
In addition, Piper Sandler performed an analysis that estimated the net present value per share of Brunswick common stock, assuming Brunswick performed in accordance with internal net income projections for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 and December 31, 2024 with a long-term annual earnings per share growth rate for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026 assuming certain cost savings and balance sheet repositioning assumptions, as provided by the senior management of Mid Penn. Piper Sandler applied price to earnings multiples ranging from 8.0x to 13.0x and multiples of tangible book value ranging from 90% to 165%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Brunswick common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Brunswick common stock of $18.20 to $34.34 when applying multiples of earnings and $13.26 to $28.19 when applying multiples of tangible book value.
Earnings Per Share Multiples

Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
10.0%	21.17	23.81	26.44	29.08	31.71	34.34
11.0%	20.38	22.91	25.45	27.98	30.52	33.05
12.0%	19.62	22.06	24.50	26.94	29.38	31.82
13.0%	18.89	21.24	23.59	25.94	28.29	30.64
14.0%	18.20	20.46	22.73	24.99	27.25	29.52
Tangible Book Value Per Share Multiples

Discount Rate	90%	105%	120%	135%	150%	165%
10.0%	15.42	17.97	20.53	23.08	25.63	28.19
11.0%	14.84	17.30	19.76	22.21	24.67	27.12
12.0%	14.29	16.66	19.02	21.38	23.75	26.11
13.0%	13.76	16.04	18.32	20.59	22.87	25.15
14.0%	13.26	15.45	17.65	19.84	22.03	24.23
Piper Sandler also considered and discussed with Mid Penn’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Brunswick’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for Brunswick common stock, applying the price to earnings multiples range of 8.0x to 13.0x referred to above and a discount rate of 12.04%.
Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(20.0)%	17.11	19.24	21.36	23.49	25.62	27.74
(10.0)%	18.35	20.63	22.91	25.19	27.47	29.75
—%	19.59	22.02	24.46	26.90	29.33	31.77
10.0%	20.83	23.42	26.01	28.60	31.19	33.78
20.0%	22.07	24.81	27.56	30.30	33.05	35.80
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on Mid Penn assuming the transaction closes on June 30, 2023. Piper Sandler utilized the following information and assumptions: (a) internal net income projections for Mid Penn for the quarter ending December 31, 2022 and for the year ending December 31, 2023 with a long-term annual earnings per share growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for Mid Penn for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Mid Penn, (b)  internal net income projections for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 and December 31, 2024 with a long-term annual earnings per share growth rate for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Brunswick, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of Mid Penn. The analysis indicated that the transaction could be accretive to Mid Penn’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2023 through December 31, 2026 and dilutive to Mid Penn’s estimated tangible book value per share at close and in the years ending December 31, 2023 through December 31, 2025 and accretive to Mid Penn’s estimated tangible book value per share in the year ending December 31, 2026.
In connection with this analysis, Piper Sandler considered and discussed with Mid Penn’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler received a $200,000 fee from Mid Penn upon rendering its opinion. Mid Penn has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler provided certain other investment banking services to Mid Penn. In summary, Piper Sandler (i) acted as financial advisor to Mid Penn in connection with Mid Penn’s acquisition of Riverview Financial Corporation, which transaction closed in November 2021 and for which Piper Sandler received approximately $1,350,000 in compensation, and (ii) acted as book manager in connection with Mid Penn’s follow-on offering of common stock, which transaction occurred in April 2021 and for which Piper Sandler received approximately $2,100,000 in compensation. Piper Sandler did not provide any investment banking services to Brunswick in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Mid Penn, Brunswick and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Mid Penn and Brunswick for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Certain Prospective Financial Information of the Parties
In connection with the proposed merger, Mid Penn provided certain of its prospective financial information to Brunswick and Janney, the financial advisor to Brunswick, and Brunswick provided certain of its prospective financial information to Mid Penn and Piper Sandler, the financial advisor to Mid Penn.
The prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to each of Mid Penn’s and Brunswick’s respective businesses, all of which are inherently uncertain and difficult to predict and many of which are beyond the parties’ control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by the parties’ ability to achieve strategic goals, objectives and targets over the applicable periods. As such, these projections constitute forward-looking statements and are subject to risks and uncertainties, including the various risks set forth in the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The prospective financial information generally was not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Mid Penn’s independent registered public accounting firm, nor Brunswick’s independent auditor, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. This information was prepared solely for internal use and is subjective in many respects. Neither Mid Penn nor Brunswick can provide any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.
Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither party can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this document, similar estimates and assumptions would be used. Neither party intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The unaudited prospective financial information does not take into account the possible financial and other effects on either Mid Penn or Brunswick, as applicable, of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on either Mid Penn or Brunswick, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either Mid Penn or Brunswick, as applicable, of any possible failure of the merger to occur.
Piper Sandler and Janney used, in certain of the analyses performed in connection with rendering its opinion to the Mid Penn and Brunswick board of directors, the following projected financial information for each of the companies, which was developed based upon information provided by management of each of Brunswick and Mid Penn:
Brunswick Projections

	Projected For the Year Ending December 31,
	2022	2023	2024	2025	2026
	(In millions, except per share data)
Net Income	$3.9	$4.3	$5.3	$6.3	$7.4
Earnings per share	1.31	1.47	1.80	2.13	2.51
Dividends per share	—	0.12	—	—	—
Tangible book value per share	15.55	16.95	18.82	21.03	23.63
Mid Penn Projections

	Projected For the Year Ending December 31,
	2022	2023	2024	2025	2026
	(In millions, except per share data)
Net Income	$54.4	$56.3	$60.5	$65.0	$69.9
Earnings per share	3.41	3.54	3.81	4.09	4.40
Dividends per share(1)	0.20	0.82	0.84	0.84	0.84
Tangible book value per share	24.59	27.10	30.16	33.48	37.11
________________
(1)Dividends per share for the year ending December 31, 2022 represents fourth quarter dividends per share

In addition to the foregoing, Janney assumed a long-term annual growth rate of 18% for Brunswick, as provided by Brunswick management, and 7.5% for Mid Penn for the years ending December 31, 2027 and 2028.
You are strongly cautioned not to place undue reliance on the prospective financial information set forth above. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of Mid Penn, Brunswick, Piper Sandler, Janney, or their affiliates, advisors or representatives considered or considers such information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of Mid Penn, Brunswick, Piper Sandler, Janney or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the assumptions, and none of them undertakes any obligation to update or otherwise revise or reconcile the assumptions to reflect circumstances existing after the date such information was generated or to reflect the occurrence of future events even in the event that any or all of the underlying assumptions are shown to be in error. None of Mid Penn, Brunswick, Piper Sandler, Janney or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the prospective financial information. The prospective financial information is not being included in this joint proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal. In light of the foregoing, and considering that the parties’ special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Mid Penn shareholders and Brunswick shareholders are cautioned not to place unwarranted reliance on such information.
Board of Directors and Management of Mid Penn Following Completion of the Merger
Following completion of the merger, the then current directors and executive officers of Mid Penn and Mid Penn Bank will continue in office. At the effective time of the merger, one (1) of the current directors of Brunswick selected by the board of directors of Brunswick, with the approval of Mid Penn’s board of directors, will be added to the board of directors of Mid Penn.
Brunswick Shareholders Do Not Have Dissenters’ Rights in the Merger
Neither New Jersey law nor the organizational and operational documents of Brunswick provide Brunswick shareholders with dissenters’ rights in the merger.
Regulatory Approvals Required for the Merger
The merger is subject to the approval of, or waiver of formal application and approval requirements from, the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and the NJDB under the New Jersey Banking Act of 1948, as amended (the “NJ Banking Act”).
In reviewing Mid Penn’s application for approval of the merger under the BHC Act, the FRB must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of Mid Penn, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the merging companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of Mid Penn in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing. The FRB may waive the application requirement under certain conditions.
The bank merger of Brunswick Bank with and into Mid Penn Bank is also subject to approval by the FDIC under the federal Bank Merger Act and by the PDB under the Pennsylvania Banking Code and NJDB under the NJ Banking Act. In general, the factors considered by the FDIC, the PDB and the NJDB to approve the bank merger are similar to the factors described above relating to the merger.
Mid Penn has filed or will file all required applications, notices and waiver requests to obtain the regulatory approvals and non-objections necessary to consummate the merger. While Mid Penn does not know of any reason why it would not obtain the approvals in a timely manner, Mid Penn cannot be certain when or if it will receive the regulatory approvals. The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

INTERESTS OF BRUNSWICK’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of Brunswick’s board of directors with respect to the merger, Brunswick’s shareholders should be aware that the executive officers and directors of Brunswick and Brunswick Bank have certain interests in the merger that may be different from, or in addition to, the interests of Brunswick shareholders generally. Brunswick’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Brunswick shareholders vote to adopt the merger proposal.
Treatment of Stock Options
Certain directors and executive officers hold outstanding stock options to purchase shares of Brunswick common stock granted under the Brunswick Bancorp 2019 Stock Option Plan (the “Brunswick Equity Plan”). The Brunswick Equity Plan, including the number of shares of Brunswick common stock reserved thereunder, has been previously approved by shareholders of Brunswick.
The merger agreement provides that, at the effective time of the merger, each option to purchase shares of Brunswick common stock outstanding immediately before the effective time of the merger, whether or not vested, will be canceled and exchanged for a cash payment equal to the product obtained by multiplying (x) the aggregate number of shares of Brunswick common stock that are issuable upon exercise of such option and (y) the Cash Consideration, less the per share exercise price of such option, without interest.
The following table reflects the number of stock options held by each executive officer and director as of December 20, 2022, the date that the merger agreement was executed, without regard to any subsequent exercise of stock options pursuant to the terms of the awards, prior to the effective date of the merger. The estimated value of the stock options is based on (1) the difference between eighteen dollars ($18.00) and the exercise price multiplied by (2) the total number of shares subject to each stock option award. As of the date of the merger agreement, December 20, 2022, 74,170 stock options held by executive officers and directors were vested.

Directors	Options Held	Value
James Atieh	3,334	$33,240
James V. Gassaro	3,334	33,240
Michael Kaplan	3,334	33,240
Richard A. Malouf	3,334	33,240
Bridget Reilly	5,000	49,850
Robert Sica	3,334	33,240
Executive Officers	Options Held	Value
Frank Gumina Jr., Chairman	26,000	$226,940
Nicholas A. Frungillo, Jr., President and CEO	29,000	256,850
Keith Rada, Executive Vice President and Chief Lending Officer	29,200	269,449
David Gazerwitz, CFO	23,500	209,150
Carl Carabelli, Loan Operations Manager and Compliance Officer	23,500	209,150
Lisa Tuccillo,Senior Vice President and Operations Officer	23,500	209,150
Treatment of Restricted Stock
Certain directors and executive officers hold shares of Brunswick restricted stock. The merger agreement provides that, at the effective time of the merger, each share of Brunswick restricted stock that is outstanding immediately before the effective time shall vest in full and shall be cancelled and converted automatically into the right to receive the Merger Consideration payable pursuant to the merger agreement, less applicable withholding tax, and treating shares of Brunswick common stock subject to such Brunswick restricted stock in the same manner as all other shares of Brunswick common stock for such purposes.
The following table sets forth the number of shares of restricted stock held by each executive officer as of December 20, 2022, the date the merger agreement was executed, and which are expected to remain unvested. Restricted shares have only been granted to executive officers of Brunswick. All of the restricted shares will vest upon closing of the merger. The estimated value of the restricted stock assumes the election of Cash Consideration by all shares of restricted stock.

Executive Officer	Number of Restricted Shares	Value
Frank Gumina	1,000	$18,000
Nicholas Frungillo Jr.	6,000	108,000
David Gazerwitz	600	10,800
Keith Rada	600	10,800
Carl Carabelli	600	10,800
Employment Agreements with Certain Executive Officers
Each of Brunswick and Brunswick Bank are parties to employment agreements with Messrs. Gumina, Frungillo, Jr., Gazerwitz, Rada and Carabelli and Ms. Tuccillo. Each agreement has a term ending on December 31, 2025 and automatically renews for a one year period at the end of the term unless either party gives prior written notice of its intention not to renew the agreement. Pursuant to the merger agreement, Mid Penn has agreed to honor all benefits payable under the employment agreements, which provide certain benefits in the event an employee’s employment is terminated under specified circumstances, or upon a change in control, such as the merger.
In the event of a change in control of Brunswick, each employee subject to an employment agreement, other than Mr. Frungillo, Jr., is entitled to receive a lump sum payment equal to two (2.0) times the sum of (i) the employee’s current annual base salary plus (ii) the employee’s highest cash bonus paid over the prior three years. Mr. Frungillo, Jr. is entitled to receive a lump sum payment equal to two and one-half (2.5) times the sum of (i) his current annual base salary plus (ii) his highest cash bonus paid over the prior three years. In addition, each employee will be entitled to receive from Brunswick or its successor hospital, health, medical and life insurance on the terms and at the cost to the employee as the employee was receiving such benefits upon the date of the employee’s termination in connection with a change in control for a period of twenty (24) months from the effective date of the change in control. If the payments to be paid under any employment agreement are determined to be subject to excise tax or penalties under Sections 280G and 4999 of the Internal Revenue Code (the “Code”), the amount to be paid will be reduced to an amount equal to one (1) dollar less than the amount which would trigger such excise tax.
The non-competition and non-solicitation covenants contained in the employment agreements apply for a period of one year after a change in control, such as the merger.
In connection with execution of the merger agreement, each of the executive officers subject to an employment agreement described above entered into a Settlement Agreement with Mid Penn, Brunswick and Brunswick Bank terminating each employment agreement in exchange for a payment equal to the amount each executive would have received under each respective employment agreement, effective as of and conditioned upon the closing of the merger. Payment of the amounts due under the Settlement Agreements is also conditioned on each executive executing a release in favor of Mid Penn, Brunswick, Brunswick Bank and their respective affiliates.
For an estimate of the amounts payable to Brunswick’s named executive officers (Messrs. Frungillo, Jr., Gumina and Rada) under their employment agreement and in connection with the merger, see “Interests of Brunswick’s Directors and Executive Officers in the Merger —Merger-Related Compensation for Brunswick’s Named Executive Officers” below.

Merger-Related Executive Compensation for Brunswick’s Named Executive Officers
The following table sets forth the amount of payments and benefits that each of Brunswick’s named executive officers would receive as a result of the merger, assuming the closing date of the merger was December 31, 2022. The table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control. Amounts below are based on certain assumptions that may or may not actually occur. As a result, the actual amounts to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash(1)	Equity(2)	Perquisites/ benefits(3)	Total
Nicholas Frungillo, Jr.	$1,238,413	$272,410	$15,690	$1,526,513
Frank Gumina	606,827	182,410	543	789,780
Keith Rada	646,847	147,934	21,714	816,495
__________________
(1)The amounts in this column represent the cash payments due under each named executive officer’s settlement agreement, as described above.
(2)As described above, all unvested equity awards held by Brunswick’s named executive officers will become vested at the effective time (i.e., single trigger vesting) and will either (i) be settled for the Merger Consideration, in the case of restricted stock awards, or (ii) cashed out, in the case of stock options. Set forth below are the values of each type of equity-based award outstanding that would become vested upon the assumed merger closing date of December 31, 2022. The value of each restricted stock award is based on a price per share value of $18.00, i.e. the Merger Consideration. The value of each stock option below is equal to $18.00 minus its exercise price.

Name	Stock Options ($)	Restricted Stock ($)
Nicholas Frungillo, Jr.	164,410	108,000
Frank Gumina	164,410	18,000
Keith Rada	137,134	10,800
(3)Represents the value of continued health insurance benefits as required under the employment agreements for each of Messrs. Frungillo, Jr., Gumina and Rada.
Indemnification
Pursuant to the merger agreement, Mid Penn has agreed that, following the effective time of the merger, it will indemnify, defend and hold harmless the present and former directors or officers or employees of Brunswick and its subsidiaries against all liabilities incurred in connection with any litigation arising out of or pertaining to, the fact that such person is or was a director or officer or employee of Brunswick, or its subsidiaries or, at Brunswick’s request, of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by therein), whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under Brunswick’s articles of incorporation and under Brunswick’s bylaws (subject to applicable law), including provisions relating to advances of expenses incurred in the defense of any litigation; provided, that the indemnified party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.
Directors’ and Officers’ Insurance
Mid Penn has further agreed, for a period of six years after the effective time of the merger, to maintain the directors’ and officers’ liability insurance policies of Brunswick (provided, that Mid Penn may substitute policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured) with respect to claims arising from facts or events which occurred prior to the effective time of the merger. Mid Penn is not obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy), which exceed, for the portion related to Brunswick’s directors and officers, 200% of annual premium payments paid on Brunswick’s current policy in effect as of the date of the merger agreement. Mid Penn will use reasonable efforts to maintain the most advantageous insurance policies obtainable for such amount.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.
Terms of the Merger
Each of the Brunswick board of directors and the Mid Penn board of directors has unanimously adopted the agreement and plan of merger, which provides for the merger of Brunswick with and into Mid Penn. Mid Penn will be the surviving entity in the corporate merger. Each share of Mid Penn common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of Mid Penn. Each share of Brunswick common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below) will be converted into the right to elect to receive, subject to adjustment and proration, the Cash Consideration or the Stock Consideration. See “—Consideration to Be Received in the Merger.” Company-Owned Stock means shares of Brunswick stock held in treasury by Brunswick or any of its subsidiaries or any shares of Brunswick stock held by Mid Penn or any of its subsidiaries, other than in a fiduciary or agency capacity or as a result of debts previously contracted. Each share of Brunswick common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange for Company-Owned Stock. Mid Penn does not own any shares of common stock of Brunswick.
The Mid Penn articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined entity after completion of the merger. The merger agreement provides that Mid Penn, with the written consent of Brunswick, may change the method of effecting the merger if and to the extent it deems such change to be necessary, appropriate, or desirable. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code, or materially impede or delay completion of the merger.
Closing and Effective Time of the Merger
The merger will become effective as set forth in the articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania. It currently is anticipated that the effective time of the merger will occur in the second quarter of 2023, but we cannot guarantee when or if the merger will be completed.
Consideration to Be Received in the Merger
The merger agreement provides that Brunswick shareholders will have the right, with respect to each of their shares of Brunswick common stock, to elect to receive, subject to certain proration, adjustment and other provisions as described below, either (A) Eighteen Dollars ($18.00) (the “Cash Consideration”) or (B) 0.598 shares of Mid Penn common stock (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”). Fifty percent (50%) of the Brunswick common stock outstanding as of the effective time of the merger will be converted into the Cash Consideration and the remaining fifty percent (50%) will be converted into the Stock Consideration.
No guarantee can be made that you will receive the form of Merger Consideration that you elect. As a result of the proration provisions and other limitations described in this document and in the merger agreement, you may receive Mid Penn common stock or cash in amounts that vary from the amounts you elect to receive. The proration of stock and cash to be issued in the merger is also subject to potential adjustment to ensure that the merger will qualify as a reorganization under the Code (i.e., to satisfy the continuity of interest test).

Non-Electing Brunswick Shareholders
Brunswick shareholders who make no election for Cash Consideration or Stock Consideration in the merger or who do not make a valid election will be deemed to have elected either Stock Consideration or Cash Consideration depending on the proration adjustments required by the merger agreement (discussed herein).
Proration
The total number of shares of Brunswick common stock (including restricted stock) to be entitled to receive the Cash Consideration shall be equal to fifty percent (50%) of all issued and outstanding shares immediately prior to the effective time. Similarly, the total number of shares of Brunswick common stock (including restricted stock) to be entitled to receive the Stock Consideration shall be equal to fifty percent (50%) of the issued and outstanding shares immediately prior to the effective time.
To achieve this, if the aggregate number of shares of Brunswick common stock with respect to which an election to receive the Cash Consideration (the “Cash Election Shares”) exceeds fifty percent (50%) of all issued and outstanding shares immediately prior to the effective time, all shares of Brunswick common stock to which an election to receive the Stock Consideration applies and all non-election shares shall be converted into the right to receive Stock Consideration and Brunswick common stock shares for which an election to receive the Cash Consideration has been received will be converted into the right to receive the Cash Consideration by multiplying such shares by a fraction, the numerator of which is fifty percent (50%) of all issued and outstanding shares and the denominator of which is the number of Cash Election Shares. The remaining Cash Election Shares shall be converted into the right to receive Stock Consideration.
Conversely, if the number of Cash Election Shares is less than fifty percent (50%) of all issued and outstanding shares immediately prior to the effective time (this amount being referred to as the “Shortfall Number”), all shares of Brunswick common stock to which an election to receive Cash Consideration applies shall be converted into the right to receive Cash Consideration and the non-election and shares to which an election to receive Stock Consideration shall be treated in the following manner:
If the Shortfall Number is less than or equal to the number of non-election shares, all stock election shares shall be converted into the right to receive Stock Consideration and the non-election shares shall be converted into the right to receive Cash Consideration by multiplying the number of non-election shares by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares. The remaining non-election shares shall be converted into the right to receive the Stock Consideration.
If the Shortfall Number exceeds the number of non-election shares, all non-election shares shall be converted into the right to receive Cash Consideration and Brunswick common stock shares for which an election to receive Stock Consideration shall be converted into the right to receive the Cash Consideration by multiplying the number of stock election shares by a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of non-election shares and the denominator of which is the total number of stock election shares. The remaining stock election shares shall be converted into the right to receive the Stock Consideration.
Adjustment
The Cash Consideration and Stock Consideration are fixed at Eighteen Dollars ($18.00) per share of Brunswick common stock and 0.598 shares of Mid Penn common stock per share of Brunswick common stock, respectively. Even so, if Brunswick’s consolidated shareholders’ equity (calculated in accordance with the merger agreement) as of the Measuring Date (as defined in the merger agreement) is less than the Minimum Brunswick Consolidated Shareholders’ Equity (as defined in the merger agreement) on such date, the Cash Consideration and Stock Consideration will automatically be adjusted downward.
The date of the Measuring Date depends on when the last condition to close the merger is satisfied or waived. If between (A) April 1st to 15th, 2023, the Measuring Date is March 31, 2023, (B) April 16 to May 15, 2023, the Measuring Date is April 30, 2023, (C) May 16 to June 15, 2023, the Measuring Date is May 31, 2023 and (D) on or after June 16, 2023, the Measuring Date is June 30, 2023.

If the Measuring Date is (A) March 31, 2023, Brunswick’s Minimum Consolidated Shareholders’ Equity must be $43,600,000, (B) April 30, 2023, Brunswick’s Minimum Consolidated Shareholders’ Equity must be $43,900,000, (C) May 31, 2023, Brunswick’s Minimum Consolidated Shareholders’ Equity must be $44,200,000 and (D) June 30, 2023, Brunswick’s Minimum Consolidated Shareholders’ Equity must be $44,500,000.
As of February 28, 2023, Brunswick’s consolidated shareholders’ equity (calculated in accordance with the merger agreement) was $44,870,000.
If there is a shortfall between the minimum figures above and the actual Brunswick Consolidated Shareholders’ Equity on such Measuring Date, then the Cash Consideration and Stock Consideration are automatically adjusted downward from eighteen dollars ($18.00) per share and 0.598 shares of Mid Penn common stock, respectively, by reducing the aggregate merger consideration on a dollar-for-dollar basis and re-allocating the adjusted aggregate merger consideration across all Brunswick outstanding shares. For example:
Assuming that the last condition to close occurs on or after June 16, 2023 and Brunswick’s Consolidated Shareholders’ Equity as of June 30, 2023 is Forty-Three Million Five Hundred Thousand Dollars ($43,500,000), the Cash Consideration would be adjusted from Eighteen Dollars ($18.00) per share to Seventeen and 65/100 Dollars ($17.65) per share and the Exchange Ratio would be adjusted from 0.5980 to 0.5864, demonstrated as follows:

Consolidated Shareholder’s Equity Shortfall	$1,000,000	($44,500,000 - $43,500,000)
Adjusted Deal Value	$50,137,532	($51,137,532 - $1,000,000)
Cash Consideration (adjusted)	$17.65	($50,137,532/2,840,974)
Exchange Ratio (adjusted)	0.5864	($17.65/$30.10)
Given the foregoing, the true value of the Cash Consideration and Stock Consideration received by a Brunswick shareholder may differ from the value of the Cash Consideration and Stock Consideration on the date the merger agreement was signed or the date of Brunswick’s shareholders meeting.
Conversion
The conversion of Brunswick’s common stock into the merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the effective time, Mid Penn will cause its exchange agent to pay the Merger Consideration to each Brunswick shareholder who surrenders the appropriate documents to the exchange agent.
Election Procedures for Shareholders; Exchange of Certificates
If you own Brunswick common stock, you will receive under separate cover an election form. The election form entitles the record holder of Brunswick common stock to specify (A) the number of shares of Brunswick common stock owned by such holder for which the holder elects to receive Stock Consideration and (B) the number of shares of Brunswick common stock owned by such holder for which the holder elects to receive Cash Consideration. If no election is made, then such holders will be deemed a non-electing Brunswick shareholder and be treated as set forth above.
To make an effective election, a shareholder of record must submit a properly completed election form to Computershare, which will be acting as the exchange agent, on or before 5:00 p.m., Eastern Time, on the 25th day following the mailing date of the election form to Brunswick shareholders, or the election deadline. You may change or revoke your election at any time prior to the election deadline by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed, revised election form. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated.
You may not revoke or change your elections following the election deadline.
If you do not submit a properly completed election form or revoke your election form prior to the election deadline, your shares of Brunswick common stock will be designated as non-election shares and treated as outlined above. On or before the closing date of the merger, Mid Penn will cause to be delivered to the exchange agent certificates, or at Mid Penn’s option, evidence of shares in book-entry form, representing the shares of Mid Penn common stock to be issued in the merger. In addition, Mid Penn will deliver to the exchange agent an aggregate amount of cash consideration sufficient to permit payment of the aggregate cash consideration and cash in lieu of fractional shares of Mid Penn common stock.
Promptly after the effective time of the merger, the exchange agent will mail to each Brunswick shareholder of record at the effective time of the merger, notice advising such holder of the effectiveness of the merger, including a form of letter of transmittal (in a form satisfactory to Mid Penn and Brunswick) containing instructions for use in surrendering the shareholder’s Brunswick stock certificates. When such Brunswick shareholders deliver their Brunswick stock certificates or book-entry shares to the exchange agent with a properly completed and duly executed letter of transmittal and any other required documents, their Brunswick stock certificates or book-entry shares will be cancelled and in exchange, such Brunswick shareholders will receive:
•a Mid Penn stock certificate, or at the election of Mid Penn, a statement reflecting shares issued in book-entry form, representing the number of whole shares of Mid Penn common stock that they are entitled to receive under the merger agreement; and/or
•a check representing the amount of cash that they are entitled to receive (including cash in lieu of fractional shares).
Dividends and Distributions
Until Brunswick common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Mid Penn common stock into which shares of Brunswick common stock may have been converted will accrue but will not be paid. Mid Penn will pay to former Brunswick shareholders any unpaid dividends or other distributions, without interest, only after they have surrendered their Brunswick stock certificates.
Pursuant to the merger agreement, Brunswick is permitted to pay a Twelve Cent ($0.12) per share special cash dividend in the first quarter of 2023, consistent with past practices.
Representations and Warranties
The merger agreement contains customary representations and warranties of Brunswick and Mid Penn relating to their respective businesses. The representations must be true and correct in accordance with the materiality standards set forth in the merger agreement, as of the date of the merger agreement and at the effective date of the merger as though made at and as of such time (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.
Each of Mid Penn and Brunswick has made representations and warranties to the other regarding, among other things:
•corporate matters, including due organization and qualification;
•capitalization;
•authority relative to execution and delivery of the merger agreement and the absence of breaches or violations of organizational documents or other obligations as a result of the merger;
•required governmental filings and consents;
•the timely filing of reports with governmental entities;
•financial statements and the absence of undisclosed liabilities;
•tax matters;

•the absence of circumstances and events reasonably likely to have a material adverse effect on the business of Brunswick and Mid Penn;
•properties;
•insurance coverage;
•legal proceedings, and the absence of investigations by regulatory agencies;
•compliance with applicable laws;
•employee matters, including employee benefit plans;
•environmental matters;
•brokers, finders and financial advisors;
•loan related matters;
•related party transactions;
•the vote required to approve the merger;
•securities registration obligations;
•intellectual property;
•risk management instruments;
•absence of fiduciary or trust accounts; and
•the receipt of the respective financial advisor’s fairness opinion.
Brunswick has also made representations and warranties to Mid Penn regarding material contracts, real estate leases and other certain types of contracts, labor matters and anti-takeover laws.
Mid Penn has also made representations and warranties to Brunswick regarding the preparation and filing of the reports filed by Mid Penn with the Securities and Exchange Commission.
The representations and warranties described above and included in the merger agreement were made by Mid Penn and Brunswick to each other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Mid Penn and Brunswick in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Mid Penn and Brunswick rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Brunswick, Mid Penn or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 107.
Covenants and Agreements
Each of Brunswick and Mid Penn has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Mid Penn and Brunswick has agreed to operate its respective business in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would be reasonably likely to materially and adversely affect the ability to obtain any regulatory approvals required for the merger or materially and adversely affect its ability to perform its covenants under the merger agreement.
In addition, Brunswick has agreed that, with certain exceptions and except with Mid Penn’s prior written consent (which, with certain exceptions, is not to be unreasonably withheld), that Brunswick will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:
•change or waive any provision of its certificate of incorporation or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws or as required in certain contracts;
•except as set forth in the merger agreement, change the number of authorized or issued shares of its capital stock, issue any shares of capital stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;
•enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;
•make application for the opening or closing of any, or open or close any, branch or automated banking facility;
•except as set forth in the merger agreement, take specified actions relating to director and employee compensation, benefits, hiring and promotions;
•terminate any employee without providing Mid Penn forty-eight (48) hours advance written notice;
•except as otherwise expressly permitted under the merger agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;
•merge or consolidate it or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of its assets or businesses or that of any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other party other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it or any of its subsidiaries, and any other party; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;
•sell or otherwise dispose of its capital stock or that of any of its subsidiaries or sell or otherwise dispose of any of its assets or those of any of its subsidiaries other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank, subject any of its assets or those of any of its subsidiaries to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

•voluntarily take any action that would result in any of its representations and warranties becoming untrue in any material respect or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;
•change any method, practice or principle of accounting, except as may be required from time to time by US GAAP or any regulatory authority responsible for regulating it or its respective banking subsidiary or its independent accounting firm;
•waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of One Million Dollars ($1,000,000) or greater to which it or any of its subsidiaries is a party;
•except as set forth in the merger agreement, purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to policies approved by the Brunswick board of directors in effect prior to the date of the merger agreement;
•issue or sell any equity or debt securities, except for the issuance of Brunswick common stock upon the exercise of stock options existing prior to the date of the merger agreement;
•Except as set forth in the merger agreement, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), except in accordance with past practice pursuant to policies approved by its board of directors in effect prior to the date of the merger agreement;
•enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;
•enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
•except for the execution of the merger agreement, and actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;
•enter into any new line of business;
•make any material change in policies in existence on December 20, 2022 with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a regulatory authority;
•except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any of its employee plans;
•except as set forth in the merger agreement, make any capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, other than pursuant to binding commitments existing on December 20, 2022 and other than expenditures necessary to maintain existing assets in good repair;
•purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;
•except as set forth in the merger agreement, undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by it or any affiliate of more than Twenty-Five Thousand

Dollars ($25,000) annually, containing any financial commitment extending beyond 24 months from December 20, 2022 or involving any of its affiliates;
•pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, and that does not create negative precedent and provided that it may not charge-off through settlement, compromise or discharge more than Fifty Thousand Dollars ($50,000) of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Mid Penn;
•foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain environmental materials;
•purchase or sell any mortgage loan servicing rights other than in the ordinary course of business;
•issue any broadly distributed communication to employees relating to post-closing employment, benefit or compensation information without the prior consent of Mid Penn or issue any broadly distributed communication to customers regarding the merger without the prior approval of Mid Penn, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger; or
•agree or commit to do any of the actions prohibited by the preceding points.
Brunswick has further agreed that Brunswick will, at the request of Mid Penn, terminate, amend or freeze any of its benefit plans.
Each of Mid Penn and Brunswick has agreed to additional covenants which include, among other things, commitments to provide certain financial and regulatory information upon request and maintain insurance in reasonable amounts.
Mid Penn has further agreed that Mid Penn will:
•appoint one (1) current director of Brunswick to the Mid Penn board of directors;
•for determining eligibility and vesting for certain Mid Penn employee benefit plans (and not for benefit accrual purposes), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Brunswick or any predecessor of Brunswick;
•pay severance benefits to any continuing employees of Brunswick or Brunswick Bank & Trust Company, who were employed as of December 20, 2022, whose employment is either terminated within twelve (12) months following the closing of the merger or are not offered or retained in substantially comparable employment, with respect to job description, work location, responsibilities and pay, with Mid Penn or Mid Penn Bank, as applicable, other than for circumstances constituting cause and who are not party to an agreement that provides for specific severance payments, equal to two (2) week’s salary for each year or service with Brunswick or Brunswick Bank & Trust Company, with a minimum payment of four (4) weeks and a maximum payment of 26 (twenty-six) weeks;
•honor the terms of all Brunswick employment and change in control agreements;
•establish a retention bonus pool for employees of Brunswick or Brunswick Bank & Trust Company, based upon the joint recommendation of Brunswick and Mid Penn (other than employees of Brunswick who are subject to employment contracts or other contracts providing for severance or other payments upon termination of employment), to help retain the services of such employees until the date of termination of their employment;

•reserve a sufficient number of shares of its common stock and maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger;
•obtain approval for listing of the shares of its common stock on Nasdaq; and
•refrain from amending its articles of incorporation or bylaws or similar governing documents of any of its subsidiaries in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Brunswick common stock or that would materially impede Mid Penn’s ability to consummate the merger.
The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, the regulatory applications, the holding of the special meetings of Mid Penn shareholders and Brunswick shareholders, respectively, access to information of Brunswick and public announcements with respect to the transactions contemplated by the merger agreement. Brunswick and Mid Penn have also agreed to use commercially reasonable efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.
Brunswick Bank & Trust Company Post-Closing Operation
Immediately, or as soon as reasonably practicable, after the consummation of the merger, in accordance with the bank plan of merger between Brunswick Bank & Trust Company and Mid Penn Bank, Brunswick Bank & Trust Company will merge with and into Mid Penn Bank, with Mid Penn Bank surviving such merger.
Shareholder Meetings
Each of Mid Penn and Brunswick has agreed to hold a meeting of its respective shareholders as promptly as practicable to obtain shareholder adoption of the merger agreement. Each of Mid Penn’s and Brunswick’s boards of directors has unanimously agreed to recommend that its shareholders vote in favor of the merger agreement.
Agreement Not to Solicit Other Offers
Brunswick has agreed that it, its officers, directors, employees, representatives, agents or affiliates will not, directly or indirectly:
•initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes or could reasonably be expected to lead to an alternative acquisition proposal;
•respond to any inquiry relating to an alternative acquisition proposal;
•recommend or endorse an alternative acquisition transaction;
•participate in any discussions or negotiations regarding, or furnish or afford access to information or data to any person that may relate to an alternative acquisition proposal;
•release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Brunswick is a party; or
•enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.
Acquisition proposal means any inquiry, offer or proposal as to any of the following (other than the merger between Mid Penn and Brunswick) involving Brunswick:
•any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Brunswick or any Brunswick subsidiary;

•any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Brunswick representing, in the aggregate, twenty-five percent (25%) or more of the assets of Brunswick or any Brunswick Subsidiary on a consolidated basis;
•any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Brunswick or any Brunswick subsidiary;
•any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Brunswick or any Brunswick subsidiary; or
•any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
Brunswick may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited acquisition proposal if, and only if:
•Brunswick has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;
•Brunswick’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined below);
•Brunswick has provided Mid Penn with at least two (2) business day’s prior notice of its determination that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal; and
•prior to furnishing or providing access to any information or data with respect to Brunswick or otherwise relating to an acquisition proposal, Brunswick receives from the third party making the proposal a confidentiality agreement on terms no less favorable to Mid Penn than the terms of the existing confidentiality agreement between Brunswick and Mid Penn and provides a copy of the same to Mid Penn.
Brunswick has also agreed to promptly provide to Mid Penn any non-public information about Brunswick that it provides to the third party making the proposal, to the extent such information was not previously provided to Mid Penn.
The term “superior proposal,” as defined under the merger agreement, means any bona fide, written acquisition proposal made by a person other than Mid Penn, which the Brunswick board of directors determines in its good faith judgment, after considering the advice of its outside legal counsel and financial advisor:
•would, if consummated, result in the acquisition of greater than fifty percent (50%) of the issued and outstanding shares of Brunswick common stock or all, or substantially all, of the assets of Brunswick on a consolidated basis;
•would result in a transaction that involves consideration to the holders of Brunswick common stock that is more favorable, from a financial point of view, than the consideration to be paid to such holders by Mid Penn under the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and is, in light of the other terms of such proposal, more favorable to Brunswick than the merger and the transactions contemplated by the merger agreement; and

•is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal.
In addition, Brunswick has agreed that it will not:
•withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn, its recommendation to its shareholders to approve the merger agreement or make any statement, filing or release, in connection with the Brunswick special meeting of shareholders or otherwise, inconsistent with its recommendation to its shareholders to approve the merger agreement (it being understood that taking a neutral position or no position with respect to an acquisition proposal other than the merger will be considered an adverse modification of its recommendation to its shareholders), except to the extent otherwise permitted and described below;
•approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than with respect to the merger; or
•enter into (or cause Brunswick to enter into) any letter of intent or other agreement relating to an acquisition proposal other than with respect to the merger or requiring Brunswick to fail to consummate the merger.
Up until the time of the Brunswick shareholder meeting, however, Brunswick may withdraw, qualify or modify in a manner adverse to Mid Penn its recommendation to Brunswick shareholders to approve the merger agreement, or take any of the other actions listed above with respect to another acquisition proposal if but only if:
•the Brunswick board of directors has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and financial advisor that the failure to take such actions would be inconsistent with the board’s fiduciary duties to Brunswick’s shareholders under applicable law;
•it has provided at least five business days’ notice to Mid Penn that a bona fide unsolicited proposal constitutes a superior proposal; and
•after taking into account any adjusted, modified or amended terms as may have been committed to by Mid Penn in writing, the Brunswick board of directors has again in good faith determined that the other acquisition proposal constitutes a superior proposal.
Expenses and Fees
In general, each of Mid Penn and Brunswick will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, except that Mid Penn and Brunswick will split the costs of printing and mailing the joint proxy statement/prospectus for their respective special shareholder meetings.
Indemnification and Insurance
The merger agreement requires Mid Penn to indemnify Brunswick’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under Pennsylvania law and the Brunswick certificate of incorporation or the Brunswick bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of Brunswick is made or is threatened to be made party based in whole or in part on, or arising in whole or in part out of the fact that he or she is or was a director, officer or employee of Brunswick or any of its subsidiaries or predecessors and pertaining to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the merger agreement), Mid Penn will defend against and respond thereto.
Mid Penn has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including attorney’s fees), judgments, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that Mid Penn provide advancement of expenses to all past and present officers, directors and employees of Brunswick and its subsidiaries in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws and Brunswick’s articles of incorporation and bylaws.
The merger agreement provides that Mid Penn will maintain for a period of six (6) years after completion of the merger Brunswick’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger.
Conditions to Complete the Merger
Completion of the merger is subject to the fulfillment of certain conditions, none of which may be waived, including:
•the adoption of the merger agreement by the Mid Penn and Brunswick shareholders;
•the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Mid Penn common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;
•the receipt by each of Mid Penn and Brunswick of a legal opinion with respect to certain United States federal income tax consequences of the merger;
•the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on Mid Penn or Brunswick, and the expiration of all related waiting periods required to complete the merger;
•the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement; and
•the approval for listing on Nasdaq of the shares of Mid Penn common stock issuable in the merger.
Each of Mid Penn’s and Brunswick’s obligation to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:
•the absence of a material adverse effect on the other party; and
•the truthfulness and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.
Brunswick’s obligation to close is also subject to the condition that Mid Penn has delivered the merger consideration to the exchange agent and the exchange agent has provide Brunswick with a certificate evidencing such delivery.
Mid Penn’s obligation to close is also subject to the condition that Brunswick Bank and Trust Company’s general allowance for credit losses be not less than one percent (1%) of total loans and leases outstanding.
We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:
•if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;
•if the merger has not been completed by September 30, 2023, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;
•if any of the required regulatory approvals are denied (and the denial is final and non-appealable);
•if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable); or
•if the shareholders of either Mid Penn or Brunswick fail to adopt the merger agreement at their respective special meetings.
In addition, Mid Penn’s board of directors may terminate the merger agreement if the Brunswick board of directors receives a superior proposal and enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Mid Penn, or has otherwise made a determination to accept such proposal.
Further, Brunswick’s board of directors may terminate the merger agreement if Brunswick has received a superior proposal and has made a determination to accept such proposal.
Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of Mid Penn or Brunswick, except that both Mid Penn and Brunswick will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.
Termination Fee
Brunswick will pay Mid Penn a termination fee of Two Million Fifty Thousand Dollars ($2,050,000) in the event that the merger agreement is terminated:
•by Mid Penn because Brunswick has received a superior alternative acquisition proposal, and Brunswick (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the superior alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Mid Penn, or (3) delivers a written notice to Mid Penn of its determination to accept the superior alternative acquisition proposal; or
•by Brunswick, if Brunswick receives an alternative acquisition proposal and has made a determination that the alternative acquisition proposal is a superior proposal and accepts such alternative acquisition proposal.
Brunswick will also be required to pay Mid Penn the termination fee of Two Million Fifty Thousand Dollars ($2,050,000) in the event that Brunswick enters into a definitive agreement relating to, or consummates, an acquisition proposal within twelve (12) months following termination of the merger agreement:
•by Mid Penn because of a willful breach of the merger agreement by Brunswick; or

•by either Mid Penn or Brunswick, if the shareholders of Brunswick failed to approve the merger and either Brunswick breached the no-solicitation provisions of the merger agreement or a third party publicly proposed or announced an alternative acquisition proposal.
Amendment, Waiver and Extension of the Merger Agreement
Subject to applicable law, the parties may amend the merger agreement by written agreement between Brunswick and Mid Penn executed in the same manner as the merger agreement.
At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:
•extend the time for the performance of any of the obligations or other acts of the other party;
•waive any inaccuracies in the representations and warranties of the other party; or
•waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.
However, after any approval of the transactions contemplated by the agreement and plan of merger by the shareholders of Brunswick and Mid Penn, there may not be, without further approval of such shareholders, any amendment which reduces the amount or value or changes the form of consideration to be delivered to Brunswick shareholders.

ACCOUNTING TREATMENT
The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 (“ASC 805”) provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date, c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and d) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Mid Penn will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.
Financial statements and reported results of operations of Mid Penn issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of Brunswick.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion addresses the material United States federal income tax consequences of the merger to a Brunswick shareholder who holds shares of Brunswick common stock as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. It is also based upon factual representations contained in certificates of officers of Mid Penn and Brunswick. Future legislative, judicial, or administrative changes or interpretations which may or may not be retroactive, or the failure of any such facts or representations to be true, accurate and complete, may affect the statements and conclusions described in this discussion.
This discussion is not intended to be a complete description of all of the United States federal income tax consequences of the merger. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to Brunswick shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Brunswick shareholders subject to special treatment under the Internal Revenue Code (including but not limited to banks, financial institutions, trusts, estates, persons who hold shares of Brunswick common stock in an individual retirement account (IRA), 401(k) plans or similar tax-favored accounts, tax-exempt organizations, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities that elect to use a mark-to-market method of accounting, persons holding Brunswick common stock through a pass-through entity, Brunswick shareholders who hold their shares of Brunswick common stock as part of a hedge, straddle, conversion transaction or constructive sale transaction, Brunswick shareholders who acquired their shares of Brunswick common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons that hold options or warrants to acquire Brunswick common stock, persons whose functional currency for United States federal income tax purposes is not the United States dollar, persons who are United States expatriates and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code (referred to herein as a U.S. holder)). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
No ruling has been or will be requested from the Internal Revenue Service regarding the tax consequences of the merger. Moreover, the opinions described in this discussion are not binding on the Internal Revenue Service, and these opinions would not prevent the Internal Revenue Service from challenging the United States federal income tax treatment of the merger. Because of the complexities of the tax laws in general, and the complexities of the tax consequences associated with the receipt of cash in the merger in particular, holders of Brunswick common stock are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger. This section is not intended to be tax advice to any shareholder.
Tax Opinions
The closing of the merger is conditioned, in part, upon the receipt by Mid Penn of the opinion of Pillar Aught LLC, and the receipt by Brunswick of the opinion of Windels Marx Lane & Mittendorf, LLP, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion (including factual representations contained in certificates of officers of Mid Penn and Brunswick) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger represent each counsel’s best legal judgment; however, such opinions are not binding on the IRS or the courts, and neither Mid Penn nor Brunswick intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the opinions of Pillar Aught LLC and Windels Marx Lane & Mittendorf, LLP, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as to the material United States federal income tax consequences of the merger to Brunswick shareholders:
•a U.S. holder of Brunswick common stock receiving solely cash in exchange for such Brunswick common stock generally will recognize gain and loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis in the shares of Brunswick common stock surrendered;
•gain (but not loss) will be recognized by U.S. holders of Brunswick common stock who receive both shares of Mid Penn common stock and cash in exchange for shares of Brunswick common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Mid Penn common stock and cash received by a U.S. holder of Brunswick common stock exceeds such U.S. holder’s basis in its Brunswick common stock and (2) the amount of cash received by such U.S. holder of Brunswick common stock (except with respect to U.S. holders who receive cash only or cash instead of a fractional share of Mid Penn common stock, which is discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Mid Penn Common Stock”);
•the aggregate basis of the Mid Penn common stock received by a U.S. holder of Brunswick common stock in the merger (including the basis of fractional shares of Mid Penn common stock deemed received, prior to their deemed redemption as described below) will be the same as the aggregate basis of Brunswick common stock for which it is exchanged, decreased by the amount of cash (if any) received in the merger (other than cash received in lieu of fractional share interests in Mid Penn common stock), and increased by the amount of gain recognized on the exchange (other than gain recognized with respect to cash received in lieu of fractional share interests in Mid Penn common stock, as discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Mid Penn Common Stock”); and
•the holding period of Mid Penn common stock received in exchange for shares of Brunswick common stock (including fractional shares of Mid Penn common stock deemed received and redeemed as described below) will include the holding period of Brunswick common stock for which it is exchanged.
If a U.S. holder of Brunswick common stock acquired different blocks of Brunswick common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Brunswick common stock, and the cash and shares of Mid Penn common stock received will be allocated pro rata to each such block of stock. In computing the amount of gain realized, if any, a U.S. holder of Brunswick common stock may not offset a loss realized on one block of shares against the gain realized on another block of shares. U.S. holders should consult their tax advisors with regard to identifying the bases and holding periods of the particular shares of Mid Penn common stock received in the merger.
At the time that a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of consideration such U.S. holder will receive. As a result, the U.S. federal income tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and/or Mid Penn common shares that such U.S. holder will receive in the merger.
Taxation of Capital Gain
Except as described under “Additional Considerations—Recharacterization of Gain as a Dividend” below, gain that U.S. holders of Brunswick common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their Brunswick common stock for more than one year as of the date of the merger. For U.S. holders of Brunswick common stock that are non-corporate holders, long-term capital gain is generally taxed at preferential rates. You are urged to consult with your own tax advisors about the U.S. federal income tax rate on long-term capital gain applicable to you.

Additional Considerations—Recharacterization of Gain as a Dividend
In limited circumstances, all or part of the gain that a particular U.S. holder of Brunswick common stock recognizes could be treated as dividend income rather than capital gain. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Brunswick common stock, including the application of certain constructive ownership rules, U.S. holders of Brunswick common stock should consult their own tax advisor regarding the potential tax consequences of the merger to them.
Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Mid Penn Common Stock
A U.S. holder of Brunswick common stock who receives the entirety of its consideration in the form of cash will generally recognize gain or loss equal to the difference between the amount of cash received and its tax basis in its Brunswick common stock. In addition, a U.S. holder of Brunswick common stock who receives cash in lieu of a fractional share of Mid Penn common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Mid Penn. As a result, such U.S. holder of Brunswick common stock will generally recognize gain or loss equal to the difference between the amount of cash received and its tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.
Backup Withholding
Backup withholding will generally apply to merger consideration that includes cash if the exchanging Brunswick shareholder fails to properly certify that it is not subject to backup withholding, generally on Internal Revenue Service Form W-9. Certain holders, including, among others, United States corporations, are not subject to backup withholding, but they may still need to furnish a Form W-9 or otherwise establish an exemption. Any amounts withheld from payments to a Brunswick shareholder under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against the shareholder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.
Tax matters are very complicated, and the tax consequences of the merger to each holder of Brunswick common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of Brunswick common stock and may not be applicable to holders in special situations. Holders of Brunswick common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger. Further, such discussion does not address tax consequences that may arise with respect to Mid Penn by reason of any actions taken or events occurring subsequent to the merger.

THE MID PENN SPECIAL MEETING
This joint proxy statement/prospectus is being furnished to Mid Penn shareholders by Mid Penn’s board of directors in connection with the solicitation of proxies from the Mid Penn shareholders for use at the special meeting of Mid Penn shareholders and any adjournments or postponements of the special meeting.
Date, Time and Place
The special meeting will be held virtually via live webcast on April 25, 2023 at 10:00 a.m. Eastern Time, subject to any adjournments or postponements.
In order to attend and vote at the virtual meeting, all shareholders must register at www.proxydocs.com/MPB by 12:00 p.m. Eastern Time on April 24, 2023. Upon completion of your registration, you will receive further instructions via email that will provide you access to the special meeting.
Matters to be Considered
At the special meeting, Mid Penn shareholders will be asked to consider and vote upon the following proposals:
1.approval of the Mid Penn merger proposal;
2.approval of Mid Penn amendment proposal 1 (increase authorized shares);
3.approval of Mid Penn amendment proposal 2 (eliminate shareholder vote requirement); and
4.approval of the Mid Penn adjournment proposal.
Shareholders Entitled to Vote
The close of business on March 1, 2023 has been fixed by Mid Penn’s board of directors as the record date for the determination of those holders of Mid Penn common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.
At the close of business on the record date there were 15,886,143 shares of Mid Penn common stock outstanding and entitled to vote.
Quorum and Required Vote
Each holder of record of shares of Mid Penn common stock as of the Mid Penn record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Mid Penn common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote at the Mid Penn special meeting, in person or by proxy, of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn common stock is required to approve the Mid Penn merger proposal and Mid Penn amendment proposal 2 and a majority of the votes cast is required to approve Mid Penn amendment proposal 1 and the Mid Penn adjournment proposal.
How Shares Will Be Voted at the Special Meeting
All shares of Mid Penn common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the Mid Penn merger proposal, “FOR” Mid Penn amendment proposal 1, “FOR” Mid Penn amendment proposal 2 and “FOR” the Mid Penn adjournment proposal.
If you hold shares of Mid Penn common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will not be deemed to have been voted on any of the proposals.
How to Vote Your Shares
Mid Penn shareholders of record may vote by one of the following methods:
Voting by Proxy. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.
Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.
Voting by Phone. If you are a registered shareholder, you may vote by phone by calling (866) 883-0222. Remember to have your proxy card in hand when you call, and then follow the instructions.
Voting Virtually at the Special Meeting. Mid Penn shareholders may vote at the virtual meeting if they register at www.proxydocs.com/MPB by 12:00 p.m. Eastern Time on April 24, 2023, attend the virtual meeting on April 25, 2023 at 10:00 a.m. Eastern Time and then click on the “vote” link. Additional information regarding how to virtually attend and vote at the special meeting is included in this joint proxy statement/prospectus and on the proxy card. If your shares are registered in the name of a broker or other nominee and you wish to vote at the special meeting, you may need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the special meeting.
Mid Penn shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet.
How to Change Your Vote
If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to the Secretary of Mid Penn, or (3) virtually attending the special meeting, notifying the Corporate Secretary and voting at the special meeting. The Mid Penn Corporate Secretary’s mailing address is 2407 Park Drive, Harrisburg, Pennsylvania 17110. If your shares are registered in the name of a broker or other nominee, you may revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.
Solicitation of Proxies
Mid Penn has engaged Mediant to act as the proxy solicitor and to assist in the solicitation of proxies for the Mid Penn special meeting of shareholders. Mid Penn has agreed to pay Mediant approximately Eleven Thousand Four Hundred Dollars ($11,400), plus reasonable out-of-pocket expenses, for such services and will also indemnify Mediant against certain claims, costs, damages, liabilities, and expenses.
Mid Penn will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, Mid Penn will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Mid Penn common stock and secure their voting instructions. Mid Penn will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Mid Penn may use several of its regular employees, who will not be specially compensated, to solicit proxies from Mid Penn shareholders, either personally or by telephone, facsimile, letter or other electronic means.
Mid Penn and Brunswick will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus for their special meetings.

Mid Penn Affiliate Letter Agreements
As of the record date, directors and executive officers of Mid Penn and their affiliates had the right to vote 1,705,444 shares of Mid Penn common stock, or 10.7% of the outstanding Mid Penn common stock entitled to be voted at the special meeting. Each of the directors and executive officers of Mid Penn has agreed to vote all shares of Mid Penn common stock owned by him or her, that he or she, directly or indirectly, controls the right to vote and dispose of, in favor of approval of the merger agreement and the transactions contemplated thereby.
Attending the Meeting
All holders of Mid Penn common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to virtually attend the special meeting.
Shareholders of record can vote virtually at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the special meeting. If you plan to virtually attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.
MID PENN SPECIAL MEETING—PROPOSAL NO. 1
MID PENN MERGER PROPOSAL
Mid Penn is asking its shareholders to approve and adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page 34.
As discussed in detail in the sections entitled “The Merger—Mid Penn’s Reasons for the Merger,” and “The Merger—Recommendation of Mid Penn’s Board of Directors,” beginning on pages 49 and 50, respectively, after careful consideration, the Mid Penn board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Mid Penn and the board unanimously approved the merger agreement.
Accordingly, the Mid Penn board of directors unanimously recommends that Mid Penn shareholders vote “FOR” the Mid Penn merger proposal.
MID PENN SPECIAL MEETING—PROPOSAL NO. 2
MID PENN AMENDMENT PROPOSAL 1
Article 5 of Mid Penn’s Articles of Incorporation currently authorizes the issuance of a total of 30,000,000 shares divided into two classes consisting of 20,000,000 shares of common stock and 10,000,000 of preferred stock. As of December 20, 2022, the Corporation had 16,091,446 shares of common stock issued and is approaching its maximum authorized share amount.
In order to provide the Corporation with sufficient authorized shares to fund future growth and maximum flexibility to achieve its strategic objectives, the Board, at a meeting held on January 25, 2023, approved resolutions to amend Article 5 of the Corporation’s Articles of Incorporation, subject to shareholder approval. The proposed amendment would increase the number of shares of capital stock authorized from 30,000,000 shares to 50,000,000 shares, increasing the number of authorized shares of common stock from 20,000,000 shares to 40,000,000 shares and leaving the number of authorized shares of preferred stock unaffected at 10,000,000. To effectuate the increase in authorized shares, the Board is proposing the first paragraph of Article 5 of the Articles of Incorporation be amended from:
The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 30,000,000 shares divided into two classes consisting of 20,000,000 shares of common stock with the par value of $1.00 each (“Common Stock”) and 10,000,000 shares of preferred stock with the par value of $1.00 each (“Preferred Stock”).

to:
The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 50,000,000 shares divided into two classes consisting of 40,000,000 shares of common stock with the par value of $1.00 each (“Common Stock”) and 10,000,000 shares of preferred stock with the par value of $1.00 each (“Preferred Stock”).
The Mid Penn board of directors unanimously recommends that Mid Penn shareholders vote “FOR” Mid Penn amendment proposal 1.
MID PENN SPECIAL MEETING—PROPOSAL NO. 3
MID PENN AMENDMENT PROPOSAL 2
Our Board of Directors has unanimously approved and considers it to be advisable and in the best interests of the Corporation and our shareholders to amend our Articles of Incorporation to limit the circumstances under which a supermajority vote of the shareholders is required to those fundamental transactions which are not approved in advance by a supermajority of the Corporation’s Directors.
In its current form, Article 7 of the Articles of Incorporation currently requires that any merger, consolidation, liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation, receive either (A) the affirmative vote of at least eighty percent (80%) of the outstanding shares of common stock of the Corporation or (B) the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the outstanding shares of common stock of the Corporation, provided that such transaction has received the prior approval of at least eighty percent (80%) of the Board of Directors.
The Board of Directors has determined that the current minimum vote requirement is unduly burdensome, particularly with respect to transactions in which the Corporation is either the surviving entity or which were approved in advance by the Board of Directors. As proposed, the amended Article 7 will continue to require the vote of 66 2/3% of outstanding shares for certain mergers and certain other financial transactions that are not endorsed by a supermajority (80%) of the Corporation’s Directors, while requiring that mergers and certain other transactions that are endorsed by a supermajority (80%) of Mid Penn’s directors receive only such vote of the shareholders as may be required by Pennsylvania law or Nasdaq rules. Mid Penn believes that this recommendation will grant the Corporation greater flexibility to pursue strategic opportunities in a more cost-effective manner. To the extent Pennsylvania law requires shareholder approval of a transaction previously approved by a supermajority of the Directors, such transaction will require the approval of only a majority of votes cast at the meeting.
The Board of Directors proposes and recommends that Article 7 of the Corporation’s Articles of Incorporation be amended and restated to read in its entirety as follows:
7. No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation, shall be valid unless first approved by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of Common Stock of the Corporation; provided, however, that with respect to any transaction described in this Article 7 that is approved in advance by at least eighty percent (80%) of the members of the Board of Directors, such transaction shall require only such shareholder approval, if any, as may be required pursuant to the Pennsylvania Business Corporation Law or the rules of any national securities exchange on which shares of the Corporation’s Common Stock are traded, each as in effect from time to time.
If approved by the shareholders, the amendment would be effective upon the filing of an amendment to the Corporation’s Articles of Incorporation with the Secretary of State of the Commonwealth of Pennsylvania, anticipated to occur promptly after the special meeting.
The Mid Penn board of directors unanimously recommends that Mid Penn shareholders vote “FOR” Mid Penn amendment proposal 2.

MID PENN SPECIAL MEETING—PROPOSAL NO. 4
MID PENN ADJOURNMENT PROPOSAL
If, at the Mid Penn special meeting, the number of shares of Mid Penn common stock present virtually or by proxy is insufficient to constitute a quorum or the number of shares of Mid Penn common stock voting in favor is insufficient to adopt the Mid Penn merger proposal, Mid Penn amendment proposal 1 or Mid Penn amendment proposal 2, Mid Penn management intends to adjourn the special meeting in order to provide the Mid Penn board of directors more time to solicit additional proxies. In that event, Mid Penn will ask its shareholders to vote only upon the adjournment proposal and not the other proposals.
In this proposal, Mid Penn is asking you to grant discretionary authority to the holder of any proxy solicited by the Mid Penn board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Mid Penn approve the adjournment proposal, Mid Penn could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.
Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.
The Mid Penn board of directors recommends a vote “FOR” the Mid Penn adjournment proposal.

INFORMATION ABOUT MID PENN BANCORP, INC.
Mid Penn
Mid Penn is the financial holding company for Mid Penn Bank, a full-service Pennsylvania-chartered bank and trust company originally organized in 1868, and three (3) non-bank subsidiaries formed in 2020 to further expand our suite of products and services.
Mid Penn’s consolidated financial condition and results of operations consist almost entirely of that of Mid Penn Bank. At September 30, 2022, Mid Penn had total consolidated assets of approximately $4.3 billion with total deposits of approximately $3.7 billion and total shareholders’ equity of approximately $500 million.
Mid Penn’s legal headquarters is located at 2407 Park Drive, Harrisburg, Pennsylvania 17110.
Mid Penn common stock is listed on the Nasdaq Global Market under the symbol “MPB.”
Mid Penn Bank
Mid Penn Bank was organized in 1868 under a predecessor name, Millersburg Bank, and became a state-chartered bank in 1931, obtaining trust powers in 1935, at which time its name was changed to Millersburg Trust Company. In 1971, Millersburg Trust Company adopted the name “Mid Penn Bank”.
Mid Penn Bank presently has forty-three (43) retail banking locations located in Berks, Blair, Bucks, Centre, Chester, Clearfield, Cumberland, Dauphin, Fayette, Huntingdon, Lancaster, Lehigh, Luzerne, Montgomery, Perry, Schuylkill and Westmoreland] Counties, Pennsylvania.
The Bank engages in full-service commercial banking and trust business, making available to the community a wide range of financial services, including, but not limited to, mortgage and home equity loans, secured and unsecured commercial and consumer loans, lines of credit, construction financing, farm loans, community development and local government loans and various types of time and demand deposits. In addition, the Bank provides a full range of trust and retail investment services, as well as online banking, telephone banking, cash management services, automated teller services and safe deposit boxes.
Mid Penn Bank is subject to regulation and supervision by the FDIC and PDB.
Mid Penn Bank’s legal address is 349 Union Street, Millersburg, Pennsylvania 17061.
For more information about Mid Penn and Mid Penn Bank, please see “Where You Can Find More Information” on page 106.

THE BRUNSWICK SPECIAL MEETING
This joint proxy statement/prospectus is being furnished to Brunswick shareholders by Brunswick’s board of directors in connection with the solicitation of proxies from Brunswick shareholders for use at the special meeting of Brunswick shareholders and any adjournments or postponements of the special meeting.
Date, Time and Place
The special meeting will be held virtually via live webcast at www.cleartrustonline.com/brunswick on April 25, 2023 at 10:00 a.m., Eastern Time, subject to any adjournments or postponements.
Matters to be Considered
At the special meeting, Brunswick shareholders will be asked to consider and vote upon the following proposals:
1.approval of the Brunswick merger proposal; and
2.approval of the Brunswick adjournment proposal.
Shareholders Entitled to Vote
The close of business on March 3, 2023 has been fixed by Brunswick’s board of directors as the record date for the determination of those holders of Brunswick common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.
At the close of business on the record date there were 2,841,444 shares of Brunswick common stock outstanding and entitled to vote.
Quorum and Required Vote
Each holder of record of shares of Brunswick common stock as of the Brunswick record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Brunswick common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. A majority of the votes cast by the shareholders present at the special meeting, in person or by proxy, are required to be voted “FOR” each of the proposals in order for them to be approved.
How Shares Will Be Voted at the Special Meeting
All shares of Brunswick common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.
If you hold shares of Brunswick common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will not be counted for determining whether there is a quorum present at the special meeting and will not be deemed to have been voted on any of the proposals.
How to Vote Your Shares
Brunswick shareholders of record may vote by one of the following methods:
Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.
Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card and twelve-digit voting code in hand when you call 813.235.4490 and then follow the instructions.
Voting Virtually at the Special Meeting. You may virtually attend the Brunswick special meeting and vote. Information regarding how to virtually attend the special meeting is included in the proxy card. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote at the special meeting. Should you have any questions on the procedure for voting your shares, please contact Brunswick’s Corporate Secretary at 732.247.5800.
Brunswick shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet.
How to Change Your Vote
If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to the Corporate Secretary of Brunswick, or (3) virtually attending the special meeting, notifying the Corporate Secretary and voting at the special meeting. The Brunswick Corporate Secretary’s mailing address is 439 Livingston Avenue, New Brunswick, New Jersey 08901. If your shares are registered in the name of a broker or other nominee, you may revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.
Solicitation of Proxies
Brunswick will bear the cost of soliciting proxies for the Brunswick special meeting.
In addition to solicitation of proxies by mail, Brunswick will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Brunswick common stock and secure their voting instructions. Brunswick will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Brunswick may use several of its regular employees, who will not be specially compensated, to solicit proxies from Brunswick shareholders, either personally or by telephone, facsimile, letter or other electronic means.
Mid Penn and Brunswick will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus for their special meetings.
Brunswick Affiliate Letter Agreements
As of the record date, directors, executive officers and certain ten percent (10%) shareholders of Brunswick identified in the merger agreement and their affiliates had the right to vote 1,121,349 shares of Brunswick common stock, or approximately 39.5% of the outstanding Brunswick common stock entitled to be voted at the special meeting. Each of the directors, executive officers and those ten percent (10%) shareholders of Brunswick identified in the merger agreement have agreed to vote all shares of Brunswick common stock owned by him, her or it, that he, she or it, directly or indirectly, controls the right to vote and dispose of, in favor of adoption of the merger agreement and the transactions contemplated thereby.

Attending the Meeting
All holders of Brunswick common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to virtually attend the special meeting. Shareholders of record can vote virtually at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.
BRUNSWICK SPECIAL MEETING—PROPOSAL NO. 1
BRUNSWICK MERGER PROPOSAL
Brunswick is asking its shareholders to approve the Brunswick merger proposal. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page 34.
As discussed in detail in the sections entitled “The Merger—Brunswick’s Reasons for the Merger,” and “—Recommendation of Brunswick’s Board of Directors,” beginning on pages 37 and 39, respectively, after careful consideration, the Brunswick board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Brunswick’s shareholders and the board unanimously approved the merger agreement.
Accordingly, the Brunswick board of directors unanimously recommends that Brunswick shareholders vote “FOR” the Brunswick merger proposal.
BRUNSWICK SPECIAL MEETING—PROPOSAL NO. 2
BRUNSWICK ADJOURNMENT PROPOSAL
If, at the Brunswick special meeting, the number of shares of Brunswick common stock, present virtually or by proxy, is insufficient to constitute a quorum or the number of shares of Brunswick common stock voting in favor is insufficient to adopt the merger agreement, Brunswick management intends to adjourn the special meeting in order to enable the Brunswick board of directors more time to solicit additional proxies. In that event, Brunswick will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.
In this proposal, Brunswick is asking you to grant discretionary authority to the holder of any proxy solicited by the Brunswick board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Brunswick approve the adjournment proposal, Brunswick could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.
Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.
The Brunswick board of directors recommends a vote “FOR” the Brunswick adjournment proposal.

INFORMATION ABOUT BRUNSWICK BANCORP
Brunswick
Brunswick is a bank holding company incorporated under the laws of New Jersey. Brunswick is regulated by the Board of Governors of the Federal Reserve System. Brunswick provides a full range of financial services through its wholly-owned bank subsidiary, Brunswick Bank and Trust, which is its sole operating segment.
Brunswick’s consolidated financial condition and results of operations consist primarily of that of Brunswick Bank and Trust. At September 30, 2022, Brunswick had total consolidated assets of $381.6 million with total deposits of $279.8 million and total shareholders’ equity of $43.1 million.
The principal executive offices of Brunswick are located at 439 Livingston Avenue, New Brunswick, NJ 08901 and its telephone number is 732-247-5800.
Brunswick Bank and Trust Company
Brunswick Bank is a New jersey state-chartered bank that offers traditional community banking services through five (5) locations in Middlesex and Monmouth Counties, New Jersey.
Market Price of and Dividend’s on Brunswick’s Common Stock
Brunswick common stock is quoted on the OTC Pink Market under the symbol “BRBW.” See “Market Prices and Share Information - Brunswick” for more information on the market for Brunswick common stock and dividends paid on the Brunswick common stock.
Employees
As of December 31, 2022, Brunswick employed forty-five (45) full-time employees. Brunswick considers relations with employees to be good.
Properties
The main office of Brunswick is located at 439 Livingston Avenue, New Brunswick, New Jersey 08901. Brunswick also has banking offices located at:
444 West Main Street, Freehold Township, New Jersey 07728
249 Applegarth Road, Monroe, New Jersey 08831
1060 Aaron Road, North Brunswick, New Jersey 08902
527 Ridge Road, South Brunswick, New Jersey 08852
Legal Proceedings
Brunswick is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against Brunswick which, if determined adversely, would have a material adverse effect on Brunswick’s financial position, liquidity, or results of operations.
Competition
Brunswick encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, Brunswick competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Brunswick does not currently provide. In addition, many of Brunswick’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Brunswick’s operations.

BENEFICIAL OWNERSHIP OF BRUNSWICK COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF BRUNSWICK
The following table sets forth information concerning the beneficial ownership of shares of Common Stock as of December 20, 2022 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each Director and nominee for Director of the Company, (iii) each executive officer of the Company described in this Proxy Statement under the caption "Executive Compensation" and (iv) all directors and executive officers of the Company as a group. Other than as set forth in this table, the Company is not aware of any individual or group that holds in excess of 5% of the outstanding Common Stock.

Name of Directors and Nominees for Directors:	Number of Shares Beneficially Owned (1)		Percent of Class
Frank J. Gumina, Jr.	128,313	(2)	4.5%
James Atieh	2,166		0.1%
Nicholas A. Frungillo, Jr.	40,500	(3)	1.4%
James Gassaro	12,317		0.4%
Michael Kaplan	100,155	(4)	3.5%
Richard A. Malouf	21,141		0.7%
Bridget Reilly	2,180		0.1%
Robert P. Sica	38,419	(5)	1.4%

Directors, Nominees for Director and Named Officers as a Group (8 persons)

5.0% Shareholders
Else M. Gumina	168,420		5.9%
2600 North Flagler Drive
West Palm Beach, FL

Vittorio Tartara	387,876	(6)	13.7%
Giancarlo Gumina Trust
19 Angelo Court
Monroe, NJ 08831

Randall Kelly	146,447	(7)	5.2%
29 Remington Drive
Edison, NJ 08820

Stilwell Activist Investments, L.P.	376,500	(8)	13.3%
Stilwell Activist Fund, L.P.
Stilwell Value Partners VII, L.P.
111 Broadway, 12th Floor
New York, NY 10006(8)

Alliance Bernstein	165,000	(8)	5.8%
Nashville, TN

__________________
(1)Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.
(2)Of this total, 94,963 shares are held by Mr. Gumina in his name, 7,222 shares are held by his wife in her name, 20,496 shares are held by Franina Associates and 4,632 shares are held by Gumina Development Company. Also includes 1,000 shares of restricted stock granted in December 2018 and which vest in December 2023.
(3)Of this total, 34,500 shares are held by Mr. Frungillo in his name. Also includes 6,000 shares of restricted stock granted in May 2016 and December 2018 and which vest in December 2023.
(4)Of this total, 80,295 shares are held by Mr. Kaplan in his name and 19,860 shares are held by his wife in her name.
(5)Of this total, 28,819 shares are held by Mr. Sica in his name and 9,600 shares are held jointly with his wife.
(6)Of this total, 279,180 shares are held in the marital trust of Carmen J. Gumina, for which Mr. Tartara serves as trustee, 108,696 shares held in the Giancarlo Gumina Trust, for which Mr. Tartara serves as trustee.
(7)Based solely upon information supplied by CEDE & Co.
(8)Based solely upon information provided by the shareholder.

COMPARISON OF SHAREHOLDERS’ RIGHTS
The rights of Brunswick shareholders are governed by New Jersey law, including the New Jersey Business Corporation Act and Brunswick’s certificate of incorporation and bylaws. The rights of Mid Penn shareholders are governed by Pennsylvania law, including the PBCL and Mid Penn’s articles of incorporation and bylaws.
Upon consummation of the merger, Brunswick shareholders will become Mid Penn shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Mid Penn and Pennsylvania law.
A comparison of the rights of Brunswick and Mid Penn shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to Pennsylvania law, New Jersey law and the respective certificate/articles of incorporation and bylaws of Brunswick and Mid Penn.
Authorized Capital
Mid Penn. Mid Penn is authorized to issue 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value of $1.00 per share. If Mid Penn amendment proposal 1 is adopted, Mid Penn will be authorized to issue 40,000,000 shares of common stock, par value $1.00 per share.
Brunswick. The authorized capital stock of Brunswick consists of 10,000,000 shares of common stock, no par value per share and 10,000,000 shares of preferred stock, no par value per share. The holders of Brunswick’s common stock possess exclusive voting rights in Brunswick, and are entitled to one vote per share on all matters submitted to a vote of shareholders of Brunswick. No preferred stock or nonvoting common stock is issued and outstanding.
Annual Meeting of Shareholders
Mid Penn. Mid Penn’s bylaws provide that an annual meeting will be held on such date, at such time, and at such place, as may be set by the board of directors.
Brunswick. Brunswick’s bylaws provide that an annual meeting will be held at the registered office of Brunswick or at such other place as may be fixed from time to time by the board of directors, at 3:30 p.m. on the fourth Wednesday of April each year.
Special Meeting of Shareholders
Mid Penn. Special meetings of the Mid Penn shareholders can be called by Mid Penn’s board of directors, the Chairman of the Board, the President, a majority of the board of directors, or a majority of the members of the executive committee of the board of directors.
Brunswick. Special meetings of the Brunswick shareholders can be called only by the Chairman of the Board, the President or the Board of Directors.
Cumulative Voting
Mid Penn. Mid Penn’s articles of incorporation prohibit cumulative voting in the election of directors.
Brunswick. Brunswick’s certificate of incorporation does not provide for cumulative voting in the election of directors.
Shareholder Nomination of Directors
Mid Penn. Mid Penn’s bylaws provide that nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by the shareholders entitled to vote for the election of directors will be made by notice in writing, delivered or mailed to the Corporate Secretary not less than the earlier of one hundred twenty (120) days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by Mid Penn in connection with the immediately preceding annual meeting of shareholders, or the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e), promulgated by the Securities and Exchange Commission under the Exchange Act or any successor provision thereto.
Brunswick. Brunswick’s bylaws provide that nominations for the election of directors may be made at a meeting of shareholders at which directors are to be elected only (A) by or at the direction of the Board of Directors or (B) by any shareholder entitled to vote for the election of directors at the meeting who complies with certain notice procedures. To be timely, a shareholders’ notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of shareholders (except where the date of the annual meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than seventy (70) days after such anniversary date, in which case the notice must be received no earlier than one hundred twenty (120) days prior to such annual meeting and no later than the later or seventy (70) days prior to the date of the meeting or the 10th day following the day on which public announcement of the meeting is first made. The notice shall set forth (A) as to the director being nominated, all information relating to such person that would indicate his/her qualification and such information that is required by Regulation 14A of the Securities Exchange Act of 1934 and (B) as to the shareholder giving notice, his/her name and address and the class and number of shares beneficially owned by such shareholder.
Number of Directors
Mid Penn. The number of Mid Penn directors will be not less than five, nor more than twenty-five as Mid Penn’s board of directors may determine from time-to-time.
Brunswick. The number of directors of Brunswick may not be more than twenty-five (25) or less than five (5), as fixed by resolution of the board of directors from time to time.
Director Qualifications
Mid Penn. Each Mid Penn director must be a Mid Penn shareholder and will own in his/her own right the number of shares (if any) required by law in order to qualify as such director. Mid Penn maintains a mandatory retirement policy. Upon reaching the age of seventy (70), a Mid Penn director will hold office until the following annual meeting of shareholders at which time such director will retire from the Mid Penn board of directors. In extraordinary circumstances, the Mid Penn board of directors may grant a director, on a case-by-case basis, a waiver from this mandatory retirement policy.
Brunswick. Brunswick’s Certificate of Organization and bylaws do not impose any specific qualifications, beyond those imposed by law, for service on the Brunswick Board.
Classes of Directors and Election of Directors
Mid Penn. The Mid Penn board of directors is divided into three classes, with each class being elected annually for a three-year term.
Brunswick. The Brunswick board of directors is also divided into three classes, with each class being elected annually for a three-year term.
Filling Vacancies on the Board of Directors
Mid Penn. Mid Penn’s bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the remaining members of the board, even though less than a quorum. Each person so elected to fill a vacancy in the board of directors will become a member of the same class of directors in which the vacancy existed. Each director so elected will be a director until the class to which he/she was appointed stands for election and until his or her successor is elected and qualified.
Brunswick. Under Brunswick’s bylaws, any vacancy on Brunswick’s board of directors may be filled by the affirmative vote of a majority of the remaining directors.

Special Meetings of the Board of Directors
Mid Penn. Special meetings of Mid Penn’s board of directors may be held whenever called by the Chairman of the Board, the President or at the request of three or more members of the board of directors. Notice of the time and place of every special meeting may be either verbal or in writing, and will be given to each member of the board of directors at least twenty-four hours before the time of such meeting excepting the organization meeting following the election of directors.
Brunswick. Under Brunswick’s bylaws, a special meeting of the Brunswick board may be called for any purpose at any time by the Chairman of the Board, the President or by a majority of the directors.
Anti-Takeover Provisions and Other Shareholder Protections
Mid Penn. Under Mid Penn’s articles of incorporation, any merger, consolidation, liquidation or dissolution of Mid Penn or any action that would result in the sale or other disposition of all of substantially all of the assets of Mid Penn must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock, or the holders of at least 66-2/3% of the outstanding shares of common stock provided that the transaction has received prior approval of at least 80% of all members of the board of directors. If Mid Penn amendment proposal 2 is adopted, mergers and certain other transactions that are endorsed by a supermajority (80%) of Mid Penn’s directors will only require such vote of the shareholders as may be required by Pennsylvania law or Nasdaq rules.
Additionally, the board of directors may oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. The board may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the board of directors to oppose a tender or other offer for Mid Penn’s securities. The board of directors may consider whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation; whether a more favorable price could be obtained for Mid Penn’s securities in the future; the social and economic effects of the offer on Mid Penn and any of its subsidiaries, employees, depositors, loan and other customers, creditors, and shareholders; the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of Mid Penn and its subsidiaries and the future value of Mid Penn’s stock; the value of the securities which the offeror is offering in exchange for Mid Penn’s securities; the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon Mid Penn and any of its subsidiaries and the other elements of the communities in which Mid Penn and its subsidiaries are located; and any antitrust or other legal and regulatory issues that are raised by the offer.
Brunswick. Brunswick’s charter documents do not contain any anti-takeover or shareholder protection provisions beyond those required by law.
Indemnification of Directors and Officers
Mid Penn. Under Mid Penn’s bylaws, to the fullest extent authorized or permitted by applicable law, Mid Penn will indemnify any director, officer, employee, or agent of Mid Penn who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, or is or was serving at the request of Mid Penn as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, amounts paid in settlement, judgments, and fines actually and reasonably incurred by those persons in connection with any action suit or proceeding. No indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The provision does not affect a director’s responsibility or liability under any criminal statute or liability for payment of taxes.
Brunswick. Under Brunswick’s certificate of incorporation, Brunswick will indemnify any director, officer, employee, or agent of Brunswick who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, or is or was serving at the request of Brunswick as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, amounts paid in settlement, judgments, and fines actually and reasonably incurred by those persons in connection with any action suit or proceeding, to the fullest extent permitted by law.
Voting Rights
Amendment of Articles of Incorporation.
Mid Penn. Mid Penn shareholders are not entitled by statute to propose amendments to the articles of incorporation. Mid Penn’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Articles 7, 8, 9, 10, 11, and 12 require the affirmative vote of holders of at least eighty percent (80%) of the outstanding shares of common stock, or the holders of sixty-six and two thirds percent (66-2/3%) of the Mid Penn common stock, provided that such amendment has received the prior approval of at least eighty percent (80%) of all the members of the board of directors.
Brunswick. Under New Jersey law, proposed amendments to Brunswick certificate of incorporation must first be approved by the board of directors of Brunswick. Proposed amendments must then be approved by the vote of a majority of shares voting at a meeting of shareholders considering the amendment.
Amendment of Bylaws.
Mid Penn. Mid Penn’s bylaws may be amended or repealed, in whole or in part, by the holders of 80% of the outstanding shares of Mid Penn common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting.
Brunswick. Brunswick’s bylaws may be amended by a majority vote of the shareholders voting on any proposed amendment or by the board of directors of Brunswick.

COMMON STOCK INFORMATION
Mid Penn common stock is listed on The Nasdaq Global Market under the symbol “MPB.” Brunswick’s common stock is quoted on the OTC Pink Market under the symbol “BRBW.”
As of the record date, there were 2,841,444 shares of Brunswick common stock outstanding, which were held by approximately 174 holders of record. As of the record date, there were 15,886,143 shares of Mid Penn common stock outstanding, which were held by approximately 2,189 holders of record.

LEGAL MATTERS
The validity of the Mid Penn common stock to be issued in connection with the merger will be passed upon for Mid Penn by Pillar Aught LLC. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Mid Penn by Pillar Aught LLC and for Brunswick by Windels Marx Lane & Mittendorf, LLP.
EXPERTS
The consolidated financial statements of Mid Penn as of December 31, 2019 , incorporated by reference in this joint proxy statement/prospectus and in the related registration statement, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Mid Penn as of December 31, 2021 and 2020 and for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2021, incorporated in this joint proxy statement/prospectus by reference from the Mid Penn Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, and have been incorporated in this joint proxy statement/prospectus and related registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Brunswick as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, in this joint proxy statement/prospectus have been so included in reliance upon the report of Crowe LLP, independent auditor, appearing elsewhere herein and in the related registration statement, given on the authority of said firm as experts in auditing and accounting.
OTHER MATTERS
As of the date of this document, neither the Mid Penn nor the Brunswick board of directors knows of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter properly comes before either the Mid Penn special meeting or the Brunswick special meeting or any adjournment or postponement thereof and is voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.
DEADLINES FOR SUBMITTING MID PENN SHAREHOLDER PROPOSALS
Mid Penn will hold its 2023 annual meeting of shareholders on May 9, 2023. All deadlines have passed for the timely submission of shareholder proposals for the 2023 annual meeting.
If the merger is completed, Brunswick shareholders will become shareholders of Mid Penn. Mid Penn currently intends to hold a regularly scheduled annual meeting of shareholders in 2024. Under Mid Penn’s bylaws, if you wish to nominate a director or bring other business before the 2024 annual meeting of shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Secretary of Mid Penn; and (iii) your notice must contain specific information required in Section 10.1, with respect to nominations for director, or Section 2.6, with respect to all other proposals, of Mid Penn’s bylaws. To be timely, a shareholder’s notice to the Secretary of Mid Penn must be delivered to or mailed and received at Mid Penn’s principal executive offices no later than November 23, 2023. Nothing in this paragraph will be deemed to require Mid Penn to include in its proxy statement and proxy card for the 2024 annual meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to applicable rules and regulations promulgated by the SEC under the Exchange Act.
BRUNSWICK’S 2023 ANNUAL MEETING
Brunswick held its 2022 annual meeting of shareholders on April 26, 2022. Brunswick does not anticipate holding a 2023 annual meeting of shareholders if the merger is completed before the end of the second quarter of 2023. However, if the merger is not completed by the end of the second quarter of 2023, or at all, Brunswick may hold an annual meeting of its shareholders in 2023.

WHERE YOU CAN FIND MORE INFORMATION
Brunswick files financial reports with the Federal Reserve Board of Governors. Official reports can be accessed at the website for the Federal Reserve System – National Information Center at www.FFIEC.gov. Brunswick also files call reports and other information with the OTC Pink Market, which can be accessed at the OTC Pink Market’s website at www.otcmarkets.com. Shareholders can also obtain information regarding Brunswick on its website, www.brunswickbank.com or by contacting Brunswick at 439 Livingston Avenue, New Brunswick, New Jersey 08901.
Brunswick Bank & Trust Company and Trust Company files quarterly Consolidated Reports of Condition and Income (“Call Reports”). All Call Reports are publicly available, free of charge, on the FDIC’S website at www.fdic.gov. Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. These reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the reporting bank. Nevertheless, the reports provide important information concerning financial condition and results of operations.
Mid Penn files annual, quarterly and current reports, proxy statements and other information with the SEC. Mid Penn’s public filings are available at the Internet site maintained by the SEC at http://www.sec.gov.
Mid Penn’s public filings are also available from Mid Penn at 2407 Park Drive, Harrisburg, Pennsylvania 17110 or on its website at www.midpennbank.com under the heading “Investors.”
Mid Penn has filed a registration statement to register with the SEC the shares of Mid Penn common stock to be issued to Brunswick shareholders in the Merger. This document is a part of the registration statement and constitutes a Prospectus of Mid Penn and a Proxy Statement of Mid Penn and Brunswick for their special meeting of shareholders.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Securities and Exchange Commission allows Mid Penn to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in subsequent incorporated filings or by information in this document.
This document incorporates by reference the Mid Penn documents set forth below that Mid Penn previously filed with the Securities and Exchange Commission. These documents contain important information about Mid Penn. You should read this document together with the information incorporated by reference.
Documents filed by Mid Penn (SEC File No. 001-13677):
1.Mid Penn Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022;
2.Mid Penn Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed on May 9, 2022, August 5, 2022 and November 4, 2022, respectively;
3.Mid Penn Current Reports on Form 8-K filed on February 1, 2022, February 4, 2022, February 24, 2022, March 4, 2022, March 24, 2022, April 27, 2022, May 10, 2022, May 12, 2022, July 27, 2022, September 9, 2022, October 26, 2022, December 20, 2022, January 18, 2023, January 25, 2023 and February 21, 2023; and
4.The description of Mid Penn common stock set forth in Mid Penn’s registration statement on Form 8-A/A filed with the SEC on October 20, 2008 pursuant to the Exchange Act, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.
Mid Penn is also incorporating by reference additional documents that it files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of Mid Penn and Brunswick shareholders. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.
Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference into this document.
These documents may be obtained as explained above; see “Where You Can Find More Information” at page 106, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling Mid Penn at the following address or telephone number:
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110
Attention: Investor Relations
Telephone: 1.866.642.7736
Mid Penn and Brunswick shareholders requesting documents should do so by April 20, 2023 to receive them before their special meetings. Neither Mid Penn nor Brunswick shareholders will be charged for any of these documents that they request. If you request any incorporated documents, Mid Penn will mail them to you by first class mail, or another equally prompt means after it receives your request.
Neither Mid Penn nor Brunswick has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.
This joint proxy statement/prospectus contains a description of the representations and warranties that each of Mid Penn and Brunswick made to the other in the merger agreement. Representations and warranties made by Mid Penn and Brunswick are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Mid Penn or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

BRUNSWICK BANCORP, INC.
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

BRUNSWICK BANCORP, INC.
New Brunswick, New Jersey
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

INDEPENDENT AUDITOR'S REPORT
Board of Directors
Brunswick Bancorp, Inc.
New Brunswick, New Jersey
Opinion
We have audited the consolidated financial statements of Brunswick Bancorp, Inc., which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Brunswick Bancorp, Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Brunswick Bancorp, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Brunswick Bancorp, Inc.’s ability to continue as a going concern for one year from the date the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Brunswick Bancorp, Inc.’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Brunswick Bancorp, Inc.’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Crowe LLP

Crowe LLP
New York, New York
March 24, 2022

BRUNSWICK BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)

	2021	2020
ASSETS
Cash and due from banks	$19,596	$7,964
Interest bearing deposits	15,500	12,152
Cash and cash equivalents	35,096	20,116

Securities available-for-sale	39,758	36,839
Securities held-to-maturity (fair value of $2,386 and $3,577 at December 31, 2021 and 2020, respectively)	2,367	3,524
Restricted bank stock, at cost	2,180	1,403
Loans receivable, net of allowance for loan losses of $2,864 at December 31, 2021 and $2,450 at December 31, 2020	276,523	237,886
Premises and equipment, net	4,493	3,834
Foreclosed real estate	4,894	4,894
Accrued interest receivable	906	875
Bank owned life insurance	3,241	3,148
Operating lease right-of-use assets	364	516
Other assets	2,371	2,931
Total assets	$372,193	$315,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$64,636	$51,016
Interest-bearing	212,967	181,219
Total deposits	277,603	232,235

Borrowings	47,172	37,427
Accrued interest payable	402	589
Advances from borrowers for taxes and insurance	1,342	1,063
Operating lease liabilities	382	520
Other liabilities	699	1,841
Total liabilities	327,600	273,675

Stockholders’ equity
Preferred stock, no stated value; 10,000,000 shares authorized and no shares issued at December 31, 2021 and 2020	—	—
Common stock, no par value; 10,000,000 shares authorized; 3,042,803 and 3,036,603 shares issued at December 31, 2021 and 2020, respectively	—	—
Additional paid-in-capital	7,984	7,797
Retained earnings	38,677	36,015
Accumulated other comprehensive (loss) income	(453)	94
Treasury stock at cost, 224,557 and 224,557 shares at December 31, 2021 and 2020, respectively	(1,615)	(1,615)
Total stockholders’ equity	44,593	42,291
Total liabilities and stockholders’ equity	$372,193	$315,966
See accompanying notes to consolidated financial statements

BRUNSWICK BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)

	2021	2020
Interest income:
Loans receivable, including fees	$12,779	$10,963
Securities - taxable	424	350
Balances with banks	16	91
Total interest income	13,219	11,404

Interest expense:
Deposits	1,147	2,163
Borrowings	370	211
Total interest expense	1,517	2,374
Net interest income	11,702	9,030
Provisions for loan losses	310	525

Net interest income after provision for loan losses	11,392	8,505

Other income:
Service charges and fees on deposit accounts	672	673
Writedown on foreclosed assets, net of gain on sale	—	(61)
Other service charges and fees	280	209
Gain on sale of premises and equipment	—	2,201
Gain on sale of loans	453	—
Gain on sale of available-for-sale securities	—	159
Income from bank owned life insurance	93	96
Other income	296	114
Total other income	1,794	3,391

Other expenses:
Salaries and employee benefits	4,738	4,554
Occupancy and equipment	773	970
Foreclosed real estate expense	75	80
Legal and professional	984	1,056
Office and administrative	80	66
FDIC assessment	90	57
Advertising and marketing	174	142
Other	1,562	1,222
Total other expenses	8,476	8,147

Income before income tax expense	4,710	3,749

Income tax expense	1,343	1,044

Net income	$3,367	$2,705

Earnings per share	$1.19	$0.96
Earnings per share (Diluted)	$1.17	$0.96
See accompanying notes to consolidated financial statements

BRUNSWICK BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)

	2021	2020
Net income	$3,367	$2,705

Other comprehensive (loss) income
Unrealized holding (loss) gains on available-for-sale securities	(760)	316
Reclassifications of net gains on sale of available-for-sale securities	—	(159)
Tax effect	213	(45)
Other comprehensive (loss) income	(547)	112

Comprehensive income	$2,820	$2,817
See accompanying notes to consolidated financial statements

BRUNSWICK BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2020	$—	$7,700	$33,310	$(18)	$(1,620)	$39,372
Net income	—	—	2,705	—	—	2,705
Other comprehensive income	—	—	—	112	—	112
Sale treasury stock	—	—	—	—	5	5
Stock based compensation	—	97	—	—	—	97
Balance, December 31, 2020	—	7,797	36,015	94	(1,615)	42,291
Net income	—	—	3,367	—	—	3,367
Other comprehensive loss	—	—	—	(547)	—	(547)
Cash dividend ($0.25 per share)			(705)	—	—	(705)
Stock option exercised (Note 7)	—	53	—	—	—	53
Stock based compensation	—	134	—	—	—	134
Balance, December 31, 2021	$—	$7,984	$38,677	$(453)	$(1,615)	$44,593
See accompanying notes to consolidated financial statements

BRUNSWICK BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)

	2021	2020
Cash flows from operating activities
Net income	$3,367	$2,705
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	310	525
Depreciation and amortization	262	326
Gain on available-for-sale securities	—	(159)
Stock based compensation	134	97
Gain on sale of premises and equipment	—	(2,201)
Gain on sale of loans	(453)	—
Amortization of premiums on investment securities	419	181
Writedown of foreclosed real estate	—	100
Earnings on bank owned life insurance	(93)	(96)
Gain on sale of foreclosed real estate	—	(39)
Net change in:
Operating lease liabilities	(138)	(215)
Accrued interest receivable	(31)	(197)
Operating right of use asset	152	219
Other assets	773	(1,370)
Accrued interest payable	(187)	96
Other liabilities	(1,142)	1,258
Net cash provided by operating activities	3,373	1,230

Cash flows from investing activities
Purchase of investment securities available-for-sale	(16,260)	(52,969)
Proceeds from sale of available-for-sale securities	—	15,127
Maturities, calls and paydowns of securities available-for-sale	12,202	7,281
Maturities, calls and paydowns of securities held-to-maturity	1,117	1,371
Net change in loans receivable	(38,494)	(42,146)
Purchases of restricted stock	(777)	(1,089)
Purchases of bank premises and equipment	(921)	(320)
Proceeds from sale of foreclosed real estate	—	637
Proceeds from sale of premises and equipment	—	633
Purchase of bank owned life insurance	—	—
Net cash used in investing activities	(43,133)	(71,475)

Cash flows from financing activities
Net increase in deposits	45,368	38,135
Net increase (decrease) from borrowers for taxes and insurances	279	(238)
Net increase in borrowings	9,745	34,227
Dividends paid	(705)	—
Exercise of stock options	53	—
Sale treasury stock	—	5
Net cash provided by financing activities	54,740	72,129

See accompanying notes to consolidated financial statements

BRUNSWICK BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)

	2021	2020
Net increase in cash and cash equivalents	14,980	1,884

Cash and cash equivalents, beginning of the year	20,116	18,232

Cash and cash equivalents, end of the year	$35,096	$20,116

Supplementary cash flows information
Interest paid	$1,704	$2,278
Income taxes paid	2,132	401

Supplementary disclosure of cash flow information
Foreclosed real estate acquired in settlements of loans	$—	$218
Financing sale of property plant and equipment	—	1,892
See accompanying notes to consolidated financial statements

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Brunswick Bancorp, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Brunswick Bank & Trust Company (the “Bank”), and is regulated by the Federal Reserve Bank. The Bank also has a wholly-owned investment subsidiary, BTB Investment Corp. Inc., who manages the Bank’s investment portfolio. In addition, the Bank also has two other subsidiaries, Brunscor Realty, Inc. and Brunswick Title Agency. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in central New Jersey with primary emphasis on Middlesex and Monmouth Counties; services are provided at six locations. The Bank is subject to competition from other financial institutions and non-bank providers of financial services. The Bank is subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.
Principles of Consolidation: The consolidated financial statements include the accounts of Brunswick Bancorp, Inc. and its wholly-owned subsidiaries, Brunswick Bank & Trust Company, BTB Investments Brunscor Realty, Inc. and Brunswick Title Agency, after elimination of all intercompany transactions and balances.
Subsequent Events: The Company has evaluated subsequent events for recognition and disclosure through March 24, 2022, which was the date this report was available to be issued.
Use of Estimates: To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ.
Significant Group Concentrations of Credit Risk: The Company’s business is generated principally in central New Jersey. In Note 2, the types of securities that Company invests in are discussed. In Note 3, the types of lending that the Bank engages in is discussed. Although the Bank intends to have a diversified loan portfolio, its debtors’ ability to honor their contracts will be influenced by the region’s economy. The market and economic conditions increase demand for construction loans located in the State of New Jersey. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the state.
Securities: Debt securities are classified as held to maturity and carried at amortized cost when the Company has the positive intent and ability to hold them to maturity. Debt securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Securities available-for-sale are carried at fair value. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains and losses are reported as increases or decreases in other comprehensive (loss) income. Realized gains or losses, are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated.
Management evaluates debt securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For debt securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (“OTTI”) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.
Restricted Investment in Bank Stocks: Restricted stock, which represents a required investment in the common stock of two correspondent banks, is carried at cost and as of December 31, 2021 and 2020, consists of the common

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
stock of the Atlantic Community Bankers Bank (“ACBB”) and Federal Home Loan Bank of New York. Dividends declared are reported as income in the period declared.
Bank Owned Life Insurance: The Company has purchased life insurance policies key executives. Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Loans and Allowance for Loan Losses: The Bank’s loan portfolio includes commercial, residential and consumer segments. Commercial loans typically consist of mortgage loans on owner-occupied and tenanted investment properties, and construction and land development loans. Residential loans are primarily comprised of loans secured by 1-4 family and multi-family residential properties. Consumer loans are primarily comprised of home equity loans, personal loans, traditional installment loans and other loans.
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans using the effective yield method.
Interest income on loans is discontinued and placed on non-accrual status at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past-due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
The allowance for loan losses represents management’s estimate of probable incurred losses in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses and decreased by charge offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.
The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential, consumer and other loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:
1.Lending policies and procedures, including underwriting standards and collection, charge off, and recovery practices.
2.National, regional, and local economic and business conditions as well as the condition of various market segments.
3.Nature and volume of the portfolio and terms of loans.
4.Experience, ability, and depth of lending management and staff.
5.Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.
6.Quality of the Bank’s loan review system, and the degree of oversight by the Bank’s Board of Directors.
7.Existence and effect of any concentrations of credit and changes in the level of such concentrations.
8.Effect of external factors, such as competition and legal and regulatory requirements.
Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.
The unallocated reserve represents imprecision in the calculation and is considered a part of the non-impaired reserve. Changes in the unallocated are reviewed by management as a part of the review of the overall calculation.
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and industrial loans, and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual residential loans, consumer loans, or other loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.
Loans whose terms are modified are classified as troubled debt restructurings if the Bank grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Nonaccrual troubled debt restructurings are restored to an accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for residential and consumer loans.
On a regular basis the Bank reviews the ratings on all criticized and classified loans. The Bank engages an independent third-party loan review consultant to review the Bank’s loan portfolio. As part of their scope they review a significant portion of criticized and classified loans.
The following portfolio segments have been identified: commercial loans, residential loans, and consumer and other loans:
Commercial:  Commercial real estate loans and other commercial loans are made based primarily on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower.  Commercial real estate collateral is generally located within the Bank’s geographic territories; while collateral for non-real estate secured commercial loans is typically accounts receivable, inventory, and/or equipment.  Repayment is primarily dependent upon the borrower’s ability to service the debt based upon cash flows generated from the underlying business.  Additional support involves liquidation of the pledged collateral and enforcement of a personal guarantee, if a guarantee is obtained.
Residential real estate:  Residential real estate loans, including first mortgages, home equity loans and home equity lines of credit, are collateralized by first or second liens on one-to-four family residences generally located within the Bank’s market areas.  Proof of ownership title, clear mortgage title, and hazard insurance coverage are normally required. Residential loans also include multifamily loans which are collateralized by first liens on the real estate and repayment is primarily dependent upon the borrower’s ability to service the debt based on upon cash flows generated by the underlying properties.
Consumer and Other:  Consumer and other loans are generally considered to have greater risk than first or second mortgages on real estate because they me be unsecured, or if they are secured, the value of the collateral may be difficult to assess and more likely to decrease in value than real estate.
Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, ranging from one to seven years. Leasehold improvements are amortized over the length of the lease or estimated useful lives, whichever is shorter.
Foreclosed Real Estate: Foreclosed real estate is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
Fair Value of Financial Instruments: Fair value of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate footnote. Fair value estimates involve uncertainties and matters of significant judgement regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.
Transfers of Financial Assets: Transfers of financial assets, including loan participation sales, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3)

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Advertising and Marketing Costs: Advertising costs are charged to operations in the year incurred.
Income Taxes: The Company accounts for income taxes in accordance with the accounting guidance set forth in FASB ASC Topic 740, Income Taxes.
Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense or benefit results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax assets will not be realized.
The Company accounts for uncertain tax positions if it is more-likely-than-not, based on the merits that the tax position will be realized or sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.
The Company recognizes interest and penalties on income taxes, if any, as a component of the provision for income taxes. There were no interest and penalties recognized in 2021 and 2020.
Off-Balance Sheet Financial Instruments: In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated balance sheets when they are funded.
Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.
Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.
Earnings per Share: Basic earnings per share is net income divided by the weighted average number of shares outstanding net of treasury stock during the period. All outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities for this calculation. Diluted earnings per share includes the dilutive effect of additional potential shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.
Comprehensive Income: Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale debt securities, are reported as a separate component of the stockholders’ equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Statements of Cash Flows: The Company considers all cash amounts due from depository institutions, interest-bearing deposits in other banks and federal funds sold to be cash equivalents for purposes of the statements of cash flows. Generally, federal funds are sold for one day periods. Net cash flows are reported for customer loan and deposit transactions.
Leases: The Company enters into leases in the normal course of business primarily for financial centers, back-office operations locations and business development offices. The Company’s leases have remaining terms ranging from 1 to 4 years, some of which include renewal options to extend for up to 15 years.
The Company includes lease extension in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. The Company has also elected not to recognize leases with original lease terms of 12 months or less (short term leases) on the Company’s balance sheet.
Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liability represent our obligation to make lease payments arising for the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.
The Company uses the discount rate which represents the Company’s incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 2 – DEBT SECURITIES
The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at December 31, 2021 and 2020 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive related to available-for-sale securities and gross unrecognized gains and losses related to held-to-maturity securities (in thousands):

	Amortized Cost	Gross Unrealized Unrecognized Gains	Gross Unrealized Unrecognized Losses	Fair Value
December 31, 2021:
Available-for-sale
U.S. government and federal agency securities	2,000	—	(29)	1,971
Corporate debt securities	1,700	16	(6)	1,710
Collateralized mortgage obligations	10,157	—	(181)	9,976
Mortgage-backed securities - residential	$26,526	$—	$(425)	$26,101
Total available-for-sale	$40,383	$16	$(641)	$39,758

Held-to-maturity
Mortgage-backed securities - residential	$2,367	$27	$(8)	$2,386
Total held-to-maturity	$2,367	$27	$(8)	$2,386

December 31, 2020:
Available-for-sale
Corporate debt securities	$1,700	$3	$(1)	$1,702
Collateralized mortgage obligations	12,403	56	(17)	12,442
Mortgage-backed securities - residential	22,601	110	(16)	22,695
Total available-for-sale	$36,704	$169	$(34)	$36,839

Held-to-maturity
Mortgage-backed securities - residential	$3,524	$60	$(7)	$3,577
Total held-to-maturity	$3,524	$60	$(7)	$3,577

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 2 – DEBT SECURITIES (Continued)
The amortized cost and fair value of securities at December 31, 2021, by contractual maturity, are shown below. Expected cash flows will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities without a stated maturity are shown separately.

	2021
	Amortized Cost	Fair Value
Available-for-sale
Due within five through ten years	$3,700	$3,681
Collateralized mortgage obligations	10,157	9,976
Mortgage-backed securities - residential	26,526	26,101
Total available-for-sale	40,383	39,758

Held-to-maturity
Mortgage-backed securities - residential	$2,367	$2,386
Total held-to-maturity	$2,367	$2,386
There were no sales of securities for the year ended December 31, 2021. Proceeds from sales and calls of securities available-for-sale were $15,127 with gross gains of $161 and gross losses of $2 for the year ended December 31, 2020.
Securities with a carrying value of approximately $624 and $1,002 at December 31, 2021 and 2020, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
Securities with a carrying value of approximately $15,012 and $13,695 at December 31, 2021 and 2020, respectively, were pledged to secure FHLB borrowings.
At year-end 2021 and 2020, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.
The following table summarizes the available-for-sale investment securities with unrealized losses at December 31, 2021 and 2020, aggregated by security type and length of time in a continuous unrealized loss position:

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2021:
U.S. government and federal agency securities	$1,971	$(29)	$—	$—	$1,971	$(29)
Corporate debt securities	494	(6)	—	—	494	(6)
Collateralized mortgage obligations	9,046	(151)	930	(30)	9,976	(181)
Mortgage-backed securities residential	17,839	(254)	8,262	(171)	26,101	(425)
Total available-for-sale	$29,350	$(440)	$9,192	$(201)	$38,542	$(641)

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 2 – DEBT SECURITIES (Continued)

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2021:
Corporate debt securities	$1,199	$(1)	$—	$—	$1,199	$(1)
Collateralized mortgage obligations	3,096	(17)	—	—	3,096	(17)
Mortgage-backed securities residential	7,898	(16)	—	—	7,898	(16)
Total available-for-sale	$12,193	$(34)	$—	$—	$12,193	$(34)
The following table summarizes the held-to-maturity investment securities with unrecognized losses at December 31, 2021 and 2020, aggregated by security type and length of time in a continuous unrealized loss position:

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2021:
Mortgage-backed securities-residential	$—	$—	$341	$(8)	$341	$(8)
Total held-to-maturity	$—	$—	$341	$(8)	$341	$(8)

December 31, 2020:
Mortgage-backed securities residential	$585	$(4)	$130	$(3)	$715	$(7)
Total available-for-sale	$585	$(4)	$130	$(3)	$715	$(7)
As of December 31, 2021, the Bank’s security portfolio consisted of 60 securities, of which 47 securities were in an unrealized loss position. Unrealized losses on agencies, collateralized mortgage obligations and mortgage-backed securities held by the Bank have not been recognized into income because holdings are all issued by U.S. Government-sponsored entities and agencies, primarily the FHLB, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation, institutions which the government has affirmed its commitment to support. All securities were of investment grade and the decline in fair value is largely due to changes in interest rates and not credit quality of the issuer. Unrealized losses on corporate debt securities have not been recognized into income because the issuers of the debt securities are of high credit quality. The fair value is expected to recover as the securities approach maturity. Additionally, as of December 31, 2021, management did not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery and therefore, no loss has been recognized as of December 31, 2021. No impairment charges were recorded for the years ended December 31, 2021 and 2020.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 3 – LOANS RECEIVABLE, NET
Loans, by class, at December 31, 2021 and 2020 are summarized as follows (in thousands):

	2021	2020
Commercial
Commercial Real Estate	$151,237	$123,981
Commercial & Industrial	10,515	14,171
Construction & Land Development	16,392	18,976
Residential
1-4 Family Residential	70,833	60,631
Multifamily	28,292	20,516
Consumer & Other	2,118	2,061
Total loans	279,387	240,336

Allowance for loan losses	(2,864)	(2,450)
Net loans	$276,523	$237,886
Commercial and Industrial Loans include Small Business Administration (SBA) Paycheck Protection Program (PPP) loans totaling $6,607 and $10,512 as of December 31, 2021 and 2020 respectively.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 3 – LOANS RECEIVABLE, NET (Continued)
The following tables reflects the aging and accrual status of the Company’s loan portfolio, by class, as of December 31, 2021 and 2020 (in thousands):

	30-59 Days Past Due Still Accruing	60-89 Days Past Due Still Accruing	Greater Than 90 Days Still Accruing	Total Past Due Still Accruing	Current	Non- Accrual	Total Loans Receivables
December 31, 2021:
Commercial
Commercial Real Estate	$—	$—	$—	$—	$151,237	$—	$151,237
Commercial & Industrial	—	—	—	—	10,515	—	10,515
Construction & Land Development	—	—	—	—	16,392	—	16,392

Residential
1-4 Family Residential	—	533	—	533	69,556	744	70,833
Multifamily	—	—	—	—	28,292	—	28,292
Consumer & Other	—	—	—	—	2,118	—	2,118
	$—	$533	$—	$533	$278,110	$744	$279,387

December 31, 2020:
Commercial
Commercial Real Estate	$—	$—	$—	$—	$123,981	$—	$123,981
Commercial & Industrial	—	—	—	—	14,171	—	14,171
Construction & Land Development	—	—	—	—	18,976	—	18,976

Residential
1-4 Family Residential	99	—	—	99	59,752	780	60,631
Multifamily	—	—	—	—	20,516	—	20,516
Consumer & Other	—	—	—	—	2,061	—	2,061
	$99	$—	$—	$99	$239,457	$780	$240,336

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 3 – LOANS RECEIVABLE, NET (Continued)
As of December 31, 2021 and 2020, the Company has a recorded investment in troubled debt restructurings of $1,605 and $1,757, respectively. The Company has no specific allowance for those loans at December 31, 2021 and 2020 and has no commitments to lend addition amounts.
The following table reflects information regarding loans, by class, modified as troubled debt restructurings for the year ended December 31, 2021.

	Number of Contracts	Pre- Modification Outstanding Recorded Investments	Post- Modification Outstanding Recorded Investments
December 31, 2021:
Troubled debt restructurings:
Residential
1 – 4 family Residential	1	$47	$47
Commercial
Commercial Real Estate	1	243	243
	2	$290	$290
The addition of the loans as troubled debt restructurings did not have a material impact to the allowance for loan losses during the year ended December 31, 2021. The modification of the terms of such loans performed during the year ended December 31, 2021 included extensions of the original term.
There were no loans modified as troubled debt restructurings for the year ended December 31, 2020.
A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. There were no loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2021 and 2020.
In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.
Consistent with regulatory guidance and the provisions of the CARES Act, borrowers that were otherwise current on loan payments as of December 31, 2019 that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans during the deferral period and not evaluated as to whether they are troubled debt restructurings. As of December 31, 2021, the Company does not have any loans in modification under CARES Act.
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes all non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed an at least an annual basis. The Company uses the following definitions for risk ratings:
Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 3 – LOANS RECEIVABLE, NET (Continued)
weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, that make the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard
December 31, 2021:
Commercial
Commercial Real Estate	$146,959	$1,633	$2,645
Commercial & Industrial	10,515	—	—
Construction & Land Development	13,707	—	2,685
Residential
1-4 Family Residential	69,115	—	1,718
Multifamily	28,292	—	—
Consumer & Other	2,118	—	—
	$270,706	$1,633	$7,048

December 31, 2020:
Commercial
Commercial Real Estate	$123,742	$—	$239
Commercial & Industrial	14,171	—	—
Construction & Land Development	18,976	—	—
Residential
1-4 Family Residential	59,746	—	885
Multifamily	20,516	—	—
Consumer & Other	2,061	—	—
	$239,212	$—	$1,124
The following tables present information related to impaired loans, by class, as of and for the years ended December 31, 2021 and 2020.

	As of December 31, 2021			For the year ended December 31, 2021
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
Commercial
Commercial Real Estate	$775	$775	$—	$788
Residential
1-4 Family Residential	1,804	1,804	—	1,829
	$2,579	$2,579	$—	$2,617

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 3 – LOANS RECEIVABLE, NET (Continued)

	As of December 31, 2020			For the year ended December 31, 2020
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
Commercial
Commercial Real Estate	$1,249	$1,249	$—	$1,264
Residential
1-4 Family Residential	892	892	—	914
	$2,141	$2,141	$—	$2,178
The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality. For the purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs. Interest income on impaired loans was not material for 2021 and 2020.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 3 – LOANS RECEIVABLE, NET (Continued)
An analysis of the allowance for loan losses and the related loans receivable, by portfolio segment, at or for the years ended December 31, 2021 and 2020 is as follows (in thousands):

	Commercial	Residential	Consumer and Other	Unallocated	Total
December 31, 2021:
Allowance for loan losses:
Beginning balance	$1,362	$704	$18	$366	$2,450
Provisions for loan losses	179	126	—	5	310
Charge offs	—	—	—	—	—
Recoveries	77	27	—	—	104
Ending balance	$1,618	$857	$18	$371	$2,864

Ending balance, allowance for loan losses:
Loans individually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	1,618	857	18	371	2,864
Total	$1,618	$857	$18	$371	$2,864

Related loan receivable balance:
Loans individually evaluated for impairment	$775	$1,804	$—	$—	$2,579
Loans collectively evaluated for impairment	177,369	97,321	2,118	—	276,808
Total	$178,144	$99,125	$2,118	$—	$279,387

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 3 – LOANS RECEIVABLE, NET (Continued)

	Commercial	Residential	Consumer and Other	Unallocated	Total
December 31, 2020:
Allowance for loan losses:
Beginning balance	$1,247	$504	$19	$132	$1,902
Provisions for loan losses	113	179	(1)	234	525
Charge offs	—	—	—	—	—
Recoveries	2	21	—	—	23
Ending balance	$1,362	$704	$18	$366	$2,450

Ending balance, allowance for loan losses:
Loans individually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	1,362	704	18	366	2,450
Total	$1,362	$704	$18	$366	$2,450

Related loan receivable balance:
Loans individually evaluated for impairment	$1,249	$892	$—	$—	$2,141
Loans collectively evaluated for impairment	155,879	80,255	2,061	—	238,195
Total	$157,128	$81,147	$2,061	$—	$240,336

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 4 – PREMISES AND EQUIPMENT
A summary of premises and equipment at December 31, 2021 and 2020 follows (in thousands):

	2021	2020
Cost:
Land	$1,540	$163
Bank premises	3,574	4,166
Furniture and equipment	2,576	2,537
Leasehold improvements	840	840
Automobiles	126	107
	8,656	7,813
Accumulated depreciation	4,163	3,979
Premises and equipment, net	$4,493	$3,834
Depreciation expense was approximately $262 and $326 for the years ended December 31, 2021 and 2020, respectively.
NOTE 5 – DEPOSITS
Deposit account balances at December 31, 2021 and 2020 are summarized as follows (in thousands):

	2021	2020
Non-interest bearing checking	$64,636	$51,016
Interest-bearing checking	14,675	12,213
Total checking	79,311	63,229

Savings and money market demand deposits	84,886	78,095
Certificates of deposit, under $250,000	82,335	61,284
Certificates of deposit, $250,000 and over	31,071	29,627
	$277,603	$232,235
Scheduled maturities of certificates of deposit are as follows (in thousands):

Year ending December 31,
2022	$79,950
2023	20,908
2024	3,415
2025	7,131
2026	2,002
$113,406
NOTE 6 – BORROWED FUNDS
The Bank has established lines of credit with financial institutions for the purchase of federal funds including an unsecured line of $3,000 and a secured line of $8,000 with Atlantic Community Bankers Bank as well as an unsecured line of $5,000 with Zions Bank. There were no borrowings outstanding on these lines as of December 31, 2021 and 2020.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 6 – BORROWED FUNDS (Continued)
The FHLB-NY approved the Bank to borrow up to 30% of its total assets based on available collateral, by pledging loans and or securities. At December 31, 2021 and 2020 respectively, fixed rate advances from the Federal Home Loan Bank were as follows:

December 31, 2021:
Maturity	Weighted Average Interest Rate	Amount
2024	1.11%	$10,000
2025	1.02%	21,700
2026	0.75%	5,000
2030	1.32%	5,000

December 31, 2020:
Maturity	Weighted Average Interest Rate	Amount
2025	1.02%	21,700
2030	1.32%	5,000
Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances.
The Bank participated in the Paycheck Protection Program Liquidity Facility program with the Federal Reserve Bank of New York, whereas it was able to pledge its PPP loans that were secured with the SBA. There are no prepayment penalties associated with these borrowings. As at December 31, 2021 and 2020 respectively, these fixed rate borrowings have a maturity schedule as follows.

December 31, 2021:
5 year term	$5,472

December 31, 2020:
2 year term	$9,863
5 year term	864
NOTE 7 – EMPLOYEE BENEFIT PLANS
Retirement Plans and Other Employee Benefits: The Company established a new 401K plan effective January 1, 2020. The plan is a safe harbor where all funds contributed will be fully vested from day 1. The Company will match employee contributions 100% for the first 3% and 50% for the next 2% contributed for a maximum match of 4% annually. There were employer contributions of $107 and $95 in 2021 and 2020, respectively.
Restricted Stock Award Plan: The Company maintains a Restricted Stock Award Plan for the purpose of granting shares, subject to restrictions, to key employees of the Company as a means of retaining and rewarding them for long-term performance and to increase their ownership in the Company. Shares awarded under the plan entitle the shareholder to all rights of common stock ownership except that the shares may not be sold, transferred, pledged, exchanged or otherwise disposed of during the restriction period. The total number of shares available under the Plan is 396,000 with 240,000 remaining to be issued. Compensation expense is recognized over the vesting period of awards based on the fair value of the stock at issue date.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 7 – EMPLOYEE BENEFIT PLANS (Continued)
A summary of changes in the Company’s nonvested shares for the year follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2021	31,800	$8.40
Granted	—	—
Vested	(10,600)	13.28
Forfeited	—	—
Nonvested at December 31, 2021	21,200	$13.28
Stock based compensation expense for 2021 and 2020 totaled $72 and $72. As of December 31, 2021, there was approximately $142 of total unrecognized compensation cost related to nonvested shares granted under the Restricted Stock Award Plan. The cost is expected to be recognized over a weighted-average period of 2 years.
Stock Option Plan: The Company’s 2019 Employee Stock Option Plan, permits the grant of share options to its employees for up to 425,000 shares of common stock. Option awards are generally granted with an exercise price equal to the fair value price of the Company’s common stock at the date of grant: those option awards have vesting periods ranging from 1 to 5 years and have 10 year contractual terms. Stock based compensation expense for 2021 and 2020 totaled $62 and $26.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the following assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of the options granted is based on the historical data and represents the period of time that the options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. treasury yield curve in effect at the time of the grant. The fair value of the option was $3.56 and $1.13 per share for the years ended December 31, 2021 and 2020, respectively.

	2021	2020
Risk-free interest rate	1.25%	0.37%
Expected term	5 years	4.3 years
Expected stock price volatility	27.80%	15.00%
A summary of the Company’s outstanding stock options as of December 31, 2021 are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at beginning of year	221,000	$8.30	9.5
Granted	30,000	13.28	10.0
Exercised	(6,200)	8.70	—
Forfeited or expired	—	—	—
Outstanding at end of year	244,800	$8.90	9.8
Fully vested and expected to vest	61,594	$8.35
Exercisable at end of year	61,594	$8.35
As of December 31, 2021 there was $299 of total unrecognized compensation costs related to the nonvested options granted under the plan. The cost is expected to be recognized over a weighted-average period of 3.9 years.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 8 – INCOME TAXES
The consolidated provision for income taxes (benefit) consists of the following (in thousands):

	2021	2020
Current tax (benefit) expense:
Federal	$975	$796
State	530	379
Deferred tax benefit	(162)	(131)
	$1,343	$1,044
The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate of 21% to income before income taxes for the years ended December 31, 2021 and 2020, respectively. The difference relates primarily to the impact of non-taxable income.
Due to the lack of forecasted capital gains, the Company has established a valuation allowance for OTTI that reduces the amount of its net deferred tax asset to an amount expected to be realized at December 31, 2021 and 2020 (in thousands).

	2021	2020
Deferred tax assets:
Allowance for loan losses	$805	$688
Deferred loan fees & costs	47	—
Non-accrual interest	92	92
Other real estate owned write downs	28	28
Other than temporary impairment (OTTI) of securities	30	30
Unrealized loss on securities available-for-sale	174	—
Lease liability	107	146
Other	38	34
Total gross deferred tax assets	1,321	1,018
Less: Valuation allowance	(30)	(30)
Total Net deferred tax asset	1,291	988
Deferred tax liabilities:
Depreciation	(13)	(3)
Right of use asset	(102)	(145)
Unrealized gain on securities available-for-sale	—	(39)
Total gross deferred tax liabilities	(115)	(187)
Net deferred tax assets	$1,176	$801
Deferred tax asset is included with other assets on the Consolidated Balance Sheets. The Company is subject to U.S. federal and New Jersey income taxes. The Company is no longer subject to examination by federal or New Jersey authorities for years prior to December 31, 2018 and December 31, 2017, respectively.
There are no uncertain tax positions as of December 31, 2021. In addition, uncertain tax positions are not expected to increase in the next twelve months.
NOTE 9 – RELATED PARTIES
The Company has entered into transactions with its directors, principal officers, their immediate families, and affiliated companies in which directors are principal stockholders.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 9 – RELATED PARTIES (Continued)
Loans: Related parties were indebted to the Company for loans (in thousands).

	2021	2020
Beginning balance	$13,358	$15,146
Additional loans	2,806	1,957
Collection of principal	(3,811)	(3,745)
Ending balance	$12,353	$13,358
Interest income on related party loans amounted to approximately $587 and $593 for the years ended December 31, 2021 and 2020, respectively. This represented 5% and 6% of interest income for the years ended December 31, 2021 and 2020, respectively.
Rent: Two operating locations of the Company are leased from related parties. Rent paid to those parties totaled approximately $146 and $226 for the years ended December 31, 2021 and 2020, respectively, and upon expiration of the lease, the Bank purchased one of these locations from a related party for $740. Rent paid for this location was $40 during 2021. Future lease payments for the remaining lease are included in the Lease footnote (Note 15).
Deposits: The Company is indebted to certain related parties for bank deposits made in the ordinary course of business of $8,546 and $6,985 at December 31, 2021 and 2020, respectively.
Legal Counsel: The Company retains legal counsel for certain matters with a related party. Amounts paid and expensed to such related party was $12 and $6 for the years ended December 31, 2021 and 2020, respectively.
NOTE 10 – COMMITMENTS AND CONTINGENT LIABILITIES
In the normal course of business, the Company has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included, in the accompanying consolidated financial statements. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet. Financial instruments whose contract amount represents credit risk are as follows (in thousands):

	2021	2020
Commitments to extend credit	$25,193	$24,489
Standby letters of credit	1,210	1,097
Consumer lines of credit	6,349	5,699
	$32,752	$31,285
Commitments to extend credit are agreements to lend to a customer as long as no violation of any condition established in the contract exists. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on Managements’ credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 10 – COMMITMENTS AND CONTINGENT LIABILITIES (Continued)
The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in either 2021 or 2020.
The Company is party to litigation and claims arising during the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements
NOTE 11 – FAIR VALUE MEASURMENTS AND DISCLOSURES
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values.
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.
Level 2: Quoted prices that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).
An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).
Impaired Loans: The Company generally measures impaired loans based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. There were no impaired loans recorded at fair value at December 31, 2021 and 2020.
Foreclosed Real Estate: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated periodically. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 11 – FAIR VALUE MEASURMENTS AND DISCLOSURES (Continued)
For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2021 were as follows (in thousands):

	Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021
Investment securities available-for-sale:
U.S. government and federal agency securities	$1,971	$—	$1,971	$—
Corporate debt securities	1,710	—	1,710	—
Collateralized mortgage obligations	9,976	—	9,976	—
Mortgage-backed securities:
Residential	26,101	—	26,101	—
	$39,758	$—	$39,758	$—
For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2020 were as follows (in thousands):

	Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Investment securities available-for-sale:
Corporate debt securities	$1,702	$—	$1,702	$—
Collateralized mortgage obligations	12,442	—	12,442	—
Mortgage-backed securities:
Residential	22,695	—	22,695	—
	$36,839	$—	$36,839	$—
For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2021 and 2020 are as follows:

	Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021
Foreclosed real estate	$4,894	$—	$—	$4,894
	$4,894	$—	$—	$4,894
December 31, 2020
Foreclosed real estate	$4,894	$—	$—	$4,894
	$4,894	$—	$—	$4,894
Writedowns on foreclosed real estate were $0 and $100 for the years ended December 31, 2021 and 2020, respectively.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 11 – FAIR VALUE MEASURMENTS AND DISCLOSURES (Continued)
The table below presents additional quantitative information about level 3 assets measured at fair value on a nonrecurring basis (dollars in thousands):

	Qualitative Information about Level 3 Fair Value Measurements
	Fair Value	Valuation Techniques	Unobservable Input	Range Weighted Average (3)
December 31, 2021
Foreclosed real estate	$4,894	Fair value of collateral (1)	Appraised value (2)	20% - 35%
December 31, 2020
Foreclosed real estate	$4,894	Fair value of collateral (1)	Appraised value (2)	20% - 35%
__________________
(1)Fair value is generally determined through independent appraisals of the underlying collateral, which include level 3 inputs that are not identifiable.
(2)Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.
(3)The range and weighted average of qualitative factors such as economic conditions and estimated liquidation expenses are presented as a percent of the appraised value.
Carrying amounts and estimated fair values of financial instruments not carried at fair value as of December 31, 2021 and 2020 were as follows (represents exit price):

	2021		2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$35,096	$35,096	$20,116	$20,116
Securities held-to-maturity	2,367	2,386	3,524	3,577
Loans receivable, net	276,523	285,963	237,886	250,494
Restricted stock	2,180	N/A	1,403	N/A
Accrued interest receivable	906	906	875	875
Liabilities:
Certificate of deposit accounts	113,406	113,589	90,911	92,321
Other deposits	164,197	164,197	141,324	141,324
Accrued interest payable	402	402	589	589
Advances from borrowers for taxes and insurance	1,342	1,342	1,063	1,063
Borrowings	47,172	46,974	37,427	37,716

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 12 – REVENUE FROM CONTRACTS WITH CUSTOMERS
All of the Corporation’s revenue from contracts with customers in the scope of ASC 606 is recognized within Noninterest Income. The following table presents the Corporation’s sources of Non-Interest Income for the twelve months ended December 31, 2021 and 2020. Items outside the scope of ASC 606 are noted as such.

	Year Ended December 31,
	2021	2020
Noninterest income
Service charges and fees on deposit accounts	$672	$673
Writedown on foreclosed assets, net of gain on sale	—	(61)
Gain on sale of securities (a)	—	159
Gain on sale of premises and equipment	—	2,201
Gain on sale of loans (a)	453	—
BOLI Income (a)	93	96
Other services charges and fees	280	209
Other income	296	114
Total	$1,794	$3,391
__________________
(a)Not within the scope of ASC 606
Service Charges and Fees on Deposit Accounts: The Company earns fees from its deposit customers for transaction-based and account maintenance services. Transaction-based fees, which include services such as return item fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Service charges on deposits are withdrawn from the customer’s account balance.
Other Service Charges and Fees: The Company collects fees for additional services from its customers. These services include the rental of safe deposit boxes, check cashing fees, wire transfer fees and official checks and money order fees.
Other Income: All other income items are captured here including ATM fees, rental income and other miscellaneous items.
Gains/Losses on Sales of Premises and Equipment: The Company records a gain or loss from the sale of premises and equipment when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of premises and equipment to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once the criteria are met, the premises and equipment asset is derecognized and the gain or loss on the sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on the sale if a significant financing component is present.
NOTE 13 – REGULATORY CAPITAL
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities and certain off balance sheet items calculated under regulatory accounting principles. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is included in computing regulatory capital. Management believed as of December 31, 2021, the company and Bank meet all capital adequacy requirements to which they are subject.

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 13 – REGULATORY CAPITAL (Continued)
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2021 and 2020, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
The Bank’s actual and required capital amounts and ratios are as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes				To be Well Capitalized Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
December 31, 2021
Total risk based capital (to risk weighed assets)	$46,683	16.22%	≥	$23,018	≥	8.0%	≥	$28,773	>	10.0%
Tier 1 capital (to risk weighted assets)	43,819	15.23	≥	17,264	≥	6.0	≥	23,018	≥	8.0
Common equity tier 1 capital (to risk weighted assets)	43,819	15.23	≥	12,948	≥	4.5	≥	18,702	≥	6.5
Tier 1 capital (to average assets)	43,819	12.07	≥	14,516	≥	4.0	≥	18,146	≥	5.0
December 31, 2020
Total risk based capital (to risk weighed assets)	$41,687	17.09%	≥	$19,513	≥	8.0%	≥	$24,392	>	10.0%
Tier 1 capital (to risk weighted assets)	39,321	16.12	≥	14,635	≥	6.0	≥	19,513	≥	8.0
Common equity tier 1 capital (to risk weighted assets)	39,321	16.12	≥	10,976	≥	4.5	≥	15,854	≥	6.5
Tier 1 capital (to average assets)	39,321	13.17	≥	11,940	≥	4.0	≥	14,925	≥	5.0
NOTE 14 – LEASES
Lease payments paid totaled approximately $170 and $232 for the years ended December 31, 2021 and 2020, respectively. Lease expense was $188 and $252 for the years ended 2021 and 2020, respectively. The weighted average lease term for operating leases and weighted average discount rate for operating leases was 1.82 years and 3.87% respectively.
Future undiscounted lease payments for related party operating leases with initial terms of one year or more as of December 31, 2021 are as follows: (in thousands):

Operating Leases
2022	$127
2023	131
2024	135
Total Undiscounted lease payments	393
Less: Imputed interest	(11)
Net lease liabilities	$382

BRUNSWICK BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
(Dollar amounts in thousands except per share data)
NOTE 15 – EARNINGS PER SHARE
The factors used in the earnings per share computation follow:

	2021	2020
Basic
Net income	$3,367	$2,705
Less: Income allocated to participating shares	37	41
Income available to common shareholders	3,330	2,664
Weighted average common share outstanding	2,786,610	2,770,141
Basic earnings per common share	$1.19	$0.96
Diluted
Net income available to common shareholders	$3,330	$2,664
Weighted average common share outstanding for basic earnings per share common	$2,786,610	$2,770,141
Add: Dilutive effects of assumed exercises of stock options	43,137	—
Average shares and dilutive potential common shares	2,829,747	2,770,141
Diluted earnings per common share	$1.17	$0.96
Stock options for 30,000 and 221,000 shares of common stock were not considered in computing diluted earnings per common share for 2021 and 2020 respectively because they were antidilutive.

Brunswick Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollar amounts in thousands except per share data)

	September 30,	December 31,
	2022	2021
Assets
Cash and due from banks	$17,167	$19,596
Interest-bearing deposits	6,145	15,500
Cash and cash equivelents	23,312	35,096
Securities available-for-sale	40,656	39,758
Securities held-to-maturity (fair value $1,713 and $2,386 at September 30, 2022 and December 31, 2021, respectively)	1,857	2,367
Restricted bank stock, at cost	2,824	2,180
Loans receivable	302,460	279,387
Less: Allowance for loan losses	(3,021)	(2,864)
Net loans receivable	299,439	276,523
Premises and equipment, net	4,642	4,493
Foreclosed real estate	—	4,894
Accrued interest receivable	1,110	906
Bank owned life insurance	3,308	3,241
Operating lease right-of-use assets	275	364
Other assets	4,208	2,371
Total Assets	$381,631	$372,193

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest-bearing demand	$69,667	$64,636
Interest-bearing demand	210,155	212,967
Total deposits	279,822	277,603
Borrowings	55,272	47,172
Accrued interest payable	409	402
Advances from borrowers for taxes and insurance	1,468	1,342
Operating lease liabilities	293	382
Other liabilities	1,263	699
Total Liabilities	338,527	327,600
Stockholders' Equity
Preferred stock, no stated value; 10,000,000 shares authorized and no shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, no par value, 10,000,000 shares authorized;
3,065,531 and 3,042,803 shares issued at September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	8,287	7,984
Retained earnings	41,134	38,677
Accumulated other comprehensive loss	(4,702)	(453)
Treasury stock at cost, 224,557 shares at September 30, 2022 and December 31, 2021, respectively	(1,615)	(1,615)
Total Stockholders' Equity	43,104	44,593
Total Liabilities and Stockholders' Equity	$381,631	$372,193
The accompanying notes are an integral part of these unaudited, consolidated financial statements.

Brunswick Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollar amounts in thousands except per share data)

	Nine Months Ended
	September 30,	September 30,
	2022	2021
Interest Income:
Loans receivable, including fees	$10,398	$9,402
Securities	578	301
Balances with banks	53	13
Total Interest Income	11,029	9,716

Interest Expense:
Deposits	834	889
Borrowings	391	277
Total Interest Expense	1,225	1,166

Net interest income	9,804	8,550
Provision for Loan Losses	160	310
Net Interest Income After Provision for Loan Losses	9,644	8,240

Noninterest Income:
Service charges and fees on deposit accounts	577	486
Loss on sale of foreclosed real estate	(252)	—
Other service charges and fees	246	207
Income from bank owned life insurance	67	70
Other income	165	141
Total Noninterest Income	803	904

Noninterest Expense:
Salaries and employee benefits	3,945	3,499
Occupancy	560	604
Foreclosed real estate expense	10	12
Legal and professional	601	657
Office and administrative	59	59
FDIC assessment	75	65
Advertising and marketing	191	122
Other Expense	1,175	1,184
Total Noninterest Expense	6,616	6,202

Income before income tax expense	3,831	2,942
Income tax expense	1,035	812
Net Income	$2,796	$2,130

Earnings per share	$0.99	$0.76
Earnings per share (Diluted)	$0.96	$0.74
The accompanying notes are an integral part of these unaudited, consolidated financial statements.

Brunswick Bancorp, Inc.
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)
(Dollar amounts in thousands except per share data)

	Nine Months Ended September 30,
	2022	2021
Net Income	$2,796	$2,130
Other Comprehensive Loss, Net of Tax:
Unrealized holding losses on available-for-sale securities	(5,906)	(417)
Tax effect	1,657	117
Other comprehensive loss	(4,249)	(300)
Total Comprehensive (Loss) Income	$(1,453)	$1,830
The accompanying notes are an integral part of these unaudited, consolidated financial statements.

Brunswick Bancorp, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
Nine Months Ended September 30, 2022 and 2021
(Unaudited)
(Dollar amounts in thousands except per share data)

		Additional		Accumulated Other
	Common	Paid-in	Retained	Comprehensive	Treasury
	Stock	Capital	Earnings	Income(Loss)	Stock	Total
Nine Months Ended September 30,
Balance as of January 1, 2021	$—	$7,797	$36,015	$94	$(1,615)	$42,291
Net Income	—	—	2,130	—	—	2,130
Accum Other Comp Loss	—	—	—	(300)	—	(300)
Cash dividend ($0.25 per share)	—	—	(705)	—	—	(705)
Stock based compensation	—	99	—	—	—	99
Stock option exercised	—	54	—	—	—	54
Balance as of September 30, 2021	—	7,950	37,440	(206)	(1,615)	43,569

Balance as of January 1, 2022	—	7,984	38,677	(453)	(1,615)	44,593
Net Income	—	—	2,796	—	—	2,796
Accum Other Comp Loss	—	—	—	(4,249)	—	(4,249)
Cash dividend ($0.12 per share)	—	—	(339)	—	—	(339)
Stock based compensation	—	116	—	—	—	116
Stock option exercised	—	187	—	—	—	187
Balance, September 30, 2022	$—	$8,287	$41,134	$(4,702)	$(1,615)	$43,104
The accompanying notes are an integral part of these unaudited, consolidated financial statements

Brunswick Bancorp, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollar amounts in thousands except per share data)

	Nine Months Ended September 30,
	2022	2021
Cash Flows From Operating Activities:
Net income	$2,796	$2,130
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	160	310
Depreciation and amortization of PP&E	192	131
Stock-based compensation	116	99
Amortization on investments	124	336
Earnings on bank owned life insurance	(67)	(70)
Loss on sale of foreclosed real estate	252	—
Net Change in:
Accrued interest receivable	(204)	(83)
Operating Lease liabilities	(89)	(109)
Accrued interest payable	7	(112)
Operating right of use asset	89	123
Other Assets	(180)	488
Other Liabilities	564	(1,033)
Net Cash provided by operating	3,760	2,210
Cash Flows From Investing Activities:
Purchase of investment securities available-for-sale	(11,293)	(16,260)
Maturities, calls and paydowns of securities available for sale	4,383	9,532
Maturities, calls and paydowns of securities held to maturity	492	868
Purchases of restricted stock	(644)	(327)
Net change in loans	(23,076)	(30,319)
Purchase of premises and equipment	(341)	(815)
Proceeds from the sale of foreclosed real estate	4,642	—
Net Cash used in investing	(25,837)	(37,321)
Cash Flows From Financing Activities:
Net change in deposits	2,219	40,802
Net increase from borrowers for taxes and insurance	126	186
Proceeds from borrowings	13,000	5,000
Repayment of borrowings	(4,900)	(791)
Dividends Paid	(339)	(705)
Exercise of stock options	187	54
Net Cash Provided by financing	10,293	44,546
Net Change in Cash and Cash Equivalents	(11,784)	9,435
Cash and Cash Equivalents at Beginning of Period	35,096	20,116
Cash and Cash Equivalents at End of Period	23,312	29,551
Supplemental Disclosures of Cash Flow Information:
Interest paid	1,218	1,278
Income taxes paid	1,102	1,701
The accompanying notes are an integral part of these unaudited, consolidated financial statements.

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
Note 1 – Summary of Significant Accounting Policies
Nature of Operations
Brunswick Bancorp, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Brunswick Bank & Trust Company (the “Bank”), and is regulated by the Federal Reserve Bank. The Bank also has a wholly-owned investment subsidiary, BTB Investment Corp. Inc., who manages the Bank’s investment portfolio. In addition, the Bank also has two other subsidiaries, Brunscor Realty, Inc. and Brunswick Title Agency. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in central New Jersey with primary emphasis on Middlesex and Monmouth Counties; services are provided at six locations. The Bank is subject to competition from other financial institutions and non-bank providers of financial services. The Bank is subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.
Principles of Consolidation
The consolidated financial statements include the accounts of Brunswick Bancorp, Inc. and its wholly-owned subsidiaries, Brunswick Bank & Trust Company, BTB Investments Brunscor Realty, Inc. and Brunswick Title Agency, after elimination of all intercompany transactions and balances. The accompanying unaudited Interim Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial information. In the opinion of management, the interim statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of the Company on a consolidated basis and all such adjustments are recurring in nature. These financial statements and the accompanying notes should be read in conjunction with the Company’s audited financial statements for the years ended December 31, 2021 and 2020. Operating results for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any other period.
The Company has evaluated subsequent events for recognition and disclosure through the date this report was available to be issued.
Use of Estimates
To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ.
Recently Issued Accounting Pronouncements
ASU 2016-13: The FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as further amended. The ASU requires credit losses on most financial assets measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss ("CECL") model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications unless reasonable expectation of a troubled debt restructuring exists) from the date of initial recognition of that instrument. The ASU also replaces the current accounting model for purchased credit impaired loans and debt securities. The allowance for purchased financial assets with a more-than insignificant amount of credit deterioration since origination ("PCD assets") should be determined in a similar manner to other financial assets measured on an amortized cost basis. However, upon initial recognition, the allowance is added to the purchase price ("gross up approach") to determine the initial amortized cost basis. The subsequent accounting for PCD assets is the same expected loss model described above. Further, the ASU made

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
certain targeted amendments to the existing impairment model for available-for-sale debt securities. For an AFS debt security for which there is neither the intent nor a more-likely-than-not requirement to sell, an entity will record credit losses as an allowance rather than a write-down of the amortized cost basis. Certain incremental disclosures are required. Subsequently, the FASB issued ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11, and ASU 2020-02 to clarify, improve, or defer the adoption of ASU 2016-13.
In October 2019, the FASB issued ASU 2019-10 which deferred the implementation date of ASU 2016-13 for smaller reporting companies (SRCs) until January 1, 2023. Brunswick Bancorp qualified as an SRC, therefore, the Company has chosen to delay the adoption of ASU 2016-13 until January 1, 2023. The Company is currently evaluating the impact of adoption on the consolidated financial statements.
ASU No. 2022-02: The FASB issued ASU 2022-02, Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This ASU eliminates the TDR recognition and measurement guidance and, instead, requires that an entity evaluate (consistent with the accounting for other loan modifications) whether a modification represents a new loan or a continuation of an existing loan. In addition, this ASU enhances existing disclosure requirements and introduces new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. For public business entities, this ASU requires that an entity disclose current-period gross write-offs by year of origination for financing receivables and net investment in leases within the scope of Subtopic 326-20. Gross write-off information must be included in the vintage disclosures required for public business entities in accordance with paragraph 326-20-50-6, which requires that an entity disclose the amortized cost basis of financing receivables by credit quality indicator and class of financing receivable by year of origination.
For entities that have adopted the amendments in update 2016-13, the amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For entities that have not yet adopted the amendments in update 2016-13, the effective dates for the amendments in this update are the same as the effective dates in Update 2016-13. The Company has not yet adopted this accounting standard as ASU 2016-13 has not been adopted. Management continues to evaluate the impact of its future adoption of this guidance on the Company’s financial statements.
Note 2 – Debt Securities
The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at September 30, 2022 and December 31, 2021 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive (loss) income related to available-for-sale securities and gross unrecognized gains and losses related to held-to-maturity securities:

		Gross	Gross
	Amortized	Unrealized	Unrealized
September 30, 2022	Cost	Gains	Losses	Fair Value
	(Dollars in thousands)
Available-for-Sale:
U.S. government and federal agency securities	$5,000	$—	$(432)	$4,568
Corporate debt securities	2,200	—	(134)	2,066
Collateralized mortgage obligations	14,337	—	(1,719)	12,618
Mortgage-backed securities - residential	25,650	—	(4,246)	21,404
Total Available-for-Sale	$47,187	$—	$(6,531)	$40,656

Held-to-Maturity:
Mortgage-backed securities	1,857	—	(144)	1,713
Total Held-to-Maturity	$1,857	$—	$(144)	$1,713

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)

		Gross	Gross
	Amortized	Unrealized	Unrealized
December 31, 2021	Cost	Gains	Losses	Fair Value
	(Dollars in thousands)
Available-for-Sale:
U.S. government and federal agency securities	$2,000	$—	$(29)	$1,971
Corporate debt securities	1,700	16	(6)	1,710
Collateralized mortgage obligations	10,157	—	(181)	9,976
Mortgage-backed securities - residential	26,526	—	(425)	26,101
Total Available-for-Sale	$40,383	$16	$(641)	$39,758

Held-to-Maturity:
Mortgage-backed securities	2,367	27	(8)	2,386
Total Held-to-Maturity	$2,367	$27	$(8)	$2,386
The amortized cost and fair value of securities at September 30, 2022, by contractual maturity, are shown below. Expected cash flows will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities without a stated maturity are shown separately.

	Amortized	Fair
September 30, 2022	Cost	Value
	(Dollars in thousands)
Available-for-Sale:
Due in one year or less	$—	$—
Due after one year through five years	4,000	3,712
Due after five years through ten years	$3,200	$2,922
Due after ten years	14,337	12,618
Mortgage-backed securities - residential	25,650	21,404
	$47,187	$40,656

Held-to-Maturity:
Mortgage-backed securities	$1,857	$1,713
	$1,857	$1,713
There were no sales of securities for the nine months ended September 30, 2022 or 2021.
Securities with a carrying value of approximately $446 thousand and $624 thousand at September 30, 2022 and December 31, 2021, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
Securities with a carrying value of approximately $12.1 million and $15.0 million at September 30, 2022 and December 31, 2021, respectively, were pledged to secure FHLB borrowings.
At September 30, 2022 and December 31, 2021, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
The following table summarizes the available-for-sale investment securities with unrealized losses at September 30, 2022 and December 31, 2021 aggregated by security type and length of time in a continuous unrealized loss position:

September 30, 2022	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in thousands)
U.S. government and federal agency securities	$2,832	$(168)	$1,736	$(264)	$4,568	$(432)
Corporate debt securities	1,301	(99)	765	(35)	2,066	(134)
Collateralized mortgage obligations	5,494	(350)	7,124	(1,369)	12,618	(1,719)
Mortgage-backed securities - residential	1,641	(102)	19,763	(4,144)	21,404	(4,246)
Total Available-for-Sale	$11,268	$(719)	$29,388	$(5,812)	$40,656	$(6,531)

December 31, 2021	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in thousands)
U.S. government and federal agency securities	$1,971	$(29)	$—	$—	$1,971	$(29)
Corporate debt securities	494	(6)	—	—	494	(6)
Collateralized mortgage obligations	9,046	(151)	930	(30)	9,976	(181)
Mortgage-backed securities - residential	17,839	(253)	8,262	(171)	26,101	(425)
Total Available-for-Sale	$29,350	$(440)	$9,192	$(201)	$38,542	$(641)
The following table summarizes the held-to-maturity investment securities with unrecognized losses at September 30, 2022 and December 31, 2021 aggregated by security type and length of time in a continuous unrealized loss position:

September 30, 2022	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in thousands)
Mortgage-backed securities - residential	$1,472	$(137)	$241	$(7)	$1,713	$(144)
Total Held-to Maturity	$1,472	$(137)	$241	$(7)	$1,713	$(144)

December 31, 2021	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Dollars in thousands)
Mortgage-backed securities - residential	$—	$—	$341	$(8)	$341	$(8)
Total Held-to Maturity	$—	$—	$341	$(8)	$341	$(8)
At September 30, 2022, the Bank’s security portfolio consisted of 71 securities, all of which were in an unrealized loss position. Unrealized losses on agencies, collateralized mortgage obligations and mortgage-backed securities held by the Bank have not been recognized into income because holdings are all issued by U.S. Government-sponsored entities and agencies, primarily the FHLB, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation, institutions which the government has affirmed its commitment to support. All securities were of investment grade and the decline in fair value is largely due to changes in interest

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
rates and not credit quality of the issuer. Unrealized losses on corporate debt securities have not been recognized into income because the issuers of the debt securities are of high credit quality. The fair value is expected to recover as the securities approach maturity. Additionally, as of September 30, 2022, management did not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery and therefore, no loss has been recognized as of September 30, 2022. No impairment charges were recorded for the nine months ended September 30, 2022 or 2021.
Note 3 – Loans Receivable, Net
Loans, by class at September 30, 2022 and December 31, 2021 are summarized as follows:

	September 30, 2022	December 31, 2021
	(Dollars in thousands)
Commercial:
Commercial Real Estate	165,849	151,237
Commercial & Industrial	3,983	10,515
Construction & Land Development	18,503	16,392
Residential:
1-4 Family Residential	79,154	70,833
Multifamily	32,947	28,292
Consumer & other	2,024	2,118
Total loans held for investment	302,460	279,387
Allowance for loan losses	(3,021)	(2,864)
Net loans held for investment	299,439	276,523
Commercial and Industrial Loans include Small Business Administration (SBA) Paycheck Protection Program (PPP) loans totaling $603 thousand and $6.6 million as of September 30, 2022 and December 31, 2021, respectively.

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
The following tables reflects the aging and accrual status of the Company’s loan portfolio, by class, as of September 30, 2022 and December 31, 2021:

	Accruing
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Current	Non-Accrual	Total
	(Dollars in thousands)
September 30, 2022
Commercial:
Commercial Real Estate	$—	$—	$—	$165,611	$238	$165,849
Commercial & Industrial	—	—	—	3,983	—	3,983
Construction & Land Development	—	—	—	18,503	—	18,503
Residential:
1-4 Family Residential	—	—	—	78,132	1,022	79,154
Multifamily	—	—	—	32,947	—	32,947
Consumer & other	—	—	—	2,024	—	2,024
Total Loans	$—	$—	$—	$301,200	$1,260	$302,460

	Accruing
	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due	Current	Non-Accrual	Total
	(Dollars in thousands)
December 31, 2021
Commercial
Commercial Real Estate	$—	$—	$—	$151,237	$—	$151,237
Commercial & Industrial	—	—	—	10,515	—	10,515
Construction & Land Development	—	—	—	16,392	—	16,392
Residential						—
1-4 Family Residential	—	533	—	69,556	744	70,833
Multifamily	—	—	—	28,292	—	28,292
Consumer & other	—	—	—	2,118	—	2,118
Total Loans	$—	$533	$—	$278,110	$744	$279,387
As of September 30, 2022 and December 31, 2021, the Company has a recorded investment in troubled debt restructurings of $1.0 million and $1.6 million, respectively. The Company has no specific allowance for those loans at either September 30, 2022 or December 31, 2021 and has no commitments to lend addition amounts.
There were no loans modified as troubled debt restructurings for the nine months ended September 30, 2022.

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
The following table reflects information regarding loans, by class, modified as troubled debt restructurings for the year ended December 31, 2021.

	Number of Contracts	Pre- Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
	(Dollars in thousands)
December 31, 2021
Troubled debt restructings:
Residential:
1-4 Family Residential	1	$47	$47
Commercial:
Commercial Real Estate	1	243	243
	2	$290	$290
A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. There were no loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the nine months ended September 30, 2022 and 2021.
In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes all non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed an at least an annual basis. The Company uses the following definitions for risk ratings:
Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, that make the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard
	(Dollars in thousands)
September 30, 2022
Commercial
Commercial Real Estate	$160,540	$1,628	$3,681
Commercial & Industrial	3,983	—	—
Construction & Land Development	15,206	—	3,297
Residential
1-4 Family Residential	78,131	—	1,023
Multifamily	32,947	—	—
Consumer & other	2,024	—	—
	$292,831	$1,628	$8,001

	Pass	Special Mention	Substandard
	(Dollars in thousands)
December 31, 2021
Commercial
Commercial Real Estate	$146,959	$1,633	$2,645
Commercial & Industrial	10,515	—	—
Construction & Land Development	13,707	—	2,685
Residential
1-4 Family Residential	69,115	—	1,718
Multifamily	28,292	—	—
Consumer & other	2,118	—	—
	$270,706	$1,633	$7,048

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
The following tables present information related to impaired loans, by class, as of September 30, 2022 and December 31, 2021:

	Recorded Investment	Unpaid Principal balance	Related Allowance	Average Recorded Investment
	(Dollars in thousands)
September 30, 2022
Commercial
Commercial Real Estate	$4,195	$4,195	$—	$4,213
Commercial & Industrial	—	—	—	—
Construction & Land Development	3,297	3,297	—	3,004
Residential
1-4 Family Residential	1,106	1,106	—	1,155
Multifamily	—	—	—	—
Consumer & other	—	—	—	—
	$8,598	$8,598	$—	$8,372

	Recorded Investment	Unpaid Principal balance	Related Allowance	Average Recorded Investment
	(Dollars in thousands)
December 31, 2021
Commercial
Commercial Real Estate	$775	$775	$—	$788
Commercial & Industrial	—	—	—	—
Construction & Land Development	—	—	—	—
Residential
1-4 Family Residential	1,804	1,804	—	1,829
Multifamily	—
Consumer & other	—	—	—	—
	$2,579	$2,579	$—	$2,617
The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality. For the purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs. Interest income on impaired loans was not material for the nine months ended September 30, 2022 and 2021.

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
An analysis of the allowance for loan losses and the related loans receivable, by portfolio segment, at or for the nine months ended September 30, 2022 and 2021 is as follows:

			Consumer &
	Commercial	Residential	Other	UnAllocated	Total
	(Dollars in thousands)
September 30, 2022
Allowance for loan losses:
Beginning balance	$1,618	$857	$18	$371	$2,864
Provisions for loan losses	31	120	3	6	160
Charge offs	—	—	(3)	—	(3)
Recoveries	—	—	—		—
Ending Balance	$1,649	$977	$18	$377	$3,021

Ending Balance, allowance for loan losses:
Loans indivually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	1,649	977	18	377	3,021
Total	$1,649	$977	$18	$377	$3,021

Related loan receivable balance:
Loans indivually evaluated for impairment	$7,492	$1,106	$—	$—	$8,598
Loans collectively evaluated for impairment	180,843	110,995	2,024	—	293,862
Total	$188,335	$112,101	$2,024	$—	$302,460

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)

			Consumer &
	Commercial	Residential	Other	UnAllocated	Total
	(Dollars in thousands)
September 30, 2021
Allowance for loan losses:
Beginning balance	$1,362	$704	$18	$366	$2,450
Provisions for loan losses	22	124	—	164	310
Charge offs	—	—	—	—	—
Recoveries	77	22	—		99
Ending Balance	$1,461	$850	$18	$530	$2,859

Ending Balance, allowance for loan losses:
Loans indivually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	1,461	850	18	530	2,859
Total	$1,461	$850	$18	$530	$2,859

Related loan receivable balance:
Loans indivually evaluated for impairment	1,107	845	—	—	1,952
Loans collectively evaluated for impairment	170,160	96,484	2,158	—	268,802
Total	$171,267	$97,329	$2,158	$—	$270,754
Note 4 – Deposits
Deposit account balances at September 30, 2022 and December 31, 2021 are summarized as follows:

	September 30, 2022	December 31, 2021
	(Dollars in thousands)
Non-interest bearing checking	$69,667	$64,636
Interest-bearing checking	14,811	14,675
Total checking	84,478	79,311

Savings and money market demand deposits	78,275	84,886
Certificates of deposit, under $250,000	85,145	82,335
Certificates of deposit, $250,000 and over	31,924	31,071
	$279,822	$277,603

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
Scheduled maturities of certificates of deposit are as follow:

(dollars in thousands)	Nine months ended September 30,
2023	$83,365
2024	22,645
2025	7,447
2026	3,085
2027	527
$117,069
Note 5 – Borrowed Funds
The Bank has established lines of credit with financial institutions for the purchase of federal funds including an unsecured line of $3.0 million and a secured line of $8.0 million with Atlantic Community Bankers Bank as well as an unsecured line of $5.0 million with Zions Bank. There were no borrowings outstanding on these lines as of September 30, 2022 or December 31, 2021.
The FHLB-NY approved the Bank to borrow up to 30% of its total assets based on available collateral, by pledging loans and or securities. At September 30, 2022 and December 31, 2021 respectively, fixed rate advances from the Federal Home Loan Bank were as follows:

	September 30, 2022	Range of Contractual Interest Rates	Weighted Average Interest Rate	December 31, 2021	Range of Contractual Interest Rates	Weighted Average Interest Rate
	(Dollars in thousands)
Repayable during the years ending December 31,
2022	13,000	0.74% - 3.29%	3.29%	—	0.74% - 1.97%	—%
2023	—	0.74% - 1.97%	—%	—	0.74% - 1.97%	—%
2024	10,000	0.74% - 1.97%	1.11%	10,000	0.74% - 1.97%	1.11%
2025	21,700	0.74% - 1.97%	1.02%	21,700	0.74% - 1.97%	1.02%
2026	5,000	0.75% - 1.32%	0.75%	5,000	0.75% - 1.32%	0.75%
2027-2033	5,000	1.32% - 1.32%	1.32%	5,000	1.32% - 1.32%	1.32%
Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The Bank participated in the Paycheck Protection Program Liquidity Facility program (PPPLF), with the Federal Reserve Bank of New York, whereas it was able to pledge its PPP loans that were secured with the SBA. There are no prepayment penalties associated with these borrowings. At September 30, 2022, the Bank had total borrowings under the PPPLF of $572 thousand which bear interest at 0.35% and mature in 2026. At December 31, 2021, the Bank had total borrowings under the PPPLF of $5.5 million which bear interest at 0.35% and mature 2026.
Note 6 – Employee Benefit Plans
Retirement Plans and Other Employee Benefits: The Company established a new 401K plan effective January 1, 2020. The plan is a safe harbor where all funds contributed will be fully vested from day 1. The Company will match employee contributions 100% for the first 3% and 50% for the next 2% contributed for a maximum match of 4% annually. There were employer contributions of $84 thousand and $73 thousand for the nine month period ending September 30, 2022 and 2021, respectively.
Restricted Stock Award Plan: The Company maintains a Restricted Stock Award Plan for the purpose of granting shares, subject to restrictions, to key employees of the Company as a means of retaining and rewarding

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
them for long-term performance and to increase their ownership in the Company. Shares awarded under the plan entitle the shareholder to all rights of common stock ownership except that the shares may not be sold, transferred, pledged, exchanged or otherwise disposed of during the restriction period. The total number of shares available under the Plan is 396,000 with 240,000 remaining to be issued. Compensation expense is recognized over the vesting period of awards based on the fair value of the stock at issue date.
A summary of changes in the Company’s nonvested shares for the year follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2022	21,200	$13.28
Granted	—	—
Vested	—	—
Forfeited	—	—
Nonvested at September 30, 2022	21,200	13.28
Stock based compensation expense for the nine months ended September 30, 2022 and 2021 totaled $53 thousand and $53 thousand. As of September 30, 2022, there was approximately $89 thousand of total unrecognized compensation cost related to nonvested shares granted under the Restricted Stock Award Plan. The cost is expected to be recognized over a weighted average period of 1.25 years.
Stock Option Plan: The Company’s 2019 Employee Stock Option Plan, permits the grant of share options to its employees for up to 425,000 shares of common stock. Option awards are generally granted with an exercise price equal to the fair value price of the Company’s common stock at the date of grant: those option awards have vesting periods ranging from 1 to 5 years and have 10 year contractual terms. Stock based compensation expense for the nine months ended September 30, 2022 and 2021 totaled $63 thousand and $46 thousand.
A summary of the Company’s outstanding stock options as of September 30, 2022 are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2022	244,800	8.90	9.80
Granted	—	—	—
Exercised	(22,728)	8.21	—
Forfeited	—	—	—
Expired	—	—	—
Outstanding at September 30, 2022	222,072	8.97	8.01
Vested and exercisable at September 30, 2022	38,872	8.42	7.63
As of September 30, 2022 there was $236 of total unrecognized compensation costs related to the nonvested options granted under the plan. The cost is expected to be recognized over a weighted-average period of 3.4 years.
Note 7 – Related Parties
The Company has entered into transactions with its directors, principal officers, their immediate families, and affiliated companies in which directors are principal stockholders.

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
Loans: Related parties were indebted to the Company for loans:

	Nine Months Ended September 30,
	2022	2021
	(Dollars in thousands)
Beginning Balance	12,353	13,358
Additional loans	140	765
Collection of principal	(2,402)	(300)
Ending balance	$10,091	$13,823
Rent: Currently one operating location of the Company is leased from a related party. At December 30, 2020, the Company rented two locations from related parties; however, during 2021 upon expiration of the lease, the Bank purchased one of these locations from a related party for $740 thousand. Rent paid to those parties for the nine months ended September 30, 2022 and 2021, respectively, totaled approximately $95 thousand and $132 thousand. Future lease payments for the remaining lease are included in the Lease footnote (Note 10).
Deposits: The Company is indebted to certain related parties for bank deposits made in the ordinary course of business of $11.5 million and $8.5 million at September 30, 2022 and 2021, respectively.
Legal Counsel: The Company retains legal counsel for certain matters with a related party. Amounts paid and expensed to such related party were $12 thousand and $10 thousand for the nine months ended September 30, 2022, and 2021, respectively.
Note 8 – Commitments and Contingent Liabilities
In the normal course of business, the Company has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included, in the accompanying consolidated financial statements. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet. Financial instruments whose contract amount represents credit risk are as follows:

	September 30, 2022	December 31 2021,
	(Dollars in thousands)
Commitments to extend credit	35,285	25,193
Standby letters of credit	1,277	1,210
Consumer lines of credit	11,195	6,349
	$47,757	$32,752
Commitments to extend credit are agreements to lend to a customer as long as no violation of any condition established in the contract exists. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on Managements’ credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.
The Company has not been required to perform on any financial guarantees during the nine months ended September 30, 2022 or 2021. The Company has not incurred any losses on its commitments during the nine months ended September 30, 2022 or 2021. The Company is party to litigation and claims arising during the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial statements
Note 9 – Fair Value Measurements and Disclosures
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values.
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.
Level 2: Quoted prices that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).
An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).
Impaired Loans: The Company generally measures impaired loans based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. There were no impaired loans recorded at fair value at September 30, 2022, and December 31, 2021.
Foreclosed Real Estate: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated periodically. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available.

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at September 30, 2022, were as follows:

	September 30, 2022
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Investment securities available-for-sale:
U.S. government and federal agency securities	$—	$4,568	$—	$4,568
Corporate debt securities	—	2,066	—	2,066
Collateralized mortgage obligations	—	12,618	—	12,618
Residential Mortgage-backed securities	—	21,404	—	21,404
	$—	$40,656	$—	$40,656

	December 31, 2021
	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Investment securities available-for-sale:
U.S. government and federal agency securities	$—	$1,971	$—	$1,971
Corporate debt securities	—	1,710	—	1,710
Collateralized mortgage obligations	—	9,976	—	9,976
Residential Mortgage-backed securities	—	26,101	—	26,101
	$—	$39,758	$—	$39,758
For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at September 30, 2022, and December 31, 2021 are as follows:

	Estimated Fair Value
	September 30, 2022	December 31, 2021
	(Dollars in thousands)
Assets (classified in Level 3)
Foreclosed real estate	$—	$4,894.00
	$—	$4,894.00

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
The table below presents additional quantitative information about level 3 assets measured at fair value on a nonrecurring basis:

	Fair Value	Valuation Techniques		Unobservable Input		Range Weighted Average (3)
	(Dollars in thousands)
September 30, 2022
Foreclosed real estate	$—	Fair value of collateral	(1)	Appraised Value	(2)	20%-35%

December 31, 2021
Foreclosed real estate	$4,894	Fair value of collateral	(1)	Appraised Value	(2)	20%-35%
__________________
(1)Fair value is generally determined through independent appraisals of the underlying collateral, which include level 3 inputs that are not identifiable.
(2)Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.
(3)The range and weighted average of qualitative factors such as economic conditions and estimated liquidation expenses are presented as a percent of the appraised value.
Carrying amounts and estimated fair values of financial instruments not carried at fair value as of September 30, 2022, and December 31, 2021 were as follows (represents exit price):

September 30, 2022	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$23,312	$23,312	$23,312
Securities held-to-maturity	1,857	1,713		1,713
Loans receivable, net	302,460	291,774			291,774
Restricted stock	2,824	N/A		N/A
Accrued interest receivable	1,110	1,110		1,110

Liabilities:
Certificate of deposit accounts	117,069	113,913		113,913
Other deposits	162,753	162,753		162,753
Accrued interest payable	409	409		409
Advances from borrowers for taxes and insurance	1,468	1,468		1,468
Borrowings	55,272	50,721		50,721

December 31, 2021	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$35,096	$35,096	$35,096
Securities held-to-maturity	2,367	2,386		2,386
Loans receivable, net	276,523	285,963			285,963
Restricted stock	2,180	N/A		N/A
Accrued interest receivable	906	906		906

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)

Liabilities:
Certificate of deposit accounts	113,406	113,589	113,589
Other deposits	164,197	164,197	164,197
Accrued interest payable	402	402	402
Advances from borrowers for taxes and insurance	1,342	1,342	1,342
Borrowings	47,172	46,974	46,974
Note 10 – Leases
Lease payments paid totaled approximately $95 thousand and $164 thousand for the nine months ended September 30, 2022 and 2021, respectively. Lease expense was $96 thousand and $150 thousand for the nine months ended September 30, 2022 and 2021, respectively. The weighted average lease term for operating leases and weighted average discount rate for operating leases was 2.25 years and 4.50% respectively.
Future undiscounted lease payments for related party operating leases with initial terms of one year or more as of September 30, 2022 are as follows:

(Dollars in thousands)
2022 (excluding nine months ended September 30, 2022)	$33
2023	134
2024	138
Total Undiscounted lease payments	305
Less Imputed interest	(12)
Net lease liabilities	$293
Note 11 – Earnings per Share
The factors used in the earnings per share computation follow:

	Nine Months Ended September 30,
	2022	2021
	(Dollars in thousands, except per share data)
Basic
Net income	$2,796	$2,130
Less: Income allocated to participating shares	21	24
Income available to common shareholders	2,775	2,106
Weighted average common shares outstanding	2,816,628	2,785,888
Basic earnings per common share	$0.99	$0.76
Diluted
Net income available to common shareholders	$2,775	$2,106
Weighted average common shares outstanding for
basic earnings per share common	2,816,628	2,785,888
Add: Dilutive effects of assumed exercises of stock options	88,137	48,232
Average shares and dilutive potential common shares	2,904,765	2,834,120
Diluted earnings per common share	$0.96	$0.74
Anti-dilutive awards	30,000	—

Brunswick Bancorp, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(Dollar amounts in thousands except share and per share data)
Note 12 – Subsequent Event
On December 20, 2022, Brunswick Bancorp and Mid Penn Bancorp, Inc. (“Mid Penn”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Brunswick Bancorp will merge with and into Mid Penn (the “Merger”), with Mid Penn being the surviving corporation in the Merger. Upon consummation of the Merger, Brunswick Bank and Trust Company, a wholly-owned subsidiary of Brunswick, will be merged with and into Mid Penn Bank (the “Bank Merger”), a wholly-owned subsidiary of Mid Penn, with Mid Penn Bank being the surviving bank in the Bank Merger. The Merger Agreement was unanimously approved by the boards of directors of Mid Penn and Brunswick Bancorp. Under the terms of the Merger Agreement, shareholders of Brunswick Bancorp will have the right to elect to receive, subject to adjustment and proration as described in the Merger Agreement, either (A) 0.598 shares of Mid Penn common stock or (B) Eighteen Dollars ($18.00) for each share of Brunswick Bancorp common stock they own. It is expected that the Merger will be completed in the second quarter of 2023.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
MID PENN BANCORP, INC.
AND
BRUNSWICK BANCORP
dated as of
December 20, 2022

TABLE OF CONTENTS

ARTICLE I
CERTAIN DEFINITIONS	2
1.1. Certain Definitions.	2
ARTICLE II
THE MERGER	10
2.1. Merger.	10
2.2. Effective Time; Closing.	11
2.3. Articles of Incorporation and Bylaws.	11
2.4. Directors and Officers.	11
2.5. Effects of the Merger.	12
2.6. Tax Consequences.	12
2.7. Bank Merger.	13
ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES	13
3.1. Merger Consideration; Effect on Shares.	13
3.2. Proration.	16
3.3. Rights as Shareholders; Stock Transfers.	17
3.4. Election and Exchange Procedures.	18
3.5. Reservation of Shares.	21
3.6. Dissenting Shareholders.	21
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BRUNSWICK	21
4.1. Organization.	22
4.2. Capitalization.	23
4.3. Authority; No Violation.	23
4.4. Consents.	24
4.5. Financial Statements; Undisclosed Liabilities.	25
4.6. Taxes.	26
4.7. No Material Adverse Effect.	28
4.8. Material Contracts; Leases; Defaults.	28
4.9. Ownership of Property; Insurance Coverage.	30
4.10. Legal Proceedings.	31
4.11. Compliance With Applicable Law.	32
4.12. Employee Benefit Plans.	33
4.13. Environmental Matters.	35
4.14. Brokers, Finders and Financial Advisors.	36
4.15. Loan Matters.	36
4.16. Related Party Transactions.	38
4.17. Credit Card Accounts and Merchant Processing.	38
4.18. Required Vote.	38
4.19. Registration Obligations.	38
4.20. Risk Management Instruments.	38
4.21. Fairness Opinion.	39
4.22. Fiduciary Accounts.	39
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4.23. Intellectual Property.	39
4.24. Labor Matters.	40
4.25. Brunswick Information Supplied.	40
4.26. Takeover Laws.	40
4.27. Reorganization.	40
4.28. Dissenters’ Rights.	41
4.29. Quality of Representations.	41
4.30. No Other Representations or Warranties.	41
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MID PENN	41
5.1. Organization.	42
5.2. Capitalization.	43
5.3. Authority; No Violation.	44
5.4. Consents.	44
5.5. Financial Statements; Undisclosed Liabilities.	45
5.6. Taxes.	46
5.7. No Material Adverse Effect.	47
5.8. No Default under Material Contracts.	47
5.9. Ownership of Property; Insurance Coverage.	47
5.10. Legal Proceedings.	48
5.12. Employee Benefit Plans.	50
5.13. Environmental Matters.	51
5.14. Brokers, Finders and Financial Advisors.	52
5.15. Loan Matters.	52
5.16. No Brunswick Capital Stock.	52
5.17. SEC Reports.	52
5.18. Required Vote.	53
5.19. Registration Obligations.	53
5.20. Risk Management Instruments.	53
5.21. Fairness Opinion.	53
5.22. Fiduciary Accounts.	54
5.23. Mid Penn Information Supplied.	54
5.24. Reorganization.	54
5.25. No Financing.	54
5.26. Intellectual Property.	54
5.27. Labor Matters.	55
5.28. Takeover Laws.	55
5.29. Quality of Representations.	55
5.30. No Other Representations or Warranties.	55
ARTICLE VI
COVENANTS OF BRUNSWICK	56
6.1. Conduct of Business.	56
6.2. Financial and Other Statements.	60
6.3. Maintenance of Insurance.	61
6.4. Disclosure Supplements.	61
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6.5. Consents and Approvals of Third Parties.	61
6.6. Commercially Reasonable Efforts.	61
6.7. Failure to Fulfill Conditions.	62
6.8. No Other Bids and Related Matters.	62
6.9. Reserves and Merger-Related Costs.	65
6.10. Board of Directors and Committee Meetings.	65
6.11. Affiliate Letters.	66
6.12. Proxy Solicitor.	66
6.13. Approval of Bank Plan of Merger.	66
6.14. Compliance with Section 409A.	66
6.15. Benefit Acknowledgement.	66
ARTICLE VII
COVENANTS OF MID PENN	67
7.1. Conduct of Business.	67
7.2. Maintenance of Insurance.	67
7.3. Disclosure Supplements.	68
7.4. Consents and Approvals of Third Parties.	68
7.5. Commercially Reasonable Efforts.	68
7.6. Failure to Fulfill Conditions.	68
7.7. Affiliate Letters.	68
7.8. Post-Closing Governance.	68
7.9. Employee Matters.	69
7.10. Directors and Officers Indemnification and Insurance.	71
7.11. Stock Reserve.	72
7.12. Exchange Listing.	72
7.13. Approval of Bank Plan of Merger.	72
7.14. Proxy Solicitor.	72
ARTICLE VIII
ADDITIONAL AGREEMENTS	73
8.1. Shareholder Meetings.	73
8.2. Proxy Statement-Prospectus.	73
8.3. Regulatory Approvals.	74
8.4. Current Information.	75
8.5. Dividends.	76
8.6. Access; Confidentiality.	76
ARTICLE IX
CLOSING CONDITIONS	76
9.1. Conditions to Each Party’s Obligations under this Agreement.	76
9.2. Conditions to the Obligations of Mid Penn under this Agreement.	77
9.3. Conditions to the Obligations of Brunswick under this Agreement.	79
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER	80
10.1. Termination.	80
10.2. Effect of Termination.	81
10.3. Amendment, Extension and Waiver.	82
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ARTICLE XI
MISCELLANEOUS	82
11.1. Confidentiality.	82
11.2. Public Announcements.	83
11.3. Survival.	83
11.4. Confidential Supervisory Information.	83
11.5. Expenses.	83
11.6. Notices.	84
11.7. Parties in Interest.	84
11.8. Complete Agreement.	85
11.9. Counterparts.	85
11.10. Severability.	85
11.11. Governing Law.	85
11.12. Interpretation.	85
11.13. Specific Performance; Jurisdiction.	86
11.14. Waiver of Trial by Jury.	86
11.15. Delivery by Facsimile or Electronic Transmission.	86

Exhibit A	Form of Brunswick Affiliate Letter
Exhibit B	Form of Mid Penn Affiliate Letter
Exhibit C	Form of Bank Plan of Merger
Exhibit D	Merger Consideration Adjustment
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This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 20, 2022, is made by and between Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), and Brunswick Bancorp, a New Jersey corporation (“Brunswick”). Certain capitalized terms have the meanings given to them in Article I.
RECITALS
1. The Board of Directors of each of Mid Penn and Brunswick (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved and adopted this Agreement; and
2. In accordance with the terms of this Agreement, Brunswick will merge with and into Mid Penn (the “Merger”), so that Mid Penn is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and
3. Each of the directors and executive officers of Brunswick and any Person owning ten percent (10%) or more of the outstanding shares of Brunswick Common Stock and set forth on Brunswick Disclosure Schedule A has executed a letter agreement, in the form attached hereto as Exhibit A, dated as of the date hereof (the “Brunswick Affiliate Letter”), pursuant to which each such director, executive officer or Person has agreed, among other things, to vote all shares of Brunswick Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and
4. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Mid Penn has executed a letter agreement in the form attached hereto as Exhibit B, dated as of the date hereof (the “Mid Penn Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Mid Penn Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and
5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
6. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
1.1.Certain Definitions.
As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.
“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
“Agreement” means this agreement, together with the Exhibits, the Brunswick Disclosure Schedule and the Mid Penn Disclosure Schedule, and any amendments hereto.
“Appointed Director” shall have the meaning set forth in Section 2.4(e).
“Bank Merger” shall mean the merger of Brunswick Bank with and into Mid Penn Bank, with Mid Penn Bank as the surviving institution as contemplated by Section 2.7.
“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.
“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC, the PDB and the NJDB, that regulates Mid Penn Bank or Brunswick Bank, or any of their respective holding companies or subsidiaries, as the case may be.
“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.
“Brunswick” shall mean Brunswick Bancorp, a New Jersey corporation, with its principal offices located at 439 Livingston Avenue, New Brunswick, New Jersey 08901. References to Brunswick shall mean Brunswick on a consolidated basis unless the context clearly indicates otherwise.
“Brunswick Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).
“Brunswick Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).
“Brunswick Affiliate Letters” shall have the meaning set forth in the Recitals.
“Brunswick Bank” shall mean Brunswick Bank and Trust Company, a New Jersey banking institution, with its principal offices located at 439 Livingston Avenue, New Brunswick, New Jersey 08901, which is a wholly-owned subsidiary of Brunswick.
“Brunswick Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Brunswick Common Stock” shall mean the common stock, no par value per share, of Brunswick.
“Brunswick Continuing Employee” shall have the meaning set forth in Section 7.9(e).
“Brunswick Disclosure Schedule” shall mean a written disclosure schedule delivered by Brunswick to Mid Penn specifically referring to the appropriate section of this Agreement.
“Brunswick Financial Statements” shall mean (i) the audited consolidated financial statements of Brunswick as of December 31, 2021, and for the two (2) years ended December 31, 2020 and December 31, 2019, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Brunswick as of the end of each calendar quarter following December 31, 2021 and for the periods then ended, including the notes thereto.
“Brunswick 401(k) Plan” shall meaning set forth in Section 7.9(h).
“Brunswick Material Contracts” shall have the meaning set forth in Section 4.8(c).
“Brunswick Options” shall have the meaning set forth in Section 3.1(g).
“Brunswick Permitted Liens” shall have the meaning set forth in Section 4.9(a).
“Brunswick Recommendation” shall have the meaning set forth in Section 8.1(a).
“Brunswick Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).
“Brunswick Regulatory Reports” means the Call Reports of Brunswick Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2021, through the Closing Date, and all reports filed with the NJDB or FRB by Brunswick or Brunswick Bank from December 31, 2021 through the Closing Date.
“Brunswick Representative” shall have the meaning set forth in Section 6.8(a).
“Brunswick Restricted Stock” shall have the meaning set forth in Section 3.1(g).
“Brunswick Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).
“Brunswick Subsequent Determination” shall have the meaning set forth in Section 6.8(e).
“Brunswick Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than twenty percent (20%) of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Brunswick or Brunswick Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Brunswick Bank.
“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Cash Consideration” shall have the meaning set forth in Section 3.1(c).
“Cash Conversion Number” shall have the meaning set forth in Section 3.2(a).
“Cash Election” shall have the meaning set forth in Section 3.1(c).
“Cash Election Number” shall have the meaning set forth in Section 3.2(b)(i).
“Cash Election Shares” shall have the meaning set forth in Section 3.1(c).
“Certificates” or “Brunswick Certificates” shall mean certificates evidencing shares of Brunswick Common Stock. Any reference to “Certificates” or “Brunswick Certificates” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Brunswick Common Stock.
“Claim” shall have the meaning set forth in Section 7.10(a).
“Closing” shall have the meaning set forth in Section 2.2(a).
“Closing Date” shall have the meaning set forth in Section 2.2(a).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.
“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.
“Consolidated Shareholders’ Equity” shall mean, as to Brunswick, as of the close of business on the Measuring Date, the consolidated shareholders’ equity of Brunswick as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP, except as provided herein, and excluding the Merger-related expenses of Brunswick set forth on Brunswick Disclosure Schedule 9.2(f).
“CRA” shall have the meaning set forth in Section 4.11(a).
“Effective Time” shall have the meaning set forth in Section 2.2(a).
“Election” shall have the meaning set forth in Section 3.4(a).
“Election Deadline” shall have the meaning set forth in Section 3.4(d).
“Employment Agreement” shall have the meaning set forth in Section 7.9(j).
“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall mean a bank or trust company or other agent designated by Mid Penn, and reasonably acceptable to Brunswick, which shall act as agent for Mid Penn in connection with the exchange procedures for exchanging certificates for shares of Brunswick Common Stock for certificates for shares of Mid Penn Common Stock as provided in Article III.
“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh with regard to Mid Penn Bank and the Federal Home Loan Bank of New York with regard to Brunswick Bank.
“Form of Election” shall have the meaning set forth in Section 3.4(b).
“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.
“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.
“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.
“Holder” shall have the meaning set forth in Section 3.4.
“Indemnified Parties” shall have the meaning set forth in Section 7.10(a).

“IRS” shall mean the United States Internal Revenue Service, a bureau of the United States Department of Treasury.
“Janney” shall have the meaning set forth in Section 4.14.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other material written notice received by that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”
“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.
“Mailing Date” shall have the meaning set forth in Section 3.4(c).
“Material Adverse Effect” shall mean, with respect to Mid Penn or Brunswick, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, liabilities, financial condition, results of operations, properties or business of Mid Penn and the Mid Penn Subsidiaries taken as a whole, or Brunswick and the Brunswick Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Brunswick, on the one hand, or Mid Penn, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, liabilities, business, properties, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations after the date hereof affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the Brunswick Subsidiaries or Mid Penn Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby or which are otherwise required by the terms hereof; (d) the announcement of this Agreement and the transactions contemplated hereby and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including the Pandemic) or the material worsening of such conditions threatened or existing as of the date of this Agreement that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) changes in the trading price or trading volume of either party’s common stock; (h) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, unless such facts are otherwise included in an exception set forth herein); or (i) changes in the banking industry after the date hereof, including changes in prevailing interest rates, credit availability and liquidity, that do not have a materially disproportionate impact on such party.
“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.
“Maximum Amount” shall have the meaning set forth in Section 7.10(c).
“Measuring Date” shall have the meaning set forth on Exhibit D.
“Merger” shall have the meaning set forth in the Recitals to this Agreement.
“Merger Consideration” shall have the meaning set forth in Section 3.1(c).
“Mid Penn” shall mean Mid Penn Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 2407 Park Drive, Harrisburg, Pennsylvania 17110. References to Mid Penn shall mean Mid Penn on a consolidated basis unless the context clearly indicates otherwise.
“Mid Penn Affiliate Letters” shall have the meaning set forth in the Recitals.
“Mid Penn Bank” shall mean Mid Penn Bank, a Pennsylvania banking institution, with its principal offices located at 349 Union Street, Millersburg, Pennsylvania 17061, which is a wholly owned subsidiary of Mid Penn.
“Mid Penn Benefit Plan” shall have the meaning set forth in Section 5.12(a).
“Mid Penn Common Stock” shall mean the common stock, par value $1.00 per share, of Mid Penn.
“Mid Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by Mid Penn to Brunswick specifically referring to the appropriate sections of this Agreement.
“Mid Penn Excluded Benefit Plans” shall mean any Mid Penn defined benefit pension plan and those Mid Penn Benefit Plans identified on Mid Penn Disclosure Schedule 7.9(b).
“Mid Penn Financial Statements” shall mean (i) the audited consolidated financial statements of Mid Penn as of December 31, 2021 and for the two (2) years ended December 31, 2020 and December 31, 2019, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Mid Penn as of the end of each calendar quarter following December 31, 2021 and for the periods then ended, including the notes thereto.

“Mid Penn 401(k) Plan” shall have the meaning set forth in Section 7.9(h).
“Mid Penn Recommendation” shall have the meaning set forth in Section 8.1(b).
“Mid Penn Regulatory Agreement” shall have the meaning set forth in Section 5.11(c).
“Mid Penn Regulatory Reports” means the Call Reports of Mid Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2021, through the Closing Date, and all reports filed with the PDB or FRB by Mid Penn or Mid Penn Bank from December 31, 2021 through the Closing Date.
“Mid Penn SEC Reports” shall have the meaning set forth in Section 5.17.
“Mid Penn Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).
“Mid Penn Stock Plans” shall have the meaning set forth in Section 5.2(a).
“Mid Penn Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than twenty percent (20%) of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Mid Penn or Mid Penn Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of Mid Penn Bank.
“Mid Penn Termination Fee” shall have the meaning set forth in Section 10.2(c).
“Minimum Brunswick Consolidated Shareholders’ Equity” shall have the meaning set forth on Exhibit D.
“Nasdaq” shall mean The NASDAQ Stock Market, LLC.
“NJBCA” shall mean the New Jersey Business Corporation Act, NJ Rev Stat § 14A:1-1, et seq.
“NJDB” means the New Jersey Department of Banking and Insurance.
“Non-Election Shares” shall have the meaning set forth in Section 3.1(c).
“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).
“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.
“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“Pandemic” shall mean any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variants or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.
“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.
“PDB” shall mean the Pennsylvania Department of Banking and Securities.
“PDS” shall mean the Pennsylvania Department of State.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.
“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).
“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Mid Penn Common Stock to be offered to holders of Brunswick Common Stock in connection with the Merger.
“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.
“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Shortfall Number” shall have the meaning set forth in Section 3.2(b)(ii).
“Statement of Merger” shall mean the statement of merger to be executed by Mid Penn and Brunswick and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.
“Stock Consideration” shall have the meaning set forth in Section 3.1(c).
“Stock Election” shall have the meaning set forth in Section 3.1(c).

“Stock Election Shares” shall have the meaning set forth in Section 3.1(c).
“Superior Proposal” shall have the meaning set forth in Section 6.8(b).
“Surviving Corporation” shall have the meaning set forth in the Recitals.
“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.
“Taxing Authority” means any governmental or administrative agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction having jurisdiction with respect to any Tax.
“Termination Date” shall mean September 30, 2023.
“Treasury Regulations” means the regulations issued by the IRS.
“Treasury Stock” shall have the meaning set forth in Section 3.1(b).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Voting Debt” shall have the meaning set forth in Section 4.2(a).
Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time: (i) Brunswick shall merge with and into Mid Penn, with Mid Penn as the Surviving Corporation in accordance with the PBCL; and (ii) the separate existence of Brunswick shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Brunswick shall be vested in and assumed by Mid Penn in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of Brunswick Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2Effective Time; Closing.
(a)    Closing. The closing (“Closing”) shall occur no later than the later of: (i) the close of business on the tenth (10th) calendar day following the Measuring Date, except that Mid Penn may extend such date for up to an additional twenty (20) calendar days by providing written notice to Brunswick confirming that all conditions in Article IX have been satisfied (or waived) and stating the date on which Closing shall occur (subject to the satisfaction of those conditions that by their terms are to be satisfied at the Closing and absent a material breach of this Agreement by either party prior to such date); or (ii) such other date that may be mutually agreed to in writing by the parties. The Merger shall be effected by the filing of a Statement of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL. The “Effective Time” shall mean the time specified in the Statement of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Statement of Merger.
(b)    Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Mid Penn at 2407 Park Drive, Harrisburg, PA 17110, or by the electronic (PDF) facsimile or overnight courier, exchange of executed documents, at 10:00 a.m., or at such other place or time upon which Mid Penn and Brunswick mutually agree.
(c)    Deliveries at Closing. At or prior to Closing there shall be delivered to Mid Penn and Brunswick by electronic delivery the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Mid Penn shall have delivered the Merger Consideration as set forth in Article III hereof.
2.3Articles of Incorporation and Bylaws.
The articles of incorporation and bylaws of Mid Penn as in effect immediately prior to the Effective Time shall remain in effect and shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Mid Penn Bank as in effect immediately prior to the effective time of the Bank Merger shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.
2.4Directors and Officers.
(a)    Subject to Section 2.4(e), the directors of Mid Penn immediately prior to the Effective Time shall be the directors of Mid Penn, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.
(b)    The officers of Mid Penn immediately prior to the Effective Time shall be the officers of Mid Penn, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly appointed.
(c)    The directors of Mid Penn Bank immediately prior to the Effective Time shall be the directors of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.
(d)    The officers of Mid Penn Bank immediately prior to the Effective Time shall be the officers of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly appointed.
(e)     Effective as of the Effective Time, one (1) member of the Brunswick Board of Directors as of the date hereof shall be appointed to the Board of Directors of Mid Penn. The individual so appointed pursuant to this Section 2.4(e) shall be designated prior to the Effective Time by Brunswick’s Board of Directors after consultation with Mid Penn and is referred to as the “Appointed Director.” If such person does not become a director of Mid Penn because of death, disability or otherwise, Mid Penn agrees, after consultation with the members of Brunswick’s Board of Directors, to cause a different member of the Board of Directors of Brunswick as of the date hereof who is mutually agreeable to Mid Penn and Brunswick to be elected or appointed to the Board of Directors of Mid Penn or Mid Penn Bank, as applicable, as the new director. Nothing in this Section 2.4(e) shall require the election or appointment of any individual whose election or appointment is prohibited or advised against in writing by any Bank Regulator.
2.5Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.
2.6Tax Consequences.
It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Mid Penn nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Mid Penn and Brunswick each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines (and including such additional covenants, statements and representations deemed necessary or appropriate by counsel for Mid Penn and Brunswick, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Mid Penn files such opinions with the

SEC as part of the Registration Statement, at any time that Mid Penn exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions. Mid Penn may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, provided, however, that such change shall be subject to the written consent of Brunswick which shall not be unreasonably withheld, and no such change shall: (i) alter or change the amount or kind of consideration to be issued to holders of Brunswick Common Stock as Merger Consideration or to the holders of Brunswick Options; (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination), jeopardize or delay receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled; (iii) result in any adverse federal or state income tax or other adverse tax consequences to Brunswick shareholders as a result of such modification or structure; or (iv) require submission to or approval of Brunswick’s shareholders after this Agreement has been approved by Brunswick’s shareholders. In the event Mid Penn elects to make such a change, the parties agree to execute appropriate documents to reflect the change.
2.7Bank Merger.
Mid Penn and Brunswick shall cause Brunswick Bank to merge (the “Bank Merger”) with and into Mid Penn Bank, with Mid Penn Bank surviving such merger, immediately, or as soon as reasonably practicable, after the Effective Time in accordance with the Bank Plan of Merger, which will be substantially in the Form of Exhibit C attached hereto (the “Bank Plan of Merger”). Immediately, or as soon as reasonably practicable, after the execution and delivery of this Agreement, Mid Penn will cause Mid Penn Bank, and Brunswick will cause Brunswick Bank, to execute and deliver the Bank Plan of Merger. Each of Mid Penn and Brunswick shall approve the Bank Plan of Merger and the Bank Merger as the sole stockholder of Mid Penn Bank and Brunswick Bank, respectively, to execute certificates or articles of merger and other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Plan of Merger in accordance with applicable law, or at such other time as shall be provided by applicable law.
ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES
3.1.Merger Consideration; Effect on Shares.
At the Effective Time, by virtue of the Merger and without any action on the part of Mid Penn, Brunswick or the holders of any of the shares of Brunswick Common Stock, the Merger shall be effected in accordance with the following terms:

(a)    Each share of Mid Penn Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(b)    All shares of Brunswick Common Stock held in the treasury of Brunswick (“Treasury Stock”) and each share of Brunswick Common Stock owned by Mid Penn immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.
(c)    All remaining shares of Brunswick Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Section 3.4 and subject to Section 3.2 and 3.1(h), the following:
(i)    for each share of Brunswick Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.4 (a “Cash Election”), the right to receive in cash from Mid Penn, without interest, an amount equal to Eighteen Dollars ($18.00) (as may be adjusted pursuant to Section 3.1(j), the “Cash Consideration”) (collectively, “Cash Election Shares”);
(ii)    for each share of Brunswick Common Stock with respect to which an election to receive Mid Penn Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.4 (a “Stock Election”), the right to receive from Mid Penn the number of shares of Mid Penn Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and
(iii)    for each share of Brunswick Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.4 (collectively, “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as determined in accordance with Section 3.2.
For purposes of this Agreement: (x) “Exchange Ratio” means 0.598 shares of Mid Penn Common Stock (as may be adjusted pursuant to Section 3.1(j)); and (y) the Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration”.
(d)    After the Effective Time, shares of Brunswick Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article III and, if applicable, any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Brunswick on such shares of Brunswick Common Stock in accordance with this Agreement on or prior to the Effective Time.

(e)    Fifty percent (50%) of the aggregate Merger Consideration to be paid to holders of Brunswick Common Stock will be paid with Mid Penn Common Stock. In the event that the foregoing clauses of this Section 3.1 result in less or more than fifty percent (50%) of the aggregate Merger Consideration being paid with Mid Penn Common Stock, pro rata adjustments will be made in accordance with Section 3.2 to result in payment of fifty percent (50%) of the aggregate Merger Consideration in Mid Penn Common Stock and the balance of the aggregate Merger Consideration in cash.
(f)    Notwithstanding Section 3.1(e), if either of the tax opinions referred to in Section 9.1(e) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Mid Penn shall reduce the Cash Consideration and increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.
(g)    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option granted by Brunswick to purchase shares of Brunswick Common Stock which is outstanding, unexpired and unexercised immediately prior thereto, whether or not previously vested and exercisable (“Brunswick Options”), shall automatically and without any required action on the part of the holder thereof, be converted into the right to receive from Brunswick immediately prior to the Effective Time an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Brunswick Common Stock that were issuable upon exercise of such Brunswick Option and (y) the Cash Consideration, less the per share exercise price of such Brunswick Option, without interest. In the event any Brunswick Option is subject to Section 409A of the Code, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code. Each share of Brunswick Common Stock subject to vesting, repurchase or other lapse restriction that is either outstanding or subject to a restricted stock unit or other Right (other than Brunswick Options) (“Brunswick Restricted Stock”) that is outstanding immediately before the Effective Time shall vest in full and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to this section, less applicable Tax withholding, and treating shares of Brunswick Common Stock subject to such Brunswick Restricted Stock in the same manner as all other shares of Brunswick Common Stock for such purposes. At or prior to the Effective Time, Brunswick, its board of directors and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 3.1(g) and to ensure that following the Effective Time, there are no obligations with respect to Brunswick Options or Brunswick Restricted Stock other than as set forth in this Section 3.1(g).
(h)    In the event Mid Penn changes the number of shares of Mid Penn Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, merger, issuer tender offer, exchange of shares, readjustment or similar capitalization change and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted to give Brunswick and the holders of Brunswick Common Stock the same economic effect as contemplated by this Agreement prior to such events. In addition, in the event

Mid Penn enters into an agreement pursuant to which shares of Mid Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of Brunswick Common Stock entitled to receive shares of Mid Penn Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.
(i)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Mid Penn Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Mid Penn Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn. In lieu of the issuance of any such fractional share, Mid Penn shall pay to each former holder of Brunswick Common Stock who otherwise would be entitled to receive a fractional share of Mid Penn Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share (after taking into account all shares of Brunswick Common Stock held by such holder immediately prior to the Effective Time) of Mid Penn Common Stock to which such holder would otherwise have been entitled pursuant to this Section 3.1 and (ii) the Cash Consideration. For purposes of determining any fractional share interest, all shares of Brunswick Common Stock owned by a Brunswick shareholder shall be combined so as to calculate the maximum number of whole shares of Mid Penn Common Stock issuable to such Brunswick shareholder. The parties acknowledge that the payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(j)    If Brunswick’s Consolidated Shareholders’ Equity as of the Measuring Date is less than the Minimum Brunswick Consolidated Shareholders’ Equity, the Merger Consideration shall automatically be adjusted in the manner set forth in Exhibit D.
3.2.Proration.
(a)    Notwithstanding any other provision contained in this Agreement, the total number of shares of Brunswick Common Stock (including Brunswick Restricted Stock) to be entitled to receive the Cash Consideration pursuant to Section 3.1(c) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.5 and (ii) the total number of shares of Brunswick Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes Brunswick Restricted Stock, but excluding the shares of Brunswick Common Stock to be cancelled as provided in Section 3.1(b)) (the “Cash Conversion Number”). All other shares of Brunswick Common Stock (including Brunswick Restricted Stock, but excluding the shares of Brunswick Common Stock to be cancelled as provided in Section 3.1(b)) shall be converted into the right to receive the Stock Consideration.
(b)    Promptly (and in any event no later than five (5) business days) after the Effective Time, Mid Penn shall cause the Exchange Agent to effect the allocation among Holders (as defined below) of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)    If the aggregate number of shares of Brunswick Common Stock (including Brunswick Restricted Stock) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each Holder will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such Holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such Holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and
(ii)    If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:
(A)    If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such Holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such Holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or
(B)    If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each Holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such Holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such Holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.
3.3.Rights as Shareholders; Stock Transfers.
All shares of Brunswick Common Stock, when converted as provided in Section 3.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each book-entry share or Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Brunswick Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Mid Penn Common Stock in accordance with Section 3.1(i). At the Effective Time, holders of the Brunswick Common Stock shall cease to be, and shall have no rights as, shareholders of Brunswick other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Mid Penn Common Stock as provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Brunswick of shares of the Brunswick Common Stock.
3.4.Election and Exchange Procedures.
Each holder of record (“Holder”) of shares of Brunswick Common Stock shall have the right, subject to the limitations set forth in this Article III, to submit an election in accordance with the following procedures:
(a)    Each Holder may specify in a request made in accordance with the provisions of this Section 3.4 (herein called an “Election”) (x) the number of shares of Brunswick Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of Brunswick Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.
(b)    Mid Penn shall prepare a form reasonably acceptable to Brunswick (the “Form of Election”) which shall be mailed to Brunswick’s shareholders entitled to vote at the Brunswick Shareholders’ Meeting so as to permit Brunswick shareholders to exercise their right to make an Election prior to the Election Deadline.
(c)    The Form of Election shall be mailed to each Holder not more than forty-five (45) nor less than thirty (30) calendar days prior to the anticipated Effective Time or on such date as Brunswick and Mid Penn shall mutually agree (the “Mailing Date”).
(d)    Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the twenty-fifth (25th) calendar day following the Mailing Date (the “Election Deadline”), a Form of Election properly completed and signed.
(e)    Any Brunswick stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Mid Penn, after consultation with the Exchange Agent, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Brunswick Common Stock, such Election shall be deemed to be not in effect, and the shares of Brunswick Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.
(f)    All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Mid Penn or Brunswick that this Agreement has been terminated in accordance with Article X.
(g)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate surrendered pursuant to Section 3.4(j) is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the Person requesting such payment shall inform the Exchange Agent whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of Mid Penn Common Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, Mid Penn) shall be entitled to deduct and withhold from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of Mid Penn Common Stock) otherwise payable pursuant to this Agreement to any holder of Brunswick Common Stock such amounts as the Exchange Agent or Mid Penn, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or Mid Penn, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Brunswick Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Mid Penn, as the case may be.
(h)    After the Effective Time there shall be no further registration or transfers of shares of Brunswick Common Stock. After the Effective Time, Certificates that are presented to the Surviving Corporation shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article III.
(i)    Until the six (6) month anniversary of the Effective Time, Mid Penn shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at Mid Penn’s option, evidence of shares in book entry form, representing the shares of Mid Penn Common Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article III and (ii) an aggregate amount of cash sufficient to pay the Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of Mid Penn Common Stock, each to be given to the holders of Brunswick Common Stock in exchange for Certificates pursuant to this Article III. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Mid Penn. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article III shall thereafter be entitled to look exclusively to Mid Penn, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates, as applicable, pursuant to this Article III. If outstanding Certificates are not surrendered, or the payment for the Certificates is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Mid Penn (and to the extent not in its possession shall be delivered to it), free and clear of all liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Brunswick Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Mid Penn and the Exchange Agent shall be entitled to rely upon the stock transfer books of Brunswick to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.
(j)    Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Mid Penn shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Brunswick Common Stock a notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form reasonably satisfactory to Mid Penn and Brunswick containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon (i) with respect to shares evidenced by Certificates, proper delivery of such Certificates to the Exchange Agent, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, and (ii) with respect to book-entry shares, proper delivery of an “agent’s message” regarding the book-entry transfer of book-entry shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon surrender to the Exchange Agent of a Certificate or book-entry shares for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate or book-entry shares shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, a certificate, or at the election of Mid Penn, a statement reflecting shares issued in book-entry form, representing the Stock Consideration to which such holder is entitled pursuant to this Article III, plus a check for any amounts due pursuant to Section 3.1(i), any dividends or other distributions to which such holder is entitled pursuant to Section 3.4(l) and any Cash Consideration to which such Holder is entitled pursuant to this Article III and the Certificate or book-entry share so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates or book-entry shares.
(k)    In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Mid Penn or the Exchange Agent, the posting by such Person of a bond in such sum as Mid Penn may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), Mid Penn shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of Brunswick Common Stock represented by such lost, stolen or destroyed Certificates.
(l)    No dividends or other distributions with respect to Mid Penn Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Mid Penn Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.1(i) above, and all such dividends, other distributions and cash in lieu of fractional shares of Mid Penn Common Stock shall be paid by Mid Penn to the Exchange Agent, in each case until the surrender of such Certificate. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the Holder of the whole shares of Mid Penn Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Mid Penn Common Stock and the amount of any cash payable in lieu of a fractional share of Mid Penn Common Stock to which such Holder is entitled pursuant to Section 3.1(i), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Mid Penn Common Stock. Mid Penn shall make available to the Exchange Agent cash for these purposes, if necessary.
(m)    Mid Penn, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Brunswick stockholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this Section 3.4, (C) the issuance and delivery of shares of Mid Penn Common Stock into which shares of Brunswick Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Brunswick Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Mid Penn Common Stock.
3.5.Reservation of Shares.
Mid Penn shall reserve for issuance a sufficient number of shares of Mid Penn Common Stock for the purpose of issuing shares of Mid Penn Common Stock to the Brunswick shareholders in accordance with this Article III.
3.6.Dissenting Shareholders.
Pursuant to the NJBCA and Brunswick’s Certificate of Incorporation, shareholders of Brunswick shall not have dissenters’ rights with respect to the Merger.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BRUNSWICK
Brunswick represents and warrants to Mid Penn that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Brunswick Disclosure Schedules delivered by Brunswick to Mid Penn on the date hereof. Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by Brunswick and nothing in this Agreement shall require such disclosure. Brunswick has made a good faith effort to ensure that the disclosure on each schedule of the Brunswick Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Brunswick Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Brunswick shall include the Knowledge of Brunswick Bank.
4.1.Organization
(a)    Brunswick is a corporation duly organized and subsisting under the laws of the State of New Jersey, and is duly registered as a bank holding company under the BHCA. Brunswick has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of New Jersey and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    Brunswick Bank is a New Jersey-chartered bank duly organized and validly subsisting under the laws of the State of New Jersey and is regulated by the NJDB and the FDIC. Brunswick Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of New Jersey and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Brunswick Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Brunswick Bank when due. Brunswick Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
(c)    Brunswick Disclosure Schedule 4.1(c) sets forth each Brunswick Subsidiary, the state of organization of each Brunswick Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Brunswick Subsidiary owned by Brunswick or Brunswick Bank. Each Brunswick Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each Brunswick Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the State of New Jersey and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(d)    The respective minute books of Brunswick, Brunswick Bank and each Brunswick Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).
(e)    Prior to the date of this Agreement, Brunswick has made available to Mid Penn true and correct copies of the articles of incorporation and bylaws of Brunswick and similar governing documents of Brunswick Bank and each other Brunswick Subsidiary, each as in effect on the date hereof.
4.2.Capitalization.
(a)    The authorized capital stock of Brunswick consists of ten million (10,000,000) shares of Brunswick Common Stock, no par value per share and ten million (10,000,000) shares of preferred stock, no par value per share. As of the date of this Agreement, there are (i) 2,840,974 shares of Brunswick Common Stock issued and outstanding, (ii) no shares of Brunswick preferred stock issued and outstanding, (iii) 224,557 shares of Brunswick Common Stock held by Brunswick as Treasury Stock and (iv) 222,072 shares of Brunswick Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Brunswick Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except as set forth on Brunswick Disclosure Schedule 4.2(a), as of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Brunswick, nor any trust preferred or subordinated debt securities of Brunswick, are issued or outstanding. Except as set forth on Brunswick Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Brunswick, or otherwise obligating Brunswick to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the Brunswick Affiliate Letters, to Brunswick’s Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Brunswick Common Stock or other equity interests of Brunswick.
(b)    Except as set forth on Brunswick Disclosure Schedule 4.2(b), Brunswick owns all of the capital stock of Brunswick Bank, free and clear of any Lien. Except for the Brunswick Subsidiaries, Brunswick does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Brunswick Subsidiaries, equity interests held by Brunswick Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending or borrowing activities of Brunswick Subsidiaries, including stock in the FHLB. Either Brunswick or Brunswick Bank owns all of the outstanding shares of capital stock or equity interests of each Brunswick Subsidiary free and clear of all Liens.
(c)    To Brunswick’s Knowledge, except as set forth on Brunswick Disclosure Schedule 4.2(c), as of the date of this Agreement no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Brunswick Common Stock.
(d)    All contractual or other rights or obligations (including preemptive rights) of Brunswick to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Brunswick Disclosure Schedule 4.2(d).
4.3.Authority; No Violation.
(a)    Brunswick has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Brunswick’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Brunswick and the consummation by Brunswick of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Brunswick, and no other corporate proceedings on the part of Brunswick, except for the approval of the Brunswick shareholders, the execution and delivery of the Bank Plan of Merger by Brunswick Bank and the consent of the sole shareholder of Brunswick Bank are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Brunswick and, subject to (i) approval by the shareholders of Brunswick, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Mid Penn, constitutes the valid and binding obligation of Brunswick, enforceable against Brunswick in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.
(b)    Subject to receipt of Regulatory Approvals, approval by the required vote of Brunswick’s and Mid Penn’s shareholders and Brunswick’s and Mid Penn’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Brunswick, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Brunswick with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Brunswick, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Brunswick or any of its properties or assets, or (C) except as set forth in Brunswick Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Brunswick under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Brunswick is a party, or by which Brunswick or any of its properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.
4.4.Consents.
Except for the Regulatory Approvals, approval of the shareholders of Brunswick, and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by Brunswick or the Bank Plan of Merger by Brunswick Bank and (b) the completion by Brunswick of the transactions contemplated hereby or by Brunswick Bank of the Bank Merger. As of the date of this Agreement, Brunswick (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Brunswick or Brunswick Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
4.5.Financial Statements; Undisclosed Liabilities.
(a)    Brunswick has previously made available, or will make available, to Mid Penn the Brunswick Regulatory Reports. The Brunswick Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of Brunswick as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.
(b)    Brunswick has previously made available, or will make available, to Mid Penn the Brunswick Financial Statements. The Brunswick Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Brunswick and the Brunswick Subsidiaries as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of certain footnotes.
(c)    As of the date of each balance sheet included in the Brunswick Financial Statements, neither Brunswick nor Brunswick Bank has had, or will have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Brunswick Financial Statements or Brunswick Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of certain footnotes.
(d)    The records, systems, controls, data and information of Brunswick and the Brunswick Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Brunswick or any Brunswick Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in this Section 4.5(d). Brunswick (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Brunswick, including its consolidated Brunswick Subsidiaries, is made known to the chief executive officer and the chief financial officer of Brunswick by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Brunswick’s outside auditors and the audit committee of Brunswick’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Brunswick’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Brunswick’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Brunswick’s auditors and audit committee and a copy has previously been made available to Mid Penn.

(e)    Since December 31, 2019, (i) neither Brunswick nor any of the Brunswick Subsidiaries, nor any director, officer, employee, auditor, accountant or representative of Brunswick or any of the Brunswick Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Brunswick or any of the Brunswick Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Brunswick or any of the Brunswick Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Brunswick or any of the Brunswick Subsidiaries, whether or not employed by Brunswick or any of the Brunswick Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Brunswick or any of its officers, directors, employees or agents to the Board of Directors of Brunswick or any committee thereof or to any director or officer of Brunswick.
4.6.Taxes.
(a)    All income and other material or material in the aggregate Tax Returns required to have been filed by Brunswick and the Brunswick Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by Brunswick and the Brunswick Subsidiaries (whether or not shown on any Tax Return) have been paid.
(b)    There is no action, audit, dispute or claim now pending or proposed or threatened in writing against Brunswick or any of the Brunswick Subsidiaries in respect of Taxes. Except as set forth on Brunswick Disclosure Schedule 4.6(b), neither Brunswick nor any of the Brunswick Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of Brunswick or the Brunswick Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Brunswick with respect to Taxes other than for Taxes not yet due and payable.
(c)    Each of Brunswick and the Brunswick Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.
(d)    Brunswick Disclosure Schedule 4.6(d) lists all Tax Returns filed by Brunswick or the Brunswick Subsidiaries for taxable periods ended on or after December 31, 2014 that have been or are currently the subject of audit. Except as set forth on Brunswick Disclosure Schedule 4.6(d), neither Brunswick nor any of the Brunswick Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.
(e)    No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Brunswick are pending with respect to Brunswick. Brunswick has not received from any foreign, federal, state, or local taxing authority

(including jurisdictions where Brunswick has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Brunswick.
(f)    Brunswick is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. None of Brunswick or any of the Brunswick Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which Brunswick is the parent.
(g)    None of Brunswick or any of the Brunswick Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the Code. None of Brunswick or any Brunswick Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code within the five (5) year period ending as of the date of this Agreement. None of Brunswick nor any of the Brunswick Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. Brunswick has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Except as set forth on Brunswick Disclosure Schedule 4.6(g), none of Brunswick or any of the Brunswick Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(h)    Except as set forth on Brunswick Disclosure Schedule 4.6(h), none of Brunswick or any of the Brunswick Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of Brunswick or any Brunswick Subsidiary has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which Brunswick is the parent, or as a transferee or successor, by contract or otherwise.
(i)    None of Brunswick or any of the Brunswick Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.
4.7.No Material Adverse Effect.
Brunswick has not suffered any Material Adverse Effect since December 31, 2021, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Brunswick.
4.8.Material Contracts; Leases; Defaults.
(a)    Except as set forth on Brunswick Disclosure Schedule 4.8(a), neither Brunswick nor any Brunswick Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Brunswick or any Brunswick Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Brunswick or any Brunswick Subsidiary; (iii) any collective bargaining agreement with any labor organization relating to employees of Brunswick or any Brunswick Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Brunswick or any Brunswick Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of One Hundred Thousand Dollars ($100,000) whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Brunswick or any Brunswick Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Brunswick or any Brunswick Subsidiary for the payment of more than Fifty Thousand Dollars ($50,000) annually or for the payment of more than One Hundred Thousand Dollars ($100,000) over its remaining term, which is not terminable without cause on sixty (60) days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software); (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Brunswick or any Brunswick Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material); (viii) any Contract between or among Brunswick or any of its Subsidiaries or Affiliates; (ix) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses); (x) any Contract relating to the provision of data processing, network communications or other technical services to or by Brunswick or any of its Subsidiaries; (xi) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement; (xii) any Contract that provides any rights to investors in Brunswick, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Brunswick Board of Directors; (xiii) any Contract that provides for potential material indemnification payments by Brunswick or any of its Subsidiaries; (xiv) any Contract or understanding with a labor union, in each case whether written or oral; (xv) any Contract that grants any right of first refusal, right first offer or similar right with respect to any material assets, rights or properties of Brunswick or its Subsidiaries; (xvi) any Contract which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Governmental Authority in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earn-out or other obligations that continue in effect after the date of this Agreement; or (xvii) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K).

(b)    Brunswick Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by Brunswick, Brunswick Bank or any Brunswick Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed on Brunswick Disclosure Schedule 4.8(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Brunswick nor any Brunswick Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
(c)    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “Brunswick Material Contracts”) have been made available to Mid Penn on or before the date hereof, and are in full force and effect on the date hereof, and neither Brunswick nor any Brunswick Subsidiary (nor, to the Knowledge of Brunswick, any other party to any Brunswick Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any Brunswick Material Contract. Except as listed on Brunswick Disclosure Schedule 4.8(c), no party to any Brunswick Material Contract will have the right to terminate any or all of the provisions of any such Brunswick Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.
(d)    Except as set forth on Brunswick Disclosure Schedule 4.8(d), since December 31, 2021, through and including the date of this Agreement, neither Brunswick nor any Brunswick Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2021 (which amounts have been previously made available to Mid Penn), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Brunswick Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Brunswick Common Stock, or any Right to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Brunswick or any of the Brunswick Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of Fifty Thousand Dollars ($50,000), other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Brunswick or the Brunswick Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.
(e)    As of the date of this Agreement, except as set forth on Brunswick Disclosure Schedule 4.8(e), none of the deposits of Brunswick is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).
4.9.Ownership of Property; Insurance Coverage.
(a)    Brunswick and each Brunswick Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, by Brunswick or any Brunswick Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Brunswick Regulatory Reports and in the Brunswick Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, FRB, inter-bank credit facilities or any transaction by a Brunswick Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Brunswick Financial Statements (together “Brunswick Permitted Liens”). Such securities are valued on the books of Brunswick and each of the Brunswick Subsidiaries in accordance with GAAP. Brunswick and the Brunswick Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Brunswick and the Brunswick Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Brunswick nor any Brunswick Subsidiary is in default in any material respect under any lease for any real or personal property to which either Brunswick or any Brunswick Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Brunswick.
(b)    With respect to all agreements pursuant to which Brunswick or any Brunswick Subsidiary has purchased securities subject to an agreement to resell, if any, Brunswick or such Brunswick Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Brunswick and each of the Brunswick Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Brunswick and each such Brunswick Subsidiary believes are prudent and reasonable in the context of such businesses.
(c)    Brunswick and each Brunswick Subsidiary currently maintains insurance considered by Brunswick to be reasonable for their respective operations in accordance with industry practice. Neither Brunswick nor any Brunswick Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as provided on Brunswick Disclosure Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by Brunswick or any Brunswick Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Brunswick and each Brunswick Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Brunswick Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by Brunswick and each Brunswick Subsidiary, as well as the other matters required to be disclosed under this Section 4.9(c).
4.10.Legal Proceedings.
Except as set forth on Brunswick Disclosure Schedule 4.10, neither Brunswick nor any Brunswick Subsidiary is a party to any, and there are no pending or, to Brunswick’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Brunswick or any Brunswick Subsidiary, (b) to which Brunswick’s or any Brunswick Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Brunswick or Brunswick Bank to perform under this Agreement in any material respect.
4.11.Compliance With Applicable Law.
(a)    Each of Brunswick and each Brunswick Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the New Jersey Law Against Discrimination, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Brunswick or any Brunswick Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither Brunswick nor any Brunswick Subsidiary has received any written notice to the contrary, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brunswick. The Board of Directors of Brunswick Bank has adopted, and Brunswick Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
(b)    Each of Brunswick and each Brunswick Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brunswick; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and to Brunswick’s Knowledge, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.
(c)    Since January 1, 2018, neither Brunswick nor any Brunswick Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Brunswick or any Brunswick Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Brunswick or any Brunswick Subsidiary; (iii) requiring, or threatening to require, Brunswick or any Brunswick Subsidiary, or indicating that Brunswick or any Brunswick Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Brunswick or any Brunswick Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed on Brunswick Disclosure Schedule 4.11(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Brunswick or any Brunswick Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Brunswick Regulatory Agreement”). Brunswick has not consented to or entered into any Brunswick Regulatory Agreement that is currently in effect or that was in effect since January 1, 2018. The most recent regulatory rating given to Brunswick Bank as to compliance with the CRA is satisfactory or better.
(d) Brunswick Bank is “well capitalized” within the meaning of the regulations of the FDIC, and neither Brunswick nor Brunswick Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Brunswick Bank knows of no reason why it would not continue to be “well capitalized” under applicable capital requirements imposed by any Bank Regulator.

4.12.Employee Benefit Plans.
(a)    Brunswick Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of Brunswick or any Brunswick Subsidiary has any present or future right to benefits or under which Brunswick or any Brunswick Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Brunswick Benefit Plans.”
(b)    With respect to each Brunswick Benefit Plan, Brunswick has made available to Mid Penn a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Brunswick Benefit Plan which is required to file such annual return/report.
(c)    (i) Each Brunswick Benefit Plan that is subject to ERISA and the Code has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Brunswick Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or, with respect to an IRS-approved prototype or volume submitter plan, a favorable opinion letter, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of Brunswick, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Brunswick after reasonable inquiry, no event has occurred and no condition exists that is reasonably likely to subject Brunswick or any Brunswick Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Brunswick Disclosure Schedule 4.12, no Brunswick Benefit Plan provides, and Brunswick and the Brunswick Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; (v) all contributions required to be made under the terms of any

Brunswick Benefit Plan have been timely made or, if not yet due, have been properly reflected in Brunswick’s financial statements in accordance with GAAP; and (vi) neither Brunswick nor any Brunswick Subsidiary has engaged in a transaction with respect to any Brunswick Benefit Plan which would subject Brunswick or any Brunswick Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
(d)    Except as set forth on Brunswick Disclosure Schedule 4.12(d), Brunswick and the Brunswick Subsidiaries do not maintain, and have never maintained, a defined benefit plan. None of the Brunswick Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Brunswick, the Brunswick Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.
(e)    With respect to any Brunswick Benefit Plan, the assets of any trust under such Brunswick Benefit Plan, Brunswick Benefit Plan sponsor, Brunswick Benefit Plan fiduciary or Brunswick Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Brunswick, threatened and (ii) to the Knowledge of Brunswick, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.
(f)    Other than as set forth on Brunswick Disclosure Schedule 4.12(f), the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Brunswick or any Brunswick Subsidiary to severance pay or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered. Brunswick has made available to Mid Penn true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.
(g)    All Brunswick Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code, and, except as set forth on Brunswick Disclosure Schedule 4.12(g), neither Brunswick nor any Brunswick Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under section 409A of Code. Except as set forth on Brunswick Disclosure Schedule 4.12(g), no outstanding stock options are subject to Section 409A of the Code. In addition, Brunswick Disclosure Schedule 4.12(g) sets forth the amounts of any deferred compensation payable to any employee or director of Brunswick or any Brunswick Subsidiary.
(h)    Brunswick has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any Brunswick Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(i)    No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Brunswick or any Brunswick Subsidiary with respect to any ongoing, frozen, or terminated Brunswick or Brunswick Subsidiary Plan.
(j)    No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Brunswick Benefit Plan within the past twelve (12) months.
4.13.Environmental Matters.
Except as set forth on Brunswick Disclosure Schedule 4.13, with respect to Brunswick and each Brunswick Subsidiary:
(a)    Neither (i) the conduct nor operation of the business of Brunswick or any Brunswick Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Brunswick or any Brunswick Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Brunswick or any Brunswick Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Brunswick or any Brunswick Subsidiary by reason of any Environmental Laws. Neither Brunswick nor any Brunswick Subsidiary during the past five (5) years has received any written notice from any Person or Governmental Entity that Brunswick or any Brunswick Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Brunswick or any Brunswick Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Brunswick or any Brunswick Subsidiary;
(b)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Brunswick’s Knowledge, threatened, before any court, Governmental Entity or other forum against Brunswick or any Brunswick Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Brunswick or any Brunswick Subsidiary; and
(c)    There are no underground storage tanks on, in or under any properties owned or operated by Brunswick or any of the Brunswick Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Brunswick or any of the Brunswick Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14.Brokers, Finders and Financial Advisors.
Neither Brunswick, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Janney Montgomery Scott LLC (“Janney”) by Brunswick and the fee payable pursuant thereto. A true and complete copy of the engagement letter, as amended, between Brunswick and Janney has been delivered to Mid Penn.
4.15.Loan Matters.
(a)    The allowance for loan losses reflected in Brunswick’s audited consolidated balance sheet at December 31, 2021 was, and the allowance for loan losses shown on Brunswick’s balance sheets for periods ending after December 31, 2021, but prior to January 1, 2023, was, or will be, adequate, as of the date thereof, under GAAP. The allowance for credit losses reflected in Brunswick’s audited consolidated balance sheet for periods ending after January 1, 2023 will be adequate, as of the date thereof, under GAAP.
(b)    Brunswick Disclosure Schedule 4.15(b) sets forth a listing, as of November 30, 2022, by account, of: (i) all loans (including loan participations) of Brunswick Bank or any other Brunswick Subsidiary that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit of Brunswick Bank or any other Brunswick Subsidiary which have been terminated by Brunswick Bank or any other Brunswick Subsidiary during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Brunswick Bank or any other Brunswick Subsidiary during the past twelve (12) months of, or has asserted against Brunswick Bank or any other Brunswick Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Brunswick, each borrower, customer or other party which has given Brunswick Bank or any other Brunswick Subsidiary any oral notification of, or orally asserted to or against Brunswick Bank or any other Brunswick Subsidiary, any such claim; (iv) all loans (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three (3) years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Brunswick Bank or any Brunswick Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Brunswick Disclosure Schedule 4.15(b), all loans of Brunswick Bank have been classified as of November 30, 2022 in accordance with the loan policies and procedures of Brunswick Bank.

(c)    Except as set forth on Brunswick Disclosure Schedule 4.15(c), all loans receivable (including discounts) and accrued interest entered on the books of Brunswick and the Brunswick Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Brunswick’s or the appropriate Brunswick Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Brunswick, the loans, discounts and the accrued interest reflected on the books of Brunswick and the Brunswick Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Brunswick or the appropriate Brunswick Subsidiary free and clear of any Liens, other than Liens securing indebtedness from the FHLB incurred in the ordinary course of business.
(d)    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.
(e)    Brunswick Disclosure Schedule 4.15(e) sets forth, as of the date of this Agreement, a schedule of all executive officers and directors of Brunswick who have outstanding loans from Brunswick or any Brunswick Subsidiary, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.
(f)    To the Knowledge of Brunswick, no shares of Brunswick Common Stock were purchased with the proceeds of a loan made by Brunswick or any Brunswick Subsidiary.
4.16.Related Party Transactions.
Except as set forth on Brunswick Disclosure Schedule 4.16, neither Brunswick nor any Brunswick Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Brunswick or any Brunswick Subsidiary. All such loans (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). Except as set forth on Brunswick Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of Brunswick or any Brunswick Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Brunswick nor any Brunswick Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Brunswick is inappropriate. Except as set forth on Brunswick Disclosure Schedule 4.16, no shareholder or Affiliate of Brunswick owns any material property or asset used in the conduct of the business of Brunswick and the Brunswick Subsidiaries.

4.17.Credit Card Accounts and Merchant Processing.
(a)    Credit Card Accounts. Brunswick and the Brunswick Subsidiaries only originate, maintain or administer credit card accounts through a third party originator.
(b)    Merchant Processing. Brunswick and the Brunswick Subsidiaries only provide merchant credit card processing services to merchants through a third party provider.
4.18.Required Vote.
The affirmative vote of a majority of the votes of outstanding shares of Brunswick Common Stock cast at the Brunswick Shareholders’ Meeting is required to approve this Agreement and the Merger under Brunswick’s certificate of incorporation and the NJBCA.
4.19.Registration Obligations.
Except as set forth on Brunswick Disclosure Schedule 4.19, neither Brunswick nor any Brunswick Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
4.20.Risk Management Instruments.
All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Brunswick’s own account, or for the account of one or more of the Brunswick Subsidiaries or their customers (all of which are set forth on Brunswick Disclosure Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Brunswick or the applicable Brunswick Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Brunswick nor any Brunswick Subsidiary, nor to the Knowledge of Brunswick any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.
4.21.Fairness Opinion.
The board of directors of Brunswick has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Janney to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Brunswick shareholders, and a signed copy of the written opinion will be delivered to Mid Penn solely for informational purposes after receipt thereof by Brunswick. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22.Fiduciary Accounts.
Brunswick and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Neither Brunswick nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of Brunswick or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.
4.23.Intellectual Property.
Brunswick and each Brunswick Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Brunswick’s or each of the Brunswick Subsidiaries’ business, and neither Brunswick nor any Brunswick Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Brunswick and each Brunswick Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Brunswick’s Knowledge, the conduct of the business of Brunswick and each Brunswick Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
4.24.Labor Matters.
There are no labor or collective bargaining agreements to which Brunswick or any Brunswick Subsidiary is a party. To the Knowledge of Brunswick, there is no activity involving Brunswick or any Brunswick Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or to the Knowledge of Brunswick, threatened against Brunswick or any Brunswick Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Brunswick, threatened against Brunswick or any Brunswick Subsidiary (other than routine employee grievances that are not related to union employees). Brunswick and each Brunswick Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.25.Brunswick Information Supplied.
The information relating to Brunswick and any Brunswick Subsidiary to be contained in the Proxy Statement - Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection therewith (other than the information provided by Mid Penn specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
4.26.Takeover Laws.
The adoption and approval by the board of directors of Brunswick of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Brunswick in connection with the execution, delivery or performance of this Agreement.
4.27.Reorganization.
Brunswick has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.28.Dissenters’ Rights.
Neither the NJBCA nor Brunswick’s Certificate of Incorporate entitle Brunswick’s shareholders to dissenters’ rights with respect to the Merger.
4.29.Quality of Representations.
The representations made by Brunswick in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.
4.30.No Other Representations or Warranties.
(a)    Except for the representations and warranties made by Brunswick in this Article IV, neither Brunswick nor any other Person makes any express or implied representation or warranty with respect to Brunswick, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Mid Penn or any of its affiliates or representatives in the course of their due diligence investigation of Brunswick, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Brunswick hereby disclaims any such other representations or warranties.

(b)    Notwithstanding anything contained in this Agreement to the contrary, Brunswick acknowledges and agrees that neither Mid Penn nor any other Person has made or is making any representations or warranties relating to Mid Penn whatsoever, express or implied, beyond those expressly given by Mid Penn in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Mid Penn furnished or made available to Brunswick or any of its representatives.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MID PENN
Mid Penn represents and warrants to Brunswick that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Mid Penn Disclosure Schedules delivered by Mid Penn to Brunswick on the date hereof or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Mid Penn prior to the date hereof and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature). Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by Mid Penn and nothing in this Agreement shall require such disclosure. Mid Penn has made a good faith effort to ensure that the disclosure on each schedule of the Mid Penn Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Mid Penn Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Mid Penn shall include the Knowledge of Mid Penn Bank.
5.1.Organization.
(a)    Mid Penn is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, is duly registered as a bank holding company under the BHCA and has elected to be, and qualifies as, a financial holding company under section 12 of the BHCA. Mid Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    Mid Penn Bank is a Pennsylvania-chartered banking institution duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. Mid Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Mid Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Mid Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
(c)    Mid Penn Disclosure Schedule 5.1(c) sets forth each Mid Penn Subsidiary, the state of organization of each Mid Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Mid Penn Subsidiary owned by Mid Penn or Mid Penn Bank. Each Mid Penn Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each Mid Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(d)    The respective minute books of Mid Penn and each Mid Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).
(e)    Prior to the date of this Agreement, Mid Penn has made available to Brunswick true and correct copies of the articles of incorporation and bylaws of Mid Penn and similar governing documents of Mid Penn Bank, each as in effect on the date hereof.
5.2.Capitalization.
(a)    The authorized capital stock of Mid Penn consists of (a) 20,000,000 shares of Mid Penn Common Stock, of which, as of the date of this Agreement, 16,091,446 shares were issued and 15,883,103 shares were outstanding and (b) 10,000,000 shares of preferred stock, having a par value of $1.00 per share, none of which were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mid Penn Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there were no shares of Mid Penn Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Mid Penn’s equity compensation plans (the “Mid Penn Stock Plans”). As of the date of this Agreement, except pursuant to this Agreement and the Mid Penn Stock Plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mid Penn, or otherwise obligating Mid Penn to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, except as disclosed in the Mid Penn SEC Reports there is no Voting Debt of Mid Penn, nor any trust preferred or subordinated debt securities of Mid Penn are issued or outstanding. The shares of Mid Penn Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Except for the Mid Penn Affiliate Letters, to the Knowledge of Mid Penn, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Mid Penn Common Stock or other equity interests of Mid Penn. Mid Penn has, or as of the Effective Time will have, sufficient authorized and unissued shares of Mid Penn Common Stock to issue the Merger Consideration at the Effective Time. As of the date of this Agreement, there are no outstanding options or other rights to purchase, or securities convertible or exchangeable into, Mid Penn Common Stock or Mid Penn Preferred Stock.
(b)    Mid Penn owns all of the capital stock of Mid Penn Bank free and clear of any Lien. Except for the Mid Penn Subsidiaries, Mid Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Mid Penn Subsidiaries, equity interests held by Mid Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Mid Penn Subsidiaries, including stock in the FHLB. Either Mid Penn or Mid Penn Bank owns all of the outstanding shares of capital stock or equity interests of each Mid Penn Subsidiary free and clear of all Liens.
(c)    To Mid Penn’s Knowledge, except as set forth on Mid Penn Disclosure Schedule 5.2(c) or as disclosed in the Mid Penn SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Mid Penn Common Stock.
5.3.Authority; No Violation.
(a)    Mid Penn has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Mid Penn’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mid Penn and the consummation by Mid Penn of the transactions contemplated hereby, including the Merger have been duly and validly approved by the Board of Directors of Mid Penn, and no other corporate proceedings on the part of Mid Penn, except for the approval of Mid Penn’s shareholders, the execution and delivery of the Bank Plan of Merger by Mid Penn Bank and the consent of the sole shareholder of Mid Penn Bank, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Mid Penn and, subject to the receipt of the Regulatory Approvals and approval by the required vote of Mid Penn’s shareholders and due and valid execution and delivery of this Agreement by Brunswick, constitutes the valid and binding obligation of Mid Penn, enforceable against Mid Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
(b)    Subject to receipt of Regulatory Approvals, approval by the required vote of Mid Penn’s shareholders and Brunswick’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Mid Penn, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Mid Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Mid Penn or any similar governing documents of any of Mid Penn’s Subsidiaries, including Mid Penn Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid Penn or any Mid Penn Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Mid Penn or any Mid Penn Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.
5.4.Consents.
Except for the Regulatory Approvals, approval of the shareholders of Mid Penn, and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Mid Penn or the Bank Plan of Merger by Mid Penn Bank and (b) the completion by Mid Penn of the transactions contemplated hereby or by Mid Penn Bank of the Bank Merger. Mid Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Mid Penn or Mid Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
5.5.Financial Statements; Undisclosed Liabilities.
(a)    Mid Penn has previously made available, or will make available, to Brunswick the Mid Penn Regulatory Reports. The Mid Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Mid Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.
(b)    Mid Penn has previously made available or will make available to Brunswick the Mid Penn Financial Statements. The Mid Penn Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Mid Penn and the Mid Penn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.
(c)    At the date of each balance sheet included in the Mid Penn Financial Statements, neither Mid Penn nor Mid Penn Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Mid Penn Financial Statements or Mid Penn Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Mid Penn Regulatory Reports, the absence of footnotes.
(d)    The records, systems, controls, data and information of Mid Penn and the Mid Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mid Penn or any Mid Penn Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.5(d). Mid Penn (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Mid Penn, including its consolidated Mid Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mid Penn by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Mid Penn’s outside auditors and the audit committee of Mid Penn’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Mid Penn’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Mid Penn’s internal controls over financial reporting. These disclosures (if any) were made in writing by management to Mid Penn’s auditors and audit committee and a copy has previously been made available to Brunswick.
(e)    Since December 31, 2019, (i) neither Mid Penn nor any of the Mid Penn Subsidiaries nor, to the Knowledge of Mid Penn, any director, officer, employee, auditor, accountant or representative of Mid Penn or any Mid Penn Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mid Penn or any Mid Penn Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mid Penn or any Mid Penn Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Mid Penn or any Mid Penn Subsidiary, whether or not employed by Mid Penn or any Mid Penn Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Mid Penn or any of its officers, directors, employees or agents to the Board of Directors of Mid Penn or any committee thereof or to any director or officer of Mid Penn.

5.6.Taxes.
(a)    Mid Penn and the Mid Penn Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Mid Penn has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Mid Penn and every Mid Penn Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects). Mid Penn. has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, Mid Penn has received no written notice of, and to Mid Penn’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Mid Penn or any Mid Penn Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Mid Penn or any Mid Penn Subsidiary does not file Tax returns that Mid Penn or any Mid Penn Subsidiary is subject to taxation in that jurisdiction. Mid Penn and the Mid Penn Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. Mid Penn and each Mid Penn Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Mid Penn and each Mid Penn Subsidiary, to Mid Penn’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Mid Penn nor any Mid Penn Subsidiary is a party to any Tax Agreement with any Person other than Tax Agreements involving Mid Penn and/or any Mid Penn Subsidiary.
(b)    Mid Penn will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.
5.7.No Material Adverse Effect.
Mid Penn has not suffered any Material Adverse Effect since December 31, 2021, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Mid Penn.
5.8.No Default under Material Contracts.
Neither Mid Penn nor any Mid Penn Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.9.Ownership of Property; Insurance Coverage.
(a)    Mid Penn and each Mid Penn Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Mid Penn or any Mid Penn Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Mid Penn Regulatory Reports and in the Mid Penn Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Mid Penn Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Mid Penn Financial Statements. Such securities are valued on the books of Mid Penn and each of the Mid Penn Subsidiaries in accordance with GAAP. Mid Penn and the Mid Penn Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Mid Penn and Mid Penn Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Mid Penn nor any Mid Penn Subsidiary is in default in any material respect under any lease for any real or personal property to which either Mid Penn or any Mid Penn Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Mid Penn.
(b)    With respect to all agreements pursuant to which Mid Penn or any Mid Penn Subsidiary has purchased securities subject to an agreement to resell, if any, Mid Penn or such Mid Penn Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Mid Penn and each of the Mid Penn Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Mid Penn and each such Mid Penn Subsidiary believes are prudent and reasonable in the context of such businesses.
(c)    Mid Penn and each Mid Penn Subsidiary currently maintain insurance considered by Mid Penn to be reasonable for their respective operations in accordance with industry practice. There are presently no material claims pending under such policies of insurance and no notices have been given by Mid Penn or any Mid Penn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Mid Penn and each Mid Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.
5.10.Legal Proceedings.
Neither Mid Penn nor any Mid Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Mid Penn, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Mid Penn or any Mid Penn Subsidiary, (b) to which Mid Penn or any Mid Penn Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Mid Penn or Mid Penn Bank to perform under this Agreement in any material respect.
5.11.Compliance With Applicable Law.
(a)    Each of Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Mid Penn or Mid Penn Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither Mid Penn nor any Mid Penn Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn. The Board of Directors of Mid Penn Bank has adopted and Mid Penn Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
(b)    Each of Mid Penn and each Mid Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and to the Knowledge of Mid Penn, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
(c)    Since January 1, 2018, neither Mid Penn nor any Mid Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that

Mid Penn or any Mid Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Mid Penn or any Mid Penn Subsidiary; (iii) requiring or threatening to require Mid Penn or any Mid Penn Subsidiary, or indicating that Mid Penn or any Mid Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Mid Penn Regulatory Agreement”). Neither Mid Penn nor any Mid Penn Subsidiary has consented to or entered into any Mid Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2018. The most recent regulatory rating given to Mid Penn Bank as to compliance with the CRA is satisfactory or better.
(d)    Each of Mid Penn and Mid Penn Bank are “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Mid Penn nor Mid Penn Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither Mid Penn nor Mid Penn Bank knows of any reason why it would not continue to be “well capitalized” under applicable capital requirements imposed by any Bank Regulator.
5.12.Employee Benefit Plans.
(a)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Mid Penn Benefit Plan that is subject to the requirements of ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Mid Penn Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Mid Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Mid Penn, no event has occurred and no condition exists that is reasonably likely to subject Mid Penn or any Mid Penn Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; and (iv) all contributions required to be made under the terms of any Mid Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in Mid Penn financial statements in accordance with GAAP. For purposes of this Section 5.12, Mid Penn Benefit Plan means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements maintained by Mid Penn or a Mid Penn Subsidiary, whether or not subject to ERISA (including any funding mechanism therefor, such plans, agreements, programs, policies and arrangements collectively referred to as “Mid Penn Benefit Plans”).
(b)    Mid Penn and the Mid Penn Subsidiaries currently maintain a defined benefit pension plan within the meaning of ERISA Section 3(2). None of the Mid Penn Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Mid Penn, the Mid Penn Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.
(c)    No Mid Penn Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). No Mid Penn Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). No accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Mid Penn Benefit Plan subject to Section 412 of the Code, whether or not waived.
(d)    With respect to any Mid Penn Benefit Plan, the assets of any trust under such Mid Penn Benefit Plan, Mid Penn Benefit Plan sponsor, Mid Penn Benefit Plan fiduciary or Mid Penn Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Mid Penn, threatened and (ii) to the Knowledge of Mid Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.
(e)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Mid Penn Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. No outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.
(f)    No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Mid Penn or any Mid Penn Subsidiary with respect to any ongoing, frozen, or terminated Mid Penn Benefit Plan.
(g)    No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Mid Penn Benefit Plan within the past twelve (12) months.
5.13.Environmental Matters.
(a)    To the Knowledge of Mid Penn, neither (i) the conduct nor operation of the business of Mid Penn or any Mid Penn Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Mid Penn or any Mid Penn Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Mid Penn or any Mid Penn Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Mid Penn or any Mid Penn Subsidiary by reason of any Environmental Laws. Neither Mid Penn nor any Mid Penn Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Mid Penn or any Mid Penn Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Mid Penn or any Mid Penn Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Mid Penn or any Mid Penn Subsidiary; and
(b)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Mid Penn’s Knowledge, threatened, before any court, Governmental Entity or other forum against Mid Penn or any Mid Penn Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Mid Penn or any Mid Penn Subsidiary.
5.14.Brokers, Finders and Financial Advisors.
Neither Mid Penn nor any Mid Penn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Stephens Inc. and Piper Sandler & Co. and the fees payable pursuant thereto.
5.15.Loan Matters.
The allowance for loan losses reflected in Mid Penn’s audited consolidated balance sheet at December 31, 2021 was, and the allowance for loan losses shown on Mid Penn’s balance sheets for periods ending after December 31, 2021 was, or will be, adequate, as of the date thereof, under GAAP.
5.16.No Brunswick Capital Stock.
Neither Mid Penn nor any Mid Penn Subsidiary beneficially owns, directly or indirectly, any shares of Brunswick Common Stock, or any options, warrants or other Rights to acquire any Brunswick Common Stock, except pursuant to the Merger as contemplated in this Agreement.
5.17.SEC Reports.
Mid Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2021 (the “Mid Penn SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Mid Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such Mid Penn SEC Reports. None of the Mid Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Mid Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Mid Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.
5.18.Required Vote.
The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn Common Stock is required to approve this Agreement and the Merger under Mid Penn’s articles of incorporation and the PBCL. This Agreement and the Merger have been approved by at least eighty percent (80%) of all of the members of the Mid Penn Board of Directors.
5.19.Registration Obligations.
Except for the shares of Mid Penn Common Stock to be issued under Article III of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
5.20.Risk Management Instruments.
All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Mid Penn’s own account, or for the account of one or more of the Mid Penn Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Mid Penn or any Mid Penn Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Mid Penn nor any Mid Penn Subsidiary, nor to the Knowledge of Mid Penn any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.21.Fairness Opinion.
The board of directors of Mid Penn has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler & Co. to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Mid Penn. Such opinion has not been amended or rescinded as of the date of this Agreement.
5.22.Fiduciary Accounts.
Mid Penn Bank and each Mid Penn Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators. Neither Mid Penn Bank nor any other Mid Penn Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
5.23.Mid Penn Information Supplied.
The information relating to Mid Penn and any Mid Penn Subsidiary to be contained in the Proxy Statement - Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Brunswick specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.24.Reorganization.
Mid Penn has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
5.25.No Financing.
Mid Penn has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.
5.26.Intellectual Property.
Mid Penn and each Mid Penn Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Mid Penn’s or each of the Mid Penn Subsidiaries’ business, and neither Mid Penn nor any Mid Penn Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Mid Penn and each Mid Penn Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Mid Penn’s Knowledge, the conduct of the business of Mid Penn and each Mid Penn Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
5.27.Labor Matters.
There are no labor or collective bargaining agreements to which Mid Penn or any Mid Penn Subsidiary is a party. To the Knowledge of Mid Penn, there is no activity involving Mid Penn or any Mid Penn Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Mid Penn or any Mid Penn Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Mid Penn, threatened against Mid Penn or any Mid Penn Subsidiary (other than routine employee grievances that are not related to union employees). Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.
5.28.Takeover Laws.
The adoption and approval by the board of directors of Mid Penn of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Mid Penn in connection with the execution, delivery or performance of this Agreement.
5.29.Quality of Representations.
The representations made by Mid Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.
5.30.No Other Representations or Warranties.
(a)    Except for the representations and warranties made by Mid Penn in this Article V, neither Mid Penn nor any other Person makes any express or implied representation or warranty with respect to Mid Penn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Brunswick or any of its affiliates or representatives in the course of their due diligence investigation of Mid Penn, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Mid Penn hereby disclaims any such other representations or warranties.
(b)    Notwithstanding anything contained in this Agreement to the contrary, Mid Penn acknowledges and agrees that neither Brunswick nor any other Person has made or is making any representations or warranties relating to Brunswick whatsoever, express or implied, beyond those expressly given by Brunswick in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Brunswick furnished or made available to Mid Penn or any of its representatives.
ARTICLE VI
COVENANTS OF BRUNSWICK
6.1.Conduct of Business.
(a)    Affirmative Covenants. From the date of this Agreement to the Effective Time or earlier termination of this Agreement, except with the written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed, or as expressly contemplated by this Agreement (including as set forth in Brunswick’s Disclosure Schedules), Brunswick will, and will cause each Brunswick Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.
(b)    Negative Covenants. Brunswick agrees that from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth on Brunswick Disclosure Schedule 6.1(b), (iii) consented to by Mid Penn in writing in advance, and, except with respect to paragraphs (1), (2), (7), (8) and (13) of this Section 6.1(b), which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, Brunswick will not, and it will cause each of the Brunswick Subsidiaries not to:
(1)    change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;
(2)    change the number of authorized or issued shares of its capital stock, issue any shares of Brunswick capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock except as set forth on Brunswick Disclosure Schedule 6.1(b)(2), or redeem or otherwise acquire any shares of capital stock, except that Brunswick may issue shares of Brunswick Common Stock upon the exercise of stock options outstanding prior to the date of this Agreement and listed on Brunswick Disclosure Schedule 6.1(b)(2).
(3)    enter into, amend in any material respect or terminate any Brunswick Material Contract (including without limitation any settlement agreement with respect to litigation), except in the ordinary course of business or as required by law;
(4)    make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(5)    grant or agree to pay any bonus (other than set forth on Brunswick Disclosure Schedule 6.1(b)(5)), severance or termination payment to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Brunswick Disclosure Schedule 4.8(a), Brunswick Disclosure Schedule 4.8(d), and/or Brunswick Disclosure Schedule 4.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees and (iii) as required by statute, regulations or regulatory guidance. Brunswick shall not hire or promote any employee to a rank having a title of senior vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of Seventy-Five Thousand Dollars ($75,000) except as set forth on Brunswick Disclosure Schedule 6.1(b)(5), provided that, in any event, Brunswick shall not enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement in connection with any such hiring or promotion, and provided, further, that Brunswick may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;
(6)    terminate any employee without providing Mid Penn forty-eight (48) hours advance written notice;
(7)    except as otherwise expressly permitted or required under this Agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;
(8)    merge or consolidate Brunswick or any Brunswick Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Brunswick or any Brunswick Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Brunswick, or any Brunswick Subsidiary and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or voluntarily revoke or surrender by any Brunswick Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;
(9)    sell or otherwise dispose of the capital stock of Brunswick or any Brunswick Subsidiary or sell or otherwise dispose of any asset of Brunswick or of any Brunswick Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Brunswick or any Brunswick Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;
(10)    voluntarily take any action that would result in any of the representations and warranties of Brunswick or Brunswick Bank set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;
(11)    change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating Brunswick or Brunswick Bank, or Brunswick’s independent accounting firm;
(12)    waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of One Million Dollars ($1,000,000) or greater to which Brunswick or any Brunswick Subsidiary is a party;
(13)    purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the Brunswick Board of Directors and in effect on the date hereof, provided that any such individual purchase shall not exceed One Million Dollars ($1,000,000) per trade, provided, further, that all such purchases shall not exceed One Million Dollars ($1,000,000) in the aggregate and provided, further, that no individual security purchased shall have a maturity date greater than two (2) years;
(14)    except for the issuance of shares of Brunswick Common Stock upon the exercise of stock options outstanding prior to the date of this Agreement and listed on Brunswick Disclosure Schedule 6.2(b)(2), issue or sell any equity or debt securities of Brunswick or any Brunswick Subsidiary;
(15)    make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Brunswick), except (i) in accordance with past practice pursuant to policies approved by the Brunswick Board of Directors and in effect on the date hereof, and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from Brunswick of such relationship does not exceed Five Hundred Thousand Dollars ($500,000.00) and for any existing borrower such aggregate amount of the increase does not exceed One Million Dollars ($1,000,000.00). For any proposed extension of credit for which Brunswick shall seek the prior consent of Mid Penn, Brunswick shall send the credit write-up for the proposed credit to Mid Penn’s Chief Operating Officer at justin.webb@midpennbank.com and if Mid Penn does not (i) object in writing to the proposed credit or (ii) request reasonable additional information on the proposed credit, within three (3) Business Days of receipt of the credit write-up, Mid Penn shall be deemed to have consented to the origination of such credit. If Brunswick sends additional information on the proposed credit to Mid Penn, and Mid Penn does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within five (5) Business Days of receipt of the initial additional information, Mid Penn shall be deemed to have consented to the origination of such credit;
(16)    enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;
(17)    enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practice;
(18)    except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than wages and bonuses accrued in the ordinary course of business;
(19)    enter into any new line of business;
(20)    make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a Bank Regulator;
(21)    except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Brunswick Benefit Plan;
(22)    except as set forth on Brunswick Disclosure Schedule 6.1(b)(22), make any capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000) individually or One

Hundred Thousand Dollars ($100,000) in the aggregate, other than pursuant to binding commitments existing on the date hereof or other than expenditures necessary to maintain existing assets in good repair;
(23)    purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;
(24)    undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business involving (i) a payment by Brunswick or Brunswick Bank of more than Twenty-Five Thousand Dollars ($25,000) annually, (ii) containing any financial commitment extending beyond twenty-four (24) months from the date hereof, or (iii) any Affiliate of Brunswick or Brunswick Bank provided that the aggregate payments under clauses (i) and (ii) shall not exceed Fifty Thousand Dollars ($50,000);
(25)    pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that Brunswick may not charge-off through settlement, compromise or discharge more than Fifty Thousand Dollars ($50,000) of the outstanding principal balance of any loan that is ninety (90) or more days contractually past due without first discussing the decision with Mid Penn;
(26)    foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;
(27)    purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;
(28)    issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or
(29)    agree to do any of the foregoing.

6.2.Financial and Other Statements.
(a)    Promptly upon receipt thereof, Brunswick will furnish to Mid Penn copies of each annual, interim or special audit of the books of Brunswick and the Brunswick Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Brunswick by such auditors in connection with each annual, interim or special audit of the books of Brunswick and the Brunswick Subsidiaries made by such auditors.
(b)    Brunswick will furnish to Mid Penn copies of all documents, statements and reports as it or any Brunswick Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Promptly after approval thereof by its board of directors, but in no event later than thirty (30) days after the end of each month, Brunswick will deliver to Mid Penn a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.
(c)    Brunswick will advise Mid Penn promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of Brunswick or any of the Brunswick Subsidiaries, but nothing provided for herein shall require Brunswick to provide copies of such reports to Mid Penn to the extend such disclosure is legally prohibited.
(d)    With reasonable promptness, Brunswick will furnish to Mid Penn such additional financial data that Brunswick possesses and as Mid Penn may reasonably request, including without limitation, detailed monthly financial statements, loan reports and Brunswick Regulatory Reports.
6.3.Maintenance of Insurance.
Brunswick shall maintain, and cause each Brunswick Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.
6.4.Disclosure Supplements.
From time to time prior to the Effective Time, Brunswick will promptly supplement or amend the Brunswick Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Brunswick Disclosure Schedule or that is necessary to correct any information in such Brunswick Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Brunswick Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5.Consents and Approvals of Third Parties.
Brunswick shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.
6.6.Commercially Reasonable Efforts.
Subject to the terms and conditions herein provided, Brunswick agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Brunswick.
6.7.Failure to Fulfill Conditions.
In the event that Brunswick determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Mid Penn.
6.8.No Other Bids and Related Matters.
(1)From and after the date hereof until the termination of this Agreement, except as otherwise expressly permitted in this Agreement, Brunswick shall not, and shall not authorize, permit or cause any Brunswick Subsidiary or their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Brunswick Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Brunswick Acquisition Proposal; (ii) respond to any inquiry relating to a Brunswick Acquisition Proposal or a Brunswick Acquisition Transaction (except to notify a Person that has made a Brunswick Acquisition Proposal of the existence of the provisions of this Section 6.8); (iii) recommend or endorse a Brunswick Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Brunswick Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Mid Penn) any confidential or nonpublic information or data with respect to Brunswick or any Brunswick Subsidiary or otherwise relating to a Brunswick Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Brunswick is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Brunswick Acquisition Proposal or approve or resolve to approve any Brunswick Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Brunswick Acquisition Proposal. Any violation of the foregoing restrictions by Brunswick or any Brunswick Representative, whether or not such Brunswick Representative is so authorized and whether or not such Brunswick Representative is purporting to act on behalf of Brunswick or otherwise, shall be deemed to be a breach of this Agreement by Brunswick. Brunswick and each Brunswick Subsidiary shall, and shall cause each of the Brunswick Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Brunswick Acquisition Proposal. Brunswick shall notify Mid Penn immediately if any such discussions or negotiations are sought to be initiated with Brunswick by any Person other than Mid Penn or if any such requests for information, inquiries, proposals or communications are received from any Person other than Mid Penn.
For purposes of this Agreement, “Brunswick Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Brunswick Acquisition Transaction. For purposes of this Agreement, “Brunswick Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Brunswick or any Brunswick Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Brunswick or any Brunswick Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Brunswick and each Brunswick Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Brunswick or any Brunswick Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Brunswick or any Brunswick Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
(1)Notwithstanding Section 6.8(a), the Brunswick Board of Directors shall be permitted to engage in discussions or negotiations with any Person that makes an Acquisition Proposal if, but only if, (i) Brunswick has received a bona fide unsolicited written Brunswick Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the Brunswick Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Brunswick Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such Person, Brunswick gives Mid Penn written notice of the identity of such person and of Brunswick’s intention to furnish nonpublic information to, or enter into discussions with, such Person and (iv) prior to furnishing or affording access to any confidential or nonpublic information or data with respect to Brunswick or any of the Brunswick Subsidiaries or otherwise relating to a Brunswick Acquisition Proposal, Brunswick receives from such Person a confidentiality agreement with terms no less favorable to Brunswick than those contained in the Confidentiality Agreement (other than the public knowledge of the proposed terms of the Merger) and provides a copy of the same to Mid Penn. Brunswick shall promptly provide to Mid Penn any non-public information regarding Brunswick or any Brunswick Subsidiary provided to any other Person that was not previously provided to Mid Penn, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Brunswick Acquisition Transaction on terms that the Brunswick Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and financial advisor (i) would, if consummated, result in the acquisition of greater than 50 percent (50%), of the issued and outstanding shares of Brunswick Common Stock or all, or substantially all, of the assets of Brunswick and the Brunswick Subsidiaries on a consolidated basis; (ii) would result in a transaction that involves consideration to the holders of the shares of Brunswick Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Brunswick’s shareholders pursuant to this Agreement (taking into account all factors relating to such proposed transaction deemed relevant by Brunswick’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Mid Penn in response to such Acquisition Proposal); and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
(c)    Brunswick shall promptly (and in any event within two (2) calendar days) notify Mid Penn in writing of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.) Brunswick agrees that it shall keep Mid Penn informed, on a current basis, of the status and terms of any such Acquisition Proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)    Subject to Section 6.8(e), neither the Brunswick Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by this Agreement (including the Merger), the Brunswick Recommendation, or make any statement, filing or release, in connection with the Brunswick Shareholders’ Meeting or otherwise, inconsistent with the Brunswick Recommendation (it being understood that taking a neutral position or no position with respect to a Brunswick Acquisition Proposal shall be considered an adverse modification of the Brunswick Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Brunswick Acquisition Proposal; or (iii) enter into (or cause Brunswick or any Brunswick Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Brunswick Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section

6.8(b)) or (B) requiring Brunswick to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)    Notwithstanding Section 6.8(d) above, prior to the Brunswick Shareholders’ Meeting, the Brunswick Board of Directors may approve or recommend to the shareholders of Brunswick a Superior Proposal and withdraw, qualify or modify the Brunswick Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “Brunswick Subsequent Determination”) after the fifth (5th) Business Day following the receipt by Mid Penn of a notice (the “Notice of Superior Proposal”) from Brunswick advising Mid Penn that the Brunswick Board of Directors has decided that a bona fide unsolicited written Brunswick Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that Brunswick shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Brunswick proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Brunswick Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Brunswick’s shareholders under applicable law and (ii) at the end of such five (5) Business Day period (or two (2) Business Day period for a revised Superior Proposal), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn since its receipt of such Notice of Superior Proposal (provided, however, that Mid Penn shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Brunswick Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such Brunswick Acquisition Proposal constitutes a Superior Proposal.
(f)    Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit Brunswick or the Brunswick Board of Directors from complying with Brunswick’s obligations under Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or Item 1012(a) of Regulation M-A (as if such rules were applicable to Brunswick) with respect to an Acquisition Proposal or from making any legally required disclosure to the shareholders of Brunswick provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.9.Reserves and Merger-Related Costs.
Brunswick agrees to consult with Mid Penn with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Mid Penn and Brunswick shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Mid Penn shall reasonably request and which are consistent with GAAP and regulatory accounting principles, provided that no such actions need be committed to or effected until immediately prior to the Effective Time and until Mid Penn shall have irrevocably certified to Brunswick that all conditions set forth in Article IX to the obligation of Mid Penn to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.10.Board of Directors and Committee Meetings.
Brunswick shall provide or make available to Mid Penn (a) any Brunswick or Brunswick Subsidiary board or board committee package, including the agenda and any draft minutes, at the same time at which it makes a copy of such package available to the board of directors of Brunswick or such Brunswick Subsidiary or any committee thereof, and (b) the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee (including, but not limited to, the loan committee of Brunswick Bank) and (c) following the receipt of all required Regulatory Approvals to consummate the transactions described herein, permit representatives of Mid Penn to attend in person or telephonically (to the extent practicable), solely as an observer, any meeting of the board of directors of Brunswick or any Brunswick Subsidiary or the executive or loan committees thereof, except, in each case, to the extent exclusion (x) may be required for the board of directors to exercise its fiduciary duties under applicable law, or which relate to Mid Penn, this Agreement or the transactions contemplated by this Agreement, (y) may be required by applicable Bank Regulators or (z) may be required to protect attorney-client or other legal privilege. Minutes of meetings deliverable to Mid Penn pursuant to this Section 6.10 shall be delivered within fifteen (15) days after the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Effective Time, such minutes shall be provided prior to the Effective Time.
6.11.Affiliate Letters.
Brunswick shall deliver to Mid Penn, concurrently with the execution of this Agreement, the Brunswick Affiliate Letters.
6.12.Proxy Solicitor.
Brunswick shall retain a proxy solicitor in connection with the solicitation of Brunswick shareholder approval of this Agreement.
6.13.Approval of Bank Plan of Merger.
Brunswick shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Brunswick Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Brunswick Bank in accordance with applicable laws and regulations and no later than after completion of the Merger on the Effective Time.
6.14.Compliance with Section 409A.
Prior to the Effective Time, and to the extent any such Brunswick Benefit Plans are eligible for correction or amendment, Brunswick or a Brunswick Subsidiary shall take any and all actions necessary, pursuant to the IRS guidance under Notice 2008-113, Notice 2010-6 or Notice 2010-80, to ensure that each Brunswick Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code is in operational and documentary compliance with Section 409A of the Code as of the Effective Time. To the extent that Brunswick or a Brunswick Subsidiary has identified any potential failure of a nonqualified deferred compensation plan to comply with Section 409A of the Code, Brunswick will provide to Mid Penn: (a) notice regarding any such potential failure, (b) documentation regarding any such required correction prior to such correction, and (c) evidence such correction has been completed, including evidence that Brunswick or the Brunswick Subsidiary and any affected individual has satisfied or will satisfy the reporting requirements, as applicable.
6.15.Benefit Acknowledgement.
With respect to the individuals listed on Brunswick Disclosure Schedule 4.12(f), contemporaneously with the execution of this Agreement, Brunswick shall use commercially reasonable efforts to obtain from each individual a settlement agreement upon terms mutually agreeable to Brunswick, Mid Penn and such individual, setting forth the method in which his or her rights under any employment or change in control agreement with Brunswick will be settled. Brunswick shall, prior to the Effective Time, make the payments required under such settlement agreements.
ARTICLE VII
COVENANTS OF MID PENN
7.1.Conduct of Business.
(a)    Affirmative Covenants. From the date of this Agreement to the Effective Time or earlier termination of this Agreement, except with the written consent of Brunswick (which shall not be unreasonably withheld, conditioned or delayed) Mid Penn will, and it will cause each Mid Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.
(b)    Negative Covenants. Mid Penn agrees that from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Mid Penn Disclosure Schedule 7.1(b), (iii) consented to by Brunswick in writing in advance, or (iv) required by any Bank Regulator, Mid Penn will not, and it will cause each Mid Penn Subsidiary not to:
(1)    amend its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Brunswick Common Stock or that would materially impede Mid Penn’s ability to consummate the transactions contemplated by this Agreement;

(2)    take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law; or
(3)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
7.2.Maintenance of Insurance.
Mid Penn shall maintain, and cause each Mid Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.
7.3.Disclosure Supplements.
From time to time prior to the Effective Time, Mid Penn will promptly supplement or amend the Mid Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Mid Penn Disclosure Schedule or that is necessary to correct any information in such Mid Penn Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Mid Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
7.4.Consents and Approvals of Third Parties.
Mid Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.
7.5.Commercially Reasonable Efforts.
Subject to the terms and conditions herein provided, Mid Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Mid Penn.
7.6.Failure to Fulfill Conditions.
In the event that Mid Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Brunswick.

7.7.Affiliate Letters.
Mid Penn shall deliver to Brunswick, concurrently with the execution of this Agreement, the Mid Penn Affiliate Letters.
7.8.Post-Closing Governance.
On or prior to the Effective Time, Mid Penn shall take such actions as are necessary to cause the individual identified in Section 2.4(e) to be appointed to the board of directors of Mid Penn.
7.9.Employee Matters.
(a)    After the Closing Date, the Brunswick Benefit Plans may, at Mid Penn’s election and subject to the requirements of the Code and ERISA and the terms of the Brunswick Benefit Plans, continue to be maintained separately, consolidated, merged, frozen or terminated.
(b)    Employees of Brunswick or any Brunswick Subsidiary who become participants in a Mid Penn Benefit Plan shall, except with respect to any Mid Penn Excluded Benefit Plan, be given credit for service as an employee of Brunswick or Brunswick Bank or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of Brunswick or any Brunswick Subsidiary who become eligible to participate in a Mid Penn Excluded Benefit Plan within the meaning of ERISA Section 3(2) shall be treated as new employees (without any credit for service prior to the Closing Date) for all purposes under any such Mid Penn Excluded Benefit Plan.
(c)    This Agreement shall not be construed to limit the ability of Mid Penn or Mid Penn Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.
(d)    In the event of any termination of any Brunswick health plan or consolidation of any Brunswick health plan with any Mid Penn health plan, Mid Penn shall make available to employees of Brunswick or any Brunswick Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Mid Penn employees. Unless an employee of Brunswick or any Brunswick Subsidiary affirmatively terminates coverage under a Brunswick health plan prior to the time that such employee becomes eligible to participate in the Mid Penn health plan, no coverage of any of the employees of Brunswick or any Brunswick Subsidiary or their dependents shall terminate under any of the Brunswick health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Mid Penn and their dependents. In the event of a termination or consolidation of any Brunswick health plan, terminated Brunswick and Brunswick Subsidiary employees and qualified beneficiaries will have the right, if applicable, to continuation coverage under group health plans of Mid Penn in accordance with COBRA and/or other applicable law. With respect to any employee of Brunswick or any Brunswick Subsidiary, any coverage limitation under the Mid Penn health plan due to any pre-existing condition shall be waived by the Mid Penn health plan to the degree that such condition was covered by the Brunswick health plan and such condition would otherwise have been covered by the Mid Penn health plan in the absence of such coverage limitation. Mid Penn shall cause the applicable Mid Penn Benefit Plan to recognize any medical or other health expense incurred by an employee of Brunswick or any Brunswick Subsidiary in the plan year that includes the Closing Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.
(e)    In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any active employees of Brunswick or Brunswick Bank (other than employees of Brunswick or Brunswick Bank who are subject to employment, change of control or similar contracts) who were employees as of the date of this Agreement and immediately prior to the Effective Time (each such employee, a “Brunswick Continuing Employee”), or (ii) such Brunswick Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities, work location (it being understood that any work location that is located within thirty-five (35) miles of the Brunswick Continuing Employee’s work location as of the Closing Date shall be deemed “substantially comparable” for purposes of this Section 7.9 (e)) and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, two (2) weeks’ salary for each full year of continuous service with Brunswick, with a minimum severance benefit of four (4) weeks and a maximum severance benefit of twenty six (26) weeks; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Mid Penn or its successor; or (C) as otherwise agreed between Brunswick and Mid Penn; provided, however, that Mid Penn’s obligation to pay severance to any Brunswick Continuing Employee pursuant to the foregoing shall be expressly conditioned on the receipt by Mid Penn of a release in such form and substance as deemed acceptable by Mid Penn in its sole and absolute discretion. From and after the Effective Time, Mid Penn shall permit all Brunswick Continuing Employees whose employment is terminated as of the Effective Time to participate in Mid Penn’s outplacement services plan for employees of Mid Penn and Mid Penn Subsidiaries, which outplacement services shall be provided for a period of not less than six months following the termination of employment by an outplacement agency selected by Mid Penn.
(f)    To the extent permitted by applicable law, Brunswick shall take, or shall cause its Subsidiaries to take, all actions that may be requested by Mid Penn to cause the termination, amendment or freezing of any Brunswick Benefit Plan prior to the Effective Time. To the extent that Mid Penn has not requested Brunswick or its Subsidiaries to terminate, amend or freeze any Brunswick Benefit Plan, Mid Penn agrees to honor, or cause one of the Mid Penn Subsidiaries to honor, in accordance with their terms, all such Brunswick Benefit Plans, subject to any limitations imposed under applicable law or by any Regulatory Authority (other than tax laws); provided, however, that the foregoing shall not prevent Mid Penn or any of the Mid Penn Subsidiaries from amending or terminating any such Brunswick Benefit Plans in accordance with its terms and applicable law.
(g)    As soon as reasonably practicable following the date of this Agreement, Brunswick and Mid Penn shall cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of Brunswick or Mid Penn who will be offered a retention bonus prior to the Effective Time upon such terms and conditions as the Chief Executive Officers of Brunswick and Mid Penn shall mutually agree.
(h)    If requested by Mid Penn in writing at least thirty (30) days prior to the Effective Time, Brunswick shall cause any 401(k) plan sponsored or maintained by Brunswick or any Brunswick Subsidiary (each, a “Brunswick 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. If Mid Penn requests that the Brunswick 401(k) Plan be terminated, the Brunswick Continuing Employees shall be eligible to participate effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Mid Penn or one of its Subsidiaries (each, a “Mid Penn 401(k) Plan”). Brunswick and Mid Penn shall take any and all actions as may be required, including amendments to any Brunswick 401(k) Plan and/or Mid Penn 401(k) Plan, to permit the Brunswick Continuing Employees who are then actively employed to make eligible rollover contributions to the Mid Penn 401(k) Plan in the form of cash, in-kind benefits (if permitted by the Mid Penn 401(k) Plan), outstanding participant loans or a combination thereof.
(i)    The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Brunswick or Mid Penn Benefit Plan or other compensation or benefit plan or arrangement for any purpose.
7.10.Directors and Officers Indemnification and Insurance.
(a) Following the Effective Time, Mid Penn shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Brunswick or Brunswick Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Brunswick or a Brunswick Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Brunswick under New Jersey law and under Brunswick’s certificate of incorporation and bylaws. Mid Penn shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Brunswick under New Jersey law and under Brunswick’s certificate of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Mid Penn (but the failure so to notify Mid Penn shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Mid Penn) and shall deliver to Mid Penn the undertaking referred to in the previous sentence.
(b) In the event that either Mid Penn or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mid Penn shall assume the obligations set forth in this Section 7.10.
(c) Mid Penn shall maintain, or shall cause Mid Penn Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Brunswick (provided, that Mid Penn may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time, provided, however, that in no event shall Mid Penn be required to expend pursuant to this subsection more than two hundred percent (200%) of the annual cost currently expended by Brunswick with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mid Penn shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Brunswick agrees in order for Mid Penn to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.
(d) The obligations of Mid Penn provided under this Section 7.10 are intended to be enforceable against Mid Penn directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Mid Penn.
7.11.Stock Reserve.
Mid Penn agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.
7.12.Exchange Listing.
Prior to the Closing Date, Mid Penn will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Mid Penn Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Mid Penn Common Stock to be issued in the Merger.
7.13.Approval of Bank Plan of Merger.
Mid Penn shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Mid Penn Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Mid Penn Bank in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.
7.14.Proxy Solicitor.
Mid Penn may, in its sole discretion, retain a proxy solicitor in connection with the solicitation of Mid Penn shareholder approval of this Agreement.
ARTICLE VIII
ADDITIONAL AGREEMENTS
8.1.Shareholder Meetings.
(a)    Brunswick will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Brunswick Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Brunswick’s reasonable judgment, necessary or desirable, and (ii), except as otherwise permitted by Section 6.8(e), have its Board of Directors unanimously recommend approval of this Agreement to the Brunswick shareholders (the “Brunswick Recommendation”) and otherwise support the Merger.
(b)    Mid Penn will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Mid Penn Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Mid Penn’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Mid Penn shareholders (the “Mid Penn Recommendation”) and otherwise support the Merger.
8.2.Proxy Statement-Prospectus.
(a)    For the purposes of (i) registering Mid Penn Common Stock to be offered to holders of Brunswick Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the Brunswick Shareholders’ Meeting and the Mid Penn Shareholders’ Meeting, Mid Penn shall draft and prepare, and Brunswick shall cooperate in the preparation of, the Registration Statement, including a joint proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the Brunswick shareholders and the Mid Penn shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Mid Penn shall as promptly as practicable after the date hereof file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each of Mid Penn and Brunswick shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Brunswick and Mid Penn shall thereafter promptly mail the Proxy Statement-Prospectus to the Brunswick shareholders and the Mid Penn shareholders. Mid Penn shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Brunswick shall furnish all information concerning Brunswick and the holders of Brunswick Common Stock as may be reasonably requested in connection with any such action.
(b)    Brunswick shall provide Mid Penn with any information concerning itself that Mid Penn may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Mid Penn shall notify Brunswick promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Brunswick promptly copies of all correspondence between Mid Penn or any of its representatives and the SEC. Mid Penn shall give Brunswick and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Brunswick and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Mid Penn and Brunswick agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Brunswick Common Stock entitled to vote at the Brunswick Shareholders Meeting and to the holders of the Mid Penn Common Stock entitled to vote at the Mid Penn Shareholders Meeting at the earliest practicable time.
(c)    Brunswick and Mid Penn shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Brunswick shall cooperate with Mid Penn in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Mid Penn shall file an amended Registration Statement with the SEC, and Brunswick shall mail an amended Proxy Statement-Prospectus to the Brunswick shareholders and Mid Penn shall mail an amended Proxy Statement-Prospectus to the Mid Penn shareholders. If requested by Mid Penn, Brunswick shall obtain a “comfort” letter from its independent registered public accounting firm, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of the consummation of the Merger, with respect to certain financial information regarding Brunswick, in form and substance that is customary in transactions such as the Merger.
8.3.Regulatory Approvals.
Each of Brunswick and Mid Penn will cooperate with the other and use commercially reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. Brunswick and Mid Penn shall furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Brunswick or Mid Penn to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Brunswick shall have the right to review and approve in advance all characterizations of the information relating to Brunswick and any Brunswick Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Mid Penn shall give Brunswick and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Brunswick and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Mid Penn shall notify Brunswick promptly of the receipt of any comments of any Bank Regulator with respect to such filings. Each of Brunswick and Mid Penn will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.
8.4.Current Information.
(a)    During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Mid Penn Subsidiaries or Brunswick Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Mid Penn Subsidiary or Brunswick Subsidiary, as applicable. Without limiting the foregoing, senior officers of Mid Penn and Brunswick shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of Brunswick and the Brunswick Subsidiaries and of Mid Penn and the Mid Penn Subsidiaries, in accordance with applicable law, and Brunswick shall give due consideration to Mid Penn’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Mid Penn nor any Mid Penn Subsidiary shall, under any circumstance, be permitted to exercise control of Brunswick or any Brunswick Subsidiary prior to the Effective Time, provided, however, neither Mid Penn nor Brunswick shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel, or violate any regulatory confidentiality requirements.
(b)    Brunswick Bank shall provide Mid Penn Bank, within fifteen (15) business days after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, Brunswick Bank shall provide Mid Penn Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c)    Each of Mid Penn and Brunswick shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any Brunswick Subsidiary or any Mid Penn Subsidiary, as applicable, under any labor or employment law.
8.5.Dividends.
[RESERVED]
8.6.Access; Confidentiality.
(a)    From the date of this Agreement through the Effective Time, Brunswick shall, and shall cause each Brunswick Subsidiary to, afford to Mid Penn and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Brunswick and each Brunswick Subsidiary will furnish Mid Penn and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Mid Penn or its representatives shall from time to time reasonably request.
(b)    Mid Penn agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Brunswick and the Brunswick Subsidiaries.
(c)    In addition, Brunswick shall provide Mid Penn: (i) a weekly loan pipeline report; and (ii) appropriate information, as requested, regarding matters relating to problem loans, loan restructurings and loan workouts of Brunswick and any Brunswick Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant Mid Penn or any Mid Penn employee any final decision-making authority with respect to such matters.
(d)    Prior to the Effective Time, Mid Penn shall hold in confidence all confidential information of Brunswick on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Mid Penn will continue to comply with the terms of such Confidentiality Agreement.
ARTICLE IX
CLOSING CONDITIONS
9.1.Conditions to Each Party’s Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)    Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Brunswick and by the requisite vote of the shareholders of Mid Penn.
(b)    Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
(c)    Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either Brunswick or Mid Penn, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Brunswick, Brunswick Bank, Mid Penn Bank, and Mid Penn or materially impair the value of Brunswick or Brunswick Bank to Mid Penn or of Mid Penn and Mid Penn Bank to Brunswick.
(d)    Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Mid Penn Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.
(e)    Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Mid Penn shall have received an opinion of Pillar Aught LLC, and Brunswick shall have received an opinion of Windels Marx Lane & Mittendorf, LLP, each reasonably acceptable in form and substance to Mid Penn and Brunswick, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Mid Penn and Brunswick and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the Brunswick shareholders and the Mid Penn Shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).
(f)    Listing of Mid Penn Common Stock. The shares of Mid Penn Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

9.2.Conditions to the Obligations of Mid Penn under this Agreement.
The obligations of Mid Penn under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:
(a)    Representations and Warranties. (i) Each of the representations and warranties of Brunswick (other than in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by Brunswick pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Brunswick, (ii) each of the representations and warranties of Brunswick set forth in Section 4.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Brunswick set forth in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).
(b)    Agreements and Covenants. Brunswick shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.
(c)    Permits, Authorizations, Etc. Brunswick shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.
(d)    No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Brunswick.
(e)    Officer’s Certificate. Brunswick shall have delivered to Mid Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.2 have been satisfied.
(f)    Brunswick Bank Allowance for Credit Losses. Brunswick Bank’s general allowance for credit losses shall be an amount not less than one percent (1%) of total loans and leases outstanding. The parties agree that all of Brunswick Bank’s loans made pursuant to the Paycheck Protection Program shall be excluded from “total loans” for purposes of Brunswick Bank’s allowance for credit losses.
9.3.Conditions to the Obligations of Brunswick under this Agreement.
The obligations of Brunswick under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:
(a)    Representations and Warranties. (i) Each of the representations and warranties of Mid Penn (other than in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.1(d), 5.2, 5.3 and 5.7) set forth in this Agreement or in any certificate or agreement delivered by Mid Penn pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mid Penn, (ii) each of the representations and warranties of Mid Penn set forth in Section 5.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Mid Penn set forth in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.1(d), 5.3 and 5.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).
(b)    Agreements and Covenants. Mid Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.
(c)    Permits, Authorizations, Etc. Mid Penn shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.
(d)    No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mid Penn or Mid Penn Bank.
(e)    Payment of Merger Consideration. Mid Penn shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Brunswick with a certificate evidencing such delivery.

(f)    Officer’s Certificate. Mid Penn shall have delivered to Brunswick a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
10.1.Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Brunswick and Mid Penn:
(a)    at any time by the mutual written agreement of Mid Penn and Brunswick;
(b)    by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by Brunswick) or Section 9.3(a) (in the case of a breach of a representation or warranty by Mid Penn);
(c)    by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by Brunswick) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Mid Penn);
(d)    by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mid Penn and Brunswick; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(e)    by either party if (i) the shareholders of Brunswick fail to approve the transactions contemplated by this Agreement at the Brunswick Shareholders’ Meeting called for that purpose;

or (ii) the shareholders of Mid Penn fail to approve the transactions contemplated by this Agreement at the Mid Penn Shareholders’ Meeting called for that purpose;
(f)    by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
(g)    by the Board of Directors of Mid Penn if Brunswick has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Brunswick Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in a manner adverse to Mid Penn, or has otherwise made a determination to accept such Superior Proposal; or
(h)    by the Board of Directors of Brunswick if Brunswick has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Brunswick Board of Directors has made a determination to accept such Superior Proposal.
10.2.Effect of Termination.
(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.4, 11.5, 11.7, 11.10, 11.11, 11.12 (related to jurisdiction) and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(1)    Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(2)    In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.
(3)    In the event that this Agreement is terminated by Mid Penn pursuant to Section 10.1(g), or by Brunswick pursuant to Section 10.1(h), Brunswick shall pay to Mid Penn the Mid Penn Termination Fee within five (5) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.
(4) In the event that Brunswick enters into a definitive agreement relating to a Brunswick Acquisition Proposal or consummates a Brunswick Acquisition Proposal within twelve (12) months after the termination of this Agreement (i) by Mid Penn pursuant to Sections 10.1(b) or 10.1(c) because of a willful breach by Brunswick; or (ii) by Mid Penn or Brunswick pursuant to Section 10.1(e)(i) following failure of the shareholders of Brunswick to approve the transactions contemplated by this Agreement and, in the case of (ii): (y) Brunswick has breached the provisions of Section 6.8, or (z) a third party has publicly proposed or announced an Acquisition Proposal prior to the Brunswick Shareholders’ Meeting, Brunswick shall pay to Mid Penn the Mid Penn Termination Fee within two (2) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.
(c) For purposes of this Agreement, the “Mid Penn Termination Fee” shall mean Two Million Fifty Thousand Dollars ($2,050,000).
(d) The right to receive payment of the Mid Penn Termination Fee under Sections 10.2(b)(3) and 10.2(b)(4) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under these Sections, and shall constitute liquidated damages and not a penalty.
10.3.Amendment, Extension and Waiver.
Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Brunswick and Mid Penn), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Brunswick and Mid Penn, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to Brunswick’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI
MISCELLANEOUS
11.1.Confidentiality.
Except as specifically set forth herein, Mid Penn and Brunswick mutually agree to be bound by the terms of the confidentiality agreement dated July 26, 2022 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.
11.2.Public Announcements.
Brunswick and Mid Penn shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Brunswick nor Mid Penn shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto, provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law.
11.3.Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(e), Article III, Section 7.8, Section 7.9, Section 7.10, Section 7.11, and Section 7.15.
11.4.Confidential Supervisory Information.
Notwithstanding any other provision of this Agreement, no party shall be required to make any disclosure or furnish access to any information (whether pursuant to a representation or warranty or otherwise) that would involve the disclosure of confidential supervisory information (as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose pursuant to this Section 11.4 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.

11.5.Expenses.
Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Mid Penn, the registration fee to be paid to the SEC in connection with the Registration Statement.
11.6.Notices.
All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

If to Mid Penn, to:	Rory G. Ritrievi
President and Chief Executive Officer
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110

With required copies	Kenneth J. Rollins, Esq.
(which shall not constitute notice) to:	Pillar+Aught
4201 E. Park Circle
Harrisburg, Pennsylvania 17111
Fax: (717) 686-9862

If to Brunswick, to:	Nicholas A. Frungillo Jr.
President and Chief Executive Officer
Brunswick Bancorp
439 Livingston Avenue
New Brunswick, NJ 08901

With required copies	Robert A. Schwartz, Esq.
(which shall not constitute notice) to:	Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza
New Brunswick, NJ 08901
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier and requesting next Business Day delivery.

11.7.Parties in Interest.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.10(d) and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
11.8.Complete Agreement.
This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.
11.9.Counterparts.
This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
11.10.Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
11.11.Governing Law.
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.
11.12.Interpretation.
When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. A disclosure set forth in any Mid Penn Disclosure Schedule shall be deemed to be a disclosure under all Mid Penn Disclosure Schedules, and a disclosure in any Brunswick Disclosure Schedule shall be deemed to be a disclosure under all Brunswick Disclosure Schedules.
11.13.Specific Performance; Jurisdiction.
The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.
11.14.Waiver of Trial by Jury.
The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

11.15.Delivery by Facsimile or Electronic Transmission.
This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
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IN WITNESS WHEREOF, Mid Penn and Brunswick have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

BRUNSWICK BANCORP

By:	/s/ Nicholas A. Frungillo
Name: Nicholas A. Frungillo
Title: President & Chief Executive Officer

EXHIBIT A
December 20, 2022
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, Pennsylvania 17110
Ladies and Gentlemen:
Mid Penn Bancorp, Inc. (“Mid Penn”) and Brunswick Bancorp (“Brunswick”) desire to enter into, concurrently with the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Brunswick will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
Mid Penn has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 6.11 of the Merger Agreement, the undersigned shareholder of Brunswick, being either a director, executive officer or any Person owning 10% or more of the outstanding shares of Brunswick Common Stock as of the date hereof, execute and deliver to Mid Penn this Agreement.
The undersigned, in order to induce Mid Penn to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of Brunswick):
(a)represents and warrants to Mid Penn that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) and, directly or indirectly, controls the right to vote and dispose of such shares, all of the shares of Brunswick Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of Brunswick Common Stock pursuant to paragraph (d) below, the “Shares” (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary)) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of Brunswick Common Stock other than the Original Shares and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;
(b)agrees to (i) be present (in person or by proxy) at all Brunswick Shareholders’ Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Brunswick Board of Directors), and (B) against (x) any Brunswick Acquisition Proposal, including a Superior Proposal, (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Brunswick under the Merger Agreement or of the undersigned under this Agreement and (z) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or Brunswick’s conditions under the Merger Agreement;

(c)agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than (A) to any immediate family member of the undersigned, (B) to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death, (C) to Brunswick in connection with the vesting, settlement or exercise of Brunswick equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Brunswick equity awards, the exercise price thereon, (D) as is otherwise permitted by Mid Penn in its sole discretion, (E) Transfers by will or operation of law, in which case this Agreement shall bind the transferee or (F) Transfers to any other shareholder of Brunswick who has executed a copy of this Agreement on the date hereof; provided that, as a precondition to that in the case of the foregoing clauses (A), B), (D) and (F), the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Mid Penn and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and
(d)agrees that all shares of Brunswick Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement; provided however, that such purchases by the undersigned shall not constitute Shares if the undersigned does not, directly or indirectly, control the right to vote and dispose of such shares.
It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Brunswick Common Stock and is not in any way intended to affect the exercise or omission by the undersigned of the undersigned’s responsibilities as a director or officer of Brunswick. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise or omission, including under the Merger Agreement, by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Brunswick Common Stock held or controlled by the undersigned as of the date hereof. No such actions or omissions in furtherance of the undersigned’s responsibilities as a director or officer shall be deemed a breach of this Agreement.
The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the Brunswick Shareholders’ Meeting (including any adjournment or postponement thereof), (ii) the date on which the Merger Agreement is terminated in accordance with its terms, (iii) the date on which the Merger Agreement is amended in a manner which would alter or amend the amount or kind of consideration to be issued to holders of Brunswick Common Stock as Merger Consideration and (iv) the Termination Date set forth in the Merger Agreement as of the date hereof.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
This Agreement shall inure to the benefit of Mid Penn, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other except as set forth in paragraph (c) above. This Agreement shall survive the death or incapacity of the undersigned.
If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, Mid Penn shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Mid Penn for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.
Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mid Penn by signing and returning to Mid Penn a counterpart hereof.

Very truly yours,

Name:

Number of Shares:

Accepted as of this ____ day of ______________, 2022:

MID PENN BANCORP, INC.

By:
Name:	Rory G. Ritrievi
Title:	President & CEO

EXHIBIT B
December 20, 2022
Brunswick Bancorp
439 Livingston Avenue
New Brunswick, NJ 08901
Ladies and Gentlemen:
Mid Penn Bancorp, Inc. (“Mid Penn”) and Brunswick Bancorp (“Brunswick”) desire to enter into, concurrently with the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Brunswick will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
Brunswick has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 7.7 of the Merger Agreement, the undersigned shareholder of Mid Penn, being either a director or executive officer as of the date hereof, execute and deliver to Brunswick this Agreement.
The undersigned, in order to induce Brunswick to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of Mid Penn):
(a)represents and warrants to Brunswick that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) and, directly or indirectly, controls the right to vote and dispose of such shares, all of the shares of Mid Penn Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of Mid Penn Common Stock pursuant to paragraph (d) below, the “Shares” (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary)) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of Mid Penn Common Stock other than the Original Shares and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;
(b)agrees to (i) be present (in person or by proxy) at all Mid Penn Shareholders’ Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Mid Penn Board of Directors), and (B) against (x) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Mid Penn under the Merger Agreement or of the undersigned under this Agreement and (y) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or Brunswick’s conditions under the Merger Agreement;
(c)agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than (A) to any immediate family member of the undersigned, (B) to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death, (C) to Mid Penn in connection with the vesting, settlement or exercise of Mid Penn equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Mid Penn equity awards, the exercise price thereon, (D) as is otherwise permitted by Brunswick in its sole discretion, (E) Transfers by will or operation of law, in which case this Agreement shall bind the transferee or (F) Transfers to any other shareholder of Mid Penn who has executed a copy of this Agreement on the date hereof; provided that, as a precondition to that in the case of the foregoing clauses (A), (B), (D) and (F), the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Brunswick and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and
(d)agrees that all shares of Mid Penn Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement; provided however, that such purchases by the undersigned shall not constitute Shares if the undersigned does not, directly or indirectly, control the right to vote and dispose of such shares.
It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Mid Penn Common Stock and is not in any way intended to affect the exercise or omission by the undersigned of the undersigned’s responsibilities as a director or officer of Mid Penn. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise or omission, including under the Merger Agreement, by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Mid Penn Common Stock held or controlled by the undersigned as of the date hereof. No such actions or omissions in furtherance of the undersigned’s responsibilities as a director or officer shall be deemed a breach of this Agreement.
The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the Mid Penn Shareholders’ Meeting (including any adjournment or postponement thereof), (ii) the date on which the Merger Agreement is terminated in accordance with its terms, (iii) the date on which the Merger Agreement is amended in a manner which would alter or amend the amount or kind of consideration to be issued to holders of Brunswick Common Stock as Merger Consideration and (iv) the Termination Date set forth in the Merger Agreement as of the date hereof.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
This Agreement shall inure to the benefit of Brunswick, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other except as set forth in paragraph (c) above. This Agreement shall survive the death or incapacity of the undersigned.
If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
The undersigned agrees that, in the event of his or her breach of this Agreement, Brunswick shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Brunswick for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Brunswick by signing and returning to Brunswick a counterpart hereof.

Very truly yours,

By:
Name:

Number of Shares:

Accepted as of this 20th day of December, 2022:

BRUNSWICK BANCORP

By:
Name:	Nicholas A. Frungillo
Title:	President & CEO

EXHIBIT C
BANK PLAN OF MERGER
THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of [●], 2022, is by and between MID PENN BANK, a Pennsylvania bank and trust company (“MP Bank”), and BRUNSWICK BANK AND TRUST COMPANY, a New Jersey bank and trust company (“Brunswick Bank”).
BACKGROUND
1. MP Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”). MP Bank’s principal office is located at 349 Union Street, Millersburg (Dauphin County), PA 17061, and having branch offices at the locations set forth on Schedule I. The authorized capital stock of MP Bank consists of 10,000,000 shares of common stock, par value $1.00 per share (the “MP Capital Stock”), of which at the date hereof 150,000 shares are issued and outstanding.
2. Brunswick Bank is a New Jersey bank and trust company and a wholly-owned subsidiary of Brunswick Bancorp, a New Jersey corporation (“Brunswick”). Brunswick Bank’s principal office is located at 439 Lexington Avenue, New Brunswick (Middlesex County), NJ 08901, and having branch offices at the locations set forth on Schedule II. The authorized capital stock of Brunswick Bank consists of [●] shares of common stock, par value $[●] per share (the “Brunswick Bank Common Stock”), of which at the date hereof [●] shares are issued and outstanding.
3. The respective Boards of Directors of MP Bank and Brunswick Bank deem the merger of Brunswick Bank with and into MP Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.
4. The respective Boards of Directors of MP Bank and Brunswick Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Mid Penn and Brunswick have adopted resolutions approving an Agreement and Plan of Merger of even date herewith (the “Holding Company Merger Agreement”) between Mid Penn and Brunswick, providing for the merger of Brunswick with and into Mid Penn (the “Holding Company Merger”) and pursuant to which this Plan of Merger is being executed by MP Bank and Brunswick Bank.
AGREEMENT
In consideration of the premises and of the mutual covenants and agreements herein contained, MP Bank and Brunswick Bank, intending to be legally bound hereby, agree:
ARTICLE I
MERGER; BUSINESS
1.1    Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof), Brunswick Bank shall merge with and into MP Bank; the separate existence of Brunswick Bank shall cease and MP Bank shall be the surviving bank under the name and title “Mid Penn Bank” (such transaction referred to herein as the “Bank Merger” and MP Bank, as the surviving bank in the Bank Merger, referred to herein as the “Surviving Bank”).
1.2    Business. The business of the Surviving Bank shall be conducted at the main office of MP Bank, and shall be located at 349 Union Street, Millersburg, Pennsylvania 17061, and its legally established branches, which shall include the main office and all of the branch offices of Brunswick Bank. The branch offices at the locations set forth on Schedule I and Schedule II hereto shall be continued as branch offices of the Surviving Bank.

ARTICLE II
ARTICLES OF INCORPORATION AND BY-LAWS
On and after the Effective Date of the Bank Merger, the articles of incorporation and by-laws of MP Bank shall continue to be the articles of incorporation and bylaws of the Surviving Bank.
ARTICLE III
BOARD OF DIRECTORS AND OFFICERS
3.1    Board of Directors. Effective as of the Effective Date, the Board of Directors of the Surviving Bank shall consist of the existing directors of MP Bank, each to hold office until his or her successor is elected and qualified in accordance with applicable law and the Articles of Incorporation and Bylaws of the Surviving Bank.
3.2    Officers. On and after the Effective Date of the Bank Merger, the officers of MP Bank duly appointed and holding office immediately prior to such Effective Date shall be the officers of MP Bank, as the Surviving Bank in the Bank Merger.
ARTICLE IV
CONVERSION OF SHARES
4.1    Stock of MP Bank. Each share of MP Capital Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of capital stock of the Surviving Bank.
4.2    Stock of Brunswick Bank. Each share of Brunswick Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefor.
ARTICLE V
EFFECTIVE DATE OF THE MERGER
The Bank Merger shall be effective on the date on which articles of merger executed by Brunswick Bank and MP Bank are filed with the Pennsylvania Department of State and the Department of Banking and Insurance of New Jersey, unless a later date is specified in such articles of merger (the “Effective Date”).
ARTICLE VI
EFFECT OF THE MERGER
On the Effective Date, the separate existence of Brunswick Bank shall cease, the principal and branch offices of Brunswick Bank shall become authorized branch offices of the Surviving Bank and all of the property (real, personal and mixed), rights, powers, duties and obligations of MP Bank and Brunswick Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations. At the Effective Time, the amount of capital stock of the Surviving Bank shall be $[●], divided into 150,000 shares of common stock, each of $1 par value, and at the Effective Time the Surviving Bank shall have a surplus of $[●].
ARTICLE VII
CONDITIONS PRECEDENT
The obligations of MP Bank and Brunswick Bank to effect the Bank Merger shall be subject to (i) the approval of this Plan of Merger by Brunswick and Mid Penn in their capacities as the sole shareholder of Brunswick Bank and MP Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of Brunswick Bank and the branch offices of Brunswick Bank as offices of the Surviving Bank and (iv) the completion of the transactions contemplated by the Holding Company Merger Agreement on or before the Effective Date.

ARTICLE VIII
TERMINATION
This Plan of Merger shall terminate upon any termination of the Holding Company Merger Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.
ARTICLE IX
AMENDMENT
Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Holding Company Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.
ARTICLE X
MISCELLANEOUS
10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.
10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Holding Company Merger Agreement.
10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.
10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.
10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

Signature Page Follows

IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:		MID PENN BANK

By:
Elizabeth Martin, Secretary			Rory G. Ritrievi, President & CEO
(SEAL)

ATTEST:		BRUNSWICK BANK AND TRUST COMPANY

By:
[●]	, Secretary		Nicholas A. Frungillo, President & CEO
(SEAL)

Schedule I
•349 Union Street, Millersburg, PA 17061
•545 E. Grand Avenue, Tower City, PA 17980
•4509 Derry Street, Harrisburg, PA 17111
•1001 Peters Mountain Road, Dauphin, PA 17018
•4622 Carlisle Pike, Mechanicsburg, PA 17050
•550 Main Street, Lykens, PA 17048
•2615 N. Front Street, Harrisburg, PA 17110
•17 North 2nd Street, Harrisburg, PA 17101
•51 South Front Street, Steelton, PA 17113
•1100 Spring Garden Drive, Middletown, PA 17057
•4642 State Route 209, Elizabethville, PA 17023
•2148 Market Street, Camp Hill, PA 17011
•2305 South Market Street, Elizabethtown, PA 17022
•437 Pa 901, Minersville, PA 17954
•504 South Lehigh Avenue, Frackville, PA 17931
•29 Main Street, Tremont, PA 17981
•641 State Route 93, Conyngham, PA 18219
•5288 Simpson Ferry Road, Mechanicsburg, PA 17050
•1817 Oregon Pike, Lancaster, PA 17601
•150 Pittsburgh Street, Scottdale, PA 15683
•125 South Arch Street, Connellsville, PA 15425
•Route 819 South, Mount Pleasant, PA 15666
•3663 Peters Mountain Road, Halifax, PA 17032
•104 Pheasant Run, Newtown, PA 18940
•10 Sentry Parkway, Suite 100, Blue Bell, PA 19422
•1310 Broadcasting Road, Wyomissing, PA 19610
•3101 Shillington Road, Sinking Spring, PA 19608
•4200 N. 5th Street Highway, Temple, PA 19560
•237 E. Gay Street, West Chester, PA 19380
•5049 Jonestown Road, Harrisburg, PA 17112
•1215 N. Church Street, Hazle Township, PA 18202
•9585 William Penn Highway, Huntingdon, PA 16652
•500 South State Road, Marysville, PA 17053
•West Market and 22nd Streets, Pottsville, PA 17901
•Pottsville Park Plaza, Pottsville, PA 17901
•100 Hollywood Boulevard, Orwigsburg, PA 17961
•204 Bridge Street, Clearfield, PA 16830
•19 Irwin Drive Extension, Philipsburg, PA 16866
•407 Walnut Street, Curwensville, PA 16833
•91 Beaver Drive, Du Bois, PA 15801
•57 S. Sillyman Street, Cressona, PA 17929
•2638 Woodglen Road, Pottsville, PA 17901
•2287 Curryville Road, P.O. Box 270, Martinsburg, PA 16662
•480 Norristown Road, Blue Bell, PA 19422
•3900 Hamilton Boulevard, Allentown, PA 18103

Schedule II
•439 Livingston Avenue, New Brunswick, NJ 08901
•444 West Main Street, Freehold Township, NJ
•249 Applegarth Road, Monroe, NJ 08831
•527 Ridge Road, South Brunswick, NJ 08852
•1060 Aaron Road, North Brunswick, NJ 08902

EXHIBIT D
Merger Consideration Adjustment
If Brunswick’s Consolidated Shareholders’ Equity as of the Measuring Date is less than the Minimum Brunswick Consolidated Shareholders’ Equity, the Cash Consideration and Exchange Ratio shall automatically be adjusted as follows:
Cash Consideration (adjusted)
Cash Consideration (adjusted) = Adjusted Deal Value divided by Two Million Eight Hundred Forty Thousand Nine Hundred Seventy-Four (2,840,974) (rounded to the nearest hundredth).
Exchange Ratio (adjusted)
Exchange Ratio (adjusted) = Cash Consideration (adjusted) divided by Thirty and 10/100 Dollars ($30.10) (rounded to the nearest ten thousandth).
Definitions
For purposes of this Exhibit D, the following terms shall have the following meanings:
“Adjusted Deal Value” shall mean Fifty-One Million One Hundred Thirty-Seven Thousand Five Hundred Thirty Two Dollars ($51,137,532) minus the Consolidated Shareholders’ Equity Shortfall.
“Consolidated Shareholders’ Equity Shortfall” shall mean the Minimum Brunswick Consolidated Shareholders’ Equity minus Consolidated Shareholders’ Equity as of the Measuring Date.
“Measuring Date” shall mean the date reflected in the following table:

Day on which last condition set forth in Article IX is satisfied or waived	Measuring Date
April 1 2023 to April 15, 2023	March 31, 2023
April 16, 2023 to May 15, 2023	April 30, 2023
May 16, 2023 to June 15, 2023	May 31, 2023
On or after June 16, 2023	June 30, 2023
“Minimum Brunswick Consolidated Shareholders’ Equity” shall mean the amount reflected in the following table:

Measuring Date	Minimum Brunswick Consolidated Shareholders’ Equity
March 31, 2023	$43,600,000
April 30, 2023	$43,900,000
May 31, 2023	$44,200,000
June 30, 2023	$44,500,000

Example
The following example illustrates the application of the foregoing formula.
Assuming that the last condition to close occurs on or after June 16, 2023 and Brunswick’s Consolidated Shareholders’ Equity as of June 30, 2023 is Forty-Three Million Five Hundred Thousand Dollars ($43,500,000), the Cash Consideration would be adjusted from Eighteen Dollars ($18.00) per share to Seventeen and 65/100 Dollars ($17.65) per share and the Exchange Ratio would be adjusted from 0.5980 to 0.5864, demonstrated as follows:

Consolidated Shareholder’s Equity Shortfall	$1,000,000 ($44,500,000 - $43,500,000)
Adjusted Deal Value	$50,137,532 ($51,137,532 - $1,000,000)
Cash Consideration (adjusted)	$17.65 ($50,137,532/2,840,974)
Exchange Ratio (adjusted)	0.5864 ($17.65/$30.10)

Annex B
THE HIGHEST STANDARD OF SUCCESS IN FINANCIAL RELATIONSHIPS

December 20, 2022
PERSONAL AND CONFIDENTIAL
Board of Directors
Brunswick Bancorp
439 Livingston Avenue
New Brunswick, NJ 08901
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (“Brunswick Stock”) of Brunswick Bancorp (“Brunswick”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger dated December 20, 2022 (the “Agreement”), by and among Mid Penn Bancorp, Inc. (“MPB”), Mid Penn Bank, a federally-chartered national banking association and wholly-owned subsidiary of MPB (“Mid Penn Bank”), Brunswick and Brunswick Bank and Trust Company, a New Jersey-chartered bank and wholly-owned subsidiary of Brunswick (“Brunswick Bank”). The Agreement provides for the merger of Brunswick with and into MPB with MPB as the surviving entity (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The terms of the Merger are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.
Subject to the provisions of the Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Brunswick’s Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder, either (i) a cash payment, without interest, in an amount equal to $18.00 (subject to adjustment as provided in section 3.1(j) of the Agreement) (the “Cash Consideration”); or (ii) 0.5980 (subject to adjustment as provided in section 3.1(j) of the Agreement) (the “Exchange Ratio”) of a share of MPB Common Stock (the “Stock Consideration”), subject to fifty percent (50%) of the aggregate Merger Consideration to be paid to holders of Brunswick Common Stock will be paid with Mid Penn Common Stock. The Cash Consideration and Stock Consideration as set forth in section 3.1 of the Agreement are collectively referred to as the “Merger Consideration.”
Janney Montgomery Scott LLC ("Janney", “we” or “our”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. This opinion has been reviewed and approved by Janney’s Fairness Committee. Janney has not provided any other investment banking services to or received compensation from Brunswick or MPB during the prior two years preceding the date hereof. Certain employees of Janney were employed by another investment bank that received compensation from Brunswick for financial advisory services within the past two years. However, in the ordinary course of our business as a broker-dealer, we may purchase securities

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from and sell securities to Brunswick, MPB and their respective affiliates for our own account and for the accounts of our customers.
We have acted as Brunswick’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive compensation from Brunswick for rendering this opinion, of which we became entitled to receive upon delivery of this opinion and which will be credited in full towards the advisory fee, which will become payable to Janney upon consummation of the Merger. The portion of our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. Brunswick has agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement and to reimburse us for certain out-of-pocket expenses incurred in connection with our engagement.
During the course of our engagement and for the purposes of our analyses and the opinion set forth herein, we have reviewed and considered, among other things:
(i)a draft of the Agreement, dated December 19, 2022;
(ii)Certain publicly available financial statements and other historical financial information of MPB, both audited and unaudited, that we deemed relevant, including reports filed by MPB with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation and the Federal Reserve Board;
(iii)Certain publicly available financial statements and other historical financial information of Brunswick and its banking subsidiary Brunswick Bank, both audited and unaudited, that we deemed relevant, including reports filed by Brunswick with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation and the Federal Reserve Board;
(iv)Certain internal financial projections for Brunswick for the years ending December 31, 2022 through December 31, 2024, as provided by the senior management of Brunswick, as well as an estimated long-term net income growth rate for the years ending December 31, 2025 through December 31, 2028
(v)Research analyst estimates for MPB for the years ending December 31, 2022 through December 31, 2024, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2025 through December 31, 2028;
(vi)The pro forma financial impact of the Merger on MPB based on certain assumptions related to transaction expenses, cost savings, and purchase accounting adjustments, as provided by senior management and representatives of MPB;
(vii)The publicly reported price, valuation and historical trading activity for Brunswick common stock and MPB common stock and certain stock indices, as well as similar publicly available information for certain other publicly traded companies;
(viii)A comparison of certain market and financial information for Brunswick and MPB with similar financial institutions for which information is publicly available;

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(ix)The financial terms of certain recent business combinations in the bank and thrift industry on a nationwide and a regional basis, to the extent publicly available;
(x)And, such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.
We also discussed with certain members of the senior management of Brunswick and its representatives the business, financial condition, results of operations and prospects of Brunswick and held similar discussions with certain members of the senior management of MPB and its representatives regarding the business, financial condition, results of operations and prospects of MPB. We have taken into account our assessment of general economic, market and financial conditions, our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.
In arriving at our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Brunswick and MPB and in the discussions with Brunswick’s and MPB’s respective management teams. We have not independently verified the accuracy or completeness of any such information. We have further relied upon the assurances of the management of Brunswick that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of our analyses and this opinion, we have assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Brunswick and MPB (as the case may be) as to the expected future results of operations and financial condition of Brunswick and MPB and the other matters covered thereby. We have also assumed that the financial estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of Brunswick and MPB and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Brunswick or MPB or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Brunswick or MPB nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.
We have assumed that the proposed Merger will be consummated in accordance with the terms set forth in the Agreement, without any modification, amendment or waiver of any terms that would be material to our analyses. We have assumed that the proposed Merger is, and will be, in compliance with all laws and regulations that are applicable to Brunswick and MPB. In rendering this opinion, we have been advised by both Brunswick and MPB that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Merger. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory or other third party

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approvals or consents in connection with the proposed Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on Brunswick, MPB or the contemplated benefits of the proposed Merger, including without limitation, the cost savings expected by Brunswick and MPB to result from the proposed Merger.
Our opinion is based solely upon the information available to us and the financial, economic, market and other circumstances as they exist and can be evaluated as of the date hereof. Events occurring and information that comes to our attention after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm, revise, update or withdraw this opinion or otherwise comment upon any events occurring or information that comes to our attention after the date hereof. We express no opinion as to the trading value of MPB Common Stock or Brunswick Common Stock at any time or what the value of MPB Common Stock will be once it is actually received by the holders of Brunswick Common Stock. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, tax or other similar professional advice. We have assumed that Brunswick has or will obtain such advice or opinions from the appropriate professional sources.
Our opinion is directed to the Board of Directors of Brunswick in its evaluation of the Agreement and the proposed Merger. Our opinion addresses solely the fairness, from a financial point of view, to the holders of Brunswick Stock of the Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. Our opinion does not address the merits of the underlying decision by Brunswick to engage in the proposed Merger and does not constitute a recommendation to the Board of Directors of Brunswick with respect to the Merger or any holder of Brunswick Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. We do not express any opinion with respect to the amount or nature of any compensation to be received in the proposed Merger by any officer, director, or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with Janney’s prior written consent which shall not be unreasonably withheld.
Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Brunswick Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Sincerely,

Janney Montgomery Scott LLC

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Annex C

December 20, 2022
Board of Directors
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
Ladies and Gentlemen:
Mid Penn Bancorp (“Mid Penn”) and Brunswick Bancorp (“Brunswick”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Brunswick will merge with and into Mid Penn with Mid Penn as the surviving entity (the “Merger”). As set forth in the Agreement, at the Effective Time, each share Brunswick Common Stock, other than certain shares of Brunswick Common Stock specified in the Agreement, shall be converted into, as provided in and subject to the limitations set forth in the Agreement, the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in the Agreement, the following: (i) for each share of Brunswick Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, the right to receive $18.00 (the “Cash Consideration”); (ii) for each share of Brunswick Common Stock with respect to which an election to receive Mid Penn Common Stock has been effectively made and not revoked or lost, the right to receive 0.598 of a share of Mid Penn Common Stock (the “Stock Consideration”); and (iii) for each share of Brunswick Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, the right to receive such Stock Consideration or Cash Consideration as determined in accordance with the Agreement, subject to adjustment as set forth in the Agreement. The Agreement provides, generally, that the total number of shares of Brunswick Common Stock entitled to receive the Cash Consideration shall be equal to the product (rounded down to the nearest whole share) of (i) 0.5 and (ii) the total number of shares of Brunswick Common Stock issued and outstanding immediately prior to the Effective Time, with all other shares of Brunswick Common Stock converted into the right to receive the Stock Consideration. The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration”. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Mid Penn.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 15, 2022; (ii) certain publicly available financial statements and other historical financial information of Mid Penn and its wholly-owned banking subsidiary, Mid Penn Bank, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Brunswick and its wholly-owned banking subsidiary, Brunswick Bank and Trust Company, that we deemed relevant; (iv) internal net income projections for Mid Penn for the quarter ending December 31, 2022 and for the year ending December 31, 2023 with a long-term annual earnings per share growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for Mid Penn for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Mid Penn; (v) internal net income projections for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 and December 31, 2024 with a long-term annual earnings per share growth rate for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for Brunswick for the quarter ending December 31 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Brunswick; (vi) the pro forma financial impact of the Merger on Mid Penn based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for current expected credit losses (CECL) accounting standards, as provided by the senior management of Mid Penn; (vii) the publicly reported historical price and trading activity for Mid Penn Common Stock and Brunswick Common Stock, including a comparison of certain stock trading information for Mid Penn Common Stock, Brunswick Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Mid Penn and Brunswick with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Mid Penn the business, financial condition, results of operations and prospects of Mid Penn and held similar discussions with certain members of the senior management of Brunswick and its representatives regarding the business, financial condition, results of operations and prospects of Brunswick.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Mid Penn, Brunswick or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the senior managements of Mid Penn and Brunswick that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Mid Penn or Brunswick, nor have we been furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Mid Penn or Brunswick. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Mid Penn or Brunswick, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Mid Penn or Brunswick. We have assumed, with your consent, that the respective allowances for loan losses for both Mid Penn and Brunswick are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used internal net income projections for Mid Penn for the quarter ending December 31, 2022 and for the year ending December 31, 2023 with a long-term annual earnings per share growth rate for the years ending December 31, 2024 through December 31, 2026 and estimated dividends per share for Mid Penn for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Mid Penn. In addition, Piper Sandler used internal net income projections for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 and December 31, 2024 with a long-term annual earnings per share growth rate for the years ending December 31, 2025 and December 31, 2026 and estimated dividends per share for Brunswick for the quarter ending December 31, 2022 and for the years ending December 31, 2023 through December 31, 2026, as provided by the senior management of Brunswick. Piper Sandler also received and used in its pro forma analysis certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of Mid Penn. With respect to the foregoing information, the senior managements of Mid Penn and Brunswick confirmed to us that such information reflected the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Mid Penn and Brunswick, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Mid Penn’s or Brunswick’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Mid Penn and Brunswick will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Mid Penn, Brunswick, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Mid Penn has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Mid Penn Common Stock or Brunswick Common Stock at any time, or what the value of Mid Penn Common Stock will be once it is actually received by the holders of Brunswick Common Stock.
We will receive a fee for rendering this opinion. Mid Penn has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, Piper Sandler has provided certain other investment banking services to Mid Penn. In summary, Piper Sandler (i) acted as financial advisor to Mid Penn in connection with Mid Penn’s acquisition of Riverview Financial Corporation, which transaction closed in November 2021 and for which Piper Sandler received approximately $1,350,000 in compensation, and (ii) acted as book manager in connection with Mid Penn’s follow-on offering of common stock, which transaction occurred in April 2021 and for which Piper Sandler received approximately $2,100,000 in compensation. Piper Sandler did not provide any investment banking services to Brunswick in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Mid Penn, Brunswick and their respective affiliates. We may also actively trade the equity and debt securities of Mid Penn and Brunswick for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Mid Penn in connection with its consideration of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to Mid Penn and does not address the underlying business decision of Mid Penn to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Mid Penn or the effect of any other transaction in which Mid Penn might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Mid Penn officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder, if any. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement-Prospectus and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Mid Penn.

Very truly yours,

/s/Piper Sandler & Co.

Annex D
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BRUNSWICK BANCORP, INC.
This section presents the perspective of management of Brunswick Bancorp, Inc. on its financial condition and results of operations. The following discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this joint proxy statement/prospectus, including the consolidated financial statements and related notes, and should be read in conjunction with the accompanying tables and the annual audited financial statements of Brunswick Bancorp, Inc. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of future financial outcomes. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Special Considerations and Risk Factors.” Brunswick Bancorp, Inc. assumes no obligation to update any of these forward-looking statements. As used in this section, unless the context otherwise requires, references to “Brunswick Bancorp, Inc.,” “we,” “us” and “our” refer to Brunswick Bancorp, Inc. and its consolidated subsidiaries, including Brunswick Bank and Trust, BTB Investment Corp. Inc., Brunscor Realty, Inc., and Brunswick Title Agency.
Overview
Brunswick Bancorp, Inc. (“Brunswick Bancorp” or “Brunswick”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Brunswick Bank & Trust Company (“Brunswick Bank”, or the “Bank”), and is regulated by the Federal Reserve Bank. The Bank also has a wholly-owned investment subsidiary, BTB Investment Corp. Inc. In addition, the Bank also has two other subsidiaries, Brunscor Realty, Inc. and Brunswick Title Agency. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in central New Jersey with primary emphasis on Middlesex and Monmouth Counties; services are provided at five locations. As of September 30, 2022, Brunswick Bancorp, Inc. had total assets of $381.6 million, net loans of $299.4 million, total deposits of $279.8 million and total stockholders’ equity of $43.1 million.
As a bank holding company operating through one reporting unit, Brunswick Bancorp generates most of its revenues from interest income on loans, deposit service and loan fees, and interest "income from securities. It incurs interest expense on deposits and other borrowed funds and noninterest expense, such as salaries and employee benefits and occupancy expenses. Net interest income is the difference between interest income on earning assets such as loans and securities and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. Net interest income is the organization’s largest source of revenue. To evaluate net interest income, Brunswick measures and monitors (1) yields on loans and other interest-earning assets, (2) the costs of deposits and other funding sources, (3) net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.
Changes in the market interest rates and interest rates earned on interest-earning assets or paid on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in the Bank’s loan portfolio are affected by, among other factors, economic and competitive conditions in New Jersey and specifically in the markets in which it operates, as well as developments affecting the real estate, financial services, insurance, transportation, manufacturing and distribution sectors within its target markets and throughout New Jersey.

Results of Operations for the Nine Months Ended September 30, 2022 and 2021
Net income was $2.8 million for the nine months ended September 30, 2022 compared with $2.1 million for the nine months ended September 30, 2021, an increase of $666 thousand, or 31.3%. The increase in net income was primarily the result of a $1.3 million increase in net interest income. Annualized returns on average equity were 8.36% and 6.75% and annualized returns on average assets were 0.99% and 0.82%, for the nine months ended September 30, 2022 and 2021, respectively.
Net Interest Income
Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and net interest margin.
Net interest income before the provision for loan losses for the nine months ended September 30, 2022 was $9.8 million compared with $8.5 million for the nine months ended September 30, 2021, an increase of $1.3 million, or 14.7%. The increase in net interest income was primarily due to the increase in average interest-earning assets of $18.1 million, or 5.6%, for the nine months ended September 30, 2022 compared to the same period in 2021.
Interest income was $11.0 million for the nine months ended September 30, 2022, an increase of $1.3 million, or 13.5%, compared with the nine months ended September 30, 2021. The increase in interest income was primarily due to an increase of $996 thousand or 10.6% in interest income on loans and $277 thousand in interest income on investments during the nine months ended September 30, 2022 compared to the same period in 2021. The lift in interest income can be attributed to an increase in average balances on loans and investments of $27.4 million and $756 thousand, respectively.
Interest expense was $1.2 million for the nine months ended September 30, 2022, an increase of $59 thousand, or 5.1%, compared with the nine months ended September 30, 2021. This increase was primarily due to an increase in average interest-bearing liabilities. Average interest-bearing liabilities increased $15.0 million, or 6.3%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.
The average yield on interest earning assets increased over the prior period while the average rate paid on interest-bearing liabilities remained flat. The average yield on interest-earning assets of 4.36% and the average rate paid on interest-bearing liabilities of 0.65%, as of September 30, 2022, were primarily impacted by significant increases in market interest rates of 300 basis points, as well as improvement in the volume and relative mix of the underlying assets and liabilities.
The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any non-accruing loans have been included in the table as loans carrying a zero yield.

	Nine Months Ended
	September 30, 2022			September 30, 2021
	Average Balance (1)	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance (1)	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$7,971	$53	0.89%	16,591	$13	0.10%
Loans receivable (2)	286,730	10,398	4.85%	259,295	9,402	4.85%
Investment securities and other	43,383	578	1.78%	44,139	301	0.91%
Total interest-earning assets	338,084	11,029	4.36%	320,025	9,716	4.06%
Noninterest-earning assets	38,016			27,857
Total assets	$376,100			$347,882
Interest-bearing liabilities:
Savings and money market accounts	$92,065	$280	0.41%	$85,197	$205	0.32%
Time deposits	115,950	555	0.64%	110,095	684	0.83%
Borrowed Funds	45,559	391	1.15%	43,272	277	0.86%
Total interest-bearing liabilities	253,574	1,225	0.65%	238,564	1,166	0.65%
Noninterest-bearing liabilities and stockholders' equity:
Noninterest-bearing demand deposits	76,381			65,155
Other liabilities	1,443			1,988
Stockholders' equity	44,702			42,175
Total liabilities and stockholders' equity	$376,100			$347,882
Net interest rate spread			3.72%			3.41%
Net interest income and margin		$9,804	3.88%		$8,550	3.57%
___________________
(1) Average balances presented are derived from daily average balances.
(2) Includes loans on nonaccrual status.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Nine Months Ended September 30,
	2022 vs. 2021
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$(14)	$54	$40
Loans receivable	995	1	996
Investment securities and other	(9)	286	277
Total interest-earning assets	$972	$341	$1,313
Interest-bearing liabilities:
Savings and money market accounts	$18	$57	$75
Time deposits	55	(184)	(129)
Borrowed Funds	15	98	113
Total interest-bearing liabilities	$88	$(29)	$59
Provision for Loan Losses
Brunswick Bancorp’s provision for loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. Provision for loan losses decreased $150 thousand, or 48.4%, from $310 thousand compared to $160 thousand for the nine months ended September 30, 2021 and 2022, respectively. Provision expense was lower for the nine months ended September 30, 2022 compared to 2021 due to improved asset quality trends and economic conditions.
Noninterest Income
Brunswick Bancorp’s primary sources of noninterest income are service charges on deposit accounts, debit card and ATM card income and earnings on bank-owned life insurance. Noninterest income does not include loan origination fees.
Noninterest income totaled $803 thousand for the nine months ended September 30, 2022 compared to $904 thousand for the same period in 2021, a decrease of $101 thousand, or 12.6%. The decline in noninterest income from September 30, 2021 to September 30, 2022 was primarily due to a loss on the sale of foreclosed real estate partially offset by an increase in service charges and fees on deposit accounts of $91 thousand.

The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Nine Months Ended September 30,
	2022	2021	Increase (Decrease)
	(Dollars in thousands)
Service charges and fees on deposit accounts	$577	$486	$91
Loss on sale of foreclosed real estate	(252)	—	(252)
Other service charges and fees	246	207	39
Bank Owned Life Insurance Income	67	70	(3)
Other income	165	141	24
Total Noninterest Income	$803	$904	$(101)
Noninterest Expense
Noninterest expenses were $6.6 million and $6.2 million for the nine months ended September 30, 2022 and 2021, respectively.
Salaries and benefits increased $446 thousand September 30, 2022 compared to the same period in 2021 due to additional expense related to incentive compensation plans and an increase in full time equivalents.
The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Nine Months Ended September 30,
	2022	2021	Increase (Decrease)
	(Dollars in thousands)
Salaries and employee benefits	$3,945	$3,499	$446
Occupancy	560	604	(44)
Foreclosed real estate expense	10	12	(2)
Legal and professional	601	657	(56)
Office and administrative	59	59	—
FDIC assessment	75	65	10
Advertising and marketing	191	122	69
Other Expense	1,175	1,184	(9)
Total Noninterest Expense	$6,616	$6,202	$414
Efficiency Ratio
The efficiency ratio is a supplemental financial measure utilized in management’s internal evaluation of Brunswick Bancorp’s performance and is not calculated based on generally accepted accounting principles. The efficiency ratio is calculated by dividing total noninterest expense, excluding loan loss provisions, by net interest income plus total noninterest income, as shown in the Consolidated Statements of Income. The efficiency ratio is calculated by excluding from noninterest income the net gains and losses on the sale of investment securities, which can vary widely from period to period. Additionally, taxes and provision for loan losses are not included in this calculation. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income and/or being invested to generate future income, while a decrease would indicate a more efficient allocation of resources. Brunswick Bancorp’s efficiency ratio was 62.4% for the nine months ended September 30, 2022 compared to 65.6% for the nine months ended September 30, 2021.

Income Taxes
The amount of federal income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $223 thousand, or 27.5%, to $1.0 million for the nine months ended September 30, 2022 compared with $812 thousand for the same period in 2021 due to an increase in pre-tax income. Brunswick Bancorp’s effective tax rates were 27.0% and 27.6% for the nine months ended September 30, 2022 and 2021, respectively.
Impact of Inflation
Brunswick Bancorp’s consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.
Unlike many industrial companies, substantially all of Brunswick Bancorp’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on Brunswick’s performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.
Results of Operations for the Years Ended December 31, 2021 and 2020
Net income was $3.4 million for the year ended December 31, 2021 compared with $2.7 million for the year ended December 31, 2020, an increase of $662 thousand, or 24.5%. The increase in net income was primarily the result of a $2.7 million increase in net interest income partially offset by a $1.6 million reduction in noninterest income. Returns on average equity were 7.87% and 7.40% for the years ended December 31, 2021 and 2020, respectively. The returns on average assets was 0.95% and 0.97% for the years ended December 31, 2021 and December 31, 2020, respectively.
Net interest income for the year ended December 31, 2021 was $11.7 million compared with $9.0 million for the year ended December 31, 2020, an increase of $2.7 million, or 29.6%. The increase in net interest income was primarily due to the increase in average interest-earning assets of $69.1 million, or 27.3%, for the year ended December 31, 2021 compared with the year ended December 31, 2020.
Interest income was $13.2 million for the year ended December 31, 2021, an increase of $1.8 million, or 15.9%, compared with the year ended December 31, 2020 primarily due to an increase of $1.8 million of interest income and fees on loans during the year ended December 31, 2021 compared to the same period in 2020 as a result of the increase in average loans outstanding of $47.6 million.
Interest expense was $1.5 million for the year ended December 31, 2021, a decrease of $857 thousand, or 36.1%, compared with the year ended December 31, 2020. This decrease was primarily due to the decrease in interest rates paid on the average interest-bearing liabilities. The yield on average interest-bearing liabilities decreased 62 basis points from approximately .63% for the year ended December 31, 2021 compared to 1.25% with the year ended December 31, 2020.

The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any non-accruing loans have been included in the table as loans carrying a zero yield.

	Years Ended
	December 31, 2021			December 31, 2020
	Average Balance (1)	Interest Earned/ Interest Paid	Average Yield/Rate	Average Balance (1)	Interest Earned/ Interest Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$15,100	$16	0.11%	14,340	$91	0.63%
Loans receivable(2)	263,062	12,779	4.86%	215,457	10,963	5.09%
Investment securities and other	44,070	424	0.96%	23,313	350	1.50%
Total interest-earning assets	322,232	13,219	4.10%	253,110	11,404	4.51%
Noninterest-earning assets	30,967			26,073
Total assets	$353,199			$279,183
Interest-bearing liabilities:
Savings and money market accounts	$86,608	$279	0.32%	$83,430	$687	0.82%
Time deposits	111,640	868	0.78%	84,717	1,476	1.74%
Borrowed Funds	42,645	370	0.87%	21,322	211	0.99%
Total interest-bearing liabilities	240,893	1,517	0.63%	189,469	2,374	1.25%
Noninterest-bearing liabilities and stockholders' equity:
Noninterest-bearing demand deposits	67,674			51,186
Other liabilities	1,855			1,981
Stockholders' equity	42,777			36,547
Total liabilities and stockholders' equity	$353,199			$279,183
Net interest rate spread			3.47%			3.25%
Net interest income and margin		$11,702	3.63%		$9,030	3.57%
________________
(1) Average balances presents and derived from daily average balances.
(2) Includes loans on nonaccrual status.
The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Years Ended December 31,
	2021 vs. 2020
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$5	$(80)	$(75)
Loans receivable	2,331	(515)	1,816
Investment securities and other	232	(158)	74
Total interest-earning assets	$2,568	$(753)	$1,815
Interest-bearing liabilities:
Savings and money market accounts	$25	$(433)	$(408)
Time deposits	374	(982)	(608)
Borrowed Funds	188	(29)	159
Total interest-bearing liabilities	$587	$(1,444)	$(857)
Provision for Loan Losses
Brunswick Bancorp’s provision for loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. Provision for loan losses decreased $215 thousand, or 41.0%, from $525 thousand compared to $310 thousand for the twelve months ended December 31, 2020 and 2021, respectively. Provision expense was lower for the twelve months ended December 31, 2021 compared to 2020 due to improved asset quality trends and economic conditions.
Noninterest Income
Brunswick Bancorp’s primary sources of noninterest income are service charges on deposit accounts, debit card and ATM card income and earnings on bank-owned life insurance.
Noninterest income totaled $1.8 million for the year ended December 31, 2021 compared to $3.4 million for the year ended December 31, 2020, a decrease of $1.6 million, or 47.1%. This decrease was primarily due to net gains recorded on the sale of premises and equipment during 2020 in the amount of $2.2 million and net gains on sale of securities in the amount of $159 thousand. Offsetting this decline was an increase in other income of $635 thousand primarily related to gain on sale of loans of $453 thousand.
The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Years Ended December 31,
	2021	2020	Increase (Decrease)
	(Dollars in thousands)
Service charges and fees on deposit accounts	$672	$673	$(1)
Writedown on foreclosed real estate	—	(61)	61
Gain on sale of premises and equipment	—	2,201	(2,201)
Gain on sale of available-for-sale securities	—	159	(159)
Other service charges and fees	280	209	71
Bank Owned Life Insurance Income	93	96	(3)
Other income	749	114	635
Total Noninterest Income	$1,794	$3,391	$(1,597)

Noninterest Expense
Noninterest expense was $8.5 million and $8.1 million for the years ended December 31, 2021 and 2020, respectively.
Salaries and benefits increased $184 thousand from December 31, 2020 to December 31, 2021 primarily due to increased full time equivalents. Occupancy decreased $197 thousand period over period due to the purchase of a branch previously leased from a related party.
The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Years Ended December 31,
	2021	2020	Increase (Decrease)
	(Dollars in thousands)
Salaries and employee benefits	$4,738	$4,554	$184
Occupancy	773	970	(197)
Foreclosed real estate expense	75	80	(5)
Legal and professional	984	1,056	(72)
Office and administrative	80	66	14
FDIC assessment	90	57	33
Advertising and marketing	174	142	32
Other Expense	1,562	1,222	340
Total Noninterest Expense	$8,476	$8,147	$329
Efficiency Ratio
Brunswick Bancorp calculates the efficiency ratio by dividing total noninterest expense by the sum of net interest income and noninterest income, excluding net gains and losses on the sale of securities. Additionally, taxes and provision for loan losses are not part of this calculation. The efficiency ratio was 62.8% for the year ended December 31, 2021 compared with 65.6% for the year ended December 31, 2020.
Income Taxes
The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $299 thousand, or 28.6%, to $1.3 million for the year ended December 31, 2021 compared with $1.0 million for the same period.
The effective tax rates were 28.5% and 27.84% for the years ended December 31, 2021 and 2020, respectively.
Financial Condition
Loan Portfolio
At September 30, 2022, total loans increased $23.1 million from December 31, 2021. Total loans at December 31, 2021 were $279.4 million, an increase of $39.1 million, or 16.2%, compared to $240.3 million as of December 31, 2020.

The following table summarizes Brunswick Bancorp’s loan portfolio by type of loan as of the dates indicated:

	September 30, 2022		December 31, 2021		December 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial:
Commercial Real Estate	$165,849	54.83%	$151,237	54.13%	$123,981	51.59%
Commercial & Industrial	3,983	1.32%	10,515	3.76%	14,171	5.90%
Construction & Land Development	18,503	6.12%	16,392	5.87%	18,976	7.90%
Residential:				0.00%		0.00%
1-4 Family Residential	79,154	26.17%	70,833	25.35%	60,631	25.23%
Multifamily	32,947	10.89%	28,292	10.13%	20,516	8.54%
Consumer & other	2,024	0.67%	2,118	0.76%	2,061	0.86%
Total loans held for investment	302,460	100.00%	279,387	100.00%	240,336	100.00%
Allowance for loan losses	(3,021)		(2,864)		(2,450)
Net loans receivable	$299,439		$276,523		$237,886
Brunswick Bancorp has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.
In order to manage the diversification of the portfolio, the Bank segments loans into classes. The Commercial segment is sub-segmented into classes that include commercial real estate, Commercial and Industrial, and Construction & Land development while the Residential segment is sub-segmented into classes that include 1-4 Family Residential loans and Multifamily loans. Additionally, Brunswick Bank’s consumer and other segment includes automobile loans to consumers, tax-exempt loans to state municipalities and farmland loans. The Bank analyzes the overall ability of the borrower and guarantors to repay a loan. Information and risk management practices specific to the Bank’s loan segments and classes follows.
Commercial. Brunswick Bank makes commercial loans which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing the Bank’s commercial real estate loans can be owner occupied or nonowner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio. The Commercial loan portfolio increased $10.2 million to $188.3 million as of September 30, 2022 compared to $178.1 million as of December 31, 2021. Total Commercial loans as of December 31, 2021 increased $21.0 million compared from December 31, 2020.
The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. Brunswick Bank seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition.
The Bank’s commercial and industrial loans represent credit extended to small- to medium-sized businesses primarily for the purpose of providing working capital and equipment purchase financing. Commercial and industrial loans often are dependent on the profitable operations of the borrower. These credits are primarily made based on the expected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may also incorporate a personal guarantee. Some shorter-term loans may be extended on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans. The commercial and industrial loan portfolio decreased $6.5 million, or 62.1%, to $4.0 million as of September 30, 2022 compared to $10.5 million as of December 31, 2021. Total commercial and industrial loans as of December 31, 2021 decreased $3.7 million, or 25.8%, compared to $14.2 million as of December 31, 2020.
Construction and land development loans are generally nonowner occupied and are subject to certain risks attributable to the fact that loan funds are advanced over the construction phase and the project is of uncertain value prior to its completion. Construction loans are generally based upon estimates of costs and value associated with the completed project with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay the loan. Brunswick Bank has underwriting and funding procedures designed to address what it believes to be the risks associated with such loans; however, no assurance can be given the procedures will prevent losses resulting from the risks described above.
Residential. The Bank’s real estate lending activities also include the origination of 1-4 family residential and multi-family residential loans. The terms of these loans typically range from three to 20 years and are secured by the properties financed. Brunswick Bank requires the borrowers to maintain mortgage title insurance and hazard insurance. The 1-4 family residential portfolio includes both first and second liens as well as home equity lines of credit.
Consumer and other. Consumer and other loans include automobile loans, tax-exempt loans, and farmland loans. The terms of these loans typically range from one to seven years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by the Bank’s management. The consumer and other loan portfolio decreased $94 thousand, or 4.4%, to $2.0 million as of September 30, 2022 compared to $2.1 million as of December 31, 2021. Total consumer and other loans as of December 31, 2021 increased $57 thousand, or 27.7%, compared to $2.1 million as of December 31, 2020.
Concentrations of Credit
The vast majority of Brunswick Bank’s lending activity occurs in Middlesex and Monmouth Counties, New Jersey. The Bank’s loans are primarily secured by real estate, including commercial and residential construction, owner occupied and nonowner occupied and multi-family commercial real estate, raw land and other real estate based loans located in these areas. As of September 30, 2022, December 31, 2021 and 2020, real estate loans represented 98.0%, 95.5% and 93.3%, respectively, of the Bank’s total loans.

The following table summarizes the loan contractual maturity distribution by type and by related interest rate characteristics as of the date indicated:

	As of September 30, 2022
	One Year or Less	After One but Within Five Years	After five but Within Fifteen Years	After Fifteen Years	Total
	(Dollars in thousands)
Commercial:
Commercial Real Estate	13,049	62,382	31,674	58,611	165,716
Commercial & Industrial	801	2,412	769	—	3,982
Construction & Land Development	14,161	4,342			18,503
Residential:
1-4 Family Residential	7,244	24,361	7,900	39,648	79,153
Multifamily	3,167	6,328	7,478	15,974	32,947
Consumer & other	42	1	196	1,785	2,024
Plus: Deferred loan costs, net	17	45	21	52	135
Total loans receivable	38,481	99,871	48,038	116,070	302,460
Predetermined (fixed) interest rates		80,333	46,500	114,497
Floating interest rates		19,538	1,538	1,573
Total		99,871	48,038	116,070

	As of December 31, 2021
	One Year or Less	After One but Within Five Years	After five but Within Fifteen Years	After Fifteen Years	Total
	(Dollars in thousands)
Commercial:
Commercial Real Estate	13,139	61,630	29,812	46,656	151,237
Commercial & Industrial	341	9,792	485	—	10,618
Construction & Land Development	9,079	6,781	—	532	16,392
Residential:
1-4 Family Residential	3,163	20,527	7,515	39,628	70,833
Multifamily	1,529	8,154	5,817	12,792	28,292
Consumer & other	1,324	67	205	522	2,118
Plus: Deferred loan fees, net	(11)	(39)	(16)	(37)	(103)
Total loans receivable	28,564	106,912	43,818	100,093	279,387
Predetermined (fixed) interest rates		89,498	40,199	93,516
Floating interest rates		17,414	3,619	6,577
Total		106,912	43,818	100,093

	As of December 31, 2020
	One Year or Less	After One but Within Five Years	After five but Within Fifteen Years	After Fifteen Years	Total
	(Dollars in thousands)
Commercial:
Commercial Real Estate	16,878	47,263	22,827	37,277	124,245
Commercial & Industrial	481	12,994	696	—	14,171
Construction & Land Development	16,796	1,329	—	851	18,976
Residential:					—
1-4 Family Residential	5,563	15,001	9,028	31,039	60,631
Multifamily	1,003	4,383	6,448	8,682	20,516
Consumer & other	2	1,461	217	381	2,061
Plus: Deferred loan fees, net	(45)	(93)	(43)	(83)	(264)
Total loans receivable	40,678	82,338	39,173	78,147	240,336
Predetermined (fixed) interest rates		61,799	30,625	69,101
Floating interest rates		20,539	8,548	9,046
Total		82,338	39,173	78,147

The information in the table above is limited to contractual maturities of the underlying loans. The expected life of the Bank’s loan portfolio will differ from contractual maturities because borrowers may have the right to curtail or prepay their loans with or without prepayment penalties.
Asset Quality
Nonperforming Assets and Potential Problem Loans
Brunswick Bank has procedures in place to assist in maintaining the overall quality of its loan portfolio. The Bank has established underwriting guidelines to be followed by its officers to monitor delinquency levels for any negative or adverse trends.
Brunswick Bank does not have a significant amount of loans past due. At September 30, 2022, December 31, 2021 and December 31, 2020, more than 99% of loans were current. Non-accrual loans were $1.3 million, $744 thousand and $780 thousand as of September 30, 2022, December 31, 2021 and 2020, respectively.

The following table presents information regarding nonperforming assets as of the dates indicated:

	For the Years/Periods Ended
	September 30, 2022	December 31, 2021	December 31, 2020
Asset and Credit Quality Ratios:
Nonaccrual loans	1,260	744	780
Accruing loans 90 days or more past due	—	—	—
Total nonperforming loans	1,260	744	780
Foreclosed Real Estate	—	4,894	4,894
Total nonperforming assets	1,260	5,638	5,674
Loans receivable	302,460	279,387	240,336
Total Assets	381,631	372,193	315,966
Allowance for Loan Losses	3,021	2,864	2,450
Nonperforming loans to loans receivable	0.42%	0.27%	0.32%
Nonperforming assets to loans plus foreclosed real estate	0.42%	1.98%	2.31%
Nonperforming assets to total assets	0.33%	1.51%	1.80%
Allowance for loan and lease losses to nonperforming loans	239.76%	384.95%	314.10%
Allowance for loan and lease losses to loans receivable	1.00%	1.03%	1.02%
Net Charge-offs (recoveries) to average loans:
Commercial:
Commercial Real Estate	0.00%	0.00%	0.00%
Net charge offs	—	—	—
Average loans	154,771	132,460	109,656
Commercial & Industrial	0.00%	(0.43)%	(0.01)%
Net charge offs	—	(77)	(2)
Average loans	6,003	17,801	13,663
Construction & Land Development	0.00%	0.00%	0.00%
Net charge offs	—	—	—
Average loans	18,869	20,607	21,228
Residential:
1-4 Family Residential	0.00%	(0.04)%	(0.04)%
Net charge offs	—	(27)	(21)
Average loans	74,670	65,101	50,675
Multifamily	0.00%	0.00%	0.00%
Net charge offs	—	—	—
Average loans	30,361	11,090	18,074
Consumer & other	0.15%	0.00%	0.00%
Net charge offs	3	—	—
Average loans	2,056	2,073	2,161
Allowance for Loan Losses
The allowance for loan losses is a valuation allowance that is established through charges to earnings in the form of a provision for loan losses. The amount of the allowance for loan losses is affected by the following: (i) charge-offs of loans that decrease the allowance, (ii) subsequent recoveries on loans previously charged off that increase the allowance and (iii) provisions for loan losses charged to income that increase the allowance. For purposes of determining the allowance for loan losses, Brunswick Bank considers the loans in its portfolio by segment, class and risk grade. Management uses judgment to determine the estimation method that fits the credit risk characteristics of each portfolio segment or loan class. To assist in the assessment of risk, management reviews reports related to loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. Brunswick Bank utilizes an independent third party loan review service to review the credit risk assigned to loans on a periodic basis and the results are presented to management for review.
At September 30, 2022 and December 31, 2021, the allowance for loan losses amounted to $3.0 million, or 1.00% and 1.03%, respectively, of total loans, as compared with $2.5 million, or 1.02% of total loans, as of December 31, 2020. Brunswick Bank believes that the allowance for loan losses at September 30, 2022, December 31, 2021 and December 31, 2020 was adequate to cover probable incurred losses in the loan portfolio as of such date.
The following table presents, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2022	2021	2021	2020
	(Dollars in thousands)
Average loans outstanding	$286,730	$259,295	$263,062	$215,457
Gross loans outstanding at the of the period	302,460	270,754	279,387	240,336
Allowance for loan losses at the beginning of period	2,864	2,450	2,450	1,902
Provision for loan losses	160	310	310	525
Charge-offs:
Commercial Real Estate	—	—	—	—
Commercial & Industrial	—	—	—	—
Construction & Land Development	—	—	—	—
1-4 Family Residential	—	—	—	—
Multifamily	—	—	—	—
Consumer & Other	(3)	—	—	—
Total charge-offs for all loan types	(3)	—	—	—
Recoveries:
Commercial Real Estate	—	—	—	—
Commercial & Industrial	—	(77)	(77)	(2)
Construction & Land Development	—	—	—	—
1-4 Family Residential	—	(22)	(27)	(21)
Multifamily	—	—	—	—
Consumer & Other	—	—	—	—
Total recoveries for all loan types	—	(99)	(104)	(23)
Net (charge-offs) recoveries	(3)	99	104	23
Allowance for loan losses at the end of period	3,021	2,859	2,864	2,450

The following table shows the allocation of the allowance for loan losses among the Bank’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.

	As of September 30, 2022		As of December 31, 2021		As of December 31, 2020
	Amount	Percent of loans to Total Loans	Amount	Percent of loans to Total Loans	Amount	Percent of loans to Total Loans
	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial Real Estate	$1,469	48.63%	$1,384	48.32%	$1,093	44.61%
Commercial & Industrial	33	1.09%	46	1.61%	66	2.69%
Construction & Land Development	147	4.87%	188	6.56%	203	8.29%
1-4 Family Residential	672	22.24%	571	19.94%	492	20.08%
Multifamily	305	10.10%	286	9.99%	212	8.65%
Consumer & Other	18	0.60%	18	0.63%	18	0.73%
Unallocated	377	12.48%	371	12.95%	366	14.94%
Total allowance for loan losses	3,021	100%	2,864	100%	2,450	100%
Debt Securities
As of September 30, 2022, the carrying amount of debt securities totaled $42.5 million, an increase of $400 thousand, compared with $42.1 million as of December 31, 2021. The carrying amount of debt securities at December 31, 2021 increased $1.8 million compared with $40.4 million as of December 31, 2020. Debt securities represented 11.1%, 11.3% and 12.8% of total assets as of September 30, 2022, December 31, 2021 and 2020 respectively.
The majority of the debt securities in the portfolio are classified as available for sale. Debt securities classified as available for sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on securities is included in interest income.

The following table summarizes the amortized cost and fair value of the debt securities in the portfolio as of the dates shown:

September 30, 2022	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-Sale:
U.S. government and agency securities $	$5,000	$—	$(432)	$4,568
Corporate debt securities	2,200	—	(134)	2,066
Collateralized mortgage obligations	14,337	—	(1,719)	12,618
Mortgage-backed securities - residentia	25,650	—	(4,246)	21,404
Total Available-for-Sale	$47,187	$—	$(6,531)	$40,656

Held-to-Maturity:
Mortgage-backed securities	1,857	—	(144)	1,713
Total Held-to-Maturity	$1,857	$—	$(144)	$1,713

December 31, 2021	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-Sale:
U.S. government and agency securities $	$2,000	$—	$(29)	$1,971
Corporate debt securities	1,700	16	(6)	1,710
Collateralized mortgage obligations	10,157	—	(181)	9,976
Mortgage-backed securities - residentia	26,526	—	(425)	26,101
Total Available-for-Sale	$40,383	$16	$(641)	$39,758

Held-to-Maturity:
Mortgage-backed securities	2,367	27	(8)	2,386
Total Held-to-Maturity	$2,367	$27	$(8)	$2,386

December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-Sale:
Corporate debt securities	$1,700	$3	$(1)	$1,702
Collateralized mortgage obligations	12,403	56	(17)	12,442
Mortgage-backed securities - residentia	22,601	110	(16)	22,695
Total Available-for-Sale	$36,704	$169	$(34)	$36,839

Held-to-Maturity:
Mortgage-backed securities	$3,524	$60	$(7)	$3,577
Total Held-to-Maturity	$3,524	$60	$(7)	$3,577

The following tables show contractual maturities and the weighted average yields on the Bank’s debt securities as of the dates presented. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Maturity as of September 30, 2022
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollar in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-Sale:
U.S. government and agency securities $	$—	0%	$4,000	2.56%	$1,000	1.43%	$—	0%
Corporate debt securities	—	0%	—	0.00%	2,200	4.86%	—	0%
Collateralized mortgage obligations	—	0%	—	0.00%	—	0.00%	14,337	2.10%
Mortgage-backed securities - residentia	—	0%	—	0.00%	$2,598	1.43%	$23,052	1.47%
Total Available-for-Sale	$—	0%	$4,000	2.56%	5,798	2.73%	37,389	1.71%

Held-to-Maturity:
Mortgage-backed securities	—	0%	—	0%	1,566	1.69%	291	1.40%
Total Held-to-Maturity	$—	0%	$—	0%	$1,566	1.69%	$291	1.40%

	Maturity as of December 31, 2021
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollar in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-Sale:
U.S. government and agency securities $	$—	0%	$—	0%	$2,000	1.32%	$—	0%
Corporate debt securities	—	0%	—	0%	1,700	5.15%	—	0%
Collateralized mortgage obligations	—	0%	—	0%	—	0%	10,157	1.25%
Mortgage-backed securities - residentia	—	0%	—	0%	$2,063	0.36%	$24,463	1.29%
Total Available-for-Sale	$—	0%	$—	0%	5,763	2.11%	34,620	1.28%

Held-to-Maturity:
Mortgage-backed securities	—	0%	—	0%	1,952	1.57%	415	1.68%
Total Held-to-Maturity	$—	0%	$—	0%	1,952	1.57%	415	1.68%

	Maturity as of December 31, 2020
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollar in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-Sale:
U.S. government and agency securities $	$—	0%	$—	0%	$—	0%	$—	0%
Corporate debt securities	—	0%	—	0%	1,700	5.15%	—	0%
Collateralized mortgage obligations	—	0%	—	0%	—	0.00%	12,403	0.24%
Mortgage-backed securities - residentia	—	0%	—	0%	3,030	0.06%	19,571	0.97%
Total Available-for-Sale	$—	0%	$—	0%	$4,730	1.89%	$31,974	0.69%

Held-to-Maturity:
Mortgage-backed securities	—	0%	—	0%	2,056	1.48%	1,468	1.22%
Total Held-to-Maturity	$—	0%	$—	0%	$2,056	1.48%	$1,468	1.22%
The Bank does not have the intent to sell any of the debt securities while in a loss position and believes that it is not likely that it will have to sell any of these securities before a recovery of cost. The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the securities were acquired. The fair value of these securities is expected to recover as the securities reach their maturity or re-pricing date, or if market rates for such investments decline.
The Bank does not believe that any of the debt securities are impaired due to reasons of credit quality. Unrealized losses increased $6.1 million from $606 thousand at December 31, 2021 to $6.7 million at September 30, 2022. Over the same period, the federal reserve open market committee increased the target federal funds rate 425 bps. Accordingly, as of September 30, 2022, December 31, 2021 and 2020, Brunswick Bank believes the impairments were temporary, and no impairment loss has been realized in its consolidated statements of income for the periods then ended.
The average yield of Brunswick Bank’s debt securities portfolio was 1.78% during the nine months ended 2022 compared to 0.91% for the same period in 2021. The average yield for the year ended December 31, 2021 was 0.96% compared with 1.50% for the year ended December 31, 2020.
Deposits
Brunswick Bank’s lending and investing activities are primarily funded by deposits. The Bank offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts.
Total deposits at September 30, 2022 were $279.8 million, an increase of $2.2 million, or 0.80%, compared with $277.6 million at December 31, 2021 primarily due to an increase of $5.0 million in noninterest-bearing transaction accounts. Deposits at December 31, 2021 increased $45.4 million, or 19.5%, compared with $232.2 million at December 31, 2020. The deposit growth experienced in 2020 was organic deposit growth.

	As of September 30, 2022		December 31, 2021		December 31, 2020
	(Dollars in thousands)
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Demand	$69,667	25%	$64,636	23%	$51,016	22%
Interest-bearing transaction accounts	14,811	5%	14,675	5%	12,213	5%
Savings	78,275	28%	84,886	31%	78,095	34%
Time Deposits	117,069	42%	113,406	41%	90,911	39%
	$279,822	100%	$277,603	100%	$232,235	100%
The Bank’s ratio of average noninterest-bearing deposits to average total deposits was 26.9% for the nine months ended September 30, 2022 and 25.4% and 23.3% for the years ended December 31, 2021 and 2020, respectively.
The following table shows the remaining maturity of time deposits of $250,000 and greater as of the dates indicated:

	As of September 30,	December 31, 2021	December 31, 2020
	(Dollars in thousands)
Three months or less	$10,603	$9,542	$2,283
Three months through six months	3,544	3,426	4,365
Six months through twelve months	8,067	5,448	11,241
After twelve months	9,710	12,655	11,738
Total time deposits in excess of FDIC insurance limit	$31,924	$31,071	$29,627
Borrowings
The Bank has established lines of credit with financial institutions for the purchase of federal funds including an unsecured line of $3.0 million and a secured line of $8.0 million with Atlantic Community Bankers Bank as well as an unsecured line of $5.0 million with Zions Bank. There were no borrowings outstanding on these lines as of September 30, 2022 or December 31, 2021.
The FHLB-NY approved the Bank to borrow up to 30% of its total assets based on available collateral, by pledging loans and or securities. Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. FHLB advances outstanding at September 30, 2022, December 31, 2021, and December 31, 2020 were $54.7 million, $41.7 million, and $26.7 million, respectively. These advances carried weighted average rates of 1.58%, 1.05%, and 1.08%, as of September 30, 2022, December 31, 2021, and December 31, 2020, respectively. The Bank participated in the Paycheck Protection Program Liquidity Facility program (PPPLF), with the Federal Reserve Bank of New York, whereas it was able to pledge its PPP loans that were secured with the SBA. There are no prepayment penalties associated with these borrowings. At September 30, 2022, the Bank had total borrowings under the PPPLF of $572 thousand which bear interest at 0.35% and mature in 2026. At December 31, 2021, the Bank had total borrowings under the PPPLF of $5.5 million which bear interest at 0.35% and mature 2026.
Off-Balance Sheet Items
Brunswick is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under commercial lines of credit, revolving credit lines, overdraft protection agreements and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of the instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. Brunswick Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.
Brunswick Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer.
The following is a summary of the various financial instruments entered into by Brunswick Bank as of the dates indicated:

	September 30, 2022	December 31, 2021	December 31, 2020
	(Dollars in thousands)
Commitments to extend credit	$35,285	$25,193	$24,489
Standby letters of credit	1,277	1,210	1,097
Consumer lines of credit	11,195	6,349	5,699
	$47,757	$32,752	$31,285
Commitments to Extend Credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements
Standby Letters of Credit. Standby letters of credit are conditional commitments issued by Brunswick Bank to guarantee the performance of a customer to a third party. Brunswick Bank’s credit risk involved in issuing letters of credit is essentially the same as that involved in funding loans facilities.
Liquidity and Capital Resources
Liquidity
Liquidity is the measure of Brunswick’s ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting operating, capital and strategic cash flow needs and to maintain reserve requirements to operate on an ongoing basis and manage unexpected events, all at a reasonable cost. For the nine months ended September 30, 2022 and the years ended December 31, 2021 and 2020, Brunswick Bancorp’s liquidity needs have been met by core deposits, borrowed funds, security and loan maturities and amortizing investment and loan portfolios. Brunswick Bancorp has access to purchased funds from correspondent banks, and advances from the FHLB are available under a security and pledge agreement to take advantage of investment opportunities.
The following table illustrates, during the periods presented, the mix of our funding sources and the average assets in which those funds are invested as a percentage of our average total assets for the periods indicated. Average assets were $376.1 million for the nine months ended September 30, 2022 and $353.2 million and $279.2 million for the years ended December 31, 2021 and 2020, respectively.

	For the Periods Ended
	September 30, 2022	December 31, 2021	December 31, 2020
Sources of funds:
Deposits:
Noninterest-bearing	18.3%	24.5%	16.1%
Interest-bearing	55.1%	58.5%	57.3%
Advances from FHLB and other borrowings	14.5%	4.5%	11.8%
Other liabilities	0.8%	0.5%	1.4%
Stockholders' Equity	11.3%	12.0%	13.4%
Total	100.0%	100.0%	100.0%
Uses of funds:
Loans	78.5%	74.3%	75.3%
Investment securities and other	11.1%	11.3%	12.8%
Interest-bearing deposits in other banks	1.6%	4.2%	3.8%
Other noninterest-earning assets	8.8%	10.2%	8.1%
Total	100.0%	100.0%	100.0%
Average noninterest-bearing deposits to average deposits	26.9%	25.4%	23.3%
Average loans to average deposits	100.8%	98.9%	98.2%
Capital Resources
Brunswick Bank is subject to various regulatory capital requirements administered by bank regulators. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures and risk weighting of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.
Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. The Bank believes, as of September 30, 2022 and December 31, 2021, that it met all of the capital adequacy requirements to which it is subject.
As of September 30, 2022, Brunswick Bank and Trust was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that the Bank believes has changed it’s prompt corrective action category.

The following table provides a comparison of Brunswick Bank and Trust’s leverage and risk-weighted capital ratios as of September 30, 2022 and December 31, 2021 to the minimum and well-capitalized regulatory standards:

	Actual		For Capital Adequacy Purposes		To Be Categorized As well Capitalized Under Prompt Corrective Action Provisions
	(Dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Brunswick Bank and Trust Company
As of September 30, 2022
Total Capital
(to risk weighted assets)	49,790	15.52%	25,672	8.00%	32,091	10.00%
Common Equity Tier 1 Capital
(to risk weighted assets)	46,768	14.57%	14,441	4.50%	20,859	6.50%
Tier 1 Capital
(to risk weighted assets)	46,768	14.57%	19,254	6.00%	25,672	8.00%
Tier 1 Capital
(to average assets)	46,768	12.29%	15,218	4.00%	19,023	5.00%
As of December 31, 2021
Total Capital
(to risk weighted assets)	46,683	16.22%	23,018	8.00%	24,392	10.00%
Common Equity Tier 1 Capital
(to risk weighted assets)	43,819	15.23%	12,948	4.50%	15,854	6.50%
Tier 1 Capital
(to risk weighted assets)	43,819	15.23%	17,264	6.00%	19,513	8.00%
Tier 1 Capital
(to average assets)	43,819	12.07%	14,516	4.00%	14,925	5.00%
Quantitative and Qualitative Disclosures about Market Risk
Brunswick Bancorp manages market risk, comprised primarily of interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of Brunswick Bancorp. This committee is composed of certain members of the Brunswick Bancorp Board of Directors in accordance with asset liability and funds management policies approved by the full Board of Directors of Brunswick Bancorp. The Company uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.
The following table summarizes the simulated change in net interest income and the economic value of equity over a 12-month horizon as of the dates indicated:

September 30, 2022
Change in interest rates (basis points)	% Change In Net Interest Income
+300	(11.24)%
+200	(7.61)%
+100	(4.10)%
Base	0.00%
-100	5.09%

September 30, 2022
Change in interest rates (basis points)	% Change In Fair Value of Equity
+300	(0.63)%
+200	0.78%
+100	0.31%
Base	0.00%
-100	(6.94)%
Critical Accounting Policy
The consolidated financial statements of Brunswick Bancorp include its accounts and those of its wholly-owned subsidiaries, Brunswick Bank and Trust, BTB Investment Corp. Inc., Brunscor Realty, and Brunswick Title Agency. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of all these entities are in accordance with accounting principles generally accepted in the United States of America.
Brunswick Bancorp has identified the following accounting policy and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. Brunswick Bancorp believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate. The Company’s accounting policies are integral to understanding its results of operations.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Allowance for Loan Losses
Management considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy, given the inherent uncertainty in evaluating the levels of the allowance required to cover credit losses in the portfolio and the material effect that such judgments can have on the results of operations. Management believes that the Bank’s policy with respect to the methodology for the determination of the allowance for loan losses involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations.
This critical policy and its application are periodically reviewed with the Audit Committee and the Board of Directors. The provision for loan losses is based upon Management’s evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectability may not be assured, the existence and estimated fair value of any underlying collateral, guarantees securing the loans, and current economic and market conditions. Although Management uses current and relevant information available in relation to their loan portfolio, the adequacy of the allowance for loan losses remains an estimate, which is subject to significant judgment and short-term change.
Various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Bank’s allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the

Bank’s loans are secured by real estate in primarily central New Jersey region. Accordingly, the collectability of a substantial portion of the carrying value of Brunswick’s loan portfolio is susceptible to changes in local market economic conditions and may experience adverse changes. Future adjustments to the provision for loan losses and allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Bank’s control.
Recently Issued Accounting Pronouncements
See Note 1 – Summary of Significant Accounting Policies in the notes to Brunswick Bancorp Inc.’s unaudited interim consolidated financial statements included elsewhere with this document regarding the impact of new accounting pronouncements which the Brunswick Bancorp Inc. has adopted.